As filed with the Securities and Exchange Commission on May 29 , 2012

Registration No.  333-179140

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOCANCELL LTD.
(Exact name of Registrant as specified in its charter)
(Translation of Registrant's name into English)

Israel	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	Beck Science Center 8 Hartom St . , Har Hotzvim Jerusalem 97775, Israel Tel: 972-2-548-6555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BioCancell Therap e utics Inc.
C/o Corporation Service Company
2711 Centerville Road, Suite 40
Wilmington, DE 19808
Tel: 1-302-636-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Dr. Shachar Hadar, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Law Offices
 1 Azrieli Center, Round Tower, 40th floor
Tel Aviv 67021, Israel
Tel: 972-3-607-4444
Fax: 972-3-607-4422

Approximate date of commencement of proposed sale of securities to the public:  As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                  ☐

Exchange Act Rule 13d-1(d) (Cross-Border Third Party-Tender Offer)       ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this proxy statement/prospectus is not complete and may be changed. BioCancell Ltd. may not issue or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 29 , 2012
REINCORPORATION MERGER PROPOSAL — YOUR VOTE IS IMPORTANT

BIOCANCELL THERAPEUTICS INC.

 , 2012
To Our Stockholders, Series 3 Warrant holders and Series 4 Warrant holders:

The Company will hold a special general meeting of stockholders of BioCancell Therapeutics Inc., or BTI, a Delaware corporation, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St., Jerusalem 97775 Israel, on        , 2012 at 11:00 a.m. Jerusalem time.

The Company will hold a separate meeting of Series 3 Warrant holders of BTI at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St., Jerusalem 97775 Israel, on            , 2012 at      Jerusalem time.

The Company will also hold a separate meeting of Series 4 Warrant holders of BTI at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St., Jerusalem 97775 Israel, on            , 2012 at      Jerusalem time.

At each meeting, BTI securityholders will be asked to approve the reincorporation from the State of Delaware into the State of Israel through a reincorporation merger with a wholly-owned subsidiary of BioCancell Ltd., an Israeli corporation, which we refer to as BioCancell. If the reincorporation merger is approved by holders of BTI's  common stock, Series 3 Warrants and Series 4 Warrants (collectively, the "Securityholders") and the reincorporation merger is consummated, (i) BTI common stock will automatically be converted into BioCancell ordinary shares, each BTI stockholder  will become a shareholder of BioCancell and BTI shall become a wholly-owned subsidiary of BioCancell; and (ii) each BTI Series 3 Warrant will automatically be converted into a BioCancell Series 1 Warrant, and each BTI Series 4 Warrant will automatically be converted into a BioCancell Series 2 Warrant.

BTI's common stock, Series 3 Warrants and Series 4 Warrants are listed on the Tel Aviv Stock Exchange Ltd., or TASE, under the symbols “BICL", "BICL.W3" and "BICL.W4", respectively. BioCancell’s ordinary shares or warrants are not currently listed on any stock exchange. BioCancell has applied for the listing of its ordinary shares and warrants on the TASE.

We encourage you to carefully read the accompanying proxy statement/prospectus, which includes additional detail on the structure of the reincorporation merger and how to vote your shares and warrants.

The BTI board of directors recommends that BTI Securityholders vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that BTI stockholders vote “FOR” the proposal to grant discretionary authority to BTI management to vote your shares to adjourn or postpone the special general meeting, if necessary, to solicit additional proxies in favor of the approval of the reincorporation merger. The BTI board of directors also recommends that BTI warrant holders vote “FOR” the proposal to grant discretionary authority to BTI management to vote your warrants to adjourn or postpone the warrant holders meetings, if necessary, to solicit additional proxies in favor of the approval of the reincorporation merger.

We encourage you to carefully read the accompanying proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 5.

Your vote is very important.  Whether or not you plan to attend the special general meeting of stockholders, the Series 3 Warrant holders meeting or the Series 4 Warrant holders meeting, please take the time to vote by completing and mailing the enclosed proxy card.

Sincerely,

[signature]

Chief Executive Officer
BioCancell Therapeutics Inc.

Jerusalem, Israel
             , 2012

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES TO BE ISSUED PURSUANT TO THE REINCORPORATION MERGER, OR DETERMINED IF THE PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated         , 2012, and is first being mailed to stockholders, Series 3 Warrant holders and Series 4 Warrant holders of BTI on or about           , 2012.

BIOCANCELL THERAPEUTICS INC.
Beck Science Center
8 Hartom St . , Har Hotzvim
Jerusalem 97775 Israel
NOTICE OF SPECIAL GENERAL MEETING OF STOCKHOLDERS
To Be Held             , 2012

Dear Stockholder of BioCancell Therapeutics Inc.:

You are cordially invited to the special general meeting of stockholders of BioCancell Therapeutics Inc., a Delaware corporation, or BTI, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on            , 2012 at 11:00 a.m. Jerusalem time. Only stockholders who hold shares of BTI common stock at the close of business on       , 2012, the record date for the special general meeting, are entitled to vote at the special general meeting and any adjournments or postponements of the special general meeting.

At the special general meeting, you will be asked to consider and vote upon the following proposals:

1. The reincorporation merger pursuant to which BioCancell Therapeutics Inc. will become a wholly-owned subsidiary of BioCancell Ltd., an Israeli corporation.

2. Adjournment or postponement of the special general meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the special general meeting to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the reincorporation merger, which we refer to as the adjournment proposal.

These proposals are described more fully in the accompanying proxy statement/prospectus. Please give your careful attention to all of the information included, or incorporated by reference, in the proxy statement/prospectus.

The BTI board of directors recommends that BTI stockholders vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that BTI stockholders vote “FOR” the proposal to grant discretionary authority to our management to vote your shares to adjourn or postpone the special general meeting, if necessary, to solicit additional proxies in favor of the approval of the reincorporation merger.

The accompanying proxy statement/prospectus contains detailed information about BTI and the reincorporation merger. We urge you to carefully read the proxy statement/prospectus in its entirety. For specific instructions on how to vote your shares, please refer to the section of the proxy statement/prospectus entitled “The Special General Meeting” beginning on page 46.

Whether or not you plan to attend the special general meeting, please vote your shares and provide a proxy as soon as possible authorizing the persons named therein to vote your shares so that your shares are represented at the meeting. Voting through a written proxy must take place pursuant to the proxy published by BTI which can be found on the website of BTI at http://www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and the Tel Aviv Securities Exchange Ltd., or TASE, at http://maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the stockholder is a stockholder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the stockholder has any shares credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said share(s) are included among the shares registered in the stockholders’ registry in the name of the Nominees Company (“Unregistered Stockholder”), a proof of ownership and power of attorney, as specified below.

A stockholder who has shares credited via a Stock Exchange Member as of the record date and said shares are included among the registered shares in the name of Mizrahi Tefahot Nominees Company Ltd. (the “Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her shares are credited a proof of ownership as of the record date (as per the Israeli Companies Regulations (Proof of Share Ownership for the Purpose of Voting in a General Meeting) - 2000), and shall require such member to take steps, through the Tel Aviv Stock Exchange Clearing House, to obtain powers of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the special general meeting.

In the power of attorney, the Nominees Company shall authorize the stockholder, or an agent on his/her behalf, to vote at the special general meeting at his/her discretion with respect to the number of shares to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his behalf.

If you do not vote, it may make it more difficult for us to approve the reincorporation merger because your shares may not be counted for purposes of determining whether a quorum is present at the special general meeting. Since approval of the reincorporation merger requires the affirmative vote of a majority of the shares of BTI common stock outstanding as of the record date. A failure to vote your shares or an abstention will have the same effect as voting against the reincorporation merger. Accordingly, you are urged to complete, sign and date the enclosed proxy card and return them. Your vote is important regardless of the number of shares you own.

By order of the BTI board of directors,

[signature]

Chief Executive Officer
BioCancell Therapeutics Inc.
Jerusalem, Israel
             , 2012

BIOCANCELL THERAPEUTICS INC.
Beck Science Center
8 Hartom St . , Har Hotzvim
Jerusalem 97775 Israel
NOTICE OF MEETING OF SERIES 3 WARRANT HOLDERS
To Be Held             , 2012

Dear Series 3 Warrant holder of BioCancell Therapeutics Inc.:

You are cordially invited to a meeting of Series 3 Warrant holders of BioCancell Therapeutics Inc., a Delaware corporation, or BTI, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on                  , 2012 at       Jerusalem time. Only holders of Series 3 Warrants  to purchase shares of BTI common stock at the close of business on       , 2012, the record date for the Series 3 Warrant holders meeting, are entitled to vote at the Series 3 Warrant holders meeting and any adjournments or postponements of the Series 3 Warrant holders meeting.

At the Series 3 Warrant holders meeting, you will be asked to consider and vote upon the following proposals:

1. The reincorporation merger pursuant to which BioCancell Therapeutics Inc. will become a wholly-owned subsidiary of BioCancell Ltd., an Israeli corporation.

2. Adjournment or postponement of the Series 3 Warrant holders meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the Series 3 Warrant holders meeting to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the reincorporation merger, which we refer to as the adjournment proposal.

These proposals are described more fully in the accompanying proxy statement/prospectus. Please give your careful attention to all of the information included, or incorporated by reference, in the proxy statement/prospectus.

The BTI board of directors recommends that holders of BTI Series 3 Warrants vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that holders of BTI Series 3 Warrants vote “FOR” the proposal to grant discretionary authority to our management to vote your warrants to adjourn or postpone the Series 3 Warrant holders meeting, if necessary, to solicit additional proxies in favor of the approval of the reincorporation merger.

The accompanying proxy statement/prospectus contains detailed information about BTI and the reincorporation merger. We urge you to carefully read the proxy statement/prospectus in its entirety. For specific instructions on how to vote your warrants, please refer to the section of the proxy statement/prospectus entitled “The Series 3 Warrant holders Meeting” beginning on page 49.

Whether or not you plan to attend the Series 3 Warrant holders meeting, please vote your warrants and provide a proxy as soon as possible authorizing the persons named therein to vote your warrants so that your warrants are represented at the meeting. Voting through a written proxy must take place pursuant to the proxy published by BTI which can be found on the website of BTI at http://www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and the Tel Aviv Securities Exchange Ltd., or TASE, at http://maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the warrant holder is registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the warrant holder has any warrants credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said warrant(s) are included among the warrants registered in the warrant holders’ registry in the name of the Nominees Company, power of attorney, as specified below.

A warrant holder who has warrants credited via a Stock Exchange Member as of the record date and said warrants are included among the registered warrants in the name of Mizrahi Tefahot Nominees Company Ltd. (the “Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her warrants, power of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Series 3 Warrant holders meeting.

In the power of attorney, the Nominees Company shall authorize the warrant holder, or an agent on his/her behalf, to vote at the Series 3 Warrant holders meeting at his/her discretion with respect to the number of warrants to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his behalf.

If you do not vote, it may make it more difficult for us to approve the reincorporation merger because your warrants may not be counted for purposes of determining whether a quorum is present at the Series 3 Warrant holders meeting. Approval of the reincorporation merger requires the affirmative vote of seventy five (75%) of the BTI Series 3 Warrants, entitled to vote at the meeting, present or represented at the meeting. Abstention will have the same effect as voting against the reincorporation merger. Accordingly, you are urged to complete, sign and date the enclosed proxy card and return them. Your vote is important regardless of the number of warrants you own.

By order of the BTI board of directors,

[signature]

Chief Executive Officer
 BioCancell Therapeutics Inc.
Jerusalem, Israel
             , 2012

BIOCANCELL THERAPEUTICS INC.
Beck Science Center
8 Hartom St . , Har Hotzvim
Jerusalem 97775 Israel
NOTICE OF MEETING OF SERIES 4 WARRANT HOLDERS
To Be Held             , 2012

Dear Series 4 Warrant holder of BioCancell Therapeutics Inc.:

You are cordially invited to a meeting of Series 4 Warrant holders of BioCancell Therapeutics Inc., a Delaware corporation, or BTI, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on            , 2012 at      Jerusalem time. Only holders of Series 4 Warrants to purchase shares of BTI common stock at the close of business on         , 2012, the record date for the Series 4 Warrant holders meeting, are entitled to vote at the Series 4 Warrant holders meeting and any adjournments or postponements of the Series 4 Warrant holders meeting.

At the Series 4 Warrant holders meeting, you will be asked to consider and vote upon the following proposals:

1. The reincorporation merger pursuant to which BioCancell Therapeutics Inc. will become a wholly-owned subsidiary of BioCancell Ltd., an Israeli corporation.

2. Adjournment or postponement of the Series 4 Warrant holders meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the Series 4 Warrant holders meeting to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the reincorporation merger, which we refer to as the adjournment proposal.

These proposals are described more fully in the accompanying proxy statement/prospectus. Please give your careful attention to all of the information included, or incorporated by reference, in the proxy statement/prospectus.

The BTI board of directors recommends that holders of BTI Series 4 Warrants vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that holders of BTI Series 4 Warrants vote “FOR” the proposal to grant discretionary authority to our management to vote your warrants to adjourn or postpone the Series 4 Warrant holders meeting, if necessary, to solicit additional proxies in favor of the approval of the reincorporation merger.

The accompanying proxy statement/prospectus contains detailed information about BTI and the reincorporation merger. We urge you to carefully read the proxy statement/prospectus in its entirety. For specific instructions on how to vote your warrants, please refer to the section of the proxy statement/prospectus entitled “The Series 4 Warrant holders Meeting” beginning on page 49.

Whether or not you plan to attend the Series 4 Warrant holders meeting, please vote your warrants and provide a proxy as soon as possible authorizing the persons named therein to vote your warrants so that your warrants are represented at the meeting. Voting through a written proxy must take place pursuant to the proxy published by BTI which can be found on the website of BTI at http://www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and the Tel Aviv Securities Exchange Ltd., or TASE, at http://maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the warrant holder is registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the warrant holder has any warrants credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said warrant(s) are included among the warrants registered in the warrant holders’ registry in the name of the Nominees Company, power of attorney, as specified below.

A warrant holder who has warrants credited via a Stock Exchange Member as of the record date and said warrants are included among the registered warrants in the name of Mizrahi Tefahot Nominees Company Ltd. (the "Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her warrants are credited power of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Series 4 Warrant holders meeting.

In the power of attorney, the Nominees Company shall authorize the warrant holder, or an agent on his/her behalf, to vote at the Series 4 Warrant holders meeting at his/her discretion with respect to the number of warrants to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his behalf.

If you do not vote, it may make it more difficult for us to approve the reincorporation merger because your warrants may not be counted for purposes of determining whether a quorum is present at the Series 4 Warrant holders meeting. Approval of the reincorporation merger requires the affirmative vote of seventy five (75%) of the BTI Series 4 Warrants, entitled to vote at the meeting, present or represented at the meeting. Abstention will have the same effect as voting against the reincorporation merger. Accordingly, you are urged to complete, sign and date the enclosed proxy card and return them. Your vote is important regardless of the number of warrants you own.

By order of the BTI board of directors,

[signature]

Chief Executive Officer
BioCancell Therapeutics Inc.
Jerusalem, Israel
             , 2012

The following are some questions that you may have regarding the special general meeting and warrant holders meetings of BTI and the reincorporation merger and brief answers to such questions. We urge you to read carefully the entirety of this proxy statement/prospectus because the information in this section does not provide all of the information that may be important to you with respect to the approval of the reincorporation merger. Additional information is also contained in the annexes to this proxy statement/prospectus. In this proxy statement/prospectus, as used with respect to the period prior to the consummation of the reincorporation merger, the terms “we,” “us,” “our” and “the Company” refer to BioCancell Therapeutics Inc., a Delaware corporation, which we also refer to as “BTI” and, following the reincorporation merger, the terms “we,” “us,” “our” and “the Company” refer to BioCancell Ltd., an Israeli corporation, which we refer to as “BioCancell”.

GENERAL QUESTIONS AND ANSWERS RELATING TO THE SPECIAL GENERAL MEETING OF
STOCKHOLDERS AND THE MEETINGS OF THE WARRANT HOLDERS OF BTI

Q:           Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you have been identified as a shareholder, as a Series 3 Warrant holder or as a Series 4 Warrant holder of BTI and may be entitled to vote at the upcoming general meeting or warrant holder meetings of BTI.

Q:           What is this proxy statement/prospectus?

A:
This document serves as both a proxy statement of BTI in connection with the solicitation of proxies for its special general meeting of stockholders and the meetings of warrant holders, and approval of the reincorporation merger, and a prospectus of BioCancell in connection with the issuance of ordinary shares, Series 1 Warrants and Series 2 Warrants of BioCancell in the reincorporation merger. You should read this proxy statement/prospectus carefully.

Q:           When and where is the special general meeting of BTI stockholders? (See page 46)

A:
The special general meeting of stockholders will be held on          , 2012, beginning at 11:00 a.m., Jerusalem time, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel.

Q:           When and where is the Series 3 Warrant holders meeting? (See page 49)

A:	The Series 3 Warrant holders meeting will be held on , 2012, beginning at , Jerusalem time, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel.

Q:           When and where is the Series 4 Warrant holders meeting? (See page 49)

A:	The Series 4 Warrant holders meeting will be held on , 2012, beginning at , Jerusalem time, at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel.

Q:           Who is soliciting my proxy? (See pages 46 and 49)

A:
The board of directors of BTI is soliciting your proxy for the approval of the reincorporation merger and the approval of the adjournment proposal and for use with respect to such other matters as may properly come before the special general meeting or at the meetings of the warrant holders. Certain directors, officers, employees and consultants of BTI also may solicit proxies on behalf of the BTI board of directors by mail, telephone, email, fax or in person.

Q:           Who is paying for this solicitation? (See page 48)

A:	BTI will pay for the solicitation of proxies. BTI directors, officers and employees will not receive additional remuneration.

Q:           How may I communicate with the BTI board of directors? (See page 52)

A:
Stockholders and Warrant holders may send communications to the BTI's board of directors, or to any director in particular, c/o Avraham Hampel, Secretary, BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Jerusalem 97775, Israel. Any correspondence addressed to the BTI's board of directors or to any one of the directors in care of the Corporate Secretary is forwarded to the addressee without review.

Q:           Where can I find more information about BTI?

A:
You can find more information about BTI in this proxy statement/prospectus and the various sources described in this proxy statement/prospectus under the section entitled “Where You Can Find More Information” beginning on page 106.

i

GENERAL QUESTIONS AND ANSWERS RELATING TO THE REINCORPORATION MERGER

Q:           What is the reincorporation merger?

A:
In the reincorporation merger, BTI will merge with and into a wholly-owned subsidiary of BioCancell. Following the reincorporation merger, the separate corporate existence of such subsidiary will cease, and BTI will survive the reincorporation merger and become a wholly-owned subsidiary of BioCancell. Upon consummation of the reincorporation merger, each outstanding share of BTI common stock will be automatically converted into one ordinary share of BioCancell, and each outstanding Series 3 Warrant and Series 4 Warrant to acquire shares of BTI common stock shall be automatically converted into Series 1 Warrant and Series 2 Warrant, respectively, to acquire the same number of ordinary shares of BioCancell. BTI stockholders will become shareholders in BioCancell. BTI Warrant holders will become BioCancell warrant holders. BioCancell is an Israeli corporation which was formed on September 22, 2011.

Q:	What approvals are required to complete the merger? (See pages 44 and 47)

A:           The reincorporation merger shall be completed following the satisfaction of conditions precedent as follows:

(i) the approval of the reincorporation merger by the majority of the shares of BTI Common Stock outstanding as of the record date; (ii) the approval of the reincorporation merger by the majority of the shares of the wholly-owned subsidiary of BioCancell Common Stock outstanding as of the record date; (iii) the approval of the reincorporation merger by seventy five percent (75%) of the Series 3 Warrants of BTI, entitled to vote, present or represented at the meeting; (iv) the approval of the reincorporation merger by seventy five percent (75%) of the Series 4 Warrants of BTI, entitled to vote, present or represented at the meeting; (v) BTI shall have obtained or made all actions by or filings with any governmental authority required to permit the consummation of the reincorporation merger; (vi) n o statute, rule or regulation may have been enacted or promulgated by any governmental authority which prohibits the consummation of the reincorporation merger, and there may not be any order or injunction of a court of competent jurisdiction in effect preventing the consummation of the reincorporation merger; (vii) t he holders of no more than 5% of the outstanding BTO Common Stock shall have exercised their appraisal rights under Section 262 of the Delaware General Corporation Law; (viii) t he Israeli prospectus filed by the BioCancell in connection with the reincorporation merger shall have been declared effective by the Israel Securities Authority; (ix) BioCancell Ordinary Shares, Series 1 Warrants and Series 2 Warrants shall have been admitted for listing on the TASE ; (x) the repayment or conversion, in full, of the convertible debentures issued by BTI in July 2008; (xi) the consent of each of the holders of the 2010 warrants to the conversion of such warrants into warrants of BioCancell; and (xii) the receipt of a pre-ruling from the Israeli Tax Authority with respect to the Israeli tax consequences of the reincorporation merger under Section 104 of the Israeli Income Tax Ordinance of 1961.

Q:           Why are we reincorporating? (See page 18)

A:
As a Delaware corporation listed on TASE, every public offering in Israel of BTI equity securities requires an effective registration statement on file both with the Securities and Exchange Commission, or SEC, and an Israeli prospectus on file with the Israeli Securities Authority, or ISA, and TASE. These requirements significantly limit our ability to raise funds to support our business.

In addition, as a domestic reporting company in the U.S. and a reporting company in Israel, BTI is required to file with the SEC financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, while in Israel, BTI is required to file with the ISA financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. These requirements place a heavy burden on BTI management, and lead to diversion of management time and attention. For these reasons, the BTI board of directors determined that it was in the best interests of BTI and its stockholders to recommend a reincorporation of BTI from Delaware into Israel.

Q:	What happens if I do not vote my shares of BTI common stock for the reincorporation merger? (See pages 44 and 47)

A:
Since approval of the reincorporation merger requires the affirmative vote of a majority of the shares of BTI common stock outstanding as of             , 2012, the record date for the special general meeting, a failure to vote your shares of BTI common stock or an abstention will have the same effect as voting against the reincorporation merger.

Q:	What happens if I do not vote my warrants to purchase shares of BTI common stock for the reincorporation merger? (See pages 44 and 47)

A:
Approval of the reincorporation merger requires the affirmative vote of 75% of the BTI Series 3 Warrants and 75% of the BTI Series 4 Warrants, in each case entitled to vote at the respective meeting of the warrant holders, presented or represented at the respective meeting. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders, and an abstention will have the same effect as voting against the reincorporation merger.

Q:           When do you expect the reincorporation merger to be completed? (See page 42)

A:	We are working to complete the reincorporation merger as soon as possible. We anticipate completing the merger in the third quarter of 2012.

Q:           What risks should I consider in deciding whether to approve the reincorporation merger?

A:
You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 5, which presents risks and uncertainties relating to the reincorporation merger and our business.

Q:	Am I, as a stockholder, entitled to dissenters’ rights/appraisal rights in connection with the reincorporation merger? (See page 19 and Annex B)

A:
Yes. Holders of BTI common stock who have not provided a proxy with respect to their shares of BTI common stock (or who have revoked any previously submitted proxy) and have not otherwise consented to or voted in favor of the reincorporation merger are entitled to appraisal rights in connection with the reincorporation merger pursuant to Section 262 of the Delaware General Corporation Law. Failure to take any of the steps required under Section 262 of the Delaware General Corporation Law on a timely basis may result in a loss of these appraisal rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex B.

Q:	Am I, as a warrant holder, entitled to dissenters’ rights/appraisal rights in connection with the reincorporation merger? (See page 19 and Annex B)

A:
No. Holders of warrants to purchase shares of BTI common stock are not entitled to appraisal rights in connection with the reincorporation merger pursuant to Section 262 of the Delaware General Corporation Law. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex B.

Q:           What will happen to BTI Series 3 warrants and Series 4 warrens listed on TASE? (See page 18)

A:	In the reincorporation merger, each outstanding BTI Series 3 warrant and Series 4 warrant will be automatically converted into BioCancell Series 1 Warrant and Series 2 Warrant, respectively.

Q:	What will happen to BTI warrants issued in the 2008 and 2010 private placements? (See page 18)

A:
In the reincorporation merger, each outstanding BTI warrant issued in the 2008 private placement and each outstanding BTI warrant issued in the 2010 private placement , which its holder has given his consent for the amendments of the terms of such warrant pursuant to the reincorporation merger, will be converted into warrants of BioCancell on the same terms.

Q:	What will happen to BTI convertible debentures issued in the 2008 private placement? (See page 18)

A:	BTI plans to repay any convertible debentures not converted, prior to the merger.

Q:	What will happen to the option to purchase BTI Common Stock granted pursuant to 2004 Stock Option Plan and 2007 Stock Option Plan ?(See page 101)

A:
In the reincorporation merger, each outstanding option to purchase BTI Common Stock granted pursuant to the 2004 Stock Option Plan a nd the 2007 Stock Option Plan, will be converted into an option to purchase BioCancell Ordinary Shares under the 2011 BioCancell Compensation Plan, on the same terms.

Q:	Who can help answer my questions? (See page)

A:
If you are a BTI stockholder or a BTI warrant holder and would like additional copies of this proxy statement/prospectus, or if you have questions about the reincorporation merger, including the procedures for voting your shares or your warrants, you should contact Avraham Hampel, Corporate Secretary at avraham.hampel@biocancell.com, or write to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Corporate Secretary.

GENERAL QUESTIONS AND ANSWERS RELATING TO VOTING AT THE SPECIAL GENERAL
MEETING OF STOCKHOLDERS OF BTI

Q:           What is the record date for the special general meeting of stockholders? (See page 47)

A:           The record date for the special general meeting is               , 2012.

Q:           How can I vote at the special general meeting? (See page 46)

A:
Stockholders of BTI as of the record date may submit a proxy with respect to the reincorporation merger, the adjournment proposal and any other business that may properly come before the special general meeting, or may choose to attend and vote in person at the special general meeting.

Q:           What is the deadline for submitting a proxy? (See page 46)

A:           In order to be counted, proxies must be received by     a.m. Jerusalem time on           , 2012.

Q:           Should I include any additional documents with my proxy? (See page 46)

A:
The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the stockholder is a stockholder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the stockholder has any shares credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said share(s) are included among the shares registered in the stockholders’ registry in the name of the Nominees Company (“Unregistered Stockholder”), a proof of ownership and power of attorney, as specified below.

A stockholder who has shares credited via a Stock Exchange Member as of the record date and said shares are included among the registered shares in the name of Mizrahi Tefahot Nominees Company Ltd. (the “Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her shares are credited a proof of ownership as of the record date (as per the Israeli Companies Regulations (Proof of Share Ownership for the Purpose of Voting in a General Meeting) - 2000), and shall require such member to take steps, through the Tel Aviv Stock Exchange Clearing House, to obtain powers of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the special general meeting.

In the power of attorney, the Nominees Company shall authorize the stockholder, or an agent on his/her behalf, to vote at the special general meeting at his/her discretion with respect to a number of shares to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his/her behalf.

Q:           What constitutes a quorum for purposes of the special general meeting? (See page 47)

A:
The presence in person or by proxy of the holders of a majority of the shares of BTI common stock outstanding at the close of business on the record date will constitute a quorum for purposes of the special general meeting.

Q:           What vote is needed in order to approve the reincorporation merger? (See page 47)

A:
For the approval of the reincorporation merger, once a quorum has been established, a majority of the shares of BTI common stock outstanding as of the record date must vote "For" the reincorporation merger.

Q:           What vote is needed in order to adjourn the special general meeting? (See page 47)

A:
For the adjournment of the special general meeting, once a quorum has been established, a majority of the shares of BTI common stock present in person or by proxy at the special general meeting must vote “FOR” the adjournment of the special general meeting.

Q:           Can I change my vote after I have mailed my proxy card? (See page 47)

A:
Yes. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with BTI's Secretary, by submission of a duly executed proxy bearing a later date or by voting in person at the special general meeting. Attendance at the special general meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Corporate Secretary.

Q:           What happens if I do not indicate how my shares are to be voted on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want the shares covered by your proxy to be voted, those shares will be voted “FOR” the proposals being considered.

 Q:           Why is my vote important? (See page 44)

A:
If you do not return your proxy card, it will be more difficult for BTI to obtain the necessary quorum to transact business at the special general meeting. In addition, failure to vote your shares of BTI common stock (or submit a proxy to vote your shares of BTI) will have the same effect as a vote against the reincorporation merger.

GENERAL QUESTIONS AND ANSWERS RELATING TO VOTING AT THE MEETING OF SERIES 3
WARRANT HOLDERS OF BTI

Q:           What is the record date for the Series 3 Warrant holders meeting? (See page 50)

A:           The record date for the Series 3 Warrant holders meeting is               , 2012.

Q:           How can I vote at the Series 3 Warrant holders meeting? (See page 49)

A:
Series 3 Warrant holders of BTI as of the record date may submit a proxy with respect to the reincorporation merger, the adjournment proposal and any other business that may properly come before the Series 3 Warrant holders meeting, or may choose to attend and vote in person at the Series 3 Warrant holders meeting.

Q:           What is the deadline for submitting a proxy? (See page 49)

A:           In order to be counted, proxies must be received by         a.m. Jerusalem time on           , 2012.

Q:           Should I include any additional documents with my proxy? (See page 49)

A:
The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the warrant holder is a warrant holder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the warrant holder has any shares credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said warrant(s) are included among the warrants registered in the warrant holders’ registry in the name of the Nominees Company, power of attorney, as specified below.

A warrant holder who has warrants credited via a Stock Exchange Member as of the record date and said warrants are included among the registered shares in the name of Mizrahi Tefahot Nominees Company Ltd. (the "Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her warrants are credited, power of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Series 3 Warrant holders meeting.

In the power of attorney, the Nominees Company shall authorize the stockholder, or an agent on his/her behalf, to vote at the Series 3 Warrant holders meeting at his/her discretion with respect to a number of warrants to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his/her behalf.

Q:           What constitutes a quorum for purposes of the Series 3 Warrant holders meeting? (See page 51)

A:
The presence in person or by proxy of the majority of the warrants to purchase shares of BTI common stock outstanding at the close of business on the record date, present or represented, will constitute a quorum for purposes of the meeting of the holders of Series 3 Warrant.

Q:	What vote is needed in order to approve the reincorporation merger in Series 3 Warrant holders meeting? (See page 50)

A:
For the approval of the reincorporation merger, once a quorum has been established, seventy five percent (75%) of the BTI Series 3 Warrants entitled to vote at the meeting, present or represented at the meeting must vote "For" the reincorporation merger.

Q:           What vote is needed in order to adjourn the Series 3 Warrant holders meeting? (See page 50)

A
For the adjournment of the Series 3 Warrant holders meeting, once a quorum has been established, a majority of BTI Series 3 Warrants present in person or by proxy at the Series 3 Warrant holders meeting must vote “FOR” the adjournment of the Series 3 Warrant holders meeting.

Q:           Can I change my vote after I have mailed my proxy card? (See page 49)

A:
Yes. Warrant holders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with BTI's Secretary, by submission of a duly executed proxy bearing a later date or by voting in person at the Series 3 Warrant holders meeting. Attendance at the Series 3 Warrant holders meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

Q:           What happens if I do not indicate how my warrants are to be voted on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want the warrants covered by your proxy to be voted, those shares will be voted “FOR” the proposals being considered.

 Q:           Why is my vote important? (See page 44)

A:	If you do not return your proxy card, it will be more difficult for BTI to obtain the necessary quorum to transact business at the Series 3 Warrant holders meeting.

v

GENERAL QUESTIONS AND ANSWERS RELATING TO VOTING AT THE MEETING OF SERIES 4
 WARRANT HOLDERS OF BTI

Q:           What is the record date for the Series 4 Warrant holders meeting? (See page 50)

A:           The record date for the Series 4 Warrant holders meeting is               , 2012.

Q:           How can I vote at the Series 4 Warrant holders meeting? (See page 49)

A:
Series 4 Warrant holders of BTI as of the record date may submit a proxy with respect to the reincorporation merger, the adjournment proposal and any other business that may properly come before the Series 4 Warrant holders meeting, or may choose to attend and vote in person at the Series 4 Warrant holders meeting.

Q:           What is the deadline for submitting a proxy? (See page 49)

A:           In order to be counted, proxies must be received by       a.m. Jerusalem time on           , 2012.

Q:           Should I include any additional documents with my proxy? (See page 49)

A:
The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI's Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the warrant holder is a warrant holder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the warrant holder has any shares credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said warrant(s) are included among the warrants registered in the warrant holders’ registry in the name of the Nominees Company, power of attorney, as specified below.

A warrant holder who has warrants credited via a Stock Exchange Member as of the record date and said warrants are included among the registered shares in the name of Mizrahi Tefahot Nominees Company Ltd. (the “Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her warrants are credited, power of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Series 4 Warrant holders meeting.

In the power of attorney, the Nominees Company shall authorize the stockholder, or an agent on his/her behalf, to vote at the Series 4 Warrant holders meeting at his/her discretion with respect to a number of warrants to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his/her behalf.

Q:           What constitutes a quorum for purposes of the Series 4 Warrant holders meeting? (See page 51)

A:
The presence in person or by proxy of the holders of a majority of the warrants to purchase shares of BTI common stock outstanding at the close of business on the record date will constitute a quorum for purposes of the special general meeting.

Q:	What vote is needed in order to approve the reincorporation merger in meeting of Series 4 Warrant holders? (See page 50)

A:
For the approval of the reincorporation merger, once a quorum has been established, seventy five percent (75%) of the BTI Series 4 Warrants, entitled to vote at the meeting, present or represented at the meeting must vote "FOR" the reincorporation merger.

Q:           What vote is needed in order to adjourn the meeting of the Series 4 Warrant holders? (See page 50)

A:
For the adjournment of the meeting of Series 4 Warrant holders, once a quorum has been established, a majority BTI Series 4 Warrants present in person or by proxy at the Series 4 Warrant holders meeting, must vote “FOR” the adjournment of the Series 4 Warrant holders meeting.

Q:           Can I change my vote after I have mailed my proxy card? (See page 49)

A:
Yes. Warrant holders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with BTI's Secretary, by submission of a duly executed proxy bearing a later date or by voting in person at the Series 4 Warrant holders meeting. Attendance at the Series 4 Warrant holders meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

Q:           What happens if I do not indicate how my warrants are to be voted on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want the warrants covered by your proxy to be voted, those shares will be voted “FOR” the proposals being considered.

 Q:           Why is my vote important? (See page 44)

A:	If you do not return your proxy card, it will be more difficult for BTI to obtain the necessary quorum to transact business at the Series 4 Warrant holders meeting.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the reincorporation merger fully, and for a more complete description of the legal terms of the reincorporation merger, you should carefully read this entire proxy statement/prospectus and the annexes attached to this proxy statement/prospectus. We have included page references in parentheses to direct you to the appropriate place in this proxy statement/prospectus for a more complete description of the topics presented in this summary.

The Reincorporation Merger (See page 18)

General

Pursuant to the merger agreement entered into among BTI, BioCancell and a wholly-owned Delaware subsidiary of BioCancell, at the effective time of the merger, BTI will be merged with and into a wholly-owned subsidiary of BioCancell, and BTI shall become a wholly-owned subsidiary of BioCancell. Each share of BTI common stock will be automatically converted into a BioCancell ordinary share and the stockholders of BTI will become shareholders of BioCancell.

In connection with the reincorporation merger, (i) each outstanding option to purchase BTI common stock will be automatically converted into an option to purchase BioCancell ordinary share with the same exercise price and vesting schedule as the converted stock option, (ii) each outstanding BTI Series 3 Warrant and Series 4 Warrant will be automatically converted into BioCancell Series 1 warrant and Series 2 warrant, respectively, and (iii) each outstanding warrant issued in the 2008 private placement and each outstanding warrant issued in the 2010 private placement , which its holder has given his consent for the amendments of the terms of such warrant pursuant to the reincorporation merger, will be converted into a warrant of BioCancell with the same terms. BTI intends to repay any convertible debentures issued in the 2008 private placement and not converted, prior to the reincorporation merger.

BTI, a development-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapies for treating cancer-related diseases, and BioCancell, which was formed on September 22, 2011 for the purpose of this reincorporation merger, are both located at Beck Science Center, 8 Hartom St., Har Hotzvim, Jerusalem 97775, Israel (Tel: +972-2-548-6555).

Regulatory Approvals (See page 19)

In connection with the issuance of BioCancell ordinary shares to the stockholders of BTI and the listing of BioCancell securities on TASE, BioCancell has filed a prospectus with the ISA. The effectiveness of such prospectus is required for the completion of the reincorporation merger. Other than the requirement for an effective Israeli prospectus and except for the filing of a certificate of merger in Delaware at or before the closing of the reincorporation merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the reincorporation merger.

Corporate Approvals

The completion of the reincorporation merger is contingent upon the approval of the reincorporation merger by (i) the majority of the shares of BTI Common Stock outstanding as of the record date ; (ii) seventy five percent (75%) of the Series 3 Warrants of BTI, entitled to vote, present or represented at the meeting approving the reincorporation merger; (iii) seventy five percent (75%) of the Series 4 Warrants of BTI, entitled to vote,  present or represented at the meeting approving the reincorporation merger ; and (iv) the consent of each of the holders of the 2010 warrants to the conversion of such warrants into warrants of BioCancell.

Differences between the Rights of BTI stockholders and BioCancell Shareholders (See page 30)

 Holders of common stock of BTI immediately prior to the effective time of the reincorporation merger will, at the effective time of the reincorporation merger, become holders of ordinary shares of BioCancell, and their rights as shareholders will be governed by the articles of association of BioCancell and the Israeli Companies Law.

There are differences between BTI's certificate of incorporation and bylaws and BioCancell's articles of association, and there are differences between the Delaware General Corporation Law and the Israeli Companies Law. See “Differences between the Rights of BTI Stockholders and BioCancell Shareholders” beginning on page       for additional discussion of the differences between the charter documents of BTI and BioCancell and certain differences between the Delaware General Corporation Law and the Israeli Companies Law.

Material U.S. Federal Income Tax Consequences (See page 22)

U.S. Holders who exchange their BTI common stock, Series 3 Warrants, and Series 4 Warrants will recognize gain, but not loss, in the reincorporation merger.  Non-U.S. Holders generally will not recognize gain or loss in the reincorporation merger. For a discussion of the United States federal income tax consequences of the reincorporation merger, see “Material United States Federal Income Tax Consequences to Stockholders of the Reincorporation Merger,” beginning on page 22.

Material Israeli Income Tax Consequences (See page 27)

The reincorporation merger will be a fully taxable transaction and the holders of BTI common stock will be deemed as selling their BTI common stock for ordinary shares of BioCancell. Holders of BTI common stock which are corporations will be generally subject to tax on the real capital gains generated at the corporate tax rate of 24% and individuals will be generally subject to tax at the rate of 20%. However, the Israeli Income Tax Ordinance of 1961 (the "ITO") prescribes certain exemptions from capital gains generated from the sale of BTI common stock by a non-Israeli shareholder. In addition, the ITO generally prescribes a deferral of taxation of up to a period of four years from the consummation of the merger if certain conditions are met. BioCancell has applied to the Israeli Tax Authorities ("ITA") for an advance ruling, confirming the tax-deferred treatment of the transaction exchanging stockholders and warrant holders, subject to the fulfillment of certain conditions.

For a discussion of the Israeli income tax consequences of the reincorporation merger to the stockholders and option holders of BTI, see “Material Israeli Income Tax Consequences to Stockholders of the Reincorporation Merger,” beginning on page 27.

Recommendation of the BTI Board of Directors with Respect to the Reincorporation Merger (See page 18)

After careful consideration, the BTI board of directors determined that the reincorporation is in the best interests of BTI and the stockholders of BTI, and the BTI board of directors approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Accordingly, the BTI board of directors recommends that BTI stockholders and warrant holders vote “FOR” approval of the reincorporation merger.

In reaching its decision, the BTI board of directors evaluated a variety of business, financial and market factors and consulted with legal and financial advisors.

For the factors considered by the BTI board of directors in reaching its decision to approve the merger agreement and the reincorporation merger, see “Proposal One — The Reincorporation Merger— Reasons for the Reincorporation” beginning on page 18.

Listing of BioCancell Ordinary Shares and Warrants on TASE (See page 5)

BioCancell has applied for the listing on TASE of BioCancell ordinary shares and Series 1 Warrants and Series 2 Warrants to be issued in the reincorporation merger.

Restrictions on the Ability to Sell BioCancell Ordinary Shares (See page 43)

The ordinary shares of BioCancell to be issued in connection with the reincorporation merger will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will be freely transferable, except for ordinary shares of BioCancell issued to any person who is deemed to be an “affiliate” of BTI prior to the reincorporation merger.  Absent of effective registration of the ordinary shares underline the warrants to be issued in lieu of (i) the warrants issued in the 2008 and 2010 private placement and (ii) the BTI Series 3 Warrants and BTI Series 4 Warrants, such ordinary shares will be issued upon exercise pursuant to Regulation S under the Securities Act or other applicable exemption from registration and may be subject to resale restrictions.

Directors and Officers Following the Reincorporation Merger

 The directors and officers of BTI immediately prior to the reincorporation merger will be the directors and officers of BioCancell following the reincorporation merger (other than Orly Yarkoni and David Schlachet, whose appointment as external directors is subject to BioCancell shareholder approval at a general meeting which will be convened within three months following the consummation of the reincorporation merger effective date and the registration of BioCancell securities on the TASE).

Share Ownership of BTI Directors and Executive Officers

As of the record date for the BTI special general meeting, BTI's directors, executive officers and their affiliates, as a group, owned and were entitled to vote      shares of BTI common stock, or      % of the outstanding shares of BTI common stock.

 The directors and executive officers have informed us that they intend to vote all of their shares of BTI common stock “FOR” the approval of the reincorporation merger and “FOR” any adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies.

Warrant Ownership of BTI Directors and Executive Officers

As of the record date for the meeting of the holders of BTI Series 3 Warrants, BTI's directors, executive officers and their affiliates, as a group, owned and were entitled to vote Series 3 Warrants to purchase shares of BTI common stock, or  % of the outstanding Series 3 Warrants.

 As of the record date for the meeting of the holders of BTI Series 4 Warrants, BTI's directors, executive officers and their affiliates, as a group, owned and were entitled to vote Series 4 Warrants to purchase        shares of BTI common stock, or        % of the outstanding Series 4 Warrants.

 The directors and executive officers have informed us that they intend to vote all of their warrants to purchase shares of BTI common stock “FOR” the approval of the reincorporation merger and “FOR” any adjournment of the meeting of BTI holders of Series 3 Warrant or the meeting of BTI holders of Series 4 Warrant, accordingly, if necessary or appropriate, to solicit additional proxies.

Dissenters’ Rights/Appraisal Rights (See page 19 and Annex B)

Stockholders of BTI will have the right to dissent from the reincorporation merger and receive a cash payment for the judicially determined fair value of their shares of BTI common stock plus interest, if any, on the amount determined to be the fair value, pursuant to and in accordance with Section 262 of the Delaware General Corporation Law. Accordingly, if the reincorporation merger is consummated, you may be entitled to exercise appraisal rights with respect to your shares of common stock in connection with the reincorporation merger, provided you comply with the relevant provisions of Delaware law. The judicially determined fair value of the shares of BTI common stock under Section 262 of the Delaware General Corporation Law could be greater than, equal to or less than the merger consideration that stockholders of BTI are entitled to receive in the reincorporation merger. Stockholders who wish to exercise their appraisal rights must not complete a proxy with respect to their shares of BTI common stock (or must validly revoke any previously submitted proxy) as any shares subject to a proxy will be voted "FOR" the adopting the merger agreement, and appraisal rights under Delaware law are waived with respect to any shares that consent to the adoption of the merger agreement.  In addition, you must strictly comply with all of the procedures required by the Delaware General Corporation Law. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex B.

The closing of the reincorporation merger is conditioned upon not more than 5% of the holders of the outstanding common stock having exercised their appraisal rights under Delaware law.

Price Range of BTI Common Stock and Dividends (See page 53)

BTI common stock is listed on TASE under the trading symbol “BICL.” On          , 2012, the last trading day before the date of this proxy statement/prospectus, the closing price of BTI common stock on TASE was NIS           .

Summary Historical Financial Information (See page 3)

The following table sets forth certain summary historical financial data for BTI for the years ended December 31, 201 1 and December 31, 20 10 and for the  three- month periods ended March 31 , 201 2 and 201 1 . The data presented below has been derived from and should be read in conjunction with the consolidated financial statements of BTI and the related notes thereto set forth elsewhere in this proxy statement/prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 56 for a discussion of matters that affect the comparability of the information presented. All of the statements are in United States dollars.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA OF BTI

The selected consolidated financial data set forth below is derived from the consolidated financial statements of BTI prepared in accordance with the United States generally accepted accounting principles ("U.S. GAAP"). The consolidated statement of operations data of BTI for each of the years in the three-year period ended December 31, 201 1 and the selected consolidated balance sheet data as of December 31, 201 1 and 20 10 ,  is derived from  BTI's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the  three months ended March 31 , 201 2 and 201 1 and the selected consolidated balance sheet data as of March 31 , 201 2 are derived from the unaudited condensed consolidated financial statements of BTI included elsewhere in this proxy statement/prospectus. It is important that you read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors”, and the consolidated financial statements and the notes to the consolidated financial statements. The historical results presented below are not necessarily indicative of results to be expected in any future periods. All amounts are in U.S. Dollars.

				Three Months Ended
	Years Ended December 31,			March 31 ,
	2011	2010	2009	201 2	201 1
	(In thousands, except per share data)
Statement of Operations Data:

Research and development expenses, net	$3,511	$1,817	$2,013	$747	$629
General and administrative expenses	2,134	1,955	1,457	449	512

Operating loss	5,645	3,772	3,470	1,196	1,141

Financing expense (income) , net	370	(1,596)	3,333	1,195	637

Net loss	6,015	2,176	6,803	2,391	1,778

Basic and diluted net loss per share	(0.23)	(0.11)	(0.44)	(0.07)	(0.07)

Weighted-average common shares used in computing basic and diluted net loss per share	26,560	20,3 3 8	15,453	36,031	26,387

Balance Sheet Data:
Total current assets	808	5,703	1,163	2,626	808
Total long-term assets	530	321	296	308	530
Property and equipment, net	66	88	106	61	66

Total assets	$1,404	$6,112	$1,565	$2,995	$1,404

Total current liabilities	3,994	1,126	683	3,015	3,994
Total long-term liabilities	911	2,883	4,248	641	911
Total stockholders’ equity (deficit)	(3,501)	2,103	(3,366)	(661)	(3,501)

Total liabilities and stockholders’ equity (deficit)	$1,404	$6,112	$1,565	$2,995	$1,404

BioCancell was formed on September 22, 2011 in connection with the reincorporation merger. Since BioCancell is a shell company with no assets, liabilities activities, or commitments, its financial statements will in essence duplicate those of BTI, except the financial statements of BioCancell will be expressed in future filings on an International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS (IASB)) basis rather than U.S. GAAP.  To address this transition, we included in this prospectus/proxy statement both a translation to English of the IFRS (IASB) financial statements as filed by BTI with the TASE, as well as BTI U.S. GAAP financial statements as filed with the SEC. Reconciliations between these two financial statements appear in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of BTI or BioCancell to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue”, or the negative of these words or other words or expressions of similar meaning. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

For a discussion of the factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, see “Risk Factors — Risks Related to the Company’s Business” beginning on page 6. In addition, for a discussion of risk associated with our ability to consummate the reincorporation merger, see “Risk Factors — Risks Related to the Reincorporation Merger” beginning on page 5.

Risks associated with our ability to consummate the reincorporation merger include:

•	the possibility that there may be unexpected delays in the consummation of the reincorporation merger;

•	the risk that our stock price and future business operations could be harmed if the reincorporation merger is not completed; and

•	the risk that we may incur transaction expenses associated with the reincorporation merger in the event that we do not consummate the reincorporation merger.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by BTI. See “Where You Can Find More Information” beginning on page 106.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of BTI or BioCancell could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

RISK FACTORS

Shareholders and warrant holders of BTI should carefully consider the following risk factors, in addition to the other information contained in this proxy statement/prospectus, in connection with their decision to approve the reincorporation merger.

Risks Related to the Reincorporation Merger

There may be unexpected delays in the consummation of the reincorporation merger.

The reincorporation merger is expected to close in the  third quarter of 2012. However, certain events may delay the consummation of the reincorporation merger, including difficulties in obtaining the approval of the reincorporation merger by BTI stockholders and  delays in satisfaction of the closing conditions to which the reincorporation merger is subject.

If the reincorporation merger is not completed, BTI stock price and future business operations could be harmed.

The reincorporation merger is subject to a number of conditions to closing, including the approval by the shareholders of BTI of the reincorporation merger, the effectiveness of the Israeli prospectus, and the TASE approval for the listing of BioCancell ordinary shares and warrants. In order to approve the reincorporation merger, a majority of the outstanding shares of BTI common stock entitled to vote at the special general meeting must vote to approve the reincorporation merger. If the shareholders of BTI fail to approve the reincorporation merger, or if any of the other closing conditions are not satisfied, we will not be able to complete the reincorporation merger. As a result, there can be no assurance that the reincorporation merger will be completed in a timely manner or at all.

If the reincorporation merger is not completed for any reason, the stock price of BTI may decline, particularly if the current market price of our common stock reflects a positive market assumption that the reincorporation merger will be completed. Additionally, if the reincorporation merger is not completed, BTI may be unable to raise funds in light of the regulatory restraints it faces as a Delaware corporation whose shares are listed on the TASE. This could limit BTI’s ability to pursue its goals.

Following the reincorporation merger, shareholder rights will be governed solely by Israeli law instead of Delaware law and each shareholder should note the differences.

There are differences between the provisions in Delaware law and Israel law governing the rights of shareholders that may affect you. You should note the differences between Delaware law and Israel law in the section herein entitled “Differences between the Rights of BTI Stockholders and BioCancell Shareholders” beginning on page 30.

As a company organized outside the United States, BioCancell is expected to be eligible to make diminished filings with the SEC as a foreign private issuer which filings would not provide shareholders the same level of information that would normally be available to shareholders of U.S. public companies.

The term foreign private issuer means any foreign issuer other than a foreign government except an issuer with more than 50 percent of its outstanding voting securities held directly or indirectly of record by residents of the United States, and that meets any of the following conditions (i) the majority of the executive officers or directors are United States citizens or residents; (ii) more than 50 percent of the assets of the issuer are located in the United States; or (iii) the business of the issuer is administered principally in the United States.  As of the date of this proxy statement/prospectus, BioCancell does not meet any of the conditions in (i) – (iii).  Accordingly, following the reincorporation merger, we expect to be eligible to file with the SEC as a foreign private issuer.  In such event, we will be exempted from certain SEC requirements, including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or Current Reports on Form 8-K;

•
The sections of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act, including shareholder advisory votes on executive compensation ("say-on-pay") that would otherwise have been required at BTI annual shareholder meetings occurring after January 20, 2013;

•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
The sections of the Exchange Act requiring insiders to file public reports of their ordinary share ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Therefore, you may have less information on our business and operations than when we were a Delaware corporation.

In addition, while BTI has filed with the SEC financial statements prepared in accordance with U.S. GAAP, BioCancell will be entitled to, and we currently expect that it will, file with the SEC financial statements prepared in accordance with IFRS.

We expect that BioCancell's reporting obligations under the Exchange Act will be suspended on January 1, 2013.

We expect that BioCancell's reporting requirements pursuant to Section 15(d) of the Exchange Act and the Sarbanes-Oxley Act of 2002 will be automatically suspended on January 1, 2013, the beginning of the next fiscal year, since it is expected that BioCancell's ordinary shares at that time will be held of record by less than 300 persons.  As a result, we expect to cease filing all reports with the SEC at that time, including annual reports and reports on Form 6 -K, with the exception of the annual report on Form 20-F for fiscal year 2012, which is required to be filed notwithstanding the suspension of such reporting obligations.  Following the suspension of such reporting obligations and the filing of the Form 20-F for fiscal year 2012, BioCancell's reporting requirements will be limited to those imposed on companies listed on the TASE.  These reporting requirements are different than the disclosure requirements pursuant to Section 15(d) of the Exchange Act and the Sarbanes-Oxley Act of 2002.  In addition, BioCancell will no longer publicly file English-language disclosure documents, since it will be obligated to file only Hebrew-language disclosure documents as a result of its listing on the TASE.

The reincorporation merger will be a fully taxable transaction under Israeli law and under US law

Israeli income tax consequences

The reincorporation merger will be a fully taxable transaction and the holders of BTI common stock will be deemed as selling their BTI common stock for ordinary shares of BioCancell. Holders of BTI common stock which are corporations will be generally subject to tax on the real capital gains generated at the corporate tax rate of 2 5 % and individuals will be generally subject to tax at the rate of 20%. However, the Israeli Income Tax Ordinance of 1961 (the "ITO") prescribes certain exemptions from capital gains generated from the sale of BTI common stock by a non-Israeli shareholder. In addition, the ITO generally prescribes a deferral of taxation of up to a period of four years from the consummation of the merger if certain conditions are met.

For a discussion of the Israeli income tax consequences of the reincorporation merger to the stockholders and option holders of BTI, see “Material Israeli Income Tax Consequences to Stockholders of the Reincorporation Merger,” beginning on page 27.

United States federal income tax consequences

U.S. Holders will be required to recognize any gain realized in the reincorporation merger for U.S. federal income tax purposes. Any loss realized by U.S. Holders in the reincorporation merger will not be recognized for U.S. federal income tax purposes. Non-U.S. Holders generally will not recognize gain or loss in the reincorporation merger. For a discussion of the United States federal income tax consequences of the reincorporation merger, see “Material United States Federal Income Tax Consequences to Stockholders of the Reincorporation Merger,” beginning on page 22.

Risks Related to the Company’s Business

Risks Related to Our Business and Industry, Our Financial Results and Our Need for Financing

The approach that we have adopted to discover and develop prospective therapeutic products is new and may never lead to marketable products.

We have concentrated our efforts on developing therapeutic product-candidates utilizing target genes, such as the H19 and IGF2 genes, which is a new field of drug research and development. To the best of our knowledge, no person has developed any therapeutic product utilizing these target genes that has been approved for marketing. The scientific discoveries that form the basis for our efforts to develop drugs utilizing the target genes are relatively new. The scientific evidence to support the feasibility of developing such drugs based on these discoveries is both preliminary and limited. Further, our focus solely on developing therapeutic products utilizing target genes as opposed to more proven technologies for the development of therapeutic products increases the risks associated with the ownership of our common stock. If we are unsuccessful in developing drugs utilizing the target genes, we may be required to change the scope and direction of our product development activities. In that case, if we are not able to identify and successfully implement an alternative product development strategy, our business may fail.

We do not have a history of commercial sales and do not anticipate earning operating income over the coming years, and our failure to receive marketing approval for any of our prospective therapeutic products or our failure to otherwise achieve and sustain profitability would negatively impact our ability to continue our business operations.

We were formed on July 26, 2004 and continue to be a development-stage company that is in the early stage of drug development. As of the date of this proxy statement / prospectus, we have not received marketing approval for any of our prospective therapeutic products and as a result have not recorded any sales. We expect that we will operate at a loss over the coming years as we do not expect to generate any revenue from operations in the near term. We may or may not be able to develop or receive marketing approval for drugs from our research and development efforts. In addition, even if we obtain all necessary approvals to market any of our prospective therapeutic products, there is no certainty that there will be a sufficient demand to justify the production and marketing of any such product. The market for any drug based on target genes may be small or may not even develop, and the creation and growth of a market for any such drug depends on a number of factors including:

•	regulatory approval;

•	physicians accepting the benefits of the use of drugs utilizing the target genes;

•	perceived risks generally associated with the use of new medical products;

•	the availability of alternative treatments or procedures that are perceived to be or are more effective, safer, easier to use or less costly than drugs that utilize the target genes;

•	availability of adequate reimbursement by patients’ third party insurers for drugs that utilize the target genes; and

•	marketing efforts and publicity regarding any drug that we may develop utilizing the target genes.

If our prospective therapeutic products utilizing the target genes do not gain wide market acceptance, we may not be able to achieve our anticipated growth, revenues or profitability and we may not be able to continue our business operations.

Scientific or technological difficulties may impede our research and development activities.

Our research and development activities to develop drugs utilizing the target genes may be impeded due to scientific or technological difficulties or our lack of complete understanding of the target genes. There is no certainty that research and development of the target genes will give rise to a marketable drug or that we will succeed in developing a marketable drug in a timely manner or in accordance with our estimated budgets. Even if we are successful in developing such drugs, there is no certainty that the drugs, when developed, will be found to be sufficiently effective and safe for use to receive regulatory approval for marketing, which would adversely impact our potential revenues, results of operations and financial condition. Several other companies, in addition to us, are currently in stages of development of anti-cancer drugs. The creation of a market for such drugs may take several years and may require significant resources to create, and there is a risk that the market for these drugs may never come into existence or may be very limited in size. Our inability to create a market for drugs utilizing the target genes would adversely impact our potential revenues, results of operations and financial condition.

We will require substantial additional funds to complete our research and development activities and, if additional funds are not available, we may need to significantly scale back or cease our operations.

We will require substantial funds to discover, develop, protect and conduct research and development for our target genes-based prospective therapies, including pre-clinical testing and clinical trials of any of our prospective therapeutic products, and to manufacture and market any such product that may be approved for commercial sale. From our inception, we have raised a cumulative amount of $2 8,173 ,000 including amounts received as a result of the exercise of options by employees, directors and consultants. For details, see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Overview” below. However, they may prove to be insufficient for these activities. Our financing needs may change substantially because of the results of our research and development, competition, clinical trials and costs arising from additional regulatory approvals. We may not succeed in raising additional funds if needed. The timing of our need for additional funds will depend on a number of factors, which factors are difficult to predict or may be outside of our control, including:

•	progress in our research and development programs;

•
the resources, time and costs required to initiate and complete our research and development and to initiate and complete pre-clinical and clinical studies and to obtain regulatory approvals for our prospective therapeutic products;

•	the timing, receipt and amount of milestone, royalty and other payments from present and future collaborators, if any; and

•	costs necessary to protect our intellectual property.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our operating plan. Additional funds may not be available to us when needed on acceptable terms, or at all. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some or all of our technologies or our prospective therapeutic products. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs, which would adversely impact our potential revenues, results of operations and financial condition.

Our  management has expressed substantial doubt as to whether we can continue as a going concern.

BTI's financial statements as of and for the year ended December 31, 201 1 consolidated financial statements contain a statement by management  that recurring losses from operations raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments to the value of assets or the classification of liabilities that might result if we would be unable to continue as a going concern. We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations.  The net loss, accumulated during the development stage through December 31, 201 1 , aggregated $ 25,321 ,000 and we expect to continue to incur substantial losses in future periods while we continue to test and prepare our product candidates for the market. We have not generated any revenues from operations since our inception and have incurred substantial losses. We believe that we have sufficient cash to meet our planned operating needs until July 2012, at which point the convertible notes payable will become due, if not converted to shares. We will require substantial additional funds to complete our research and development activities and there can be no assurance that we will be able to raise any or all of the capital required. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Future Operations,” for a more detailed description of our financial condition.

We have limited sources for funding our research and development activities and a lack of adequate funding may cause a cessation of all or part of our research and development activities.

A significant portion of our research and development activities has been financed by the research grants that we have received and continue to receive from the Israeli government through the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor and the bi-national BIRD Foundation. There is no certainty that we will be able to obtain additional sources of funding for our research and development activities should there be a termination of funding from the Office of the Chief Scientist. A lack of adequate funding may cause a cessation of all or part of our research and development activities and business operations. Under the terms of the exclusive license granted to us by Yissum, Yissum has the right to terminate the license in the event that we become bankrupt or insolvent, or if our business is placed in the hands of a receiver, assignee or trustee. For more information, see “Material Operating Arrangements — Exclusive License Agreement with Yissum” below.

We will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

Based on our proposed use of proceeds, we will likely need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings and debt financing. Any equity financings will be dilutive to existing stockholders, and any debt financings will likely involve covenants restricting our business activities. Additional financing may not be available on acceptable terms, or at all.

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Prospective Therapeutic Products

Any prospective therapeutic products that we may develop will be required to undergo a time-consuming, costly and burdensome pre-market approval process, and we may be unable to obtain regulatory approval for any of our prospective therapeutic products.

Any prospective therapeutic products that we may develop will be subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous pre-clinical testing and clinical trials and an extensive regulatory approval processes are required to be successfully completed in the United States and in many foreign jurisdictions such as the European Union and Japan before a new therapeutic product may be offered and sold in any of these countries or regions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays.

 In the United States, the prospective therapeutic products that we intend to develop and market are regulated by the United States Food and Drug Administration, or FDA, under the FDA’s drug development and review process. The time required to obtain FDA and other approvals for our prospective therapeutic products is unpredictable. Before such prospective therapeutic products can be marketed, we must obtain clearance from the FDA first through submission of an investigational new drug application (IND), then through successful completion of human testing under three phases of clinical trials and finally through submission of a Biologics License Application (BLA). Even after successful completion of clinical testing, there is a risk that the FDA may request further information from us, disagree with our findings or otherwise undertake a lengthy review of our BLA submission. There can be no assurance that the FDA will approve of any BLA that we may submit. It is possible that none of the prospective therapeutic products that we may develop will obtain the appropriate regulatory approvals necessary for us to commence the offer and sale of such products. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from a particular prospective therapeutic product.

Because we intend to market any drug that we may develop in jurisdictions in addition to the United States, such as the European Union and Japan, we will likely incur the same costs or more in satisfying foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing and commercialization of our prospective therapeutic products. Approval by the FDA by itself does not assure approval by regulatory authorities outside the United States. Each of these foreign regulatory approval processes includes all of the risks associated with the FDA approval process, as well as risks attributable to having to satisfy local regulations within each of these foreign jurisdictions. Our inability to obtain regulatory approval outside the U.S. may adversely compromise our business prospects.

If the pre-clinical and clinical studies that are required to be conducted by us to gain regulatory approval are delayed or unsuccessful, we may not be able to market our prospective therapeutic products.

We may experience delays in any phase of the development of our prospective therapeutic products and their commercial launch, including during research and development and clinical trials. Implementing a clinical study is time-consuming and expensive, and the outcome of any clinical study is uncertain. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:

•
the FDA, institutional review boards, the European Union Notified Bodies, the Israeli Ministry of Health, or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

•	patients do not enroll in a clinical study or results from patient participants are not received at the expected rate;

•	patients experience adverse events from our drug candidate;

•
patients die during a clinical study for a variety of reasons that may or may not be related to our prospective therapeutic products, including the advanced stage of their disease and other medical problems;

•
third party clinical investigators do not perform the clinical studies in accordance with the anticipated schedule or consistent with the clinical study protocol and good clinical practices or other third party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of manufacturing facilities, which may, among other things, require us to undertake corrective action or suspend the clinical studies;

•	changes in governmental regulations or administrative actions;

•	the interim results of the clinical study, if any, are inconclusive or negative; and

•	the study design, although approved and completed, is inadequate to demonstrate effectiveness and safety.

Our dependence upon clinical trials in developing our prospective therapeutic products may impede us from reaching advanced stages of development, and might cause termination of all or part of our commercial operations. To date, the above described situations regarding potential delays in research and development activities and clinical trials have yet to occur in a manner which adversely affects our research and development activities. Notwithstanding the foregoing, strict FDA criteria have made patient recruitment for the superficial bladder cancer Phase IIb clinical trial a more difficult and time-consuming task than was initially expected.

We have limited experience in conducting and managing clinical trials.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals for our prospective therapeutic products. We may rely on third parties for clinical development activities and our reliance on third parties will reduce our control over these activities. Accordingly, third party contractors may not complete activities on schedule, or may not conduct clinical trials in accordance with regulatory requirements or our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be required to replace them which may have the effect of delaying the affected trial.

We may experience difficulties in identifying and recruiting suitable patients for clinical studies, and further, the clinical results and data that we obtain from any clinical testing that we may conduct in the future may not be reliable, any of which factor may significantly compromise our ability to develop a drug utilizing a target gene.

We may experience difficulties in identifying and recruiting suitable patients for clinical studies because of the high demand for such patients’ involvement in current and future clinical trials for potential drugs. Further, the supply of suitable patients may be low because of strict inclusion criteria requirements. The realization of any of the foregoing risks may significantly compromise our ability to develop a drug utilizing a target gene, which would adversely impact our potential revenues, results of operations and financial condition. We performed Phase I/IIa clinical trials for patients suffering from superficial bladder carcinoma and pancreatic cancer without difficulties in enrolling subjects or adhering to study protocols. We are currently performing a Phase IIb clinical trial for patients suffering from superficial bladder carcinoma, Phase IIb clinical trial for patients suffering from pancreatic cancer and a Phase I/IIa clinical trial for patients suffering from ovarian cancer, and our researchers have not reported experiencing any difficulties adhering to study protocols.

We may not commence additional clinical testing for any of our prospective therapeutic products and the commercial value of any clinical study that we may commence and conduct in the future will significantly depend upon our choice of indication and our selection of a patient population for our clinical study of an indication, and our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.

Our ability to commence clinical studies depends upon successful completion of and positive scientific results from pre-clinical studies. In the event that we successfully complete a clinical study, the commercial value of any such study will significantly depend upon our choice of indication and our selection of a patient population for that indication. Because the target genes are expressed in various types of cancer, our prototype molecules may have the ability to treat many different kinds of cancer. Thus, we may incorrectly assess the market opportunities of an indication or may incorrectly estimate or fail to fully appreciate the scientific and technological difficulties associated with treating an indication. Furthermore, the quality and robustness of the results and data of any clinical study that we may conduct in the future will depend upon our selection of a patient population for clinical testing. Our inability to commence clinical testing or our choice of clinical strategy may significantly compromise our business prospects.

Our inability to address the chemistry, manufacturing and control concerns of regulatory bodies would significantly compromise our business prospects.

In the event that we commence clinical studies for any of our prospective therapeutic products, our ability to successfully complete clinical studies and to apply for and obtain regulatory approval for marketing will depend upon our ability to develop an established manufacturing process assuring consistent production of a therapeutic product of a defined quality for all phases of clinical testing and for commercial production. Our inability to satisfy the chemistry, manufacturing and control concerns of regulatory bodies such as the FDA would either prevent us from completing clinical studies or prevent us from obtaining regulatory approval for marketing, either of which would significantly compromise our business prospects.

If we, or if our service providers or any third party manufacturers, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could adversely affect our ability to market and sell our prospective therapeutic products.

If we, or if our service providers or any third party manufacturers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to develop, market and sell our prospective therapeutic products successfully and could harm our reputation and lead to reduced acceptance of our prospective therapeutic products. These enforcement actions may include:

•	restrictions on, or prohibitions against, marketing our prospective therapeutic products;

•	restrictions on importation of our prospective therapeutic products;

•	suspension of review or refusal to approve new or pending applications;

•	suspension or withdrawal of product approvals;

•	product seizures;

•	injunctions; and

•	civil and criminal penalties and fines.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business prospects could be adversely affected.

Our research and development activities may involve the use of hazardous materials, chemicals and various radioactive compounds, and we may maintain quantities of various flammable and toxic chemicals in our facilities in Israel. We may not have the requisite safety procedures in place to handle and dispose of these materials and any such procedures that we have or may have in place to comply with applicable regulations cannot eliminate the risk of accidental contamination or injury. If an accident occurs, we may be held liable for resulting damages which could be substantial. We also may be subject to numerous environmental, health and workplace safety laws and regulations including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of bio hazardous materials. We may incur substantial costs to comply with, and substantial fines or penalties if we violate any of these laws or regulations, which could significantly compromise our business prospects.

Risks Related to Competition and Commercialization of Our Prospective Therapeutic Products

The pharmaceutical and biotechnology market is highly competitive. If we are unable to compete effectively with existing products, new treatment methods and new technologies, we may be unable to commercialize any therapeutic products that we may develop in the future.

The biotechnology market is highly competitive, is subject to rapid technological change and is significantly affected by existing rival drugs and medical procedures, new product introductions and the market activities of other participants. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations may pursue the research and development of technologies, drugs or other therapeutic products for the treatment of some or all of the diseases that we are targeting or that we expect to target including superficial bladder, pancreatic and ovarian cancer. We also may face competition from products which have already been approved and accepted by the medical community for the treatment of these same indications. We believe a significant number of products are currently under development, and may become commercially available in the future, for the treatment of some or all of the diseases that we are targeting or that we expect to target including superficial bladder, pancreatic and ovarian cancer. We know of two products undergoing Phase III clinical testing for bladder cancer, namely Apaziquone (a bioreductive prodrug and a chemical analog of the chemotherapeutic agent mitomycin C with antineoplastic and cytotoxic activities) and Urocidin (which is designed to inhibit cancer cell division, induce apoptosis and stimulate anticancer cytokine synthesis).

Our competitors may develop products more rapidly or more effectively than us. Many of our competitors have:

•	much greater experience and much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining and maintaining regulatory approvals and in manufacturing and marketing therapeutic products;

•	products that have been approved or are in late stages of development;

•	established distribution networks;

•	collaborative arrangements in our target markets with leading companies and research institutions; and

•	entrenched and established relationships with healthcare providers and payors.

As a result of any of the foregoing factors, our competitors may develop or commercialize products with significant advantages over any therapeutic products that we may develop. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.

Even if we receive regulatory approval to market our prospective therapeutic products, the market may not be receptive to our prospective therapeutic products upon their commercial introduction which will prevent us from becoming profitable.

We may have difficulties convincing the medical community and third party payors to accept and use any of our prospective therapeutic products that may be approved for commercialization in the future. Key participants in pharmaceutical marketplaces, such as physicians, third party payors and consumers may not accept therapies utilizing the target genes. Even if such therapies are accepted by these participants, the medical community may not consider effectiveness and safety alone as a sufficient basis for prescribing our prospective therapeutic products in lieu of other alternative treatment methods and medications that are available. Other factors that we believe will affect market acceptance of our prospective therapeutic products include:

•	the timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained;

•	the safety, efficacy and ease of administration;

•	the success of physician education programs;

•	the availability of government and third party payor reimbursement;

•	the pricing of our prospective therapeutic products, particularly as compared to alternative treatment methods and medications; and

•	the extent to which alternative treatment methods and medications are more readily available as compared to the availability of any prospective therapeutic products that we may develop in the future.

Any therapeutic products that we may develop may become subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, thereby adversely affecting the profitability of our business.

The regulations that govern pricing for new medical products vary widely from country to country. As a result, we might obtain regulatory approval for a product in a particular country, but then be subjected to pricing regulations in that country that delay our commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country. In addition, our ability to commercialize any approved products successfully will depend in part on the extent to which reimbursement for these products will be available from government health administration authorities, private health insurers and other organizations. Even if we succeed in bringing one or more therapeutic products to the market, these products may not be considered cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our therapeutic products on a competitive basis. If the price we are able to charge for any therapeutic products that we develop and for which we obtain regulatory approval is inadequate in light of our development and other costs, our profitability could be adversely affected.

Risks Related to Our Dependence on Third Parties

We may not be able to execute our business strategy if we are unable to enter into or maintain our collaborations with other companies that can provide capabilities and funds for the development and commercialization of our prospective therapeutic products.

We do not have any capability for sales, marketing or distribution and have limited capabilities for product development including obtaining regulatory approval of any therapeutic product that we may develop. Accordingly, our current business strategy is to enter into collaborations with major pharmaceutical, biotechnology and other companies to jointly conduct advanced clinical development efforts for specific product candidates and to jointly commercialize them if they are approved. In such collaborations, we would expect our collaborators to provide substantial capabilities in clinical development, regulatory affairs, marketing and sales. We cannot guarantee whether and to what extent we will be able to enter into collaborative arrangements to develop and commercialize our prospective therapeutic products and to fund such development and commercialization, and any such collaborative arrangement that we may enter into may include terms and conditions that are unfavorable to us and we may be unsuccessful in maintaining any such collaborations that we enter into, which could significantly compromise our business prospects.

We rely on a limited number of third parties for the supply of BC-819, the component polyethylenimine and other raw materials required for our research and development activities and if we are unable to reach agreements with these third parties or if we are unable to maintain our contractual relationships with these third parties, our research and development activities would be delayed.

We rely on third parties for the provision of materials required for our research and development activities. Obtaining these materials requires various approvals as well as reaching a purchase or commercial agreement on acceptable terms with the provider of the materials. We may not be able to reach agreements with a sufficient number of suppliers or do so on terms acceptable to us. If we are unable to reach acceptable agreements with a sufficient number of suppliers of research materials, our research and development activities will be delayed and our ability to implement our business plan will be compromised.

If any collaborator terminates or fails to perform its obligations under agreements with us, the development and commercialization of our prospective therapeutic products could be delayed or terminated.

Our expected dependence on collaborators for capabilities and funding means that our business would be adversely affected if any collaborator terminates its collaboration agreement with us or fails to perform its obligations under any such agreement. Our current or future collaborations, if any, may not be scientifically or commercially successful. Disputes may arise in the future with respect to the ownership of rights to technology or therapeutic products developed with collaborators, which could have an adverse effect on our ability to develop and commercialize our prospective therapeutic products. If any collaborator terminates its collaboration with us, for breach or otherwise, it would be difficult for us to attract new collaborators and it could adversely affect how we are perceived in the business and financial communities. If any of these occur, the research, development and commercialization of one or more of our prospective therapeutic products could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

We have no manufacturing experience or resources and we must incur significant costs to develop this expertise or rely on third parties to manufacture our prospective therapeutic products.

We have no manufacturing experience. In order to develop products, apply for regulatory approvals and commercialize our prospective therapeutic products, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities. Manufacturing of our prospective therapeutic products must comply with the current Good Manufacturing Practice requirements set forth in the Quality System Regulation. The manufacturing process for our prospective therapeutic products is an element of the FDA approval process and we will need to contract with manufacturers who can satisfy the FDA requirements on an ongoing basis before we seek to obtain FDA approval. In addition, if we receive the necessary regulatory approval for any of our prospective therapeutic products, we also expect to rely on third parties, including our collaborators, to manufacture our therapeutic products in quantities sufficient for clinical trials and commercial marketing. We may experience difficulty in obtaining adequate manufacturing capacity for our commercial needs. If we are unable to obtain or maintain contract manufacturing for our prospective therapeutic products, or are unable to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our prospective therapeutic products.

Risks Related to Our Operations

If we are unable to retain Professor Abraham Hochberg, Dr. Patricia Ohana and other qualified key management and scientists, staff consultants and advisors, our ability to implement our business plan may be adversely affected.

Our success largely depends on the skills, experience and efforts of certain of our senior management. The loss of the service of any of these persons, including Professor Abraham Hochberg and Dr. Patricia Ohana, would likely significantly delay or prevent our achievement of product development and our other business objectives. Our employment agreements with our key personnel, including Professor Abraham Hochberg and Dr. Patricia Ohana, are terminable by the employee upon the provision of 90 days or three months advance written notice to us. We do not carry key man life insurance on any of our executive officers or other key employees. Should either of Professor Hochberg or Dr. Ohana cease his or her employment with us or should we otherwise lose his or her services, our ability to conduct our research and development activities would be significantly compromised.

We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss associated with our operations.

We are exposed to the risk of having claims seeking monetary damages being filed against us for loss or harm suffered by participants of our clinical studies or for loss or harm suffered by users of any drug that may receive approval for commercialization in the future. In either event, the FDA or the regulatory authorities of other countries or regions may commence investigations of the safety and effectiveness of any such clinical trial or commercialized drug, the manufacturing processes and facilities or marketing programs utilized in respect of any such trial or drug, and may result in mandatory or voluntary recalls of any commercialized drug or other significant enforcement action such as limiting the indications for which any such drug may be used, or suspension or withdrawal of approval for any such drug. Investigations by the FDA or any other regulatory authority in other countries or regions also could delay or prevent the completion of any of our other clinical development programs. In the event that we are required to pay damages for any such claim, we may be forced to seek bankruptcy or to liquidate because our asset and revenue base may be insufficient to satisfy the payment of damages and any insurance that we have obtained or may obtain for product or clinical trial liability may not provide sufficient coverage against potential liabilities. Our current clinical trials insurance policy provides coverage in the amount of up to $3,000,000 in the aggregate.

Risks Related to Government Regulation

We may be subject to U.S. federal and state and also foreign healthcare fraud and abuse laws and regulations and other regulatory reforms, and a finding of our failure to comply with such laws, regulations and reforms could have a material adverse effect on our business.

Our operations may be directly or indirectly affected by various broad U.S. federal and state healthcare fraud and abuse laws. These include the U.S. federal anti-kickback statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under U.S. federal healthcare programs, such as the Medicare and Medicaid programs. The U.S. federal anti-kickback statute is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, many states have adopted laws similar to the U.S. federal anti-kickback statute, and some of these laws are broader than that statute in that their prohibitions are not limited to items or services paid for by a U.S. federal healthcare program but, instead, apply regardless of the source of payment. Violations of these laws could result in fines, imprisonment or exclusion from government-sponsored programs.

Risks Related to Our Intellectual Property and Potential Litigation

Our exclusive license to certain patents will expire in 2017 and we may face increased competition from third parties who will be able to license the patents that we have used in our research and development activities.

Some of the patents underlying the exclusive license that Yissum Research Development Company of the Hebrew University of Jerusalem (Yissum) has granted to us, will expire beginning in 2017, after which time, any one or more of our competitors could develop generic alternatives to our prospective drugs, to the extent that these are not subject to additional protections, such as orphan drug status and exclusivity of biological drugs in the US.

We are required, and may be required in the future, to license patent rights from third party owners in order to develop our prospective therapeutic products in the future. If we cannot obtain such licenses or if such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We currently license technologies and other patents in conducting our research and development activities and we may be required to obtain additional licenses in the future in the event that we believe it is necessary or useful for our business and our research and development efforts to use third party intellectual property or if our efforts would infringe upon the intellectual property rights of third parties.

Additionally, should we succeed in obtaining any such license, our business prospects will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents for which we secured exclusive rights such as the exclusive license granted to us by Yissum in connection with our research on the H19 gene. Our licensors may terminate our license, may not successfully prosecute or may fail to maintain their patent applications to which we are licensed, may determine not to pursue litigation against other persons that are infringing these patents or may pursue such litigation less aggressively than we would. Without protection for the intellectual property that we have been licensed and that we may obtain licenses in the future, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive position and harm our business prospects.

If we fail to comply with our obligations under our license with Yissum or other licenses or related agreements that we are a party to and that we may enter into in the future, we could lose license rights that may be necessary for developing our target gene-based therapeutic products.

The exclusive license granted to us by Yissum and any license that we may enter into in the future in connection with our efforts to develop drugs utilizing the target genes may impose various development, commercialization, funding, royalty, diligence, sublicensing, insurance and other obligations on us. Our obligations under any of these license agreements could include, without limitation:

•	royalty payments;

•	annual maintenance fees;

•	providing progress reports;

•	maintaining insurance coverage;

•	paying fees related to prosecution, maintenance and enforcement of patent rights;

•	minimum annual payments; and

•	performing commercially reasonable diligent efforts to develop and to introduce therapeutic products into the commercial market as soon as practicable.

If we were to breach any of our material obligations as described below, the licensor may have the right to terminate the license which could result in our being unable to develop, manufacture and sell products that are covered by the licensed technology or a competitor’s gaining access to the licensed technology. Under the terms of the exclusive license granted to us by Yissum, Yissum has the right to terminate the license in the event that we become bankrupt or insolvent, or if our business is placed in the hands of a receiver, assignee or trustee. In addition, Yissum has the right to terminate the license for any material breach of the license by us in the event that we fail to remedy such material breach within ninety days of Yissum’s notice of our material breach and its intent to terminate, provided that the material breach is curable within ninety days. In the event that the material breach cannot be remedied within ninety days, Yissum may not terminate the license if we take reasonable commercial action to cure such breach as promptly as practicable. The Israeli Contract Law (Remedies for Breach of Contract) — 1970, defines the term “material breach” as a breach, with regards to which, it may be assumed that a reasonable person would not have entered into the specific agreement had that person foreseen the breach and the outcome thereof, or a breach which is specifically defined as material in the agreement. Acts which may constitute a material breach of the license agreement by us may include, for example: the granting of sublicenses not in compliance with the provisions of the license agreement, a breach of our obligations to pay royalties and provide the necessary reports with respect thereto, a breach of our obligations not to disclose or misuse certain confidential information of Yissum, and a breach of our obligations to develop and commercialize the licensed technology (including our obligation to fund certain research and development activities) and to conduct patent prosecution and maintenance, as further described below.

We have agreed to provide research and development funding to Yissum in connection with the license, which we may terminate upon 90 days prior written notice to Yissum. In such event, we are required to compensate Yissum for all expenses incurred by it prior to the notification date in connection with its research efforts and all additional expenses that Yissum had assumed the obligation to cover prior to the notification date.

In addition, we have agreed to prepare, register and maintain any patent application or patent that may arise out of our research and development efforts pursuant to our license with Yissum and to bear all expenses of preparation, registration and maintenance. We agreed to keep Yissum informed of filing and prosecutions pursuant to the agreement, including submission of copies of all official actions, relevant correspondence, applications, continuations or like proceedings, and responses thereto. We agreed to consult Yissum regarding any abandonment of the prosecution of patent applications arising out of the license. In the event that we decide not to commence or continue the process of patent registration in a certain country, we must notify Yissum of this decision. Yissum may then individually prepare, register and maintain any such patent. We must inform Yissum of our desire to assume the expenses incurred by Yissum in connection with its patent registration within 90 days from the date in which Yissum notifies us of its decision to prepare, register and maintain such patent. In the event that we decide not to assume these expenses, or in the absence of our reply within the above 90 day period, the exclusive, worldwide license granted to us by Yissum will no longer be applicable in such countries in which we elected not to file or to abandon the filing, prosecution or maintenance of patents pursuant to the license.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We currently rely and intend to rely in the future on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position and harm our business prospects.

If we are not able to obtain and enforce patent protection for our inventions, our ability to develop and commercialize our prospective therapeutic products will be harmed.

Our success depends, to a considerable extent, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we may prevent others from unlawfully using our inventions and proprietary information. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards that the U.S. Patent and Trademark Office, or PTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly and may change. There also is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Even if our rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed with respect to any patents issued to us or to others. Additionally, the mere issuance of a patent does not guarantee that it is valid or enforceable against third parties.

A third party may sue us for infringing its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of third party proprietary rights. In addition, a third party may claim that we have improperly obtained or used its confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be significant, and the litigation would divert our management’s efforts. From a financial perspective, there is a risk that we would not be able to sustain the costs of any such litigation and would be forced to seek bankruptcy or to liquidate because of our limited asset and revenue base.

Risks Related to Our Operations in Israel

If there are significant shifts in the political, economic and military conditions in Israel, it could have a material adverse effect on our operations.

Our operations will be directly influenced by the political, economic and military conditions affecting Israel at any given time. A change in the security and political situation in Israel and in the economy could impede the raising of the funds required to finance our research and development plans, to create joint ventures with third parties and could otherwise have a material adverse effect on our business, operating results and financial condition. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there have been times since October 2000 when Israel has experienced an increase in unrest and terrorist activity. The establishment in 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the region. In mid-2006, there was a war between Israel and the Hezbollah in Lebanon, resulting in thousands of rockets being fired from Lebanon up to 50 miles into Israel. In January 2009, Israel attacked, during three weeks, Hamas strongholds in the Gaza strip, in reaction to rockets that were fired from Gaza up to 25 miles into Israel. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could result in damage to our facilities and likewise have a material adverse effect on our business, operating results and financial condition. Furthermore, several countries restrict business with Israeli companies. This may impair our ability to sell our prospective therapeutic products in certain countries.

Our operations could be disrupted as a result of the obligation of our personnel to perform military service.

All of our executive officers and key employees of our business reside in Israel and some are required to perform annual military reserve duty and may be called for active duty under emergency circumstances at any time. Our operations could be disrupted by the absence for a significant period of time of one or more of these officers or key employees due to military service. Any such disruption could adversely affect our business, results of operations and financial condition.

Because a substantial portion of our revenues is expected to be generated in U.S. Dollars and Euros, our potential revenue may be reduced due to currency exchange rate fluctuations.

In the future, we expect that a substantial portion of our revenues will be generated in U.S. Dollars and Euros. BTI financial records are maintained, and we expect that BioCancell's financial records will be maintained, in New Israel Shekels, which is the functional currency of the Company. As a result, BioCancell's financial results might be affected by fluctuations in the exchange rates of currencies in the countries in which our prospective therapeutic products may be sold.

Currency exchange controls may restrict our ability to utilize our cash flows.

We intend to receive proceeds from sales of any prospective therapeutic product we may develop and also to pay our operational costs and expenses in U.S. Dollars, Euros and other foreign currencies. However, we may be subject to existing or future rules and regulations on currency conversion. In 1998, the Israeli currency control regulations were liberalized significantly, and there are currently no currency controls in place. Legislation remains in effect, however, pursuant to which such currency controls could be imposed in Israel by administrative action at any time. We cannot assure you that such controls will not be reinstated, and if reinstated, would not have an adverse effect on our operations.

The ability of any Israeli company, such as BioCancell , to pay dividends is subject to Israeli law and the amount of cash dividends payable may be subject to devaluation in the Israeli currency.

The ability of an Israeli company, such as BioCancell, to pay dividends is governed by Israeli law, which provides that cash dividends may be paid only out of retained earnings as determined for statutory purposes in Israeli currency. In the event of a devaluation of the Israeli currency against the U.S. Dollar, the amount in U.S. Dollars available for payment of cash dividends out of prior years’ earnings will decrease. Cash dividends paid by an Israeli corporation to a United States resident corporate parent are subject to the Convention for the Avoidance of Double Taxation between Israel and the United States. Under the terms of the Convention, such dividends are subject to taxation by both Israel and the United States. Any change in these laws or regulations could adversely affect our ability to declare and pay dividends.

The termination or reduction of tax and other incentives that the Israeli Government provides to domestic companies, such as our wholly-owned subsidiary BioCancell Therapeutics Israel Ltd., may increase the costs involved in operating a company in Israel.

The Israeli Government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli Government has reduced the benefits available under these programs and the Israeli Governmental authorities have indicated that the government may in the future further reduce or eliminate the benefits of those programs. BTI's wholly-owned Israeli subsidiary, BioCancell Therapeutics Israel Ltd. ("BioCancell Israel" or "BTIL"), currently takes advantage of these programs. There is no assurance that such benefits and programs would continue to be available in the future to BioCancell Israel. If such benefits and programs were terminated or further reduced, it could have an adverse affect on our business, operating results and financial condition.

Any Israeli government grants that we receive for research and development expenditures limit or prohibit our ability to manufacture products and transfer know-how outside of Israel and require us to satisfy specified conditions.

We receive grants from the Israeli government through the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or the OCS, for the financing of a significant portion of our research and development expenditures. Israeli law requires that the manufacture of products developed with government grants be carried out in Israel, unless the OCS approves otherwise. Such approval, if given, is generally conditioned on an increase in the total amount to be repaid to the OCS, to an amount of up to 300% of the funds received, plus interest (the exact amount would depend on the extent of the manufacturing to be conducted outside of Israel). The restriction on manufacturing outside of Israel does not apply to the extent that plans to manufacture outside Israel were disclosed when application for funding was filed. Transfer of OCS-funded technologies and know-how outside of Israel is restricted, unless conducted in accordance with the restrictions set forth under Israeli law. Israeli law further specifies that both the transfer of know-how as well as the transfer of intellectual property rights in such know-how are subject to the same restrictions, namely the approval of the OCS. Such approval, if given, might be subject to special reimbursement which may be required to be paid to the Government of Israel.

If we fail to comply with the conditions imposed by the Office of the Chief Scientist, including the payment of royalties with respect to grants received, we may be subject to certain sanctions which are set forth under Israeli law, including the possible refund of any payments previously received, together with interest and penalties. The difficulties in obtaining the approval of the OCS for the transfer of manufacturing rights, technology, know-how and intellectual property rights in such know-how, outside of Israel, could prevent us from entering into strategic alliances or other transactions that provide for such a transfer which in turn could adversely affect our business, results of operations and financial condition.

Enforcing a U.S. judgment against our Company, our executive officers and directors and some of the experts named in this proxy statement/prospectus, or asserting U.S. securities law claims in Israel.

It may be difficult to effect service of process on some or all of our executive officers, directors and the experts named in this proxy statement/prospectus. Furthermore, most of our assets and most of the assets of our executive officers and directors and some of the experts named in this proxy statement/prospectus are located outside the United States. Therefore, a judgment obtained against us or any of them in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

Even if an Israeli court agrees to hear such a claim, it may determine that Israeli, and not U.S., law is applicable to the claim. Under Israeli law, if U.S. law is found to be applicable to such a claim, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Furthermore, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment may no longer be appealed;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are satisfied and subject to exceptional cases, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there is a finding of lack of due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Risks Related to BioCancell Ordinary Shares

The obligations associated with being an independent public company require significant resources and management attention.

BioCancell will be subject to the reporting requirements pursuant to Section 15(d) of the Exchange Act, and the Sarbanes-Oxley Act of 2002. BioCancell, like all other public and reporting companies, shall incur additional expenses and, to a lesser extent, application of its management’s time, in its efforts to comply with the reporting obligations under the Exchange Act and to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. BioCancell's failure to prepare and disclose this information in a timely manner could subject it to penalties under federal securities laws, expose it to lawsuits and restrict its ability to access financing.

BioCancell has not yet evaluated its internal controls over financial reporting in order to allow management to report on, and its independent auditors to attest to, its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as “Section 404”. In the event that BioCancell will continue to report under the Exchange Act, BioCancell will be required to include its Section 404 management’s assessment of internal control over financial reporting beginning with its second annual report filed following the date of this proxy statement/prospectus. Pursuant to current SEC rules, if BioCancell's market capitalization exceeds $75 million, BioCancell will be required to include an independent auditor’s attestation on management’s report on internal control over financial reporting in its annual reports.

If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that BioCancell's management’s report is fairly stated or to express an opinion on the effectiveness of its internal controls, this could result in a loss of investor confidence in BioCancell's financial reports, have an adverse effect on BioCancell's share price and/or subject BioCancell to sanctions or investigation by regulatory authorities.

We expect volatility in the price of BioCancell's ordinary shares, which may subject us to securities litigation.

If established, the market for BioCancell's ordinary shares may be characterized by significant price volatility when compared to seasoned issuers, and we expect that BioCancell's share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our U.S. investors could suffer adverse U.S. tax consequences if we are characterized as a passive foreign investment company (“PFIC”).

BioCancell will be a PFIC if, after applying certain look-through rules, (1) 75% or more of its gross income in any taxable year is passive income or (2) 50% or more of the value, determined on the basis of a quarterly average, of its assets in any taxable year produce, or are held for the production of, passive income.   For this purpose, cash (including proceeds from offerings) is considered to be a passive asset.  Passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income.  If BioCancell is or becomes a PFIC, U.S. investors could suffer adverse U.S tax consequences, including being taxed at ordinary income tax rates and being subject to an interest charge on gain from the sale or other disposition of their BioCancell ordinary shares and on certain “excess distributions” they receive with respect to their BioCancell ordinary shares.  BioCancell does not presently know whether it will be a PFIC for the taxable year 201 2 .  PFIC status is determined as of the end of each taxable year and is dependent on a number of factors, including BioCancell’s income, assets, including proceeds from offerings, and the value of BioCancell’s ordinary shares.  Therefore, there can be no assurance that BioCancell will not become a PFIC in 2012 or in any other future taxable year.  The PFIC rules are complex, and U.S. investors are urged to consult their tax advisors regarding the application of the PFIC rules to BioCancell and their BioCancell ordinary shares and warrants.  For additional information regarding BioCancell’s PFIC status, see the discussion of “Passive Foreign Investment Company Considerations” beginning on page 25.

PROPOSAL ONE — THE REINCORPORATION MERGER

The following is a summary of the material aspects of the proposed reincorporation merger. The following summary may not contain all of the information that is important to you. You are encouraged to read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 5 for a more complete understanding of the reincorporation merger.

Pursuant to the merger agreement entered into among BTI, BioCancell and a wholly-owned Delaware subsidiary of BioCancell, at the effective time of the merger, BTI will merge with and into a wholly-owned subsidiary of BioCancell, an Israeli corporation, and BTI shall become a wholly-owned subsidiary of BioCancell. Each share of BTI common stock will be automatically converted into a BioCancell ordinary share and the stockholders of BTI will become shareholders of BioCancell.

In connection with the reincorporation merger, (i) each outstanding option to purchase BTI common stock will be automatically converted into an option to purchase BioCancell ordinary share with the same exercise price and vesting schedule as the converted stock option, (ii) each outstanding BTI Series 3 Warrant and Series 4 Warrant will be automatically converted into BioCancell Series 1 Warrant and Series 2 Warrant, respectively,  (iii) each outstanding BTI warrant issued in the 2008 private placement shall be converted into warrants of BioCancell with the same terms , and (iv) each outstanding BTI warrant issued in the 2010 private placement, which its holder has given his consent for the amendments of the terms of such warrant pursuant to the reincorporation merger, will be converted into warrants of BioCancell with the same terms.

Reasons for the Reincorporation Merger and the Recommendation of the BTI Board of Directors with Respect to the Reincorporation Merger

As a Delaware corporation listed on TASE, every public offering in Israel of equity securities requires an effective registration statement on file with the SEC, and an Israeli prospectus on file both with the Israeli Securities Authority, or ISA, and TASE. These requirements significantly limit our ability to raise funds to support our business.

In addition, as a domestic reporting company in the U.S. and a reporting company in Israel, we are required to file with the SEC financial statements prepared in accordance with U.S. GAAP, while in Israel, we are required to file with the ISA financial statements prepared in accordance with IFRS. These requirements place a heavy burden on our management, and lead to diversion of management time and attention. For these reasons, the BTI board of directors determined that it was in the best interests of BTI and its stockholders to recommend a reincorporation of BTI from Delaware into Israel. There are other differences between Delaware and Israel corporate law. For information regarding certain significant difference between Delaware law and Israel law, see “Differences between the Rights of BTI Stockholders and BioCancell Shareholders — Significant Differences between the Corporation Laws of Delaware and Israel” beginning on page 30.

The board of directors of BTI, in reaching its decision to approve the merger agreement and to recommend that BTI stockholders vote to approve the reincorporation merger, consulted with its financial and legal advisors and also considered a number of potentially positive and negative factors, including the following material factors:

•	the availability of appraisal rights to stockholders of BTI (see “Appraisal Rights” beginning on page 19 and Annex B to this proxy statement/prospectus);

•	the possibility of disruption to our operations associated with the reincorporation merger and the risk that the merger might not be completed in a timely manner or at all;

•	the fees and expenses associated with completing or attempting to complete the reincorporation merger;

•	the fact that the merger will be taxable to BTI stockholders for U.S. federal and Israeli income tax purposes;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the reincorporation merger; and

•	the other risks and uncertainties discussed above under “Risk Factors – Risks Related to the Reincorporation Merger” beginning on page 5.

After taking into account all of the factors set forth above, as well as others, the BTI board of directors and our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, the BTI board of directors has determined the reincorporation merger to be in the best interests of BTI stockholders, and declared the merger agreement advisable. The BTI board of directors recommends that BTI stockholders vote “FOR” approval of the reincorporation merger. Our board of directors has also approved the merger agreement and the reincorporation merger.

The foregoing discussion of items that the BTI board of directors and our board of directors considered is not intended to be exhaustive, but includes material items that each board of directors considered. The boards of directors did not assign relative weights to the above factors or the other factors considered by them. In addition, the boards of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the boards of directors may have considered different factors than those described above and may have given different weights to different factors.

Accounting Treatment of the Reincorporation Merger

The reincorporation merger will have no accounting impact on BTI. BioCancell will be entitled to, and we currently expect that it will, file with the SEC financial statements prepared in accordance with IFRS.

 Employment Arrangements

The reincorporation merger is not expected to materially impact the employment terms of our employees who shall be either continue to be employed by BioCancell Israel or BTI or be employed by BioCancell.

Dissenters’ Rights/Appraisal Rights

Holders of shares of BTI common stock who have not provided a proxy with respect to their shares of BTI common stock (or who have revoked any previously submitted proxy) and have not otherwise consented to or voted in favor of the reincorporation merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the reincorporation merger under Section 262 of the Delaware General Corporation Law, which we refer to as Section 262. As used in this section, the term “stockholders” refers to the holders of shares of common stock of BTI entitled to seek appraisal rights under Section 262, and the term “surviving corporation” refers to BTI.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by Section 262, the full text of which is attached to this proxy statement/prospectus as Annex B. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Failure to comply strictly with the procedures set forth in Section 262 will result in the loss of appraisal rights.

 Under Section 262(d)(1), holders of shares of BTI common stock who have not provided a proxy with respect to their shares of BTI common stock (or who have revoked any previously submitted proxy) and have not otherwise consented to or voted in favor of the reincorporation merger, and who otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Court of Chancery, and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Filing Written Demand.  Under Section 262(d)(1), where a merger agreement is submitted for approval at a meeting of stockholders, the constituent corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of Section 262. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Such demand should also specify the stockholder’s name and mailing address and the number of shares covered by the demand. Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to the surviving corporation at the following address: c/o BioCancell Therapeutics Inc., Beck Science Center, 3rd Floor, 8 Hartom St., Jerusalem 97775, Israel, Attention: Avraham Hampel. The closing of the reincorporation merger is conditioned upon not more than 5% of the holders of the outstanding common stock having exercised their appraisal rights under Delaware law.

Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective. Any holder of common stock of BTI who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, BTI believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

A holder of common stock of BTI wishing to exercise appraisal rights must hold the shares of record on the effective date of the merger and hold the shares of record on the date the written demand for appraisal is made, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger or prior to the date such demand is made. Only a holder of record of common stock of BTI is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of BTI should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record owner (such as a broker, bank or nominee) who holds common stock of BTI as a nominee for others, may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners as to which the holder is the record owner; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all common stock of BTI held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Filing a Petition for Appraisal.  Within 120 days after the effective date of the merger, the surviving corporation or any holder of common stock of BTI who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal rights. Neither BTI nor the surviving corporation is under any obligation to and has no present intention to file a petition for appraisal and holders of common stock of BTI should not assume that BTI or the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of common stock of BTI to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of BTI within the time prescribed in Section 262. It is not necessary that each stockholder asserting appraisal rights file a petition for appraisal in the Court of Chancery. Rather a single valid petition will suffice for the petitioning and non-petitioning stockholders who have properly demanded appraisal.

Within 120 days after the effective date of the merger, any holder of common stock of BTI who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of BioCancell held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of common stock of BTI and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. At the hearing on the petition, the Court of Chancery will determine those stockholders who are entitled to an appraisal of their shares and may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value.  After the Court of Chancery determines the holders of common stock of BTI entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Court of Chancery will take into account all relevant factors.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding (which do not include attorney’s fees and fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of any stockholder in connection with the appraisal proceeding, the Court of Chancery may order that all or a portion of the expenses incurred by a stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
Any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to such demand or to receive payment of dividends or other distributions on such shares of common stock, except for dividends or other distributions payable to holders of record of shares as of a record date that is before the effective time of the merger.

If any stockholder who demands appraisal of shares of common stock of BTI under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock of BTI will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION MERGER

The following discussion summarizes certain U.S. federal income tax consequences of the reincorporation merger to holders of BTI common stock, Series 3 Warrants and Series 4 Warrants (such warrants collectively hereinafter referred to as the “Warrants”) who hold their BTI common stock and Warrants as capital assets within the meaning of Section 1221 of the Code.  As used in this section, the term “U.S. Holder” means a holder of BTI common stock or Warrants who is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxes, regardless of its source; or

•
a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used in this section, the term “Non-U.S. Holder” is a holder of BTI common stock or Warrants that is not a U.S. Holder (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of BTI common stock or Warrants, the U.S. income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  A beneficial owner of BTI common stock or Warrants that is a partnership for U.S. federal income tax purposes, and the partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the reincorporation merger to them.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to holders of BTI common stock or Warrants in light of their individual circumstances, or to such holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	holders who are subject to the alternative minimum tax;

•	tax-exempt organizations;

•	certain former citizens and long-term residents of the United States;

•	holders that have a functional currency other than the U.S. dollar;

•	banks, mutual funds, real estate investment trust, financial institutions, insurance companies;

•	pass-through entities;

•	holders that will own (directly, indirectly, or constructively) 10% or more (by voting power) of the stock of BioCancell after the reincorporation merger;

•	holders who acquired BTI common stock or, Warrants or options in connection with the exercise of employee options or otherwise as compensation; or

•
holders who hold BTI common stock or Warrants as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

No ruling has been or will be sought from the United States Internal Revenue Service (the Service”) as to the U.S. federal income tax consequences of the reincorporation merger, and the following discussion is not binding on the Service or the courts.  This discussion is based upon the Code, Treasury regulations promulgated thereunder, judicial and administrative rulings and decisions in effect as of the date of this Registration Statement, all of which are subject to change, possibly with retroactive effect.  This summary does not address the tax consequences of the reincorporation merger under state, local and foreign laws or under U.S. federal tax laws other than U.S. federal income tax laws.

Holders of BTI common stock and Warrants are urged to consult their own tax advisors regarding the tax consequences of the reincorporation merger and of holding and owning BioCancell ordinary shares and BioCancell Warrants (defined below) after the reincorporation merger, including the applicability of state, local and foreign laws, to their particular circumstances.

Inversion Rules

Section 7874(b) of the Code provides that if, pursuant to a plan (or a series of related transactions), a foreign corporation (such as BioCancell) directly or indirectly acquires substantially all of the assets of a U.S. corporation (such as BTI) (an “Inversion Acquisition”) and after the Inversion Acquisition, 80% or more of the stock (by vote or value) of the foreign corporation (excluding stock issued in a public offering related to the acquisition) is owned by the former shareholders of the U.S. corporation by reason of their ownership of such corporation, the foreign corporation will be considered a U.S. corporation that is subject to U.S. federal income tax on its worldwide income.  In addition, Section 7874(a) of the Code provides that if, after an Inversion Acquisition, the former shareholders of the U.S. corporation own 60% or more (but less than 80%) of the stock (by vote or value) of the foreign corporation by reason of their ownership of the U.S. corporation, the U.S corporation is subject to U.S. federal income tax on its “inversion gain” recognized during the 10-year period following the acquisition.  However, if, after the Inversion Acquisition, the foreign corporation and certain of its affiliates have substantial business activities in the foreign country in which such foreign corporation is either created or organized when compared to the total business activities of the foreign corporation and such affiliates, then neither Section 7874(a) or 7874(b) apply.

After the reincorporation merger, it is expected that the shareholders of BTI common stock will own greater than 80% of BioCancell’s voting shares as a result of their stock ownership in BTI.  However, BioCancell is an Israeli corporation and, after the reincorporation merger, BioCancell and its affiliates are expected have substantial business activities in Israel as compared to the total business activities of BioCancell and its affiliates.  The determination of whether BioCancell and its affiliates have substantial business activities in Israel is based on all facts and circumstances and it is possible that the Service or a court could disagree with our conclusion.  The discussion below assumes that BioCancell will not be treated as a U.S corporation under Section 7874(b) of the Code for U.S. federal income tax purposes.

Reincorporation Merger

U.S. Holders

A U.S. Holder who exchanges its BTI common stock, Series 3 Warrants and Series 4 Warrants for BioCancell ordinary shares, Series 1 Warrant and Series 2 Warrants (such warrants collectively the “BioCancell Warrants”), respectively, in the reincorporation merger, will recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the BioCancell ordinary shares and/or BioCancell Warrants received over (ii) the U.S. Holder’s adjusted tax basis in the BTI common stock and/or Warrants, exchanged therefor.  Such gain will be long-term capital gain if the U.S. Holder held its BTI common stock or Warrants, as applicable, for more than one year.  Long-term capital gain is generally subject to a maximum U.S. income tax rate of 15% for taxable years beginning on or before December 31, 2012.  A U.S. Holder that realizes a loss on the exchange of either its BTI common stock or Warrants will not recognize such loss for U.S. federal income tax purposes.

A U.S. Holder that recognizes gain for U.S. federal income tax purposes upon the exchange will generally have a tax basis in the BioCancell ordinary shares and/or BioCancell Warrants, as applicable, received equal to its tax basis in the BTI common stock and/or Warrants exchanged, increased by any gain recognized as a result of the reincorporation merger.  The U.S. Holder’s holding period in such stock and securities may generally include the holding period for the BTI common stock and Warrants exchanged therefor.

A U.S. Holder that realizes but does not recognize a loss on the exchange for U.S. federal income tax purposes will have a tax basis in its BioCancell ordinary shares and/or BioCancell Warrants, as applicable, received equal to its tax basis in the BTI common stock and/or Warrants, respectively, exchanged therefor.  The U.S. Holder’s holding period in BioCancell ordinary shares and/or BioCancell Warrants, as applicable, received will generally include the holding period of the BTI common stock and/orWarrants, respectively, exchanged therefor.

Non-U.S. Holders

A Non-U.S. Holder who exchanges its BTI common stock and Warrants for BioCancell ordinary shares and BioCancell Warrants, respectively, in the reincorporation merger, will not recognize gain or loss,  unless any such gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and if certain income tax treaties apply, is attributable to a permanent establishment or fixed place of business, as applicable, in the United States) (collectively, “effectively connected income”).  In such case, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such effectively connected income in the same manner as a U.S. Holder (and in the case of a Non-U.S. Holder that is a corporation, possibly an additional branch profits tax equal to 30% (or a lesser rate if certain income tax treaties apply)).  In addition, if a Non-U.S. Holder is an individual who is present in the United States for a period aggregating 183 days or more in the taxable year of the exchange and certain other conditions are met, then such Non-U.S. Holder may be subject to a U.S. 30% flat tax (or a lesser rate if certain income tax treaties apply) on any capital gain realized on the exchange.

U.S Holders and Non-U.S. Holders should consult their own tax advisors as to the specific U.S. federal income tax consequences to them of the reincorporation merger.

Certain U.S. Federal Income Tax Consequences of Holding and Disposing of BioCancell Ordinary Shares and BioCancell Warrants

U.S Holders

Distributions on Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a distribution paid by BioCancell (including the amount of any Israeli taxes withheld) with respect to its ordinary shares to a U.S. Holder will generally be treated as dividend income to the extent that the distribution does not exceed BioCancell’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes.  The amount of any distribution that exceeds the amount treated as a dividend will generally be treated first as a nontaxable return of capital, reducing the U.S. Holder’s tax basis in its ordinary shares to the extent thereof, and then as capital gain from the deemed disposition of BioCancell ordinary shares.  U.S. corporate Holders will not be allowed a deduction for dividends received in respect of the ordinary shares.  Dividends paid in a currency other than the U.S. dollar will generally be included in the income of the U.S. Holder at the dollar amount of the dividend based upon the exchange rate in effect on the date the distribution is includible in income.  Any subsequent gain or loss arising as a result of exchange rate fluctuations generally will be taxable as U.S. source ordinary income or loss.

Dividends that are received by U.S. Holders that are individuals, estates or trusts will be taxed at a reduced rate of tax (currently a maximum rate of 15% for taxable years beginning on or before December 31, 2012), provided that such dividends meet the requirements, including certain holding period requirements, of “qualified dividend income.” Dividends that fail to meet such requirements, and dividends received by corporate U.S. Holders, are generally taxed at U.S. ordinary income rates.  Qualified dividend income generally includes dividends paid by a non-U.S. corporation, such as BioCancell, if either: (i) the stock of the payor corporation is readily tradable on an established securities market in the United States or (ii) the payor corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an information exchange program and is determined to be satisfactory by the Service.  The Service has determined that the United States-Israel income tax treaty is satisfactory for this purpose. Dividends paid by a non-U.S. corporation will not qualify for such reduced rates, however, if such corporation is treated, for the taxable year in which the dividend is paid or the preceding taxable year as a “passive foreign investment company” for U.S. federal income tax purposes.  See the discussion below under “Passive Foreign Investment Company Considerations.”

Subject to certain conditions and limitations, any Israeli income taxes withheld from dividends received by U.S. Holders in respect of their BioCancell ordinary shares may generally be deducted from taxable income or claimed as a foreign tax credit in computing their U.S. federal income tax liability.  Dividends paid by BioCancell will generally be foreign source “passive income” for U.S. foreign tax credit purposes.  The rules relating to foreign tax credits and deductions for foreign taxes are complex, and U.S. Holders should consult their tax advisors to determine whether and to what extent they would be entitled to a credit or deduction.

Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” upon the sale, exchange or other disposition of BioCancell ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in its ordinary shares.  The gain or loss recognized on the disposition will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year at the time of the disposition.  Long-term capital gains of certain non-corporate taxpayers are generally subject to a maximum tax rate of 15% for taxable years beginning on or before December 31, 2012.  The deductibility of capital losses is subject to certain limitations.  Gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of BioCancell ordinary shares will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes.

Warrants

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” a U.S. Holder generally will not recognize gain or loss upon the exercise of the BioCancell Warrants.  A U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other disposition of the BioCancell Warrants in an amount equal to the difference between the amount realized and the U.S. Holder’s tax basis in its BioCancell Warrants.  Such capital gain or loss will constitute long-term capital gain or loss if the BioCancell Warrants were held for more than one year.  Long-term capital gains recognized by certain non-corporate U.S. Holders in taxable years beginning on or before December 31, 2012, may qualify for a reduced rate of taxation not exceeding 15%.  If a BioCancell Warrant is allowed to lapse unexercised, a U.S. Holder would generally have a capital loss equal to its tax basis in the BioCancell Warrant.  The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

BioCancell will be a “passive foreign investment company,” or PFIC, for any taxable year if, after applying certain look-through rules, either (1) 75% or more of its gross income in the taxable year is passive income or (2) 50% or more of the value, determined on the basis of a quarterly average, of its assets in the taxable year produce, or are held for the production of, passive income.   For this purpose, cash (including proceeds from offerings) is considered to be a passive asset.  Passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income.

If BioCancell is or becomes a PFIC, unless one of the elections discussed below is made on a timely basis, U.S. Holders will be taxable on gain recognized from the disposition of its BioCancell ordinary shares (including gain deemed recognized if such shares are used as security for a loan) and upon receipt of certain “excess distributions” with respect to its BioCancell ordinary shares as if such income had been recognized ratably over the U.S. Holder’s holding period for the BioCancell ordinary shares.  The U.S. Holder’s income for the current taxable year would include (as ordinary income) amounts allocated to the current taxable year and to any taxable period prior to the first day of the first taxable year for which BioCancell is a PFIC.  Tax would also be computed at the highest ordinary income tax rate in effect for each other taxable period to which income is allocated, and an interest charge on the tax as so computed would also apply.  Special rules apply to U.S. Holders who hold warrants in a PFIC.  Additionally, if we were a PFIC, U.S. Holders who acquire BioCancell ordinary shares from a decedent will generally be denied the normally-available step-up in basis for such shares to fair market value and, instead, will generally have a tax basis in such shares equal to the lower of the decedent’s basis or the fair market value of such shares on the date of the decedent’s death.  Furthermore, if BioCancell is a PFIC, each U.S. Holder will generally be required to file an annual report with the Service for taxable years beginning on or after March 18, 2010.

As an alternative to the tax treatment described above, a U.S. Holder could elect to treat BioCancell as a “qualified electing fund” (“QEF”); provided that BioCancell supplies certain information to the U.S. Holder.  A U.S. Holder cannot make a QEF election with respect to a warrant.  If a U.S. Holder makes a QEF election, the U.S. Holder would be required to include in income, for each taxable year that we are a PFIC, its pro rata share of BioCancell’s ordinary earnings as ordinary income and its pro rata share of BioCancell’s net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge.  Any income inclusion will be required whether or not such U.S. Holder owns BioCancell ordinary shares for an entire taxable year.  The amount so includable will be determined without regard to BioCancell’s prior year losses or the amount of cash distributions, if any, received from BioCancell.  A U.S. Holder’s tax basis in its BioCancell ordinary shares will increase by any amount included in income and decrease by any amounts not included in income when distributed because such amounts were previously taxed under the QEF rules.  So long as a U.S. Holder’s QEF election is in effect beginning with the first taxable year in which BioCancell is a PFIC during the U.S. Holder’s holding period for its BioCancell ordinary shares, any gain or loss realized by such holder on the disposition of its BioCancell ordinary shares held as a capital asset would generally be a capital gain or loss.  The QEF election must be made on or before the due date of the U.S holder’s U.S. federal income tax return for the taxable year for which the election is made.  The QEF election is made on a shareholder-by-shareholder basis, applies to all BioCancell ordinary shares held or subsequently acquired by an electing U.S. Holder and can be revoked only with the consent of the Service.

As an alternative to making a QEF election, a U.S. Holder of PFIC stock which is “marketable stock” (i.e., “regularly traded” on a “qualified exchange or other market”) may in certain circumstances avoid certain of the tax consequences generally applicable to holders of stock in a PFIC by electing to mark the stock to market as of the beginning of such U.S. Holder’s holding period for such stock.  Special rules will apply if a U.S. Holder makes the mark-to-market election after the first taxable year in a U.S. Holder’s holding period in which we are a PFIC.  In addition, under current law, a mark-to-market election cannot generally be made for warrants.  As a result of such election, in any taxable year that we are a PFIC, a U.S. Holder would generally be required to report gain or loss to the extent of the difference between the fair market value of its BioCancell ordinary shares at the end of the taxable year and such U.S. Holder’s tax basis in its BioCancell ordinary shares at that time.  Any gain under this computation, and any gain on an actual disposition of BioCancell ordinary shares, in a taxable year in which we are a PFIC, would be treated as ordinary income.  Any loss under this computation, and any loss on an actual disposition of the ordinary shares, in a taxable year in which we are a PFIC, generally would be treated as ordinary loss to the extent of the cumulative net-mark-to-market gain previously included.  Any remaining loss from marking BioCancell ordinary shares to market will not be allowed, and any remaining loss from an actual disposition of BioCancell ordinary shares generally would be capital loss.  A U.S. Holder’s tax basis in its BioCancell ordinary shares is adjusted annually for any gain or loss recognized under the mark-to-market election.  There can be no assurances that there will be sufficient trading volume with respect to the BioCancell ordinary shares for such shares to be considered “regularly traded,” or that BioCancell ordinary shares will trade on a qualified exchange or other market.  Accordingly, there are no assurances that the BioCancell ordinary shares will be marketable stock for these purposes.   As with a QEF election, a mark-to-market election is made on a shareholder-by-shareholder basis, applies to BioCancell all ordinary shares held or subsequently acquired by an electing U.S. Holder and can only be revoked with consent of the Service (except to the extent the ordinary shares no longer constitute “marketable stock”).

BioCancell does not presently know whether it will be a PFIC for the taxable year 2011.  PFIC status is determined as of the end of each taxable year and is dependent on a number of factors, including BioCancell’s income, assets, including proceeds from offerings, and the value of BioCancell’s ordinary shares.  Therefore, there can be no assurance that BioCancell will not become a PFIC in 2012 or in any other future taxable year.  The PFIC rules are complex, and U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to BioCancell, including the application of the PFIC rules to warrants, and the eligibility for and the manner and advisability of making a QEF election or mark-to-market election as necessary.

Non-U.S. Holders

Except as provided below, a Non-U.S. Holder of BioCancell ordinary shares or BioCancell Warrants will generally not be subject to U.S. federal income or withholding tax on the receipt of dividends on its BioCancell ordinary shares or the proceeds from the disposition of its BioCancell ordinary shares or BioCancell Warrants, unless, in the case of U.S. federal income taxes, such item is effectively connected income.  In such case, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such income in the same manner as a U.S. Holder (and in the case of a Non-U.S. Holder that is a corporation, possibly an additional branch profits tax equal to 30% (or a lesser rate if certain income  tax treaties apply)).  In addition, capital gain realized by an individual Non-U.S. Holder on the sale or other disposition of its BioCancell ordinary shares or BioCancell Warrants may be subject to a flat 30% tax (or a lesser rate if certain income tax treaties apply) in the United States if the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale or other disposition and other conditions are met.  Non-U.S. Holders will also generally not recognize gain or loss upon the exercise of their BioCancell Warrants.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding at a rate of up to 28% with respect to dividend payments on, and the proceeds from the disposition of, the BioCancell ordinary shares or BioCancell Warrants.  Backup withholding will not apply with respect to payments made to exempt recipients, including corporations, or if a U.S. Holder provides a correct taxpayer identification number and certifies that such holder is not subject to backup withholding or otherwise establishes an exemption.  Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, or alternatively, the U.S. Holder may be eligible for a refund of any excess amounts withheld under the backup withholding rules, in either case, provided that the required information is furnished to the Service.

Non-U.S. Holders will generally not be subject to information reporting or backup withholding with respect to the payment of dividends on, and the proceeds from the disposition of, BioCancell ordinary shares or BioCancell Warrants, provided that the Non-U.S. Holder provides its taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption.

MATERIAL ISRAELI INCOME TAX CONSEQUENCES

The following is a general summary of the anticipated Israeli income tax consequences of the reincorporation merger which may be applicable to holders of BTI common stock and warrants. This discussion is based upon provisions of the Israeli Tax Ordinance of 1961 (the "ITO") and the regulations promulgated thereunder. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in Israeli tax considerations different from those summarized below. This discussion does not represent a detailed description of the Israeli tax considerations applicable to holders of BTI common stock in light of their particular circumstances.  The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Holders of BTI common stock and/or warrants should consult with their own tax advisors, as to the specific Israeli and/or non-Israeli tax consequences of the reincorporation merger in their particular circumstances.

The reincorporation merger will be a fully taxable transaction, and the holders of BTI common stock and/or warrants will be deemed as selling their BTI common stock and/or warrants in exchange for BioCancell ordinary shares or warrants, as the case may be.

Capital Gain Tax

BTI, a corporation organized under the laws of the United States of America, is a U.S. resident corporation for U.S. federal income tax purposes. As such, the disposition by holders of common stock and warrants in BTI who are not residents for tax purposes in Israel, is generally not a taxable event in Israel. Nevertheless, certain holders of stock and/ or warrants might become generally subject to Israeli capital gains tax on such disposition, if certain conditions were to apply, e.g. if (i) the disposing holder is not resident for tax purposes in a jurisdiction with which Israel has a valid treaty for the avoidance of double taxation and (ii) the stock and warrants of BTI stock are deemed to represent an "indirect right to assets located in Israel". The discussion below assumes that the disposition of BTI stock and/or warrants by non-Israeli tax residents is generally subject to Israeli capital gains tax.

Holders of BTI common stock and/or warrants which are corporations will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 25%.  Holders of BTI common stock and/or warrants which are individuals will generally be subject to capital gain tax at the rate of 25%. However, if the individual stockholder is claiming deduction of interest expenditures or he is a Controlling Shareholder (as defined below) at the time of the deemed sale or at any time during the preceding 12 month period, such gain will be taxed at the rate of 30%. (Controlling Shareholder under Section  88 of the ITO is a person or entity that holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control. Company’s means of control includes, inter alia, the right to company profits, voting rights, the right to the company’s liquidation proceeds and the right to appoint a company director).

Nevertheless, the ITO prescribes certain exemptions on capital gains generated from the sale of BTI common stock and/or warrants by a non-Israeli stockholder. Thus, non-Israeli resident holders of BTI common stock and/or warrants may be exempt from capital gains under the ITO provided that the following cumulative conditions are met: (i) BTI common stock and/or warrants were purchased upon or after the registration of BTI common stock and/or warrants on a stock exchange (this requirement generally does not apply to share of common stock and/or warrants purchased on or after January 1, 2009); (ii) the holder of BTI common stock and/or warrants does not have a permanent establishment in Israel to which the generated capital gain is attributed; and (iii) if the holder of BTI common stock and/or warrants is a corporation, less than 25% of its means of control or the rights to such corporation 's profits or income are held, directly and indirectly, by Israeli resident shareholders.

In addition, the sale of the BTI common stock and/or warrants may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. Thus, for example, the convention between the Government of United States of America and the Government of Israel with respect to taxes on income, exempts U.S. resident from Israeli capital gains tax in connection with such sale, provided that: (i) the U.S. resident  owned, directly or indirectly, less than 10% of the Israeli resident company’s voting power at any time within the 12– month period preceding such sale; (ii) the seller, being an individual, has been present in Israel for a period or periods aggregating to less than 183 days during the taxable year; and (iii) the capital gain from the sale was not generated through a permanent establishment of the U.S. resident in Israel.

In addition, Section 104H of the ITO prescribes, if certain conditions are met, a deferral of taxation from the sale of BTI common stock and/or warrants at the merger to the earlier of: (i) the date o n which BioCancell ordinary shares and/or warrants received in exchange for BTI common stock and/or warrants will be disposed of; or (ii) 50% of the BioCancell ordinary shares would be deemed as sold on the second anniversary of the closing of the merger and the remaining 50% of BioCancell ordinary shares and/or warrants would be deemed as sold, on the fourth anniversary of the closing of the merger. It should be noted, that in the event the BioCancell ordinary shares and/or warrants received upon the merger are subject to a statutory lock-up, then the above deferral period will be extended by six months following the lapse of the lock-up, whichever is later.

In order to be entitled to the tax deferral under Section 104H of the ITO the following conditions, among others, must be met : (i) a pre-ruling must be obtained from the Israeli Tax Authority; and (ii) BioCancell 's ordinary shares and/or warrants received in exchange for BTI common stock and/or warrants must be held by a trustee approved by the Israeli Tax Authority until the payment of the deferred tax. BTI has applied to the Israeli Tax Authority in order to obtain such ruling on behalf of the holders of BTI common stock and/or warrants, who will elect to join to such arrangement. The pre-ruling may provide certain administrative relief with respect to the taxation and collection of tax relating to stock and warrants held by the public, including an exemption from the need to elect to join the arrangement and deferral of taxation until an actual disposition of the ordinary shares and/or warrants (i.e., without regard to the 2 and 4 year periods mentioned above), and provided that the ordinary shares and/or warrants received as consideration in the reincorporation merger shall be held through a qualified member of the Tel Aviv Stock Exchange that would act as a withholding agent. The specific terms of the pre-ruling shall be determined upon finalization of the process and issuance of a binding ruling by the Israeli Tax Authority.

Tax Withholding

Either BioCancell, the Israeli stockbrokers, or the financial institution through which BTI common stock are held are obligated, subject to any of the above mentioned exemptions, to withhold tax upon the consummation of the merger from the real capital gain at the rate of 25% in respect of a corporation and 25% in respect of an individual. The pre-ruling mentioned above may provide relief in the form of an exemption from withholding tax with respect to consideration issued upon consummation of the reincorporation merger.

Ongoing Taxation of Securities Offered Under This Prospectus

This summary of material Israeli income tax considerations is for general information only and is not tax advice. each holder should consult its tax advisor with respect to the particular tax consequences to it of an investment in the ordinary shares, including the effects of applicable Israeli income tax laws as well as any other tax consequences arising under the Israeli, united states federal estate or gift tax rules or under the laws of any foreign, state or local jurisdiction or under any applicable tax treaty.

To the extent that this discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will be accepted by the tax authorities in question. The below discussion is not intended and should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations. The provisions below do not relate to non-Israeli securities holders, but mainly to Israeli residents.

Capital gains

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of such assets by a non- Israel resident if those assets are either (i) located in Israel; (ii) shares or a right to a share in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel. The ITO distinguishes between “Real Gain” and the “Inflationary Surplus”. Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli CPI between the date of purchase and the date of disposal.

The capital gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a Controlling Shareholder at the time of sale or at any time during the preceding 12 months period, such gain will be taxed at a rate of 30%.

The real capital gain derived by corporations will generally be subject to a corporate tax rate (25% in 2012).

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (25% in 2012) for corporations and a marginal tax rate (up to 48% for the highest tax bracket in 2012) for individuals. Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the ITO from Israeli taxation provided the following cumulative conditions are met: (i) the shares were purchased upon or after the registration of the securities on the stock exchange (this condition shall not apply to shares purchased on or after  January 1, 2009 , in which case an exemption should apply even if the shares were purchased before registration on the stock exchange ); (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed to; and (iii) if the seller is a corporation, less than 25% of its means of control are held, directly and indirectly, by Israeli resident shareholders. In addition, the sale of shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. resident from Israeli capital gain tax in connection with such sale, provided that: (i) the U.S. resident  owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power  at any time within the 12 month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days at the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel. The pre-ruling for which BioCancell has approached the ITA (described above) is likely to provide that any person who is considered an Israeli tax resident at the time of the reincorporation merger, shall continue to be regarded an Israeli tax resident until the actual disposition of the stock and/or warrants of BioCancell received in the merger, and for that purpose only.

Either the purchaser, the Israeli stockbrokers or a financial institution through which the shares are held is obliged, subject to the above mentioned exemptions, to withhold tax upon the sale of securities from the real capital gain at the corporate tax rate (25% in 2012) in respect of a corporation and 25% in respect of an individual.

At the sale of securities traded on a stock exchange a detailed return, which includes a computation of the tax due, should be filed and an advance payment should be paid on January 31 and June 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the ITO and regulations promulgated thereunder, the aforementioned return should not be filed and no advance payment should be paid. Capital gains are also reportable on the annual income tax return.

Dividends

A distribution of dividends by our company from income attributed to a Benefited Enterprise/Preferred Enterprise (either to individual or corporation) will generally be subject to tax in Israel at the rate of 15% (or 4% under the Ireland Track), subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends by our company from income attributed to a Benefited Enterprise/Preferred Enterprise will be subject to tax in Israel at the following rates: Israeli resident individuals - 15%; Israeli resident companies – 0% to a Preferred Enterprise and 15% to a Benefited Enterprise; non-Israeli residents – 15%, subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends from income, which is not attributed to a Benefited Enterprise/Preferred Enterprise to an Israeli resident individual, will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Controlling Shareholder at the time of distribution or at any time during the preceding 12 months period. If the recipient of the dividend is an Israeli resident corporation, such dividend will be exempt from income tax provided that the income from which such dividend has been distributed was derived or accrued within Israel.

Under the ITO, a non-Israeli resident (either individual or corporation) is generally subject to an Israeli income tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a Controlling Shareholder (as defined above), at the time of distribution or at any time during the preceding 12 months period); those rates are subject to a reduced tax rate under the provisions of an applicable double tax treaty. Thus, under the U.S.-Israel Double Tax Treaty the following rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting stock of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends – the tax rate is 12.5%, (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to a Benefited Enterprise/Preferred Enterprise – the tax rate is 15%, and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

Our company is obligated to withhold tax, upon the distribution of a dividend attributed to a Benefited Enterprise/Preferred Enterprise's income, from the amount distributed, at the following rates: (i) Israeli resident companies – 0% to a Preferred Enterprise and 15% to a Benefited Enterprise; (ii) Israeli resident individuals – 15%, and (iii) non-Israeli residents – 15% (4% under the Ireland Track), subject to a reduced tax rate under the provisions of an applicable double tax treaty. If a dividend is distributed from an income attributed to the Benefited Enterprise/Preferred Enterprise. If the dividend is distributed from income not attributed to the Benefited Enterprise/Preferred Enterprise, the following withholding tax rates will apply: (a) for securities which are registered and held by a clearing corporation: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25% (iii) non-Israeli residents - 25%, subject to a reduced tax rate under the provisions of an applicable double tax treaty; (b) in all other cases: (i) Israeli resident corporations – 0%, (ii) Israeli resident individuals – 25%/30% (30% rate shall apply if the dividend recipient is a Controlling Shareholder (as defined above) at the time of distribution or at any time during the preceding 12 months period)) (iii) non-Israeli residents - 25%/30% as referred to above with respect to Israeli resident individuals, subject to a reduced tax rate under the provisions of an applicable double tax treaty.

Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, freely repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and may be restored at any time by administrative action.

DIFFERENCES BETWEEN THE RIGHTS OF BTI STOCKHOLDERS AND BIOCANCELL
SHAREHOLDERS

If the reincorporation merger is consummated, shares of BTI common stock will be automatically converted into ordinary shares of BioCancell, BTI Series 3 Warrants exercisable for BTI common stock will automatically be converted into BioCancell Series 1 Warrants exercisable for BioCancell ordinary shares, and BTI Series 4 Warrants exercisable for BTI common stock will automatically be converted into BioCancell Series 2 Warrants exercisable for BioCancell ordinary shares. We believe the description below summarizes the material differences between the rights of a BTI stockholder prior to the reincorporation merger and the rights of a BioCancell shareholder following the reincorporation merger, but it may not contain all of the information. The description is qualified in its entirety by reference to the full text of the current amended and restated certificate of incorporation of BTI, which we refer to as the BTI certificate of incorporation, and the current amended and restated bylaws of BTI, which we refer to as the BTI bylaws, and the articles of incorporation of BioCancell, a copy of which is attached hereto as Annex C, which we refer to as the BioCancell articles and the respective corporation laws of Delaware and Israel. A copy of the BTI certificate of incorporation and BioCancell bylaws are on file with the SEC and are available from BTI upon request. See “Where You Can Find More Information” beginning on page 106.

BTI stockholder's rights prior to the reincorporation merger are governed by the Delaware General Corporation Law, the BTI certification of incorporation, BTI bylaws and certain provisions of the Israeli Companies Law that apply to BTI as a non-Israeli corporation whose shares are listed on TASE. If the reincorporation merger is consummated, the rights as a BioCancell shareholder will be governed by the Israeli Companies Law and the BioCancell articles of incorporation.

Summary of Material Differences between the Rights of BTI Stockholders and the Rights of BioCancell Shareholders

	BTI Stockholder Rights	BioCancell Shareholder Rights
Number of Directors and External Directors
Under the Delaware General Corporation Law, or the DGCL, a corporation’s board of directors must consist of at least (1) one member with the number fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. Directors do not need not to be stockholders unless so required by the certificate of incorporation or the bylaws.

Under the BTI bylaws, the number of directors shall be determined by the board of directors. The number of directors shall be no less than two (2) and no more than nine (9) directors, provided that at least two (2) external directors, as required under the Israeli Companies Law (as required by the provisions of the Israeli Companies Law applicable to BTI) are appointed to the board of directors. The board of directors shall consist of nine (9) directors until otherwise determined.

Under the Israeli Companies Law, a public company must have at least two (2) statutory external directors, at least one of whom has a financial or accountant background.

Under the BioCancell articles, the number of directors on the board of directors shall be no more than eleven and must be at least three. BioCancell’s board of directors currently consists of six directors.

Election of Directors
Under the DGCL, members of the board are elected by the stockholders at the annual meetings, by a plurality of the votes present or represented by proxy at the meeting.

Under the BTI bylaws, directors are elected at any annual general meeting of the stockholders, by a majority of the participating votes cast by holders of shares present or represented by proxy. Such meeting shall be held at such time and date as may be fixed by the board of directors.

Independent Directors ("External Directors"). the board of directors shall at all time include at least two (2) independent directors. For a period of two (2) years following the termination of the service of a person as an external director, the corporation shall not directly or indirectly enter into any employment, consulting or other arrangement for fees with such person, and such person may not serve as a director or officer of the corporation.

Under the Israeli Companies Law, directors are elected at the annual general meeting of the shareholders by a majority of the participating votes cast by holders of shares present or represented by proxy, except if otherwise stated in the company's articles of incorporation.

If a director was appointed in a manner not complying with the law, the board of directors shall decide upon his removal.

Under the BioCancell articles, directors are elected at any annual general meeting of shareholders by a majority of the participating votes cast by holders of shares present or represented by proxy. A special general meeting may appoint directors instead of directors who have ceased to serve, and in any event where the number of directors is less than the minimum number required by the articles.

Under the BioCancell articles, the board of directors may appoint additional directors for any reason so long as the number of directors does not exceed the maximum number authorized. A director that was appointed as mentioned, shall serve until the next annual meeting, at which he may be reelected by a majority of the votes.

External Directors. The statutory external directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the statutory external directors must include a majority of the votes cast by shareholders who are not controlling shareholders of the company or have personal interests in the approval of the election, excluding personal interest which is not a result with his or hers connection with a controlling shareholder (not including abstentions). Alternatively, the election of the statutory external directors is also valid if the votes cast against the election of the statutory external directors by shareholders who are not controlling shareholders of the company do not exceed 2% of the company’s total voting power.

Officers of the Company
Under the DGCL, every corporation shall have officers with titles and duties as shall be stated in the bylaws or in a resolution of the board of directors.

Officers shall be appointed in such manner and shall hold their offices for such terms as are prescribed by the bylaws or determined by the board of directors or other governing body. Each officer shall hold office until such director's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.

Under the BTI bylaws, the officers of the corporation may be a chairman of the board, Chief Executive Officer (CEO), one or more vice-presidents, secretary, Chief Financial Officer (CFO), and such other officers as may from time to time be chosen by the board of directors. The officers of the corporation shall hold office until their successors are chosen and qualified in their stead. Any officer chosen or appointed by the board of directors may be removed either with or without cause at any time by the affirmative vote of a majority of the whole board of directors. If the office of any officer becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of the majority of the whole board of directors.

The CEO. Under the BTI bylaws, the CEO's duty is to preside at all meetings of the stockholders; to have the general and active management of the business of the corporation; to see that all orders and resolutions of the board of directors are carried into effect; to execute all contracts, agreements, deeds, bonds and other obligations in the name of the corporation.

The CEO shall report to the chairman of the board, shall have the general supervision and direction of the other officers of the corporation, and shall see that their duties are properly performed.

Under the Israeli Companies Law, a candidate for the office of director shall reveal if he/she was convicted of prior felonies.

In a public company, a person shall not be appointed as a director if he was convicted by a final judgment of one of the offenses specified in the Israeli Companies Law, unless five years have passed since the judgment was handed.

If the Administrative Enforcement Committee of the Israel Securities Authority prohibits a person from serving as a director in a public company, that person may not be appointed as director.

Officeholders in a public company, excluding the directors of the company and the CEO, shall be appointed and removed by the CEO.

The CEO. Under the BioCancell articles, the board of directors shall appoint the CEO and may appoint more than one CEO. The board of directors may remove or replace the CEO at any time it sees fit.

The CEO shall have the general and active management of the business of the corporation under the board of director policy.

Chairman of the Board of Directors
BTI's certificate of incorporation refers to the Israeli Companies Law in regard to who may not be appointed as the chairman of the board of directors, and the roles and qualifications of the chairman.

Under the Israeli Companies Law, members of the board of directors shall elect one of its members as the chairman of the board of directors, except if otherwise determined in the company's articles of incorporation.

Under the Israeli Companies Law, the CEO of a public company or his relative shall not serve as chairman of the board of directors. Moreover,   the powers of the CEO shall not be vested in the chairman of the board of directors or his relative. Nevertheless, the general meeting may resolve for specific periods, each of which shall not be longer than three (3) years following the date on which the resolutions were adopted that (i) the chairman of the board of directors or his relative is authorized to serve as the CEO, and (ii) the CEO or his relative may serve as the chairman of the board of directors or to exercise his authorities. The required majority for such approval of the general meeting must include either (i) two-third of the votes cast by shareholders who are not controlling shareholders of the company and do not have personal interest in such decision (not including abstentions). Alternatively, if the votes cast against the approval by shareholders who are not controlling shareholders of the company and do not have a personal interest in the approval do not exceed 2% of the company’s total voting power. Any person who is subordinated to the CEO, directly or indirectly, may not serve as chairman of the board of directors; however, a director serving in a corporation controlled by a public company, may serve as the chairman of the board of directors of the public company.

The chairman of the board shall not serve in any other position in the corporation or in any other corporation that is controlled by the corporation; however, the chairman of the board may serve as a director or as chairman of the board in a corporation that is controlled by the corporation

Under the BioCancell articles, members of the board of directors shall elect one of its members as chairman of the board of directors for a set period of time. If such period was not determined, the chairman of the board shall serve until a successor is elected, or until he ceases serving. In an event that the chairman ceases to serve, a new chairman shall be elected at the next board of directors meeting.

Term and Classes of Directors and External Directors
Under the DGCL, each director shall hold office until such director's successor is elected and qualified or until such directors' earlier resignation or removal

BTI certificate of incorporation refers to the Israeli Companies Law with regard to the term of external directors.

Under the BTI certificate of incorporation, without limiting the foregoing, at any election to fill the office on an external director, other than an election to fill the office of an external director then filled by a person who was elected as an external director for three (3) (and not more than three) consecutive one-year terms, only a person then serving in the office of an external director may qualify for election to such office unless such person is otherwise disqualified to serve as an external director.

Under the BioCancell articles, the board of directors shall hold office until the end of the next annual meeting. The elected directors shall commence office right after their election, except if a future date is determined.

External Directors. Under the Israeli Companies Law, statutory external directors are appointed for a term of (3) three years, which may be extended for two additional terms of (3) three years each.

Regular and Special Meeting of the Board of Directors
Under the BTI bylaws, after each annual election of the directors, the directors may meet at such place and time as shall be fixed by the stockholders or by a written consent of the directors of the board. Regular meetings of the board of directors may be held without notice at such time and place by the board of directors.

Under the BTI bylaws, special meeting of the board of directors may be called by the CEO on five (5) days' notice in writing or on two (2) days' notice by telephone to each director and shall be called by the CEO in like manner on the written request of two (2) directors.

Special meetings of the board of directors may be held within or without the State of Delaware at such place indicated in the notice or waiver of notice.

Under the Israeli Companies Law, meetings of the board of directors in a public company shall be held every three (3) months.

The chairman of the board of directors may call for a meeting at any time. Also, the chairman of the board of directors shall call for a meeting of the board upon the request of the following: (i) two (2) directors, and if the company has a total of up to five (5) directors, then upon a request of one (1) director; or (i) one (1) director, if a director becomes aware of a matter of an apparent breach of law or of a harm to proper business procedure.

The chairman of the board will also call for a meeting of the board if a report or announcement of the CEO or by the company's auditor requires an action by the board.

Removal of Directors
Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors except in the cases specified in the DGCL.

The BTI certificate of incorporation refers to the Israeli Companies Law with regard to the manner of removal of external directors.

Under the Israeli Companies Law, in each of the following cases a director's term of office shall be terminated before the end of the period for which he was appointed:

(i) he resigned or was dismissed; (ii) he was convicted of an offense; (iii) by decision of the court; (iv) he was declared bankrupt.

A company is not entitled to made conditions in its articles for the provisions of this section, but it may add in its articles other grounds for the termination of a director's term of office.

Under the BioCancell articles, directors, other than the statutory external directors, may be removed from office at any time, by a majority vote of the general meeting and at the same time may appoint a new director instead. A director who was removed from office will have the chance to state his defense.

Statutory external directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

Vacancies on the Board
Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

If at any time, by reason of death or resignation or other cause, a corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with certificate of incorporation or the bylaws, or apply to the Court of Chancery for a decree summarily ordering an election as provided under law.

If, at the time of filling any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

In the event that one (1) or more directors shall resign from the board, effective at a future date, a majority of directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation/s shall become effective, and each director chosen shall hold office as provided under the law.

Under the BTI bylaws, vacancies on a board of directors and newly created directorships resulting from reason of death, resignation, may be filled for unexpired term by the remaining directors, though less than a quorum, by a majority vote.

Under the BioCancell articles, in case of vacancies on the board of directors, the remaining directors then in office may appoint a director in place of the director that ceased serving, and the director(s) so elected will hold office until the next annual meeting.  The remaining directors may continue to serve so long as the number of directors is not less than the minimum number of directors determined by the articles or by the general meeting.

Board Quorum and Voting Requirements
Under the DGCL, a majority of the total members of board of directors shall constitute a quorum for transaction of business unless the certificate of incorporation or bylaws requires a greater number.

Under the BTI bylaws, a majority of the entire board of directors shall constitute a quorum for the transaction of business at any meeting, except in cases of vacancies mentioned above. Action of the board of directors shall be authorized by the vote of the majority of the directors present at the time of the vote, if there is a quorum, unless otherwise provided by law or the BTI bylaws. In the absence of a quorum, a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

Under the Israeli Companies Law, the quorum for commencing a meeting of the board of directors shall be the majority of the directors, unless otherwise provided in the articles of incorporation.

Under the BioCancell articles, a quorum required for a meeting of the board of directors is the majority of directors who are not prevented by law to attend the meeting, or any other quorum that the board shall decide upon by a majority vote from time to time.

Action of the Board of Directors Without a Meeting
Under the DGCL, unless otherwise restricted by the certificate of incorporation or bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Under the Israeli Companies Law, the board of directors may adopt decisions even without a meeting, provided that all the directors entitled to participate in the discussion and vote on the matter brought up for a decision agreed not to convene for a discussion of that matter, unless this possibility is prohibited by the company's articles.

Under the BioCancell articles, actions required or permitted to be taken at a meeting of BioCancell's board of directors may be taken without a meeting, if all members of the board of directors that are entitled to vote on the applicable matter agreed thereto.

Approval of Certain Transactions and Matters
The DGCL generally requires that a merger or consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding stock.

Unless required by its certificate of incorporation, a surviving corporation in a merger transaction, is not required to obtain stockholder approval for a merger if:

(i) Each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

(ii) Such merger agreement does not amend in any respect the certificate of incorporation of the surviving corporation; and

(iii)  Either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%.

Under the Israeli Companies Law, a merger is generally required to be approved by the general meetings of shareholders of each of the merging companies and their board of directors.

Notwithstanding the above mentioned, a merger does not require approval by a general meeting in each of the following instances:

(i) in a target company that is wholly owned and controlled by the merging company;

(ii) in the merging company, if:

(a) the merger does not involve a change of the merging company's articles of incorporation or memorandum; and

(b) the merging company does not allocate more than 20% of the voting power in the company as part of the merger, and in consequence of the allocation no person will become a controlling member of the merging company (as defined in section 268 of the Israeli Companies Law); for this purpose, securities that can be converted into or be exercised for shares, which that person holds or which will be allocated to him as part of the merger, shall be treated as if they had been converted or exercised; and (c) if such approval of the general meeting under is not required in accordance with the circumstances specified in the following paragraph.

For purposes of the shareholder vote, unless a court rules otherwise, a merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties, other than the other party to the merger or by any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the other party, or the right to appoint a director of the other party, vote against the merger.

If the target company's shares are divided into classes, then the merger also requires approval by separate meetings of each class of shares.
A person shall not be deemed to have holdings in the other merging company if his holdings stem only from the shareholdings in the merging company.

A merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and 30 days have elapsed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have elapsed from the time that a proposal for approval of the merger was filed with the Israeli Registrar of Companies.

Under the BioCancell articles and subject to the applicable law, the majority vote of the general meeting is required in order to authorize a merger.

Shareholder Meetings; Action of Shareholders by Written Consent
Under the DGCL, meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in the certificate of incorporation or bylaws, or if not so designated, as determined by the board of directors.
Under the BTI bylaws, the annual meeting of stockholders for the election of directors shall be held at such time and date as may be fixed by the board of directors.

Under the BTI bylaws, unless otherwise provided in BTI certificate of incorporation, each stockholder shall, at every meeting of the stockholders, be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on following (3) three years from its date, unless the proxy provides for a longer period.

Notices. Under the BTI bylaws, written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (i) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (ii) no notice of an adjourned meeting need be given, except if the adjourned meeting is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting.

Each notice shall be given personally or by mail, not fewer than the minimum number of days required for public companies under the Israeli Companies Law and regulations promulgated hereunder (currently, 21 days prior to the meeting) for the resolutions to be proposed at such meeting, provided that the number of days is not less than the minimum number of days required under the DGCL  (currently, 10 days prior to the meeting), and no more than 60 days before the meeting and shall state the time and place of the meeting. Moreover, unless it is an annual meeting the notice shall state at whose request the meeting is called and the purposes for which it is called.

Special Meeting of the Stockholders. Under the DGCL, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Under the BTI bylaws, special meetings of the stockholders may be called at any time by the CEO or secretary at the request in writing or by vote of a majority of the directors or at the request in writing of stockholders of record holding a majority of the capital stock outstanding and entitled to vote.

The BTI certificate of incorporation refers to the Israeli Companies Law with regard to the conditions in which a special meeting may be called.

Voting by Proxy. The BTI certificate of incorporation refers to the Israeli Companies Law with regards to the conditions under which a shareholder may vote by proxy.

Written Consents. Under the DGCL, unless otherwise provided in the certificate of incorporation, a corporation may take any action which requires the consent of its stockholders, without a meeting by means of a written consent. The consent should be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Under the BTI certificate of incorporation, in the event of the taking of any action by written consent of stockholders, prompt notice shall be delivered to any stockholder who did not execute such consent.

Under the Israeli Companies Law, a shareholders meeting shall take place once a year in the annual meeting and no later than 15 months after the last annual meeting.

Under the BioCancell articles, the following subjects shall be determined by the general meeting: (i) changes in the company's articles; (ii) exercising the authority of the board of directors, only in such cases when the general meeting resolved that the board of directors cannot exercise its authority and exercising such authority is essential to the proper management of the company; (iii) actions and transaction authorized by the general meeting and according to the Israel Companies law.

The general meeting is authorized by a vote of a majority of the shareholders votes, to undertake authority given to one of the company's officers, and to transfer the powers provided to the CEO to the board of directors, and all with respect to a specific issue or for a defined period and not more than necessary under the circumstances.

Notices. Under the BioCancell articles, the company is not obligated to notify the shareholders of a general meeting, except if otherwise required under the Israeli Companies Law. A notification shall specify the time and place of the meeting as well as the resolutions offered. A random omission of notification of a general meeting to a shareholder shall not cancel the resolution that was agreed upon in that meeting. Notice of a general meeting stating the agenda and proposed resolutions will be published at least 21 days prior to the meeting. Pursuant to the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 2000, in the event that the agenda for the meeting includes certain proposed resolutions (for example, the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), notice of the meeting will be published at least 35 days prior to the meeting. If the agenda of the meeting does not include such certain resolution and there is no obligation of the company to deliver a notice of the shareholders meeting, then the notice can be published up to 14 days prior to the meeting.

Special Meeting of the Shareholders Under the Israeli Companies Law and the BioCancell articles, special general meetings of BioCancell’s shareholders may be called by the board of directors or at the request of (i) two directors, (ii) one-quarter of the directors in office, (iii) shareholder(s) holding at least 5% of the outstanding ordinary shares of BioCancell and at least 1% of BioCancell’s voting rights, or (iv) shareholder(s) holding at least 5% of BioCancell’s voting rights.

Voting Instrument. Under the Israeli Companies Law, the shareholders of a public company may vote in general meetings by the use of a voting instrument, in the following matters: (i) the appointment and removal of directors; (ii) approval of related party transactions; (iii) approval of a merger transaction; (iv) empowerment of the chairman of the board of directors or his relative to act as CEO or empowerment  of the CEO or his relative to act as the chairman of the board; (v) any other subject in respect of which the company's articles of incorporation state that it can be approved by using of a voting instrument; and (vi) other subjects which the Minister of Justice may provide.

Under the BioCancell articles, a shareholder may appoint a trustee to attend and to vote at a general meeting on its behalf, provided that the nomination of such person was notified to the company two (2) days prior to the meeting. Such trustee need not be a shareholder of the company. Moreover, under the BioCancell articles shareholders may vote in general meetings by proxy, subject to the Israeli Companies Law provisions.

Majority. Resolutions by the general meeting of the shareholders shall be determined by a simple majority, unless otherwise required any applicable law. Each shareholder is entitled to one (1) vote.

Shareholder Meeting Quorum Requirements
Under the DGCL, the certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum for, and the votes that shall be necessary for, the transaction of any business, but in no event shall a quorum consist of less than one-third (1/3) of the shares entitled to vote at the meeting.

Under the BTI bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for all meeting of the stockholders for the transaction of business, except as otherwise provided by statute.
If, however, such quorum shall not be present or represented at any meeting of stockholders, the meeting shall be adjourned to the same day in the next week at the same place and time, or any other day, hour and/or place as the chairman of the meeting, CEO, or the holders of a majority of the stock shall decide. At such adjourned meeting, holders of one-third (1/3) of the stock issued and outstanding and entitled to vote, present or by proxy, shall constitute a quorum and any business may be transacted at such adjourned meting which may have been transacted at the meeting as originally notified. If the adjournment is more than 30 days, or if after the adjournment a new record date is fixed, a notice of that meeting shall be given to each stockholder entitled to vote.

Under the Israeli Companies Law, the quorum for holding a general meeting is the presence, within half an hour after the time set for commencing the meeting, of a least two (2) shareholders who have at least 25% of the voting rights. If a quorum is not present at such time, then the meeting shall be postponed by one week, to the same time and place or to a later date if determined.

Under the BioCancell articles, no meeting of shareholders shall commence without a quorum present at the meeting. A quorum shall consist of two (2) shareholders, present or represented by proxy, which represent at least 25% of the voting rights.

If after 30 minutes from the time the meeting was scheduled to commence a quorum is not presented, the meeting shall stand adjourned to the next business day at the same time and place, or any other day, hour and/or place as the board of directors shall decide.

Amendment of Certificate of Incorporation, Bylaws and Articles of Incorporation
Under the DGCL, a corporation may amend its certificate of incorporation at any time or times, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in a certificate of incorporation filed at the time of filing the amendment.

Under the BTI certificate of incorporation and the BTI bylaws, any bylaws adopted by the board of directors may be amended or repealed, and any bylaws repealed by the board of directors may be reinstated, by majority vote of the holders of stock of the corporation entitled at the time to vote for the election of directors.

Under the Israeli Companies Law, a company's articles of incorporation underlie substantially all of the provisions that under Delaware law are typically split between the certificate of incorporation and the bylaws of a company.

Other than as specifically provided in the Companies Law and in the BioCancell articles, an amendment to BioCancell articles requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

Indemnification and Insurance of Directors, Officers and Employees
The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

(i) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful;

(ii) any derivative action or suit on behalf of such corporation by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation. In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory

Under the BTI bylaws, BTI shall indemnify any person who is or was a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, due to the fact that such person or a person for whom he is the legal representative, is or was a  director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL as amended from time to time, against all costs, charges, expenses, liabilities and losses, and that indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. However, that, except if a claim is not paid in full by the corporation after receiving a written claim, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by that person, only if that proceeding was authorized by the board of directors. Moreover the right for indemnification shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance. If a claim is not paid in full by the corporation as mentioned above, the claimant may at any time bring suit against the corporation itself to recover the unpaid amount of the claim, and if successful he shall also be entitled to be paid expenses. It shall be a defense to any such action that the claimant has failed to meet a standard of conduct that make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, so long as the action that was brought is not to enforce a claim for expenses incurred in defending any proceeding in advance.

Any director, officer, employee or agent of the corporation that is a witness in any action, suit or proceeding shall be indemnified against all costs and expenses incurred by him or his behalf in connection.

The corporation may enter into an agreement with any director, officer, employee or agent of the corporation providing for indemnification to the fullest extent permitted by the Delaware Law.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against that expense, liability or loss under the DGCL.

Under the BTI certificate of incorporation, an external director shall be entitled to any compensation or other payment from corporation, or insurance, coverage and indemnification, except as permitted under the corporation bylaws, then in effect and the Israeli Companies Law.

Under the BioCancell articles, BioCancell is entitled to agree in advance or retroactively to indemnify any officeholder for an obligation or expense imposed on him or her in consequence of any action which was performed by the officeholder in his or her capacity as an officeholder of BioCancell, in respect of any of the following: (i) monetary obligation imposed on the officeholder in favor of another person pursuant to a court judgment, including a judgment given in settlement, or pursuant to a court approved settlement or arbitrator’s award; (ii) reasonable litigation expenses, including legal fees, incurred by an officeholder or which he was ordered to pay by a court in a proceeding filed against him by BioCancell or on its behalf, or by another person, or in a criminal charge of which he was acquitted, or in a criminal charge of which he was convicted of an offence that does not require proof of a criminal intent; (iii) reasonable litigation expenses, including legal fees, incurred by an office holder as a consequence of an investigation or proceedings carried out against the office holder by an authorized body and which concluded without the filing of an indictment against the office holder and without imposing any financial liability on the office holder as an alternative to criminal proceedings, or which ended without the filing of an indictment against the office holder but with the imposition of financial liability as an alternative to criminal proceedings, in an offense where criminal intent is not required or in connection with a monetary sanction; (iv) monetary obligation imposed on the officeholder in favor of all the offended from the breach in a n administrative  proceeding according to the Israeli Securities Law; (v) reasonable litigation expenses, including legal fees, incurred by an office holder as a consequence of a n administrative  proceeding carried out against the office holder; and (vi) any other obligation or expense which is allowable according to the Companies Law.

BioCancell may undertake in advance to indemnify any officeholder for obligation and expenses as specified above, so long as such undertaking is limited to events which in the opinion of the board of directors are foreseeable at the time of providing the undertaking, and in such amount and/or criteria as the board of directors deems appropriate.

Derivative Suits and Class Actions
Derivative Suits. Under the DGCL, in any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which such stockholder complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law.

Derivative Suits. Under the Israeli Companies Law, any shareholder and director may submit a derivative suit. A derivative suit requires the approval of an Israeli court and shall be granted approval only if the court is convinced that the suit is in the best interest of the company and that the plaintiff acted in good faith.

Class Actions. Under the Israeli Companies Law, a person who is seeking to bring a class action under the provisions of the Class Action Law, 2006, on grounds which derived from a government issued security, an option or a futures contract, as defined in the Joint Investment Trusts Law, or from a security issued by a public traded company, and also a class plaintiff in such class action, may apply to the Israeli Securities Authority to bear his costs.

Conflict of Interest; Fiduciary Duty
Fiduciary Duty. The BTI certificate of incorporation refers to the Israeli Companies Law with regard to the fiduciary obligations of an officeholder towards the corporation and his duty to abstain from any action in which he has a conflict of interest.

Under the BTI certificate of incorporation, no director shall be personally liable to BTI or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the  extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statue, this provision shall not eliminate or limit the liability of a director, (i) for any breach of director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct, (iii) under Section 174 of the DGCL (with regard to liability for unlawful payment of dividend, stock purchase or redemption), or (iv) for any further transaction from which the director derived an improper personal benefit.

Fiduciary Duty. The Companies Law provides that an officeholder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, not exploiting any business opportunity of the company in order to receive personal advantage for him or others, and revealing documents or information relating to the company's affairs which the officeholder has received by virtue of his position as an officeholder.

The duty of care requires an officeholder to act at the standard of proficiency with which a reasonable officer would act in the same position and under the same circumstances.

Under the BioCancell articles, BioCancell may waive any claim against an officeholder in advance for all or any of his liability for damages due to a breach of his duty of care to BioCancell. Such waiver in advance shall not apply to breach of duty of care in a distribution, as defined in the Companies Law.

Conflict of Interest. Under the Israeli Companies Law, compensation of directors of a publicly traded company requires the approval of the audit committee, the board of directors and the company’s shareholders.

Compensation of officeholders who are not directors requires the approval of the board of directors and the audit committee (or the compensation committee in lieu of the audit committee, in certain circumstances).

In a transaction with an officeholder or with another person in which an officeholder has a “personal interest” which is not an extraordinary transaction, subject to the officeholder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction.
If the transaction is an extraordinary transaction (a transaction not in the ordinary course, is not on market terms, or is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors.

Generally, an officeholder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company.

Business Combinations; Interested/Related Shareholder Transactions; Anti-Takeover Effects
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock (an “interested stockholder”) for three years following the time that person became an interested stockholder, unless:

(i) the Board, before the time the person becomes an interested stockholder, approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

(ii) the person became an interested stockholder and 85% owner of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by some employee stock plans; or

(iii) the combination transaction is approved by the board and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by Section 203. BTI has not made that election.
BTI's certificate of incorporation refers to the Israeli Companies Law with regard to: (i) an extraordinary transaction of a public company with a controlling shareholder or with another person in which the controlling shareholder has a personal interest, including a private placement in which the controlling shareholder has a personal interest, and a transaction of a public company with its controlling shareholder or his  relative with regard to services provided by the controlling shareholder; (ii) approvals required for such a transaction; and (iii) how to invalid such transactions. Under the BTI certificate of incorporation the following provisions will apply to interested transactions:

(i) An interested party transaction shall have no effect on, and shall not be binding upon, the corporation or the controlling stockholder if the interested party transaction was not approved in accordance with the above mention.

(ii) An interested party transaction shall be of no effect towards any other person if that person knew of the controlling stockholder's personal interest in the approval of the interested party transaction and if he knew or should have known that the interested party transaction had not been approved as required.

(iii) The corporation may terminate an interested party transaction as described above, and may demand compensation even without termination from the interested party, if that person knew or should have known of the personal interest of the controlling shareholder and if that person knew or should have known that the transaction was not approved under the requirements of the Israeli Companies Law.

(iv) If a person has received board authorization that all the necessary approvals of an interested party transaction had been obtained, then it is assumed that such person need not have known that the approval of the interested party transaction was not obtained.

Under the Israeli Companies Law, an extraordinary transaction of a public company with its Controlling Shareholder (as defined below)) or of a public company with another entity in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, and the terms of engagement of a public company with a controlling shareholder or a controlling shareholder’s relative (directly or indirectly, including through a corporation controlled by a controlling shareholder with respect to receipt of services from such company), and the terms of office and employment of a controlling shareholder who is an office holder (and if an employee, with respect to his terms of employment) requires approval of such company’s audit committee, board of directors and a majority of the shareholders voting on the matter that must include (i) the majority of the votes of shareholders who have no personal interest in the matter, participating at the meeting; or (ii) the total number of objecting votes of such shareholders mentioned in subsection (i) above, do not exceed 2% of the total voting rights in the company. Here, a "controlling Shareholder" is the one who has the ability to direct the activity of a company, excluding an ability deriving merely from being a director or another office holder. A person shall be presumed to control a company if he or she holds half or more of a certain type of means of control of the company, including, a holder of an interest of 25% or more, if there is no other shareholder who holds more than 50% of the company's voting rights

Special Tender offer. Under the Israeli Companies Law, in a public company, no purchase shall be effected if as a result of which, a person would obtain a controlling interest (an interest of 25% or more) if there is no such other holder in the company, and, no purchase shall be effected if as a result of which the purchaser’s holdings shall increase above forty-five percent (45%) of the voting rights in the company if there is no other person holding more than forty-five percent (45%) of the voting rights in the company, in either case other than by way of a tender offer under the provisions stated in the law. These limitations do not apply to a purchase of shares by way of a “private placement” under the circumstances provided in the Israeli Companies Law.

Audit Committee
The BTI certificate of incorporation refers to the Israeli Companies Law with regard to the audit committee, including regarding the nomination of the audit committee, who can and cannot serve as a member, and how it should act.

Under the Israeli Companies law, the board of directors in a public company shall nominate from among its members an audit committee. The number of members shall not be less than three (3), all of the external directors shall be members at the audit committee (one of which shall serve as the chairman of the committee), and the majority of its members shall be independent directors.

The following may not be members of the audit committee: chairman of the board, any director who is employed by the company or by a controlling shareholder or by a corporation controlled by the controlling shareholder, a director who provides ongoing services to the company or to the controlling shareholder or  any entity controlled by the controlling shareholder, a directors whose main source of income derived from the Company's controlling shareholder, or a controlling shareholder or his relative.

The legal quorum of the audit committee shall be the majority of the committee members, so long as the majority of the members present are independent directors and at least one (1) is an external director.

Internal Auditor
The BTI certificate of incorporation refers to the Israeli Companies Law with regard to the internal auditor, including that the corporation shall at all times have an internal auditor who (i) shall posses the required qualifications, (ii) can be appointed and removed, and (iii) shall act and be subject to the corporate body as described in the Israeli Companies Law.

Under the Israeli Companies Law, the board of directors of a public company shall appoint an internal auditor pursuant to the proposal of the audit committee.

An interested shareholder (a shareholder who holds 5% or more of the company's issued share capital, or of its voting rights, or who has the authority to appoint one director or more, or the CEO, and who serves as a director or the CEO of the company) or his relative, an officeholder or his relative and the company's audit accountant cannot be appointed as an internal auditor.

Under the BioCancell articles, the board of directors shall nominate the internal auditor. The internal auditor shall submit an annual or periodical working plan to the audit committee.

THE MERGER AGREEMENT

The merger agreement is the legal document that governs the reincorporation merger. The following is a summary of the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement in its entirety, as it is the legal document that governs the reincorporation merger and the provisions of the merger agreement are not easily summarized.

The Merger

On      , 2012, BTI, BioCancell and BioCancell Merger Inc., a Delaware wholly-owned subsidiary of BioCancell, which we refer to as the Merger Sub, entered into the merger agreement. Under the merger agreement, BTI will be merged with and into the Merger Sub with BTI surviving the merger as a wholly-owned subsidiary of BioCancell.

 Each share of BTI you own immediately prior to the effective time of the reincorporation merger will, at the effective time of the reincorporation merger, automatically be converted into one ordinary share of BioCancell. Approximately       million ordinary shares of BioCancell will be issued to BTI shareholders in connection with the reincorporation merger.

When the Reincorporation Merger Will be Completed

We are working to complete the reincorporation merger as soon as possible. We anticipate completion of the reincorporation merger in the  third quarter of 2012, subject to the satisfaction of the closing conditions in the merger agreement. The effective time of the reincorporation merger will occur at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware merging Merger Sub with and into BTI.

Each holder of BTI common stock who is entitled to demand, and properly demands, appraisal of such shares, and who complies with Section 262 of the Delaware General Corporation Law, shall not receive the merger consideration but instead shall receive the consideration that may be due to the holder under Section 262. However, if such holder withdraws or otherwise loses such holder’s right to appraisal, the shares of BTI common stock held by such holder will be cancelled and converted into and represent solely the right to receive the merger consideration, without interest thereon, in accordance with the merger agreement. See “Proposal One — The Reincorporation Merger— Dissenters’ Rights/Appraisal Rights” beginning on page 19 of this proxy statement/prospectus for additional information.

Merger Procedures

 You should not send share certificates with your proxy card and should not surrender share certificates prior to the completion of the reincorporation merger and the receipt of a letter of transmittal. BioCancell will mail out letters of transmittal as soon as reasonably practicable after the effective time and date of the merger, which will include instructions for surrender of your BTI share certificates.

All shares of BioCancell ordinary shares to be issued pursuant to the reincorporation merger will be deemed issued and outstanding as of the effective time and date of the reincorporation merger. No dividends or other distributions with respect to BioCancell ordinary shares with a record date after the effective time and date of the BioCancell ordinary shares merger will be paid in respect of BTI shares of common stock until the BTI share certificate is surrendered, in each case in accordance with the merger procedures set forth in the letter of transmittal.

 Treatment of Series 3 and Series 4 Warrants and Stock Options

At the effective time of the reincorporation merger, each outstanding option to purchase shares of BTI common stock, whether or not then vested or exercisable, will be automatically converted into an option to purchase a number of ordinary shares of BioCancell equal to the number of shares of BTI common stock that were subject to such option immediately prior to the reincorporation merger. Each option to purchase ordinary shares of BioCancell will otherwise have the same terms and conditions applicable under the option to purchase shares of BTI common stock from which it converted (including, without limitation, the exercise price per share and vesting schedule).

At the effective time of the reincorporation merger, each outstanding Series 3 Warrant and Series 4 Warrant of BTI will be automatically converted into a Series 1 Warrant and a Series 2 Warrant of BioCancell, respectively, with the same terms and conditions applicable under the warrant of BTI common stock from which it converted (including, without limitation, the exercise price per share).

Treatment of Warrants (other than Series 3 and Series 4 Warrants)

Each outstanding BTI warrant issued in the 2008 private placement, and each BTI warrant issued in the 2010 private placement, whose holder has provided consent for the amendments of the terms of such warrant pursuant to the reincorporation merger, will be converted into warrants of BioCancell on the similar terms.

Restrictions on the Ability to Sell BioCancell Common Stock

The ordinary shares of BioCancell to be issued in connection with the reincorporation merger will be registered under the Securities Act and will be freely transferable, except shares of BioCancell common stock issued to any person who is deemed to be an “affiliate” of BTI prior to the reincorporation merger.

Absent of effective registration of the ordinary shares underline the warrants to be issued in lieu of (i) the warrants issued in the 2008 and 2010 private placement and (ii) the BTI Series 3 Warrants and BTI Series 4 Warrants, such ordinary shares will be issued upon exercise pursuant to Regulation S under the Securities Act or other applicable exemption from registration and may be subject to resale restrictions.

Conditions to the Merger

The completion of the reincorporation merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the reincorporation merger must have been approved by BTI and the Merger Sub shareholders and Series 3 and Series 4 Warrant holders;

•	all actions by or filings with any governmental authority required to permit the consummation of the reincorporation merger, if any, must have been obtained or made;

•
no statute, rule or regulation may have been enacted or promulgated by any governmental authority which prohibits the consummation of the reincorporation merger, and there may not be any order or injunction of a court of competent jurisdiction in effect preventing the consummation of the reincorporation merger;

•	the holders of no more than 5% of the outstanding common stock of BTI shall have exercised their appraisal rights under Delaware law;

•	the Israeli prospectus filed by BioCancell in connection with the reincorporation merger shall have been declared effective by the ISA;

•	the Ordinary Shares, Series 1 Warrants and Series 2 Warrants shall have been admitted for listing on the TASE ;

•	the repayment or conversion, in full, of the convertible debentures issued by BTI in July 2008;

•	the consent of each of the holders of the 2010 warrants to the conversion of such warrants into warrants of BioCancell; and

•	the receipt of a pre-ruling from the Israeli Tax Authority with respect to the Israeli tax consequences of the reincorporation merger under Section 104 of the Israeli Income Tax Ordinance of 1961.

Termination of the Merger Agreement

The merger agreement may be terminated, and the reincorporation merger may be abandoned, at any time prior to the effective time of the reincorporation merger, whether before or after approval of the reincorporation merger by BTI shareholders, by mutual written consent of BioCancell, BTI and Merger Sub.

Amendment, Extension and Waiver

Subject to applicable law, this merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our shareholders contemplated by the merger agreement, by written agreement of BioCancell, BTI and Merger Sub. However, after the approval of the principal terms of the reincorporation merger by BTI stockholders, no amendment to the merger agreement may be made which by law requires further approval by such stockholders, respectively, without obtaining such further approval.

REQUIRED VOTE FOR THE MEETINGS

 If a quorum is present, completion of the reincorporation merger requires approval by the affirmative vote of (i) the holders of a majority of the shares of our common stock entitled to vote at special general meeting. Since approval of the principal terms of the reincorporation merger requires the affirmative vote of the shares outstanding as of the record date, a failure to vote your shares of our common stock or an abstention will have the same effect as voting against the reincorporation merger; (ii) seventy five (75%) of the BTI Series 3 Warrants, present or represented and entitled to vote at the meeting of Series 3 Warrant holders, and (iii) seventy five (75%) of the BTI Series 4 Warrants present or represented and entitled to vote at the meeting of Series 4 Warrant holders. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders, and an abstention will have the same effect as voting against the reincorporation merger.

RECOMMENDATION OF THE BTI BOARD OF DIRECTORS

The board of directors of BTI recommends that BTI securityholders vote “FOR” approval of the principal terms of the reincorporation merger.

PROPOSAL TWO — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL GENERAL MEETING OF
 STOCKHOLDERS, MEETING OF SERIES 3 WARRANT HOLDERS AND MEETING OF SERIES 4
WARRANT HOLDERS

If BTI fails to receive a sufficient number of votes to constitute a quorum to hold the special general meeting or any of the meetings of the warrant holders or to approve the reincorporation merger, BTI may propose to adjourn or postpone the special general meeting or any of the meetings of the warrant holders, whether or not a quorum is present, for a period of not more than 30 days:

•	to constitute a quorum for purposes of the meeting; or

•	to solicit additional proxies in favor of the approval of the reincorporation merger.

BTI currently does not intend to propose adjournment or postponement at the special general meeting or any of the meetings of the warrant holders if there are sufficient votes to approve the reincorporation merger.

REQUIRED VOTE FOR THE MEETINGS

If a quorum is present, the affirmative vote of a majority of the shares of BTI common stock present and voting at the special general meeting in person or by proxy is required to approve the adjournment proposal.

If a quorum is present, the affirmative vote of a majority of the Series 3 Warrant holders present and voting at the meeting of the Series 3 Warrant holders in person or by proxy is required to approve the adjournment proposal.

If a quorum is present, the affirmative vote of a majority of the Series 4 Warrant holders present and voting at the meeting of the Series 4 Warrant holders in person or by proxy is required to approve the adjournment proposal.
RECOMMENDATION OF THE BTI BOARD OF DIRECTORS

The BTI board of directors recommends that BTI's stockholders vote “FOR” the proposal to adjourn or postpone the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes in favor of approval of the reincorporation merger.

The BTI board of directors recommends that BTI Series 3 Warrant holders vote “FOR” the proposal to adjourn or postpone the meeting of the Series 3 Warrant holders, if necessary, to solicit additional proxies if there are insufficient votes in favor of approval of the reincorporation merger.

The BTI board of directors recommends that BTI Series 4 Warrant holders vote “FOR” the proposal to adjourn or postpone the meeting of the Series 4 Warrant holders, if necessary, to solicit additional proxies if there are insufficient votes in favor of approval of the reincorporation merger.

THE SPECIAL GENERAL MEETING OF STOCKHOLDERS

General

BTI is furnishing this proxy statement/prospectus to BTI's stockholders in connection with the solicitation of proxies by BTI’s board of directors for use at the special general meeting of BTI’s stockholders, including any adjournment or postponement of the special general meeting.

 Date, Time and Place of the Special General Meeting

The special general meeting of BTI’s stockholders will be held at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on            , 2012 at 11:00 a.m. Jerusalem time.

 Purposes of the Special General Meeting

BTI is holding the special general meeting to consider the reincorporation merger. In addition, BTI stockholders will be asked to consider and vote upon a proposal to grant BTI’s management the discretionary authority to adjourn or postpone the special general meeting for a period of not more than 30 days in order to enable BTI’s board of directors to solicit additional proxies in favor of the reincorporation merger and to vote upon any other business that may properly come before the special general meeting.

 A copy of the merger agreement is attached to this statement/prospectus as Annex A. BTI shareholders are encouraged to read the merger agreement in its entirety.

The matters to be considered at the BTI special general meeting are of great importance to BTI stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card.

Recommendation of BTI's Boards of Directors

The BTI board of directors recommends that BTI stockholders vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that BTI stockholders vote “FOR” the proposal to grant discretionary authority to BTI management to vote their shares to adjourn or postpone the special general meeting, if necessary, to solicit additional proxies to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the reincorporation merger.

Voting and Proxies

Voting through a written proxy must take place pursuant to the proxy published by BTI which can be found on the website of BTI at http://www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and the Tel Aviv Securities Exchange Ltd., or TASE, at http://maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the stockholder is a stockholder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the stockholder has any shares credited with a member of TASE, appointed in accordance with the regulations of TASE (“Stock Exchange Member”) and the said share(s) are included among the shares registered in the stockholders’ registry in the name of the Nominees Company (“Unregistered Stockholder”), a proof of ownership and power of attorney, as specified below.

A stockholder who has shares credited via a Stock Exchange Member as of the record date and said shares are included among the registered shares in the name of Mizrahi Tefahot Nominees Company Ltd. (“the Nominees Company”) shall obtain from the Stock Exchange Member with whom his/her shares are credited a proof of ownership as of the record date (as per the Israeli Companies Regulations (Proof of Share Ownership for the Purpose of Voting in a General Meeting) - 2000), and shall require such member to take steps, through the Tel Aviv Stock Exchange Clearing House, to obtain powers of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Special General Meeting.

In the power of attorney, the Nominees Company shall authorize the stockholder, or an agent on his/her behalf, to vote at the Annual General Meeting at his/her discretion with respect to a number of shares to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his behalf.

A stockholder who plans to attend the special general meeting must present the documents listed above. Anyone who does not comply with the procedures outlined above upon request may not be admitted to the special general meeting.

Revocation of Proxies

Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the special general meeting. Attendance at the special general meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Corporate Secretary.

 Record Date and Outstanding Shares

You are entitled to vote at the special general meeting if you own shares of BTI common stock at the close of business on             , 2012, the record date for the special general meeting of stockholders. You will have one vote for each share of our common stock that you owned on the record date. As of the date of this proxy statement/prospectus, there were          shares of BTI common stock outstanding and entitled to be voted.

On the date of this proxy statement/prospectus, there were           holders of record of the               shares of BTI common stock then issued and outstanding. Each share of BTI common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval. See “Beneficial Ownership of Securities” for information regarding persons known to the management of BTI to be the beneficial owners of more than five percent of the outstanding BTI common stock. A complete list of registered shareholders entitled to notice of, and to vote at, the special general meeting will be available for examination at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, during normal business hours by any shareholder, for any purpose germane to the special general meeting for a period of 10 days prior thereto.

Vote Required

Completion of the reincorporation merger requires approval by the affirmative vote of the holders of a majority of the shares of BTI common stock entitled to vote at the special general meeting. Since approval of the reincorporation merger requires the affirmative vote of the shares outstanding as of the record date, a failure to vote your shares of BTI common stock or an abstention will have the same effect as voting against the reincorporation merger.

Approval of the adjournment proposal requires the vote of a majority of the shares of BTI stock present in person or by proxy at the special general meeting.

As of the date of this proxy statement/prospectus, the directors and executive officers of BTI beneficially owned, in the aggregate,          shares of BTI common stock, or less than      % of the then-outstanding shares of BTI common stock. The directors and executive officers have informed us that they intend to vote all of their shares of BTI common stock “FOR” the approval of the reincorporation merger and “FOR” any adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies and/or advance proxies.

 Quorum and Abstentions

A quorum of stockholders is required to transact business at the special general meeting of BTI stockholders. The presence in person or by proxy of the holders of a majority of the shares of BTI common stock outstanding at the close of business on the record date will constitute a quorum for purposes of the special general meeting. BTI Secretary will act as inspector of elections at the special general meeting and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to BTI stockholders at the special general meeting. All shares of BTI common stock represented at the special general meeting, including abstentions, will be counted for purposes of determining the presence of a quorum. If a quorum is not present, we expect that the special general meeting will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the special general meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special general meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the special general meeting.

Stock Exchange Members have no authority to vote shares held for “street holders”.

Adjournment and Postponement

Notwithstanding the proposal to grant discretionary authority to our management to adjourn or postpone the special general meeting, BTI bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any other day, hour and/or place as the chairman of the meeting, the Chief Executive Officer or the holders of a majority of the stock entitled to vote thereat, present in person or represented by proxy, shall decide, without such adjourned meeting requiring any notice other than announcement at the meeting. At such adjourned meeting holders of one third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum and any business may be transacted at such adjourned meeting which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Notwithstanding the above requirements of a quorum at the special general meetings and at any adjourned meeting, in order to approve the reincorporation merger, the holders of a majority of the shares of BTI common stock entitled to vote at the special general meeting must vote to approve the reincorporation merger.  Abstentions and the failure to vote will all have the same effect as a vote against the reincorporation merger.

Other Matters

BTI’s board of directors is not aware of any other business to be brought before the special general meeting or any adjournment or postponement of the special general meeting.

If, however, other matters are properly brought before the special general meeting (including any proposal to adjourn the special general meeting) or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares of BTI common stock represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies and Advance Proxies

BTI will pay for the solicitation of proxies and advance proxies. In addition to solicitation by mail, certain directors, officers, employees and consultants of BTI also may solicit proxies on behalf of each of the BTI board of directors by mail, telephone, email, fax or in person.

Inspector of Elections

BTI has appointed its Secretary to act as inspector of elections at the special general meeting and to make a written report on the special general meeting. Prior to the special general meeting, the inspector of elections will sign an oath to perform his duties in an impartial manner and to the best of his abilities. The inspector of elections will ascertain the number of shares of BTI common stock outstanding, determine the shares represented at the special general meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties.

MEETINGS OF THE HOLDERS OF SERIES 3 AND SERIES 4 WARRANTS

General

BTI is furnishing this proxy statement/prospectus to the holders of BTI Series 3 Warrants and Series 4 Warrants in connection with the solicitation of proxies by BTI’s board of directors for use at the meetings of the holders of BTI Series 3 Warrants and Series 4 Warrants, including any adjournment or postponement of the warrant holders meetings.

 Date, Time and Place of the Meetings of the Holders of BTI Warrants

The meeting of the holders of Series 3 Warrants will be held at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on            , 2012 at          Jerusalem time.

The meeting of the holders of Series 4 Warrants will be held at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, on            , 2012 at        Jerusalem time.

 Purposes of the Meetings of the Holders of BTI Warrant

BTI is holding the meeting of the holders of BTI warrants in order to consider the reincorporation merger. In addition, BTI warrant holders will be asked to consider and vote upon a proposal to grant BTI’s management the discretionary authority to adjourn or postpone the warrant holders meetings for a period of not more than 30 days in order to enable BTI’s board of directors to solicit additional proxies in favor of the reincorporation merger and to vote upon any other business that may properly come before the warrant holders meeting.

 A copy of the merger agreement is attached to this statement/prospectus as Annex A. BTI warrant holders are encouraged to read the merger agreement in its entirety.

The matters to be considered at the meetings of the holders of BTI warrants are of great importance to BTI warrant holders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card.

Recommendation of BTI's Boards of Directors

BTI board of directors recommends that the holders of BTI's Series 3 Warrants and Series 4 Warrants vote “FOR” approval of the reincorporation merger. The BTI board of directors also recommends that the holders of BTI's Series 3 Warrants and Series 4 Warrants vote “FOR” the proposal to grant discretionary authority to BTI management to vote their warrants to adjourn or postpone the warrant holders meeting, if necessary, to solicit additional proxies to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the reincorporation merger.

Voting and Proxies

Voting through a written proxy must take place pursuant to the proxy published by BTI which can be found on the website of BTI at http://www.biocancell.com, the Securities and Exchange Commission at www.sec.gov, the Israeli Securities Authority at www.magna.isa.gov.il and the Tel Aviv Securities Exchange Ltd., or TASE, at http://maya.tase.co.il. The proxy shall only be valid if the following documents have been attached to it and provided that such documents have been delivered to BTI Secretary at BTI’s address no later than 72 hours prior to the date of the vote: (a) if the warrant holder is a warrant holder registered in the Company’s books - a photocopy of an identity card, passport or document of incorporation has been attached thereto; (b) if the warrant holder has any warrants credited with a Stock Exchange Member and the said warrant(s) are included among the warrants registered in the warrant holders' registry in the name of the Nominees Company, power of attorney, as specified below.

A warrant holder who has warrants credited via a Stock Exchange Member as of the record date and said warrants are included among the registered warrants in the Nominees Company shall obtain from the Stock Exchange Member with whom his/her warrants are credited power of attorney from the Nominees Company in his/her name or in the name of an agent on his/her behalf for the Special General Meeting.

In the power of attorney, the Nominees Company shall authorize the warrant holder, or an agent on his/her behalf, to vote at the warrant holders meeting at his/her discretion with respect to a number of warrants to be specified expressly in the power of attorney. The power of attorney shall specify that the agent shall be entitled to deliver to BTI a power of attorney on his/her behalf authorizing another person to vote on his behalf.

A warrant holder who plans to attend the warrant holders meeting must present the documents listed above. Anyone who does not comply with the procedures outlined above upon request may not be admitted to the warrant holders meeting.

Revocation of Proxies

Warrant holders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the respective meeting of the warrant holders. Attendance at a warrant holders meeting will not in and of itself constitute revocation of a proxy with respect to such meeting. Any written notice revoking a proxy should be sent to BioCancell Therapeutics Inc., Beck Science Center, 8 Hartom St . , Har Hotzvim, Jerusalem 97775 Israel, Attention: Avraham Hampel, Secretary.

 Record Date and Outstanding Warrants

Series 3 Warrants

You are entitled to vote at the meeting of the holders of BTI Series 3 Warrant if you own Series 3 Warrants to purchase BTI common stock at the close of business on             , 2012, the record date for the meeting of the holders of BTI Series 3 Warrants. You will have one vote for each Series 3 Warrant of BTI common stock that you owned on the record date. As of the date of this proxy statement/prospectus, there were 2,817,485 Series 3 Warrants to purchase BTI common stock outstanding and entitled to be voted.

On the date of this proxy statement/prospectus, there was one holder of record of the Series 3 Warrant to purchase BTI common stock then issued and outstanding. Each Series 3 Warrant to purchase BTI common stock entitles the holder thereof to one vote on each matter submitted for the Series 3 Warrant holders' approval. See “Beneficial Ownership of Securities” for information regarding persons known to the management of BTI to be the beneficial owners of more than five percent of the outstanding warrants to purchase BTI common stock. A complete list of registered Series 3 Warrant holders entitled to notice of, and to vote at, the meeting of the holders of BTI Series 3 Warrant will be available for examination at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, during normal business hours by any warrant holder, for any purpose germane to the warrant holders meeting for a period of 10 days prior thereto.

Series 4 Warrants

You are entitled to vote at the meeting of the holders of BTI Series 4 Warrant if you own Series 4 Warrants to purchase BTI common stock at the close of business on             , 2012, the record date for the meeting of the holders of BTI Series 4 Warrants. You will have one vote for each Series 4 Warrant of BTI common stock that you owned on the record date. As of the date of this proxy statement/prospectus, there were 3,014,709 Series 4 Warrants to purchase BTI common stock outstanding and entitled to be voted.

On the record date, there was one holder of record of the Series 4 Warrants to purchase BTI common stock then issued and outstanding. Each Series 4 Warrant to purchase BTI common stock entitles the holder thereof to one vote on each matter submitted for the Series 4 Warrant holders' approval. See “Beneficial Ownership of Securities” for information regarding persons known to the management of BTI to be the beneficial owners of more than five percent of the outstanding warrants to purchase BTI common stock. A complete list of registered Series 4 Warrant holders entitled to notice of, and to vote at, the meeting of the holders of BTI Series 4 Warrant will be available for examination at the offices of BTI, Beck Science Center, 3rd Floor, 8 Hartom St . , Jerusalem 97775 Israel, during normal business hours by any warrant holder, for any purpose germane to the warrant holders meeting for a period of 10 days prior thereto.

Vote Required

Series 3 Warrants

Completion of the reincorporation merger requires approval by the affirmative vote of 75% of the BTI Series 3 Warrants entitled to vote at the meeting of the BTI Series 3 Warrant holders, present or represented at the meeting. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders, and an abstention will have the same effect as voting against the reincorporation merger.

Approval of the adjournment proposal requires the vote of a majority of the Series 3 Warrants present in person or by proxy at the warrant holders meeting.

As of the date of this proxy statement/prospectus, the directors and executive officers of BTI beneficially owned, in the aggregate,          Series 3 Warrants to purchase BTI common stock, or less than     % of the then-outstanding Series 3 Warrants to purchase BTI common stock. The directors and executive officers have informed us that they intend to vote all of their Series 3 Warrants of BTI common stock “FOR” the approval of the reincorporation merger and “FOR” any adjournment of the meeting of the holders of Series 3 Warrants, if necessary or appropriate, to solicit additional proxies and/or advance proxies.

Series 4 Warrants

Completion of the reincorporation merger requires approval by the affirmative vote of 75% of the BTI Series 4 Warrants entitled to vote at the meeting of the BTI Series 4 Warrant holders, present or represented at the meeting. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders, and an abstention will have the same effect as voting against the reincorporation merger.

Approval of the adjournment proposal requires the vote of a majority of the Series 4 Warrants present in person or by proxy at the warrant holders meeting.

As of the date of this proxy statement/prospectus, the directors and executive officers of BTI beneficially owned, in the aggregate,         Series 4 Warrants to purchase BTI common stock, or less than      % of the then-outstanding Series 4 Warrants to purchase BTI common stock. The directors and executive officers have informed us that they intend to vote all of their Series 4 Warrants of BTI common stock “FOR” the approval of the reincorporation merger and “FOR” any adjournment of the meeting of the holders of Series 4 Warrants, if necessary or appropriate, to solicit additional proxies and/or advance proxies.

Quorum and Abstentions

Series 3 Warrants

A quorum of holders of Series 3 Warrants is required to transact business at the meeting of the holders of the Series 3 Warrants. The presence in person or by proxy of the holders of a majority of the Series 3 Warrants to purchase BTI common stock outstanding at the close of business on the record date will constitute a quorum for purposes of the Meeting of the holders of Series 3 Warrants. BTI Secretary will act as inspector of elections at the meeting of the Series 3 Warrants and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to BTI Series 3 Warrant holders at the meeting. All Series 3 Warrants to purchase BTI common stock represented at the meeting of the holders of the Series 3 Warrants, including abstentions, will be counted for purposes of determining the presence of a quorum. If a quorum is not present, we expect that the meeting of the holders of the Series 3 Warrants will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the meeting of the holders of the Series 3 Warrants, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting of the holders of the Series 3 Warrants, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the meeting of the holders of the Series 3 Warrants.

Stock Exchange Members have no authority to vote warrants held for “street holders”.

In order to approve the reincorporation merger, 75% of the Series 3 Warrants entitled to vote at the meeting, present, or represented by proxy at the meeting of the holders of the Series 3 Warrants, must vote to approve the reincorporation merger. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders and an abstention will have the same effect as voting against the reincorporation merger.

Series 4 Warrants

A quorum of holders of Series 4 Warrants is required to transact business at the meeting of the holders of the Series 4 Warrants. The presence in person or by proxy of the holders of a majority of the Series 4 Warrants to purchase BTI common stock outstanding at the close of business on the record date will constitute a quorum for purposes of the Meeting of the holders of Series 4 Warrants. BTI Secretary will act as inspector of elections at the meeting of the Series 4 Warrants and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to BTI Series 4 Warrant holders at the meeting. All Series 4 Warrants to purchase BTI common stock represented at the meeting of the holders of the Series 4 Warrants, including abstentions, will be counted for purposes of determining the presence of a quorum. If a quorum is not present, we expect that the meeting of the holders of the Series 4 Warrants will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the meeting of the holders of the Series 4 Warrants, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting of the holders of the Series 4 Warrants, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the meeting of the holders of the Series 4 Warrants.

Stock Exchange Members have no authority to vote warrants held for “street holders”.

In order to approve the reincorporation merger, 75% of the Series 4 Warrants entitled to vote at the meeting and present, or represented by proxy, at the meeting of the holders of the Series 4 Warrants, must vote to approve the reincorporation merger. A failure to vote your warrants will affect the determination of whether a quorum is present at the meeting of the warrant holders and an abstention will have the same effect as voting against the reincorporation merger.

Adjournment and Postponement

Notwithstanding the proposal to grant discretionary authority to our management to adjourn or postpone the warrant holders meeting, BTI bylaws provide that if a quorum is not present or represented at any meeting of the stockholders, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any other day, hour and/or place as the chairman of the meeting, the Chief Executive Officer or the holders of a majority of the stock entitled to vote thereat, present in person or represented by proxy, shall decide, without such adjourned meeting requiring any notice other than announcement at the meeting. Because there are no provisions in the terms of the warrants relating to the adjournment and postponement of meetings of the warrant holders, BTI will apply the adjournment and postponement provisions in the BTI bylaws that relate to the stockholders. At such adjourned meeting holders of one third of the warrants issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum and any business may be transacted at such adjourned meeting which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each warrant holder of record entitled to vote at the meeting.

Other Matters

BTI’s board of directors is not aware of any other business to be brought before the meeting of Series 3 Warrant holders or the meeting of Series 4 Warrant holders or any adjournment or postponement of the meeting of Series 3 Warrant holders or the meeting of Series 4 Warrant holders.

If, however, other matters are properly brought before the meetings of the warrant holders (including any proposal to adjourn the meetings of the warrant holders) or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Series 3 Warrants and the Series 4 Warrants represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies and Advance Proxies

BTI will pay for the solicitation of proxies and advance proxies. In addition to solicitation by mail, certain directors, officers, employees and consultants of BTI also may solicit proxies on behalf of each of the BTI board of directors by mail, telephone, email, fax or in person.

Inspector of Elections

BTI has appointed its Secretary to act as inspector of elections at the meetings of the warrant holders and to make a written report on the meetings of the warrant holders. Prior to the meetings of each of the warrant holders, the inspector of elections will agree to perform his duties in an impartial manner and to the best of his abilities. The inspector of elections will ascertain the number of warrants to purchase shares of BTI common stock outstanding, determine the warrants represented at the respective meeting of the warrant holders and the validity of proxies and ballots, count all votes and ballots and perform certain other duties.

PRICE RANGE OF BTI COMMON STOCK, SERIES 3 WARRANTS, SERIES 4 WARRANTS AND DIVIDENDS

Price Range of BTI Common Stock

BTI common stock is traded on TASE under the symbol “BICL”. On    , 2012, the closing sales price for BTI common stock was NIS     . The following table s set forth, for the calendar periods indicated , the range of high and low closing prices for BTI common stock as reported by TASE.

	2012					2011				2010
	High			Low		High		Low		High		Low
First Quarter	NIS	1.152	NIS	0.754	NIS	0.996	NIS	2.449	NIS	4.003	NIS	2.453
Second Quarter		-		-		0.624		1.501		3.689		2.073
Third Quarter		-		-		0.651		1.365		3.222		2.126
Fourth Quarter		-		-		1.097		1.641		4.080		2.215

	High			Low
2007	NIS	5.987	NIS	3.891
2008		3.917		0.377
2009		3.090		0.403
2010		4.080		2.073
2011		1.365		1.097
November 2011		1.527		1.249
December 2011		1.272		1.097
January 2012		1.152		0.996
February 2012		1.001		0.808
March 2012		0.850		0.754
April 2012		1.093		0.790

As of     , 2012, the number of registered holders of BTI common stock was     . Since most shareholders are listed under their brokerage firm’s names, the actual number of beneficial shareholders is higher.

Dividend Policy

We have never declared or paid cash dividends. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Price Range of BTI Series 3 Warrants and Series 4 Warrants

BTI Series 3 Warrants and Series 4 Warrants are traded on TASE under the symbol "BICL.W3" and "BICL.W4", respectively. On    , 2012, the closing sales price for BTI Series 3 Warrants and Series 4 Warrants was NIS      and NIS      respectively. The following table s set forth, for the calendar periods indicated the range of high and low closing prices for BTI Series 3 Warrants and Series 4 Warrants as reported by TASE:

Series 3 Warrants

	2012					2011				2010
	High			Low		High		Low		High		Low
First Quarter	NIS	0.187	NIS	0.050	NIS	0. 996	NIS	0. 522	NIS	-	NIS	-
Second Quarter		-		-		0. 624		0. 382		-		-
Third Quarter		-		-		0. 651		0. 190		-		-
Fourth Quarter		-		-		0. 311		0. 132		0. 579		0. 349

	High			Low
2007	NIS	-	NIS	-
2008		-		-
2009		-		-
2010		0.579		0.349
2011		0.996		0.132
November 2011		0.308		0.191
December 2011		0.242		0.132
January 2012		0.187		0.079
February 2012		0.115		0.050
March 2012		0.074		0.050
April 2012		0.088		0.074

Series 4 Warrants

	2012					2011				2010
	High			Low		High		Low		High		Low
First Quarter	NIS		NIS		NIS	0. 955	NIS	0. 700	NIS	-	NIS	-
Second Quarter		-		-		0. 870		0. 490		-		-
Third Quarter		-		-		0. 869		0. 222		-		-
Fourth Quarter		-		-		0. 667		0. 364		0. 784		0. 570

	High			Low
2007	NIS	-	NIS	-
2008		-		-
2009		-		-
2010		0.784		0.570
2011		0.955		0.222
November 2011		0.666		0.440
December 2011		0.480		0.364
January 2012		0.677		0.454
February 2012		0.643		0.643
March 2012		0.645		0.571
April 2012		0.571		0.250

As of     , 2012, the number of registered holders of BTI Series 3 Warrants and Series 4 Warrants was approximately      and       respectively. Since most Series 3 Warrant holders and Series 4 Warrant holders are listed under their brokerage firm’s names, the actual number of beneficial warrant holders is higher.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth, as of the date of this proxy statement/prospectus, information regarding the beneficial ownership of BTI common stock by (i) each person who is known to BTI to be the owner of more than five percent of BTI common stock, (ii) each of BTI's directors, (iii) each of the named executive officers and (iv) all directors and executive officers of BTI as a group. For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares that such person has the right to acquire within 60 days of the date of this proxy statement/prospectus. Unless otherwise indicated, the address of each of the persons listed in this table is as follows: Beck Science Center, 8 Hartom St . , Jerusalem 97775 Israel. Information in this section is based on information provided to BTI by the individuals and entities listed below and on beneficial ownership reports filed with the SEC.

Name and Address of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (1)	Percentage Ownership of Common Stock (1)
Five percent or more beneficial owners:
Clal Biotechnology Industries, Ltd. 45th Floor, 3 Azrieli Center, Tel Aviv 67023 Israel (2)	18,065,266	40.32%
Tikcro Technologies, Ltd. 126 Yigal Allon St, Tel Aviv 67443 Israel (3)	15,497,674	29.28%
Directors and named executive officers:
Uri Danon (4)	521,375	1.31%
Jonathan Burgin (5)	68,7 50	*
Ruben Krupik	-	-
Abraham Hochberg (6)	2,3 51,254	5. 94%
Aviv Boim (5)	20,000	*
Ofer Goldberg	-	-
Hanoch Rappaport (7)	37,796	*
David Schlachet (5)	2 5 ,000	*
Aharon Schwartz	-	-
Orly Yarkoni (5)	2 5 ,000	*
All directors and officers as a group (10 persons) (8)	3,049,175	7. 5 8%

* Less than 1%.

(1)
Assumes the full exercise of all options and warrants held by the holder that are exercisable within 60 days of the date of this proxy statement/prospectus. Percent of class based on 39,391,291 shares of our common stock outstanding as of the date of this proxy statement/prospectus.

(2)
Consists of 12,444,237 shares of our common stock, 5,418,692 shares of our common stock underlying convertible debentures and warrants which are convertible or exercisable within 60 days of the date of this proxy statement/prospectus held by CBI and  202,337 shares of our common stock and shares of our common stock underlying warrants which are exercisable within 60 days of the date of this proxy statement held by Clal Finance Ltd. for members of the public or its own account. Clal Finance Ltd. is an indirect subsidiary of IDB Development Ltd., of which CBI is an indirect subsidiary. The amount of shares does not include  65,282 shares of our common stock held for members of the public by Epsilon Mutual Funds (1991) Ltd., an indirect subsidiary of IDB Development Ltd., as CBI has disclaimed beneficial ownership of these shares in a Schedule 13G statement filed with the SEC (on September 13, 2010. The amount of shares underlying the convertible debenture may vary following the date of this proxy statement upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(3)
Consists of 1,950,945 shares of our common stock and 13,546,729 shares of our common stock underlying convertible debentures and warrants which are convertible or exercisable within 60 days of the date of this proxy statement/prospectus. The amount of shares underlying the convertible debenture may vary following the date of this proxy statement/prospectus upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

(4)	Consists of 71,375 shares of our common stock and 450,000 shares of our common stock underlying options that are exercisable within 60 days of the date of this proxy statement/prospectus.
(5)	Consists of shares of our common stock underlying options that are exercisable within 60 days of the date of this proxy statement/prospectus.
(6)	Consists of 2,141,254 shares of our common stock and 210,000 shares of our common stock underlying options that are exercisable within 60 days of the date of this proxy statement/prospectus.
(7)
Consists of 17,796 shares of our common stock and 20,000 shares of our common stock underlying options owned by Mr. Rappaport that are exercisable within 60 days of the date of this proxy statement/prospectus.

(8)
Includes  818,750 shares of our common stock underlying convertible debentures, warrants and options which are convertible or exercisable within 60 days of the date of this proxy statement/prospectus. The amount of shares underlying the convertible debenture may vary following the date of this proxy statement/prospectus upon the consummation of certain M&A events as set forth in the convertible debenture, or as a result of certain anti-dilution adjustments provided for under the convertible debenture.

SELECTED FINANCIAL DATA OF BTI

The selected consolidated financial data set forth below is derived from the audited consolidated financial statements of BTI prepared according to U.S. GAAP. The consolidated statement of operations data of BTI for each of the years in the three-year period ended December 31, 201 1 and the selected consolidated balance sheet data as of December 31, 201 1 and 20 10 , are derived from  BTI's audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated statement of operations data for the years ended December 31, 200 8 and 200 7 and the selected consolidated balance sheet data as of December 31, 200 9 , 200 8 and 200 7 are derived from audited consolidated financial statements, which are not included in this proxy statement/prospectus. The selected consolidated statement of operations data for the three months ended March 31 , 201 2 and 201 1 and the selected consolidated balance sheet data as of March 31 , 201 2 are derived from the unaudited condensed consolidated financial statements of BTI included elsewhere in this proxy statement/prospectus. It is important that you read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors”, and the consolidated financial statements and the notes to the consolidated financial statements. The historical results presented below are not necessarily indicative of results to be expected in any future periods. All amounts are in U.S. Dollars.

BioCancell was formed on September 22, 2011, in connection with the proposed reincorporation merger. Since BioCancell is a shell company with no assets, liabilities activities, or commitments, its financial statements will in essence duplicate those of BTI, except that the financial statements of BioCancell will be expressed in future filings on an IFRS (IASB) basis rather than U.S. GAAP.  To address this transition, we have included in this prospectus/proxy statement both a translation to English of the IFRS (IASB) financial statements as filed by BTI with the ISA, as well as BTI’s U.S. GAAP financial statements as filed with the SEC. A reconciliation between these two financial statements appears in Management’s Discussion and Analysis.

						Three Months Ended
	Years Ended December 31,					March 31 ,
	2011	2010	2009	2008	2007	201 2	201 1
	(In thousands, except per share data)
Statement of Operations Data:
Research and development expenses, net	$3,511	$1,817	$2,013	$2,694	$2,690	$747	$629
General and administrative expenses	2,134	1,955	1,457	1,913	1,271	449	512

Operating loss	5,645	3,772	3,470	4,607	3,961	1,196	1,141

Financing expense (income) , net	370	(1,596)	3,333	(1,665)	(25)	1,195	637

Net loss	6,015	2,176	6,803	2,942	3,936	2,391	1,778

Basic and diluted net loss per share	(0.23)	(0.11)	(0.44)	(0.22)	(0.33)	(0.07)	(0.07)

Weighted-average common shares used in computing basic and diluted net loss per share	26,560	20,3 3 8	15,453	13,413	11,971	36,031	26,387

Balance Sheet Data:
Total current assets	808	5,703	1,163	2,994	2,972	2,626	808
Total long-term assets	530	321	296	185	157	308	530
Property and equipment, net	66	88	106	131	154	61	66

Total assets	$1,404	$6,112	$1,565	$3,310	$3,283	$2,995	$1,404
Total current liabilities	3,994	1,126	683	834	646	3,015	3,994
Total long-term liabilities	911	2,883	4,248	526	84	641	911
Total stockholders’ equity (deficit)	(3,501)	2,103	(3,366)	1,950	2,553	(661)	(3,501)
Total liabilities and stockholders’ equity (deficit)	$1,404	$6,112	$1,565	$3,310	$3,283	$2,995	$1,404

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain information contained in or incorporated by reference in the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning the future of our industry, its product development, business strategy, future acquisitions, the continued acceptance and growth of our products, and our dependence on significant customers. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors including those discussed in the section entitled “Risk Factors,” and elsewhere in this proxy statement/prospectus. In some cases, these statements can be identified by terminologies such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” should,” “plans,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “predicts,” “potential” other similar terms or the negative of these terms. Although we believe that the assumptions underlying the forward-looking statements contained in this proxy statement/prospectus are reasonable, they may be inaccurate and actual results could differ materially from those projected. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by us or any other person that the results or conditions described in such statements will be achieved. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Overview

BTI was incorporated in the United States under the laws of the State of Delaware on July 26, 2004 and commenced operations on October 1, 2004. We filed a prospectus for an initial public offering on the Tel Aviv Stock Exchange, or TASE, and, since August 17, 2006, our securities have been publicly traded in Israel on the TASE. For TASE purposes, we file Hebrew-language financial statements in New Israeli Shekels in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. On June 22, 2009, our registration statement with the U.S. Securities and Exchange Commission (SEC) was deemed effective and we began reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For our filings in the United States, we prepare English-language financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). This management’s Discussion and Analysis of financial condition and Results of Operations discussion analyzes BTI’s U.S. GAAP financial statements. References to “we” refer to BTI.

In December 2011, our board of directors instructed management to advance toward a restructuring, whereby we would become an Israeli company, through a reverse triple merger.  In order to carry out the process, prospectuses were filed with the authorities in the U.S. and Israel.  The restructuring is subject (after final approval by our board of directors) to various conditions precedent, including the obtaining of regulatory approvals in Israel and the U.S., issuance of final disclosure documents in Israel and the U.S., and obtaining approval from a general meeting of the holders of our shares and traded warrants. Therefore, it is not certain that it will be possible to complete the restructuring. As a result of the merger, no change is expected in our operations, nor in the interests of the existing shareholders, nor any material change in the financial statements.

We and our wholly owned subsidiary in Israel, BioCancell Therapeutics Israel Ltd., focus our activities on the research and development of drugs for the treatment of various cancer types. The leading drug candidate developed by us, BC-819, has been tested for a number of cancer types in pre-clinical animal studies, compassionate use human trials and Phase I/IIa clinical trials. We are now performing a Phase IIb clinical trial on pancreatic cancer patients, Phase IIb clinical trial on bladder cancer patients, and a Phase I/IIa clinical trial on ovarian cancer patients.

We are a development stage company. Therefore, there is no certainty regarding our ability to complete the development of any of our product-candidates, receive regulatory permits and succeed in our marketing efforts. Our operations since inception have been directed primarily toward developing research and development activities, conducting pre-clinical and clinical testing of our product candidates, business strategies, raising capital, exploring marketing channels and recruiting personnel.

From our inception, we have raised a cumulative net amount of $28,173,000, including amounts received as a result of the exercise of options by our employees, directors and consultants. During 2005 and the first half of 2006, we raised $2,951,000 from private investors and from Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., a founder of our company. We raised an additional $4,976,000 in connection with our initial public offering in August 2006 on the TASE. On May 15, 2008, we executed a private placement to Clal Biotechnology Industries Ltd., or CBI, from which we received aggregate gross proceeds of $669,000 (net proceeds of $653,000). On July 30, 2008, we carried out private placements with Tikcro Technologies Ltd. ("Tikcro"), CBI and the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd. (together, the "Three Institutional Investors"), whereby the Three Institutional Investors received an aggregate amount of 1,222,780 shares of our common stock at a price of about $0.60 per share, non-registered convertible notes payable, convertible into an aggregate of 5,058,002 shares of our common stock at a conversion price of about $0.72 per share and three non-registered warrants to purchase an aggregate of up to 6,280,783 shares of our common stock at a price of about $0.72 per share exercisable for five years. The aggregate gross proceeds from the private placements to the Three Institutional Investors were $3,650,000 (net proceeds of $3,609,000). During May and June 2009, we sold 1,099,756 shares of treasury stock, at an average price of $0.92 per share, for total proceeds of $1,017,000. In August 2009, we sold 713,000 shares of treasury stock, at an average price of $0.79 per share, for total proceeds of $552,000. Following the sale, we no longer hold any shares of treasury stock. In March 2010, we executed private placements to institutional and individual investors of 4,157,500 shares of common stock at a price of approximately $0.78 per share, and warrants to purchase an additional 4,157,500 shares of our common stock, exercisable immediately upon their issuance with a life of four years and an exercise price of approximately $1.12. The aggregate gross proceeds from the March 2010 private placements were $3,285,000 at an approximate price of $0.78 per share (net proceeds of $2,694,000). On November 18, 2010, we consummated a public offering, whereby investors received an aggregate amount of 5,634,970 shares of common stock at a price of NIS 3.30 per share (approximately $0.90 per share), 2,817,485 non-registered warrants to purchase 2,817,485 shares of common stock at a price of NIS 3.69 (approximately $1.01 per share) exercisable immediately upon their issuance with a life of two years and 2,817,485 non-registered warrants to purchase 2,817,485 shares of common stock at a price of NIS 4.43 (approximately $1.21 per share) exercisable immediately upon their issuance with a life of four years. The aggregate gross proceeds from the November 2010 offering were $5,104,000 (NIS 18,595,000) and the net proceeds were $4,196,000 (NIS 15,277,000). On January 24, 2012, we consummated a private offering, whereby investors received an aggregate amount of 11,144,400 shares of common stock at a price of NIS 1.00 (approximately $0.27) per share. The aggregate gross proceeds were NIS 11,144,400 (approximately $2,943,000) and the net proceeds were NIS 10,773,000 (approximately $2,850,000).

We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our net loss, accumulated during the development stage through March 31, 2012, aggregated $27,712,000 and we expect to continue to incur substantial losses in future periods while we continue to test and prepare our product candidates for the market. We believe that we have sufficient cash to meet our planned operating needs until July 2012, based on our current cash levels. If convertible notes payable are not converted by July 30, 2012, we will need to pay a total of $3,621,000 at that time. However, in April 2012, we reported that our Board of Directors and that of CBI had agreed that: (a) if and to the extent that Tikcro does not fully convert its convertible note from July 2008 and its note becomes payable on July 30, 2012, CBI will invest the amount needed for the repayment of Tikcro’s note – up to $2,481 thousand – in return for an allocation of shares of common stock. The aforementioned investment would serve only to repay Tikcro’s note; (b) CBI will convert its own note from July 2008, provided that the Provident Fund of the Employees of the Hebrew University of Jerusalem commits to do likewise.

We are highly dependent on the success of our research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of our products under development. Our short- and long-term capital requirements depend upon a variety of factors, including market acceptance for our technologies and product-candidates and various other factors. The continuation of our stages of development and the realization of assets related to our planned activities depend on future events, including the receipt of interim financing and achieving operational profitability in the future. It is not possible to forecast accurately the results of these activities.

The biotechnology industry is characterized by strong competition, resulting in part from frequent technological changes. Entry into this market requires the investment of significant capital resources and continuous development. Our future success is dependent on several factors, including the quality of our product's technology, the product's price, and the creation of an advantage over the competition.

Our research and development activities are carried out by our Israeli subsidiary primarily through a laboratory research team in the Hebrew University of Jerusalem. The laboratory is managed by our Chief Scientist, Prof. Abraham Hochberg. All of our assets are presently situated in Israel.

We are currently preparing for a restructuring, whereby we would become an Israeli company, through a reverse triple merger.  In order to carry out the process, prospectuses have been filed with the authorities in the U.S. and Israel.  It is not certain that it will be possible to complete the restructuring.  As a result of the merger, no change is expected in our operations, nor in the interests of the existing shareholders, nor any material change in the financial statements.

Costs and Expenses

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs comprise costs incurred in performing research and development activities, including salaries and related costs, consultants and sub-contractors costs, clinical trials costs, patent fees, materials and depreciation costs. We are running three main research and development projects: clinical trials for each of bladder, ovarian and pancreatic cancer. Completion of the projects is subject to a number of factors unknown and/or not under our control, including, but not limited to, clinical trial expectations of the FDA, the participation of sufficient volunteers that meet inclusion criteria in clinical trials and the required granting of final market approval by the FDA. Therefore, the nature and scope of costs needed to bring each of these projects to conclusion is not estimable. If the bladder cancer trials conclude successfully, we expect to receive final FDA approval and commence sales in 2017. On account of anticipated FDA fast-track development for life-saving drugs, we expect the ovarian and pancreatic cancer trial projects to conclude by 2018, and if successful, for sales to commence shortly thereafter. Delays in completing a project on schedule would entail additional operating costs for the period of delay, and could adversely affect our liquidity in the pre-sales period.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, travel and overhead costs for financial, legal and administrative personnel, insurance fees, fees for professional services, including investor relations, public relations, legal, accounting and other consulting fees and other general corporate expenses. Overhead costs consist primarily of rent, telecommunications, utilities and depreciation expenses.

Stock-Based Compensation

New employees typically receive stock option awards. We also grant additional stock option awards to existing employees and directors. The Company records stock-based compensation as an expense in the statement of operations.

The cost of stock-based compensation awards is measured at their fair value at the date of the award. Fair value is determined using the Black-Scholes-Merton option pricing model. We have accounted for stock-based compensation in this way from our inception.

Non-operating expenses (income), net

Non-operating expenses (income), net consists primarily of interest income, net which primarily consists of interest income earned on cash, cash equivalent and investment securities balances, gain from marketable securities, net, interest on convertible notes and discount amortization, fair value adjustments of our warrants and liability for commission to underwriters and foreign currency exchange gains and losses.

Income Tax Expense

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not more likely than not to be realized. ASC subtopic 740-10 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Results of Operations

Three Months Ended March 31, 2012 and March 31, 2011 and the Development Stage Period (cumulative from inception to March 31, 2012)

Research and Development Expenses

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
Research and Development Expenses, Gross	923	690	18,328
Research and Development Expenses, Net	$747	$629	$15,327

Research and development expenses, gross, increased by approximately $233,000, or 34%, to $923,000 for the three months ended March 31, 2012, from $690,000 for the three months ended March 31, 2011. Research and development expenses, gross, increased due to increased bladder and pancreatic cancer clinical trial expenses, mainly due to increased hospital and regulatory expenses as a result of the beginning of our Phase IIb pancreas cancer trial. Salary expenses for clinical trial and pre-clinical personnel decreased to $290,000 (including $29,000 stock-based compensation to employees) for the three months ended March 31, 2012, from $297,000 (including $61,000 stock-based compensation to employees) for the three months ended March 31, 2011.

 Research and development expenses, net, increased by $118,000, or 19%, to $747,000 for the three months ended March 31, 2012, from $629,000 for the three months ended March 31, 2011. Research and development expenses, net, increased as disclosed above. Research and development expenses for the three months ended March 31, 2012 were comprised mainly of compensation to clinical trial and pre-clinical personnel and clinical trial expenses, as disclosed above. We also received grants from the Office of the Chief Scientist in Israel or OCS ($176,000 for the three months ended March 31, 2012, as compared to $61,000 for the three months ended March 31, 2011).

 It is anticipated that our level of research and development expenses will remain relatively the same as our clinical trials move forward, dependent upon the enrollment of patients and the availability of funding.

Research and development expenses, gross increased by approximately $156,000, or 29.2%, to $690,000 for the three months ended March 31, 2011, from $534,000 for the three months ended March 31, 2010. Research and development expenses, gross increased due to increased clinical trials expenses in bladder and pancreatic cancer, mainly due to increased hospital and regulatory expenses as a result of the completion of our Phase I/IIa pancreas cancer trial, and pre-clinical compensation. This was partially offset by clinical trial compensation, patent expenses and increased funding from OCS and other grants, decreased clinical trial expenses in ovarian cancer and more efficient cost control methods. Salary expenses for clinical trial and pre-clinical personnel increased to $297,000 for the three months ended March 31, 2011, from $264,000 for the three months ended March 31, 2010. Research and development expenses, gross for the three month period ending March 31, 2011 were comprised mainly of compensation to personnel, and clinical trial expenses of $292,000. By comparison, research and development expenses for the three month period ending March 31, 2010, were comprised mainly of compensation to personnel of $264,000 and other clinical trial expenses of $128,000.

Research and development expenses, net increased by $124,000, or 24.6%, to $629,000 for the three months ended March 31, 2011, from $505,000 for the three months ended March 31, 2010. Research and development expenses, net, increased, as disclosed above. Research and development expenses for the three months ended March 31, 2011 were comprised mainly of compensation to clinical trial and pre-clinical personnel and clinical trial expenses, as discussed in the preceding paragraph.

The following table summarizes information about our research and development expenses for the three months ended March 31, 2012 and March 31, 2011 and the cumulative period from inception to March 31, 2012:

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
Clinical Trials:
Bladder cancer Phase I/IIa	$—	$-	$897
Bladder cancer Phase IIb	58	37	3,088
Pancreatic cancer Phase I/IIa	-	132	1,239
Pancreatic cancer Phase IIb	327	54	1,511
Ovarian cancer Phase I/IIa	101	62	2,387
Liver cancer	-	-	40
Clinical trial compensation	144	142	2,483
General expenses	8	7	129
	638	434	11,774
Pre-clinical expenses:
Compensation	146	155	4,657
Material	75	37	612
Patents	54	40	834
Depreciation	7	7	183
General expenses	3	17	268
	285	256	6,554
Total Research and Development Expenses, Gross	923	690	18,328
Chief Scientist and other grants	(176)	(61)	(2,616)
BIRD Foundation grant for Pancreatic cancer Phase I/IIa	-	-	(385)
Total Research and Development Expenses, Net	$747	$629	$15,327

Years Ended December 31, 2011 and 2010 and 2009

Research and Development Expenses

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
	U.S. Dollars in Thousands
Research and Development
Expenses, Gross	3,929	2,207	2,617

Research and Development
Expenses, Net	3,511	1,817	2,013

Research and development expenses, gross, increased by approximately $1,722,000, or 78%, to $3,929,000 for the year ended December 31, 2011 from $2,207,000 for the year ended December 31, 2010. Research and development expenses, net, increased by approximately $1,694,000, or 93%, to $3,511,000 for the year ended December 31, 2011 from $1,817,000 for the year ended December 31, 2010. The increase was due to preparations for, and commencement of, a large international Phase IIb pancreatic cancer clinical trial (as compared to the smaller Phase I/IIa pancreatic cancer clinical trial carried out in 2010), increased bladder cancer clinical trial expenses (mainly due to material expenses), increased ovarian cancer clinical trial expenses (mainly due to increased hospital expenses), and increased patent expenses and pre-clinical compensation.

 Salary expenses for clinical trial and pre-clinical personnel increased to $1,190,000 (inclusive of $138,000 stock-based compensation to employees) for the period ended December 31, 2011 from $946,000 (inclusive of $85,000 stock-based compensation to employees) for the period ended December 31, 2010 .

Research and development expenses, gross, decreased by approximately $410,000, or 15.7%, to $2,207,000 for the year ended December 31, 2010 from $2,617,000 for the year ended December 31, 2009. Research and development expenses, net decreased by approximately $196,000, or 9.7%, to $1,817,000 for the year ended December 31, 2010 from $2,013,000 for the year ended December 31, 2009. The decrease was due to lower clinical trials expenses in bladder and ovarian cancer, mainly due to reduced hospital, plasmid production (expensed during the prior year) and regulatory expenses, and more efficient cost control methods, which were offset by increased expenses as a result of the successful completion of our Phase I/IIa pancreas cancer trial. We also received smaller grants from the Office of the Chief Scientist in Israel or OCS ($390,000 in 2010, as compared to $490,000 in 2009), and recorded a liability due to the expected repayment of the $327,000 grant from the American-Israeli BIRD (Bi-national Industrial Research and Development) Foundation, or BIRD Foundation. Salary expenses for clinical trial and pre-clinical personnel decreased to $946,000 for the period ended December 31, 2010 from $986,000 for the period ended December 31, 2009. Research and development expenses, gross for the period ending December 31, 2010 were comprised mainly of compensation to personnel as disclosed above and clinical trial expenses of $849,000 and $1,334,000 in 2010 and 2009, respectively.

The following table summarizes information about our research and development expenses:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
	U.S. Dollars in Thousands
Clinical Trials:
Bladder cancer Phase I/IIa		-	-
Bladder cancer Phase IIb	470	119	208
Pancreatic cancer Phase I/IIa	256	526	165
Pancreatic cancer Phase IIb	20	20	-
Ovarian cancer Phase I/IIa	1,164	239	961
Liver cancer	320	-	-
Clinical trial compensation	640	530	434
General expenses	47	15	23
	2,917	1,449	1,791
Pre-clinical expenses:
Compensation	550	416	552
Material	170	100	40
Patents	241	166	107
Depreciation	28	31	41
General expenses	23	45	86
	1,012	758	826
	3,929	2,207	2,617
Chief Scientist and other grants	(290)	(390)	(526)
BIRD Foundation grant for Pancreatic cancer Phase	(128)	-	(78)
I/IIa
	(418)	(390)	(604)
Total Research and Development Expenses, Net	3,511	1,817	2,013

Three Months Ended March 31, 2012 and March 31, 2011 and the Development Stage Period (cumulative from inception to March 31, 2012)

General and Administrative Expenses

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
General and Administrative Expenses	$449	$512	$10,831

General and administrative expenses decreased by $63,000, 12%, to $449,000 for the three months ended March 31, 2012 from $512,000 for the three months ended March 31, 2011. General and administrative expenses were lower for the three months ended March 31, 2012 than for the three months ended March 31, 2011, due to decreased stock-based compensation expenses and professional service fees and consulting fees, partially offset by restructuring expenses. The main components of general and administrative expense were compensation costs of $214,000 (including $13,000 stock-based compensation to employees and directors) as compared to $302,000 (including $74,000 stock-based compensation to employees and directors), professional service and consulting fees of $122,000 as compared to $157,000 for the periods ended March 31, 2012 and 2011, respectively. It is anticipated that our level of general and administrative expenses will remain relatively the same in the upcoming quarters.

General and administrative expenses increased by $84,000, or 19.6%, to $512,000 for the three months ended March 31, 2011 from $428,000 for the three months ended March 31, 2010. General and administrative expenses were higher in 2011 than in 2010 due primarily to increased professional service fees (primarily legal fees) and consulting fees. The main components of general and administrative expense were compensation costs of $302,000 (inclusive of $79,000 stock-based compensation to employees and directors)  as compared to $302,000 (inclusive of $94,000 stock-based compensation provided to employees and directors), and professional service and consulting fees of $157,000 as compared to $74,000 for the periods ended March 31, 2011 and 2010, respectively. The increase in consulting fees is due to an increase in public relations and investor relations expenses, legal fees, accounting expenses and management fees paid to Tikcro.

The following table summarizes information about our general and administrative expenses for the three months ended March 31, 2012 and March 31, 2011 and the cumulative period from inception to March 31, 2012:

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
Compensation	$214	$302	$5,611
Professional services and consulting fees	122	157	3,414
Restructuring	54	-	245
Rent & office related expenses	29	28	763
Travel	-	-	144
Insurance	8	10	136
Corporate and filing fees	6	6	142
Other general expenses	16	9	376
Total General and Administrative Expenses	$449	$512	$10,831

Years Ended December 31, 2011 and 2010 and 2009

General and Administrative Expenses

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
	U.S. Dollars in Thousands
General and Administrative Expenses	2,134	1,955	1,457

General and administrative expenses increased $179,000, or 9%, to $2,134,000 for the year ended December 31, 2011 from $1,955,000 for the year ended December 31, 2010. The increase was due to restructuring expenses, an increase in consulting fees which was offset by a decrease in salary expenses. The main components of general and administrative expenses were salary expenses of $1,034,000 (inclusive of $130,000 stock-based compensation to employees and directors) as compared to $1,166,000 (inclusive of $285,000 stock-based compensation to employees and directors) and professional service and consulting fees of $641,000 as compared to $521,000 for the periods ending December 31, 2011 and 2010, respectively.

General and administrative expenses increased $498,000, or 34.2%, to $1,955,000 for the year ended December 31, 2010 from $1,457,000 for the year ended December 31, 2009. General and administrative expenses were higher in 2010 than in 2009 due primarily to stock-based, non-cash compensation to employees and directors, changes to salary expenses resulting from the recording of a liability with regard to a possible payment for success in fundraising in the future, an increase equal to a decrease in research and development expenses caused by a change in an employee's job description, and an increase in consulting and auditing expenses, offset by a decrease in legal expenses. The main components of general and administrative expense were compensation costs of $1,166,000 (inclusive of $285,000 stock-based compensation to employees and directors) as compared to $715,000 (inclusive of $137,000 stock-based compensation to employees and directors), professional service and consulting fees of $521,000 as compared to $451,000 for the periods ending December 31, 2010 and 2009, respectively.

The following table summarizes information about our general and administrative expenses for the years ended December 31, 2011, December 31, 2010 and December 31, 2009:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
	U.S. Dollars in Thousands
Compensation	1,034	1,166	715
Professional services and consulting fees	641	521	451
Restructuring	188	-	-
Rent & office related expenses	127	126	129
Travel	5	17	11
Insurance	35	34	24
Corporate and filing fees	27	13	64
Other general expenses	77	78	63

Total General and Administrative Expenses	2,134	1,955	1,457

Three Months Ended March 31, 2012 and March 31, 2011 and the Development Stage Period (cumulative from inception to March 31, 2012)

Non-operating expenses (income), net

Non-operating expenses (income), net, increased $558,000 to $1,195,000 for the three months ended March 31, 2012 from $637,000 for the period ended March 31, 2011. The increase in non-operating expenses (income), net, resulted primarily from interest on convertible notes and discount amortization (See Valuation of Financial Instruments Issued in Private Placement Financing, below) offset by the fair value adjustment of our warrants which are being accounted for as derivative financial instruments, as described below. The primary drivers of the adjustment of our warrants were the decrease in our stock price and the implied volatility of the underlying stock as compared to the comparable quarter. An increase in the price of our common stock among other factors increases the value of the warrants and thus results in a loss in our income statement. Conversely, a decline in the price of our common stock would decrease the value of the warrants and thus result in a gain in our statement of operations. We recorded income of approximately $308 thousand as compared to expenses of $444 thousand for the three months ended March 31, 2012 and 2011, respectively, resulting from revaluation of warrants to shareholders.

Non-operating expenses (income), net, decreased $646,000 to $637,000 for the three months ended March 31, 2011 from $1,283,000 for the period ended March 31, 2010. The decrease in non-operating expenses (income), net, resulted primarily from the fair value adjustment of our warrants which are being accounted for as derivative financial instruments, as described below. The primary drivers of the adjustment of our warrants were the decrease in our stock price and the implied volatility of the underlying stock as compared to the comparable quarter. An increase in the price of our common stock, among other factors, increases the value of the warrants and thus results in a loss in our income statement. Conversely, a decline in the price of our common stock would decrease the value of the warrants and thus result in a gain in our statement of operations. We recorded a charge of approximately $444,000 as compared to $1,186,000 for the three months ended March 31, 2011 and 2010, respectively, resulting from revaluation of warrants to shareholders.

The following table summarizes information about our non-operating expenses (income), net:

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
Interest income, net	(13)	(21)	(28)
Gain from marketable securities, net	-	-	(6)
Interest on convertible notes and discount amortization	1,541	227	3,936
Loss (gain) on revaluation of warrants	(308)	444	(1,789)
Loss (gain) on revaluation of liability for commission to underwriters	(6)	15	(281)
Other financing expense (income), net	(19)	(28)	(278)
	$1,195	$637	$1,554

Our warrants are valued using the Binomial model. This model uses the variables of the price of the underlying stock, the strike price, the continuously compounded risk-free interest rate, the continuously compounded annual dividend yield, the time in years until the expiration of the option, and the implied volatility of the company's common stock.

Years Ended December 31, 2011 and 2010 and 2009

Non-operating expenses, net, increased by $1,966,000, to expenses of $370,000 for the period ended December 31, 2011 from income of $1,596,000 for the period ended December 31, 2010. The increase in non-operating expenses, net, resulted primarily from increase in interest on convertible notes and discount amortization expenses and fair value adjustment of our warrants, which are being accounted for as derivative financial instruments, as described below. The primary drivers of the adjustment of our warrants were changes in our stock price and the implied volatility of the underlying stock. An increase in the price of our common stock, among other factors, increases the value of the warrants and thus results in a loss in our income statement. Conversely, a decline in the price of our common stock would decrease the value of the warrants and thus result in a gain in our statement of operations. We recorded a gain (income) of approximately $811,000 as compared to a charge of $2,070,000 for the period ended December 31, 2011 and 2010, respectively, resulting from revaluation of warrants

Non-operating expenses, net, decreased by $1,737,000, to income of $1,596,000 for the period ended December 31, 2010 from $3,333,000 for the period ended December 31, 2009. The increase in non-operating expenses, net, resulted primarily from the fair value adjustment of our warrants, which are being accounted for as derivative financial instruments, as described below. The primary drivers of the adjustment of our warrants were the increase in our stock price and the implied volatility of the underlying stock. We recorded a gain (income) of approximately ($2,070,000) as compared to a charge of $3,053,000 for the period ended December 31, 2010 and 2009, respectively, resulting from revaluation of warrants.

The following table summarizes information about our non-operating expenses (income), net:

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
	U.S. Dollars in Thousands
Interest income, net	$19	$(21)	$(3)
Loss (income) from marketable securities, net	-	-	-
Interest on convertible notes and discount amortization	1,362	543	341
Revaluation of warrants	(811)	(2,070)	3,053
Revaluation of liability for commission to underwriters	(171)	(104)	-
Other financing expense (income), net	(29)	56	(58)
	$370	$(1,596)	$3,333

Our warrants are valued using the Binomial model. This model uses the variables of the price of the underlying stock, the strike price, the continuously compounded risk-free interest rate, the continuously compounded annual dividend yield, the time in years until the expiration of the option, and the implied volatility of the Series 3 Warrants.

The following table shows the changes in the underlying parameters used in the valuation of the Warrants and convertible note:

	As of	As of	As of
	March 31,	March 31,	December 31,
	2012	2011	2011
Market price of underlying stock	0.757 NIS	2.607 NIS	1.097 NIS
Exercise price	1 NIS*	$0.716	$0.716
Continuously compounded risk-free interest rate for
the debt feature of the Convertible Notes Payable	0.10%	0.47%	0.07%
Continuously compounded risk-free interest rate for Warrants	0.273%	0.96%	0.12-1.19%
Continuously compounded annual dividend rate	0%	0%	0%
Time in years until the expiration of the Convertible Notes Payable	0.33	1.33	0.58
Time in years until the expiration of the Warrant	1.33	2.33	1.58

Implied volatility for the underlying stock	38.13-46.37%	61.41%	56.08-60.94%

*Exercise price adjusted to invoking of ratchet provision as result of January 2012 financing.

As of
December 31,
2010
Market price of underlying stock	2.441 NIS
Exercise price	$0.716
Continuously compounded risk-free interest rate for
the debt feature of the Convertible Notes Payable	0.48%
Continuously compounded risk-free interest rate for
Warrants	0.84%
Continuously compounded annual dividend rate	0%
Time in years until the expiration of the Convertible
Notes Payable	1.58 years
Time in years until the expiration of the Warrant	2.58 years

Volatility	55.79%

Income Tax (Expense) Benefit

The federal tax rates applicable to us, as an entity incorporated in Delaware in the United States, are progressive corporate tax rates of up to 34%.

At December 31, 2011, we had net operating loss (NOL) carryforwards in the United States amounting to $3.9 million, which will expire beginning in 2024 through 2031. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOL and tax credits in the event of an ownership change of a corporation. Thus, in accordance with Internal Revenue Code, Section 382, our initial public offering, or IPO, and other ownership changes that have transpired, may limit our ability to utilize the NOL and credit carryforwards although we have not yet determined to what extent.

Pursuant to the current tax laws applicable to Israeli residents, dividends received from a company that is not an Israeli resident are subject to tax in Israel, at a rate of 20% or 25%, depending on the identity of the stockholder (individual or company) and the ownership percentage. According to the tax laws in the United States, such a dividend is subject to withholding tax at the rate of 30%, which could be reduced to the rate of 25% or 12.5% (depending on the identity of the stockholder and the ownership percentage), in accordance with the Treaty to Prevent Double Taxation between Israel and the United States. In order to enjoy this tax treaty's benefits, several procedural requirements must be met. As of  March 31, 2012, we believe that we are currently a dual tax resident in both Delaware and Israel.

The tax rate that is applicable to us in Israel and to our Israeli subsidiary is the current corporate tax rate of 25%.

At December 31, 2011, our wholly owned Israeli subsidiary had NOL carryforwards in Israel amounting to NIS 64 million (approximately $16.7 million) and capital loss carryforwards of NIS 12 million (approximately $3 million), which under current tax law can be carried forward indefinitely.

Liquidity and Capital Resources

We are a development-stage company and have not experienced significant revenue-generating activities since our formation. We have incurred operating losses for each year since our inception in 2004. To achieve operating profits, we, alone or together with others, must successfully identify, develop and market product-candidates. Our principal activities, from the beginning of our development stage, have been organizational matters, issuance of stock, product research and development, fundraising and market research. We have financed our operations from inception primarily through various private placement transactions, public offerings of our common stock, and option exercises.

We are currently operating under a material liquidity deficiency. On January 24, 2012, we consummated a private offering, whereby investors received an aggregate amount of 11,144,400 shares of common stock at a price of NIS 1.00 (approximately $0.27) per share. The aggregate gross proceeds were NIS 11,144,400 (approximately $2,943,000) and the net proceeds were NIS 10,773,000 (approximately $2,850,000). Following this offering, we believe that we have sufficient cash to meet our planned operating needs until July 2012, based on our current cash levels. We therefore will need to raise substantial additional capital through future equity or debt financing to finance our initiatives and are currently evaluating potential alternatives. Furthermore, we will be obligated to repay the Convertible Notes Payable, in the face amount of $3,621,000, in July 2012, in the event that they are not converted. We currently do not have the funds available to repay this obligation. However, in April 2012, we reported that our Board of Directors and that of CBI had agreed that: (a) if and to the extent that Tikcro does not fully convert its convertible note from July 2008 and its note becomes payable on July 30, 2012, CBI will invest the amount needed for the repayment of Tikcro’s note – up to $2,481 thousand – in return for an allocation of shares of common stock. The aforementioned investment would serve only to repay Tikcro’s note; (b) CBI will convert its own note from July 2008, provided that the Provident Fund of the Employees of the Hebrew University of Jerusalem commits to do likewise.

Our board of directors has authorized our management to raise additional capital funds at terms to be approved by the board. The fundraising may be subject to stockholder approval by special majority and Tel Aviv Stock Exchange approval to register the securities to be issued.

In the near term, we expect to continue to incur significant and increasing operating losses as a result of the research and development expenses we expect to incur in developing our product candidates and the general and administrative expenses we expect to incur as a reporting company under the Exchange Act.  Our research and development activity is subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization, and we may be unable to obtain regulatory approval for any of our prospective therapeutic products.

Three Months Ended March 31, 2012 and March 31, 2011 and the Development Stage Period (cumulative from inception to March 31, 2012)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Cumulative From Inception to March 31, 2012
	U.S. Dollars in Thousands
Net cash used in operating activities	$(1,530)	$(590)	$(24,693)
Net cash provided by (used in) investing activities	$-	$(5)	$2,179
Net cash provided by financing activities	$2,843	$17	$24,240

As of March 31, 2012, we had $1,585,000 in cash, cash equivalents, and short-term deposits, an increase of $1,345,000 from December 31, 2011.

Operating Activities

Net cash used in operations was $1,530,000 for the three months ended March 31, 2012 as compared to net cash used in operating activities of $590,000 for the three months ended March 31, 2011. The net cash used in operations was mainly used for operating expenses. The difference between our net loss of $2,391,000 and our net cash used in operations was attributable mostly to $50,000 of operating expenses that were the result of non-cash, stock-based compensation to employees and directors and management fee to Tikcro, and depreciation of $7,000, while recognizing income of $308,000 for the fair value adjustment of the derivative instruments.

Currently all of our funds are held as cash and cash equivalents. Net cash used in operations from our inception is attributable mostly to our net loss offset by non-cash items, primarily change in fair value and stock-based compensation, as delineated in our Consolidated Statement of Cash Flows. It is anticipated that our level of net cash used in operations will increase as our clinical trials move forward. Our cash reserves are currently the sole resource of funding for our current operations. We will require substantial additional funds to complete our research and development activities and, if additional funds are not available, we may need to significantly scale back or cease our operations, and our level of activity may change based on ability to secure future funding.

Investing Activities

Net cash used in investing activities during the three months ended March 31, 2012 and March 31, 2011 is mainly attributable to the acquisition of equipment, as delineated in our Consolidated Statement of Cash Flows.  Net cash provided by investing activities from our inception is attributable mostly to the proceeds from marketable securities less the investments in marketable securities and acquisition of equipment, as delineated in our Consolidated Statement of Cash Flows. We redeemed our marketable securities for our ongoing activities and we do not expect this to continue because currently all of our funds are held as cash and cash equivalents.

Financing Activities

Net cash flows provided by financing activities was $2,843,000 for the three months ended March 31, 2012 as compared to net cash provided by financing activities of $17,000 for the three months ended March 31, 2011. In January  2012, we executed a private offering, whereby investors received an aggregate amount of 11,144,400 shares of common stock at a price of NIS 1.00 (approximately $0.27) per share. The aggregate gross proceeds were NIS 11,144,400 (approximately $2,943,000) and the net proceeds were NIS 10,793,000 (approximately $2,850,000), as described above.

Cash flows provided by financing activities for the development stage period (cumulative from inception to March 31, 2012) stems from the net proceeds from private placements to institutional and individual investors and public offerings in 2006 and 2010, the net proceeds from the proceeds from a private placement allocation of common shares and warrants to Tikcro Technologies, Ltd., CBI and The Provident Fund of the Hebrew University of Jerusalem in 2008, the net proceeds from our initial public offering in Israel and the conversion of our series A convertible preferred stock in 2006, and the exercise of stock options less the purchase of treasury stock.

Years Ended December 31, 2011 and 2010 and 2009

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010	For the Year Ended December 31, 2009
	U.S. Dollars in Thousands

Net cash used in operating activities	$(5,096)	$(3,050)	$(3,755))
Net cash provided by (used in) investing activities	2,044	(1,905)	2,229
Net cash provided by financing activities	$97	$7,710	$4,257

As of December 31, 2011, we had $240,000 in cash and cash equivalents, a decrease of $3,247,000 from December 31, 2010.

Operating Activities

Net cash used in operations was $5,096,000 for the year ended December 31, 2011. The net cash used in operations was mainly used for operating expenses. The difference between the net loss of $6,015,000 and the net cash used in operations was attributable mostly to $310,000 of operating expenses that were the result of non-cash, stock-based compensation to employees and directors, accrued interest and amortization of discounts to notes payable, and exchange rate difference thereon of $872,000 and depreciation of $31,000, offset by a non-cash gain of $811,000 for fair value adjustment of derivative instruments.

Net cash used in operations was $3,050,000 for the year ended December 31, 2010. The net cash used in operations was mainly used for operating expenses. The difference between the net loss of $2,176,000 and the net cash used in operations was attributable mostly to $395,000 of operating expenses that were the result of non-cash, stock-based compensation to employees and directors, accrued interest and amortization of discount to notes payable, and exchange rate difference thereon of $484,000 and depreciation of $33,000, offset by a non-cash gain of $2,070,000 for fair value adjustment of derivative instruments.

.

Investing Activities

Net cash used in investing activities in the year ended December 31, 2011 is mainly attributable to our investment in short-term deposits as compared to the net cash used in investing activities in the year ended December 31, 2010, which was attributable primarily to the acquisition of equipment, as delineated in our Consolidated Statement of Cash Flows

Financing Activities

Net cash provided by financing activities was $97,000 for the year ended December 31, 2011 as compared to net cash provided by financing activities of $7,710,000 for the year ended December 31, 2010. This decrease was mainly attributable to the proceeds from the private placements to institutional and individual investors and public offering consummated during the period ended December 31, 2010.

Net cash provided by financing activities was $7,710,000 for the year ended December 31, 2010 as compared to net cash provided by financing activities of $1,390,000 for the year ended December 31, 2009. This increase was mainly attributable to the proceeds from the private placements to institutional and individual investors and public offering consummated during the period ended December 31, 2010. In March 2010, we executed private placements to institutional and individual investors of 4,157,500 shares of our common stock of our stock at a price of about $0.78, and warrants to purchase an additional 4,157,500 shares of our common stock, exercisable immediately upon their issuance with a life of four years and an exercise price of about $1.12. The aggregate gross proceeds were $3,285,000 at an approximately price of $0.78 per share (net proceeds of $2,694,000), as described above.

Commencing January 30, 2011, we have been paying interest on the convertible notes payable on a quarterly basis to the three Institutional Investors, in an amount of approximately $90,000 per quarter, provided that the notes have not been converted.

Our financing needs may change substantially because of the results of our research and development, competition, advancing of our clinical trials and costs arising from additional regulatory approvals. We may not succeed in raising additional funds if needed. The timing of our need for additional funds will depend on a number of factors, which factors are difficult to predict or may be outside of our control, including:

••	progress in our research and development programs;
••
the resources, time and costs required to initiate and complete our research and development and to initiate and complete pre-clinical and clinical studies and to obtain regulatory approvals for our prospective therapeutic products;

••	the timing, receipt and amount of milestone, royalty and other payments from present and future collaborators, if any; and
••	costs necessary to protect our intellectual property.

Future Operations

As discussed above, we believe we have sufficient cash to meet our planned operating needs until July 2012, based on our current cash levels (see also discussion in Liquidity and Capital Resources above). Furthermore, our business strategy includes growth through additional business combinations and licensing which could require use of a significant amount of our available cash and raising additional capital. We therefore will be required to raise additional capital through future debt or equity financing to finance such initiatives. However, we cannot be certain that additional financing will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution.   As mentioned in Note 1 to our consolidated financial statements, we have incurred recurring losses from operations which raise substantial doubt as to our ability to continue as a going concern. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern. We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our net loss accumulated during the development stage through March 31, 2012 aggregated $26,712,000, and we expect to continue to incur substantial losses in future periods while we continue to test and prepare our products for the market.

 Our short and long-term capital requirements depend upon a variety of factors, including market acceptance for our technologies and product candidates and various other factors, many of which we cannot control, including:

••	continued progress of and increased spending related to our research and development activities;
••	progress with clinical trials and pre-clinical experiments;
••	increased general and administrative expenses related to our being a reporting company both to the ISA and SEC (however, see details regarding proposed restructuring in the Overview above);
••	prosecuting and enforcing patent claims;
••	technological and market developments;
••	the ability to establish product development arrangements;
••	the cost of manufacturing development;
••	effective marketing activities and arrangements; and
••	licensing activity.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies and Significant Estimates

While our significant accounting policies are more fully described in the notes to our audited consolidated financial statements for the year ended December 31, 2011, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our consolidated financial statements.

Accounting for Stock-based Compensation

We record stock-based compensation as an expense in the statement of operations and this requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation over the service period for awards expected to vest. Compensation cost of all stock-based compensation awards are recorded at their fair value at the date of the award over the service period for awards expected to vest. Fair value is determined using the Black-Scholes-Merton option pricing model, which considers the exercise price relative to the market value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield, and the estimated period of time option grants will be outstanding before they are ultimately exercised. We also determine the fair value of stock options and warrants granted to non-employees, for accounting purposes, using the Black-Scholes-Merton valuation model. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results differ from our estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider various factors when estimating expected forfeitures, including historical experience. Actual results may differ substantially from these estimates.

Prior to our IPO, the market value of the underlying stock was based on estimates, including volatility estimates that are inherently highly uncertain and subjective, since prior to our IPO there had been no public market for our stock. Subsequent to our IPO, we did not have sufficient history to actually predict our volatility, therefore, our assumptions about stock price volatility were based on the volatility rates of comparable publicly held companies. These rates may or may not reflect our actual stock price volatility. Our current assumptions about our stock price volatility are based on a rate that we derived by taking into consideration our own historical volatility rates. Had we made different assumptions about the stock price volatility or the estimated time option and warrant grants will be outstanding before they are ultimately exercised, the related stock-based compensation expense and our net loss and net loss per share amounts could have been significantly different.

The pre-IPO options were granted with a par value exercise price. Due to the par value amount of $0.01, the fair value of these options was estimated to be equal to our share price at the grant date, based on stock issuances that took place surrounding the grant date. The expenses recorded in the statement of operations on account of stock-based transactions were $50,000 and $161,000 for the three months ended March 31, 2012 and March 31, 2011, respectively, and $2,396,000 for the development stage period (cumulative from inception to March 31, 2012).
The expenses recorded in the statement of operations on account of stock-based transactions were $310,000 and $395,000 for the years ended December 31, 2011 and 2010, respectively, and $2,346,000 for the development stage period (cumulative from inception to December 31, 2011).

The parameter used from 2004 – 2005 to value options for employees was the price of the share on grant date, a method described above. The parameters used to value grants from 2006 – 2012 were based on the Black-Scholes-Merton model for valuing options for employees, as follows:

Year	Volatility	Expected Average Term of the Option	Risk-free Rate	Estimate Value of the Share on the Grant Date
2006	0.6	3 years	4.07% – 5.00%	$0.83 – $1.45
2008	0.6	10 years	6.37%	$0.10
2009	0.8	10 years	4.96%	$0.63
2010	0.9	7-10 years	4.97%	$0.88
2011	0.75	10 years	4.69%	$0.79
2012	0.79-0.82	5.13-7 years	3.47-4.04%	$0.25

The fair value of options granted to non-employees has been computed and accounted for in accordance with ASC subtopic 505-50 and 718-10. The fair value of options granted to non-employees has been measured according to the Black-Scholes-Merton option-pricing model. To the extent that there are non-employee options for which a measurement date was not yet reached, the stock option compensation is revalued at the end of each reporting period.

Accounting for Income Taxes

We are taxed under the laws of the United States, and we are registered as a tax-reporting company in Israel. As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves management estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have almost fully offset our net deferred tax asset with a valuation allowance. Our lack of earnings history and the uncertainty surrounding our ability to generate taxable income prior to the expiration of such deferred tax assets were the primary factors considered by our management in establishing the valuation allowance.

We recognize tax benefits from tax positions only if they have at least a “more likely than not” chance of being sustained upon a challenge by the respective taxing authorities. Recognition and measurement of uncertain tax positions are also subject to management’s estimates and judgment of whether they are more likely than not to be sustained, and the amount to be recognized. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

Valuation of Financial Instruments Issued in Private Placement Financing

On July 30, 2008 we completed private placements with the Three Institutional Investors, for the purchase of: (i) shares of our common stock, (ii) notes payable convertible into shares of our common stock and (iii) warrants to purchase shares of our common stock.

To account for these private placements, we estimated the fair value of the three components embodied in the agreements. We used various valuation models and techniques to determine the individual values of the three components. These models use the variables of the price of the underlying stock, the strike price, the continuously compounded risk free interest rate, the continuously compounded annual dividend yield, the time in years until the expiration of the option, the implied volatility for the underlying stock and the standard normal cumulative distribution function. The $3.650 million of proceeds from the private placements were first allocated to the warrants, which were classified as derivative instruments. The warrants are considered derivatives since they were not indexed solely to our own stock as they were to be settled in a currency other than our functional currency, and the warrants meet all of the characteristics of a derivative instrument. The convertible notes payable were classified as long-term liabilities and have been recorded at their relative fair value, discounted by a beneficial conversion feature. The company amortized the discounts on the Convertible Notes Payable over the period from the issuance date, July 30, 2008, until January 24, 2012, the date of the private placement. The Company recognized approximately $1,359,000 in amortization of the discount from 2008 using the effective interest method. Following the aforementioned private placement, the decrease in share price led to invoking certain adjustment formulas. Consequently, the exercise price of the warrants received by 2008 Investors was changed from $0.716 per share to NIS 1 per share. In addition the Company recorded an additional  beneficial conversion feature of $2,336,000, resulting in a total remaining discount of $3,621,000 that will be amortized from January 24, 2012 until the redemption date of the notes (July 30, 2012), unless converted or redeemed earlier. During the first quarter of 2012, the Company amortized $1,303,000 of the remaining discount, to interest expense.

The warrants have been recorded as a liability, with a corresponding discount to the Convertible Notes Payable, based on their fair values, and are revalued at each reporting date. This model uses the variables of the price of the underlying stock, the strike price, the continuously compounded risk free interest rate, the continuously compounded annual dividend yield, the time in years until the expiration of the option, the implied volatility of the underlying stock and the standard deviation. While we believe we have applied appropriate judgment in the assumptions and estimates, variations in judgment in applying assumptions and estimates used in the valuations could have a material effect upon the valuation results, and thus, on our financial statements. For further details regarding these estimates, see the discussion on non-operating expenses (income), net above.

Reconciliation of BTI’s financial statements prepared under U.S. GAAP and BTI’s financial statements prepared under IFRS (IASB) (Unaudited)

Adjustments were made to the historical information of BTI prepared according to U.S. GAAP to align with the IFRS (IASB) accounting policies in its financial statements prepared according to IFRS. In addition, certain reclassifications have been made in order to conform the Consolidated Statement of Operations and Balance Sheet to an IFRS (IASB) presentation.

The following table illustrates the impact of these adjustments in arriving at BTI’s Consolidated Statement of Income in IFRS (IASB) for the year ended December 31, 2011, 2010 and 2009 from the Consolidated Statement of Operations in U.S. GAAP (in Thousands of NIS):

	For the year ended December 31, 2011		For the year ended December 31, 2011
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (f)	Adjustments (f)	IFRS
Research and development expenses (a,d)	14,026	57	14,083

Less: Chief Scientist, BIRD Foundation and
other grants (f)	(1,492)	(6)	(1,498)

Research and development expenses, net	12,534	51	12,585

General and administrative expenses (a)	7,618	(174)	7,444

Operating loss	20,152	(123)	20,029

Interest income, net	68	-	68
Interest on convertible notes and discount
amortization (b,g)	4,862	(4,673)	189
Loss (gain) on revaluation of warrants (c)	(2,895)	754	(2,141)
Gain on revaluation of liability for commission to
Underwriters	(610)	27	(583)
Other financing expense (income), net (b,g)	(103)	22	(81)

Finance expenses (income), net	1,322	(3,870)	(2,548)

Net loss	21,474	(3,993)	17,481

	For the year ended December 31, 2010		For the year ended December 31, 2010
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (f)	Adjustments (f)	IFRS
Research and development expenses (a,d)	8,237	(158)	8,079

Less: Chief Scientist, BIRD Foundation and
other grants (f)	(1,455)	(43)	(1,498)

Research and development expenses, net	6,782	(201)	6,581

General and administrative expenses (a)	7,296	(41)	7,255

Operating loss	14,078	(242)	13,836

Interest income, net	(78)	-	(78)
Interest on convertible notes and discount
amortization (b,g)	2,026	(3,296)	(1,270)
Loss (gain) on revaluation of warrants (c)	(7,725)	748	(6,977)
Gain on revaluation of liability for commission to
Underwriters	(388)	-	(388)
Other financing expense (income), net (b,g)	209	(2)	207

Finance expenses (income), net	(5,956)	(2,550)	(8,506)

Net loss	8,122	(2,792)	5,330

	For the year ended December 31, 2009		For the year ended December 31, 2009
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.	IFRS	Inc.
	Historical	Adjustments	Historical
	U.S. GAAP (f)		IFRS
Research and development expenses (a,d,i )	10,258	(79)	10,179
Less: Chief Scientist, BIRD Foundation and
other grants(f)	(2,367)	(45)	(2,412)

Research and development expenses, net	7,891	(124)	7,767

General and administrative expenses(a,i)	5,711	56	5,767

Operating loss	13,602	(68)	13,534

Interest income, net	(12)	(2)	(14)
Interest on convertible notes and discount
amortization(b,g)	1,337	4,837	6,174
Loss (gain) on revaluation of warrants(c)	11,968	(1,065)	10,903
Other financing expenses (income), net(b,g)	(228)	(8)	(236)

Finance expenses (income), net	13,065	3,762	16,827

Net loss	26,667	3,694	30,361

The following table illustrates the impact of these adjustments in arriving at BTI’s Consolidated Balance Sheet in IFRS (IASB)as of December 31, 2010 and 2009, from the Consolidated Balance Sheet in U.S. GAAP (in Thousands of NIS):

	December 31, 2011		December 31, 2011
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (e)	Adjustments(e)	IFRS
Current assets
Cash and cash equivalents	919	-	919
Short - term deposits	-	-	-
Receivable from Chief Scientist and BIRD Foundation	61	-	61
Prepaid expenses	1,905	-	1,905
Other current assets	201	-	201

Total current assets	3,086	-	3,086

Long-term assets
Deposits in respect of employee severance benefits,
net (a)	1,005	(900)	105
Other assets	1,019	-	1,019

Total long-term assets	2,024	(900)	1,124

Property and equipment, net (g)	254	(11)	243

Intangible assets, net (g)	-	11	11

Total assets	5,364	(900)	4,464
Current liabilities
Accounts payable	1,218	-	1,218
Accrued expenses (g)	3,113	714	3,827
Accrued vacation pay	291	-	291
Employees and related liabilities (g)	714	(714)	-
Liability to BIRD Foundation	1,529	-	1,529
Liability for commission to underwriters	30	-	30
Convertible notes payable (b)	8,364	870	9,234

Total current liabilities	15,259	870	16,129

Long-term liabilities
Liability for employee severance benefits (a)	1,179	(1,179)	-
Warrants to note holders (b)	2,304	(346)	1,958

Total long-term liabilities	3,483	(1,525)	1,958

Stockholders' equity (deficit)
Common stock, $0.01 par value per share (e)	1,016	65	1,081
Additional paid-in capital (b,c,d,e,g)	94,172	(26,479)	67,693
Accumulated other comprehensive income (h)	1,280	(1,280)	-
Capital reserve for share-based payments (g)	-	6,174	6,174
Accumulated deficit (a,b,c,d,e)	(109,846)	21,275	(88,571)

Total stockholders' equity (deficit)	(13,378)	(245)	(13,623)

Total liabilities and stockholders' equity (deficit)	5,364	(900)	4,464

	December 31, 2010		December 31, 2010
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (e)	Adjustments(e)	IFRS
Current assets
Cash and cash equivalents	12,374	-	12,374
Short - term deposits	7,075	-	7,075
Receivable from Chief Scientist and BIRD Foundation	340	-	340
Prepaid expenses	312	-	312
Other current assets	141	-	141

Total current assets	20,242	-	20,242

Long-term assets
Deposits in respect of employee severance benefits,
net (a)	1,022	(815)	207
Other assets	118	-	118

Total long-term assets	1,140	(815)	325

Property and equipment, net (g)	313	(24)	289

Intangible assets, net (g)	-	24	24

Total assets	21,695	(815)	20,880
Current liabilities
Accounts payable	350	-	350
Accrued expenses (g)	1,130	500	1,630
Accrued vacation pay	240	-	240
Employees and related liabilities (g)	500	(500)	-
Liability to BIRD Foundation	1,163	-	1,163
Liability for commission to underwriters	614	-	614

Total current liabilities	3,997	-	3,997

Long-term liabilities
Liability for employee severance benefits (a)	862	(862)	-
Convertible notes payable (b)	4,213	6,120	10,333
Warrants to note holders (b)	5,158	(1,059)	4,099

Total long-term liabilities	10,233	4,199	14,432

Stockholders' equity (deficit)
Common stock, $0.01 par value per share (e)	937	133	1,070
Additional paid-in capital (b,c,d,e,g)	86,039	(18,883)	67,156
Accumulated other comprehensive income (h)	1,168	(1,168)	-
Capital reserve for share-based payments (g)	-	5,315	5,315
Accumulated deficit (a,b,c,d,e)	(80,679)	9,589	(71,090)

Total stockholders' equity (deficit)	7,465	(5,014)	2,451

Total liabilities and stockholders' equity (deficit)	21,695	(815)	20,880

(a)
For IFRS purposes, severance accruals are computed based on adjusted by actuarial calculations using the corridor method described in IAS 19 while under U.S. GAAP, severance accruals are calculated based on the latest month’s salary multiplied by the number of years the individual has been employed.

(b)
There is a difference in the value allocated to the instruments issued in the July 2008 financing (convertible notes, the derivative liability and equity).

Furthermore, the convertible notes are presented in IFRS at fair value, while under U.S. GAAP these are presented at amortized cost. In addition, the revaluation of the convertible notes under IFRS, which in some periods resulted in a gain, is reported in the reconciliation in the line item relating to “Interest on convertible notes and discount amortization”, and appears net.

(c)
Warrants issued to the public at the time of the IPO are recorded as liabilities in IFRS while under U.S. GAAP are recorded in the Stockholders’ Equity.  Under IFRS, these warrants are adjusted to market value on a quarterly basis, and charged to accumulated deficit.

(d)	The measurement for options granted to non-employees is different between U.S. GAAP and IFRS.

(e)
The historical U.S. GAAP Consolidated Balance Sheets of BioCancell Therapeutics Inc. as of December 31, 2011 and 2010 have been translated from U.S. dollars to NIS using the exchange rate as of December 31, 2011 and 2010, respectively ($1=NIS 3.821 and 3.549).

(f)
The historical U.S. GAAP Consolidated Statements of Operations of BioCancell Therapeutics Inc. for 2011, 2010 and 2009 have been translated from U.S. dollars to NIS using an average exchange rate of $1= NIS 3.57, 3.732 and 3.92, respectively, which was computed using the average of prevailing exchange rates as of each quarter end during the respective year. Discrepancies between amounts recorded under U.S. GAAP and those recorded under IFRS figures were derived from amounts originally recorded in NIS  , while the average exchange rate was used to arrive at the U.S. GAAP figures.

(g)	Classification differences between U.S. GAAP and IFRS.

(h)
Results from translation of financial statement amounts from NIS functional currency to U.S. dollar reporting currency, which is not relevant to the IFRS financial statements, as the NIS is both the functional and the reporting currency.

Consolidated Statements of Cash Flows:

A reconciliation between the statements of cash flows according to U.S. GAAP and IFRS (IASB) has not been presented, as there are no substantial differences between the two, except for exchange rate differences and internal classifications within cash flow categories.

Reconciliation of BTI’s financial statements prepared under U.S. GAAP and BTI’s financial statements prepared under IFRS (IASB) (Unaudited)

Adjustments were made to the historical information of BTI prepared according to U.S. GAAP to align with the IFRS (IASB) accounting policies in its financial statements prepared according to IFRS. In addition, certain reclassifications have been made in order to conform the Consolidated Statement of Operations and Balance Sheet to an IFRS (IASB) presentation.

The following table illustrates the impact of these adjustments in arriving at BTI’s Consolidated Statement of Income in IFRS (IASB) for the three months ended March  31, 2012, and 2011 from the Consolidated Statement of Operations in U.S. GAAP (in Thousands of NIS):

	For the three months ended March 31, 2012		For the three months ended March 31, 2012
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (f)	Adjustments (f)	IFRS
Research and development expenses (a,d)	3,480	(10)	3,470

Less: Chief Scientist, BIRD Foundation and
other grants (f)	(663)	7	(656)

Research and development expenses, net	2,817	(3)	2,814

General and administrative expenses (a)	1,693	23	1,716

Operating loss	4,510	20	4,530

Interest income, net	(49)	-	(49)
Interest on convertible notes and discount
amortization (b,g)	5,810	(5,866)	(56)
Loss (gain) on revaluation of warrants (c)	(1,161)	207	(954)
Gain on revaluation of liability for commission to
Underwriters	(22)	-	(22)
Other financing income, net (b,g)	(71)	24	(47)

Finance expenses (income), net	4,507	(5,635)	(1,128)

Net loss	9,017	(5,615)	3,402

	For the three months ended March 31, 2011		For the three months ended March 31, 2011
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (f)	Adjustments (f)	IFRS
Research and development expenses (a,d)	2,456	(34)	2,422

Less: Chief Scientist, BIRD Foundation and
other grants (f)	(217)	(21)	(238)

Research and development expenses, net	2,239	(55)	2,184

General and administrative expenses (a)	1,822	(34)	1,788

Operating loss	4,061	(89)	3,972

Interest income, net	(74)	-	(74)
Interest on convertible notes and discount
amortization (b,g)	808	(201)	607
Loss (gain) on revaluation of warrants (c)	1,580	(59)	1,521
Gain on revaluation of liability for commission to
Underwriters	51	-	51
Other financing income (expense), net (b,g)	(100)	135	35

Finance expenses, net	2,265	(125)	2,140

Net loss	6,326	(214)	6,112

The following table illustrates the impact of these adjustments in arriving at BTI’s Consolidated Balance Sheet in IFRS (IASB) as of March 31, 2012 and 2011, from the Consolidated Balance Sheet in U.S. GAAP (in Thousands of NIS):

	March 31, 2012		March 31, 2012
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (e)	Adjustments (e)	IFRS
Current assets
Cash and cash equivalents	5,887	-	5,887
Short - term deposits	-	-	-
Receivable from Chief Scientist and BIRD Foundation	716	-	716
Prepaid expenses	1,920	-	1,920
Other current assets	1,228	-	1,228

Total current assets	9,751	-	9,751

Long-term assets
Deposits in respect of employee severance benefits,
net (a)	1,095	(989)	106
Other assets	54	-	54

Total long-term assets	1,149	(989)	160

Property and equipment, net (g)	227	(8)	219

Intangible assets, net (g)	-	8	8

Total assets	11,127	(989)	10,138
Current liabilities
Accounts payable	768	-	768
Accrued expenses (g)	3,045	732	3,777
Accrued vacation pay	325	-	325
Employees and related liabilities (g)	732	(732)	-
Liability to BIRD Foundation	1,485	-	1,485
Liability for commission to underwriters	7	-	7
Convertible notes payable (b)	4,840	3,999	8,839

Total current liabilities	11,202	3,999	15,201

Long-term liabilities
Liability for employee severance benefits (a)	1,237	(1,237)	-

Warrants to note holders (b)	1,144	(140)	1,004

Total long-term liabilities	2, 381	(1,377)	1,004

Stockholders' equity (deficit)
Common stock, $0.01 par value per share (e)	1,456	106	1,562
Additional paid-in capital (b,c,d,e,g)	110,521	(32,435)	78,086
Accumulated other comprehensive income (h)	1,248	(1,248)	-
Capital reserve for share-based payments (g)	-	6,258	6,258
Accumulated deficit (a,b,c,d,e)	(115,681)	23,708	(91,973)

Total stockholders' equity (deficit)	(2,456)	(3,611)	(6,067)

Total liabilities and stockholders' equity (deficit)	11,127	(989)	10,138

The following table illustrates the impact of these adjustments in arriving at BTI’s Consolidated Balance Sheet in IFRS (IASB) as of March 31, 2012 and 2011, from the Consolidated Balance Sheet in U.S. GAAP (in Thousands of NIS):

	March 31, 2011		March 31, 2011
	BioCancell		BioCancell
	Therapeutics		Therapeutics
	Inc.		Inc.
	Historical	IFRS	Historical
	U.S. GAAP (e)	Adjustments(e)	IFRS
Current assets
Cash and cash equivalents	10,073	-	10,073
Short - term deposits	7,090	-	7,090
Receivable from Chief Scientist and BIRD Foundation	10	-	10
Prepaid expenses	209	-	209
Other current assets	202	-	202

Total current assets	17,584	-	17,584

Long-term assets
Deposits in respect of employee severance benefits,
net (a)	1,094	(883)	211
Other assets	124	-	124

Total long-term assets	1,218	(883)	335

Property and equipment, net (g)	305	(21)	284

Intangible assets, net (g)	-	21	21

Total assets	19,107	(883)	18,224
Current liabilities
Accounts payable	524	-	524
Accrued expenses (g)	1,491	630	2,121
Accrued vacation pay	296	-	296
Employees and related liabilities (g)	630	(630)	-
Liability to BIRD Foundation	1,410	-	1,410
Liability for commission to underwriters	665	-	665

Total current liabilities	5,016	-	5,016

Long-term liabilities
Liability for employee severance benefits (a)	999	(999)	-
Convertible notes payable (b)	4,608	6,019	10,627
Warrants to note holders (b)	6,735	(1,115)	5,620

Total long-term liabilities	12, 342	3,905	16,247

Stockholders' equity (deficit)
Common stock, $0.01 par value per share (e)	919	155	1,074
Additional paid-in capital (b,c,d,e,g)	85,010	(17,661)	67,349
Accumulated other comprehensive income (h)	1,142	(1,142)	-
Capital reserve for share-based payments (g)	-	5,740	5,740
Accumulated deficit (a,b,c,d,e)	(85,322)	8,120	(77,202)

Total stockholders' equity (deficit)	1,749	(4,788)	(3,039)

Total liabilities and stockholders' equity (deficit)	19,107	(883)	18,224

(a)
For IFRS purposes, severance accruals are computed based on actuarial calculations using the corridor method described in IAS 19 while under U.S. GAAP, severance accruals are calculated based on the latest month’s salary multiplied by the number of years the individual has been employed.

(b)
There is a difference in the value allocated to the instruments issued in the July 2008 financing (convertible notes, the derivative liability and equity).

Furthermore, the convertible notes are presented in IFRS at fair value, while under U.S. GAAP these are presented at amortized cost. In addition, the revaluation of the convertible notes under IFRS, which in some periods resulted in a gain, is reported in the reconciliation in the line item relating to “Interest on convertible notes and discount amortization”, and appears net.

(c)
Warrants issued to the public at the time of the IPO are recorded as liabilities in IFRS while under U.S. GAAP they are recorded in the Stockholders’ Equity.  Under IFRS, these warrants are adjusted to market value on a quarterly basis, and charged to accumulated deficit.

(d)	The measurement for options granted to non-employees is different between U.S. GAAP and IFRS.

(e)
The historical U.S. GAAP Consolidated Balance Sheets of BioCancell Therapeutics Inc. as of  March 31, 2012 and 2011 have been translated from U.S. dollars to NIS using the exchange rate as of March 31, 2012 and 2011, respectively ($1=NIS 3.715 and 3.481).

(f)
The historical U.S. GAAP Consolidated Statements of Operations of BioCancell Therapeutics Inc. for 2012, and 2011 have been translated from U.S. dollars to NIS using an average exchange rate of $1= NIS 3.77, and 3.56, respectively, which was computed using the average exchange rates as of each quarter, respectively. Discrepancies between amounts recorded under U.S. GAAP and those recorded under IFRS result from the fact that the IFRS figures were derived from amounts originally recorded in NIS, while the average exchange rate was used to arrive at the U.S. GAAP figures.

(g)	Classification differences between U.S. GAAP and IFRS.

(h)
Results from translation of financial statement amounts from NIS functional currency to U.S. dollar reporting currency, which is not relevant to the IFRS financial statements, as the NIS is both the functional and the reporting currency.

BUSINESS AND PROPERTIES OF BTI

BTI is a development-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapies for treating cancer-related diseases. Its research and development activities build upon the research of Professor Abraham Hochberg of the Hebrew University of Jerusalem, who isolated the human H19 gene and determined that it is expressed in over forty different forms of cancer, including superficial bladder carcinoma, and pancreatic and ovarian cancer, while laying dormant and non-expressed in non-cancerous cells. Professor Hochberg’s research discovered that the H19 gene is significantly expressed in cancerous cells of adults. Research has also demonstrated that the H19 gene plays a significant role in the tumor development process by enabling tumor cells to survive under stress conditions, such as low serum and low oxygen levels, that are typical conditions of the environment in which cancerous cells develop. This survival supports the growth of the tumor and the development of metastases.

A significant problem with each of the current methods for treatment of cancer is the return of tumors. Even the most aggressive anti-cancer drugs, such as those used in chemotherapy, destroy the tumor cells, but do not appear to treat the source of the tumor - generally a long process of accumulation of genetic mutations.

The research and understanding of the origin of cancer and metastases has progressed significantly in recent years. It is currently understood that embryogenesis, which is the process by which the embryo is formed and develops, and the process of the development of cancer, possess similar characteristics. The H19 gene is expressed and has a significant role in both processes.

In light of recently-achieved scientific breakthroughs in cancer research, and the role of the H19 gene in such processes, BTI believes that an anti-cancer drug based on the H19 gene has the potential to provide benefits that are competitive with existing treatment methods.

BTI’s Prospective Drugs

BTI is currently focused on developing its prospective drug, BC-819. The detection of expression of the H19 gene is the biotechnological foundation of its potential therapy. BTI’s development of BC-819 builds upon the research of Professor Hochberg who discovered that the H19 gene is a diagnostic marker for cancerous growths, through the identification of the expression of the H19 gene. Based upon these discoveries, BTI has developed BC-819, which is a double stranded DNA plasmid construct in which diphtheria toxin (DTA) is synthesized after entering a cell in which the H19 gene is expressed, destroying that cell alone. The H19 regulatory gene, which is crucial to the growth of tumor cells, is utilized instead to activate the intra-cellular synthesis of DTA. Once BC-819 enters an H19-positive cancer cell, the cell can offer no resistance and is marked for death. The net result of this mechanism is highly selective tumor cell destruction. The strong safety profile of BC-819 is due, in part, to the fact that it produces only the destructive “A” strand of diphtheria toxin inside cancerous cells. It lacks the ability to replicate itself (the “B” strand) and penetrate other cells, and consequently only acts to destroy the cell in which it is produced. Therefore, this new therapeutic modality is specific for H19-positive cancer cells and thus far has not shown toxic effects on healthy cells — a safety feature that is unique when compared to currently available cancer treatments.

BC-819 has also demonstrated potential with respect to combination therapy when administered in combination with Gemzar in animals with pancreatic cancer.

BTI is developing two BC-819-based strategies. The first therapy is for bladder cancer wherein BC-819 is mixed with a transfection agent (to facilitate entry of BC-819 molecules into the cancer cells) for bladder instillation. The second BC-819 approach is for advanced stage cancers such as pancreatic and ovarian carcinomas in which BC-819 is injected directly into the tumor or instilled into the peritoneal cavity. Different routes of administration are employed depending upon the type of tumor (intravesical administration for bladder cancer, intratumoral injection for pancreatic and intraperitoneal administration for ovarian cancer with ascites). In addition, BTI is developing formulations for systemic administration.

Pursuant to an agreement with Yissum Research Development Company of the Hebrew University of Jerusalem, which we refer to in this prospectus as “Yissum”, Yissum has granted to BTI an exclusive, worldwide license for the use, development and commercialization of products using genes that BTI has determined to be target genes (H19 and IGF2) in consideration of which BTI has agreed to pay certain royalties to Yissum described elsewhere in this prospectus.

BTI’s primary strategic objective is to continue development of BTI’s prospective drug BC-819 for the treatment of superficial bladder carcinoma, pancreatic and ovarian cancer, while broadening the scope of development to include additional applications.

•
In addition to pursuing clinical trials of BC-819 for the treatment of superficial bladder carcinoma, pancreatic and ovarian cancer (as described in detail below), BTI is performing pre-clinical research related to the use of BC-819 for the treatment of various other forms of cancer as it seeks to develop additional drugs based on various implementations of the biotechnology developed by Professor Hochberg. Another BTI’s research and development activity is:  BC-821, a potential therapeutic product that penetrates cancerous cells and activates the synthesis of DTA only in cells expressing either the H19 promoter or the P4 promoter of IGF2, which like the H19 target gene is expressed only in cancerous cells and not in healthy cells. It thus has the potential to serve as a second-generation product to BC-819, allowing the targeted destruction of cancer cells in a larger number of patients.

In pursuing its objectives, BTI may enter into strategic collaborations with third parties who have the expertise and the resources necessary for the performance of large scale clinical trials, who have well established marketing, distribution and manufacturing infrastructures for the late-stage development and commercialization of BTI’s prospective products.

Potentially Treatable Diseases

Superficial Bladder Carcinoma.   Superficial bladder carcinoma is a specific form of bladder cancer resulting from the development and progression of non-muscle invasive cancerous tumors. The H19 gene is expressed at high levels in areas afflicted by superficial bladder carcinoma.

Pancreatic Cancer.   Cancerous cells may develop in either the exocrine cells or the endocrine cells of the pancreas and the H19 gene is expressed at high levels in these cancerous regions.

Ovarian Cancer.   Ovarian cancer is a disease in which normal ovarian cells begin to grow in an uncontrolled, abnormal manner and produce tumors in one or both ovaries. The H19 gene is expressed at high levels in areas afflicted by ovarian cancer.

BTI’s Research and Development

BTI’s research and development efforts include the following milestones:

•
Diagnostics — Use of H19 as a Diagnostic and Prognostic Tool.   Professor Hochberg’s research team has discovered that the H19 gene serves as a diagnostic marker for cancerous growths, through the identification of the expression of the H19 gene. A highly sensitive method called In-Situ Hybridization Analysis (ISH) can detect even a single malignant cell expressing the H19 gene. ISH enables the detection of the expression of H19 in the examined tissue, a prerequisite for treatment with BC-819, while providing precise anatomic information regarding the location of the H19 in the tissue. The diagnostic marker enables the diagnosis of cancerous tumors in early stages, supporting the prognosis of the tumor.

•
Pre-Clinical Studies.  Between the years 2000 – 2005, Professor Hochberg’s research team conducted extensive animal studies on BC-819, which was introduced into the bladders of bladder-carcinoma carrying rats (orthotropic model) and mice (heterotopic model). Significant tumor growth inhibition was observed after treatment. Between the years 2006 – 2007, Harlen Biotech Israel Ltd. conducted toxicology studies in rats and mice, in accordance with Good Laboratory Practices regulations. The studies included repeated injections at increasing dosages into the abdominal cavity of mice and intravesical administration into the urinary bladder of rats. The equivalent dosage given to the animals was higher than the expected human dosage. No gross pathological findings were evident in the intravesical administration study, and mild to moderate side effects were evident in the intraperitoneal administration study. In more recent experiments which were conducted in the laboratories of the University of Munich, lung cancer carrying mice were treated with BC-819. More tumor growth inhibition was observed in mice which were treated with BC-819 than in mice which did not receive treatment. BTI would consider further development of this application subject to its available resources.

In pre-clinical experiments of BC-819 alone as a treatment for pancreatic cancer, a group of hamsters suffering from pancreatic cancer was treated with BC-819, and compared with a control group. The treated group displayed an average reduction of approximately 50% in the primary tumor volume, and a significant slowing in tumor progression compared to the control group. In addition, only one third of the treated group showed metastatic growths, while all of the animals in the control group developed metastases. In pre-clinical experiments of BC-819 used in sequence with the FDA-approved drug Gemzar (Gemcitabine), as compared to the use of Gemzar alone, as treatment for pancreatic cancer, results showed that in animals treated with the sequence of BC-819 and Gemzar, the volume of cancerous growths shrank significantly, in comparison with the animals treated with Gemzar alone. In addition, there was no appearance of metastases in the animals treated with the combination of BC-819 and Gemzar, while approximately 63% of animals treated with Gemzar alone showed metastatic growths.

In one pre-clinical experiment to evaluate the therapeutic potential of BC-819 to treat ovarian cancer, a group of mice suffering from ovarian cancer was treated with BC-819, and compared with a control group. Results showed that BC-819 treatment resulted in a reduction of tumor growth of approximately 40%. In another experiment, mice with ovarian ascites were injected with BC-819 and compared with a control group. After six days, five of the six control mice (83%) had died, compared to only two of the six mice (33%) treated with BC-819.

•
Compassionate Use Patients.  BC-819 has been administered, under “compassionate use” provisions in Israel, to ovarian, liver and bladder cancer patients who had failed chemotherapy or other standard therapy, and were in the ultimate stages of cancer, and to urinary bladder and renal pelvis transitional cell carcinoma (TCC) patients who had failed chemotherapy and were candidates for surgical removal of their cancerous organs. In 2003, two patients with resistant bladder cancer were treated with BC-819. Prior to the BC-819 treatment, the patients underwent a resection (surgical removal) of tumors, which later returned. Both patients were treated by direct introduction of BC-819 into the bladder using a catheter. The BC-819 treatment resulted in a significant decrease of the superficial bladder tumor, no unwanted toxicity was demonstrated in healthy cells, no severe adverse side effects which can be related to the drug were diagnosed, and no BC-819 was detected in the patients’ blood.

Two additional patients with very large colon cancer metastases in their livers showed shrinkage of these tumors following treatment with BC-819 in 2004 and 2006. No unwanted toxicity was demonstrated in healthy cells and no severe adverse side effects which can be related to the drug were diagnosed.

A patient suffering from ovarian cancer characterized by intra-peritoneal distribution of metastases and ascites (liquid containing cancerous cells that builds up in the peritoneum as a result of the cancer) was treated with BC-819 from 2007, after the failure of conventional chemotherapy treatment. In the framework of the treatments, the patient received a number of different doses of BC-819 administered by intra-peritoneal infusions via catheter. The results indicated that the drug caused no serious adverse events at any dosage, and a decrease of 50% in the ovarian cancer marker protein CA-125 in the patient’s blood was measured, as well as a significant decrease in the number of cancerous cells in the ascites. The patient survived for 21 months after the commencement of treatment.

A patient suffering from TCC in his renal pelvis, who had previously undergone surgical removal of his right kidney for this disease, and was a candidate for removal of his left kidney, was treated with BC-819 from the end of 2008. The results showed that no new growths were formed in the renal pelvis, and the treatment did not cause any serious adverse effects.

•
Phase I/IIa Clinical Trials.   In 2006 – 2007, BTI conducted a Phase I/IIa, Dose-Escalation, Safety and Proof of Concept Study of BC-819 in Refractory Superficial Bladder Cancer. This study was designed to assess the safety and preliminary efficacy of BC-819 given by intravesical infusions into the bladder of 18 patients with superficial bladder cancer who had failed previous treatment. Escalating doses of 2 mg, 4 mg, 6 mg, 12mg and 20mg of BC-819 were utilized. No severe adverse side effects which can be related to the drug were diagnosed, other than in one case for which the reason was uncertain. This patient was hospitalized following complaint of urination urgency. The patient was released after two days and did not suffer additional adverse side effects during the treatment. No dose limiting toxicity was discovered. As a result of the Phase I/IIa study, BTI concluded that the optimal dose to be used in Phase II trials would be 20mg.

At the beginning of the BC-819 treatment of patients in this study, all of the bladder tumors were removed, except for one (the diameter of which was 0.5 cm to 1 cm), which was left as a marker to gauge the influence of the treatment, despite the fact that the standard of care for bladder cancer patients involves removing all tumors. The parameters for examination of the initial efficacy include the reappearance of tumors, elimination or decrease in the size of the marker, and the aggravation of the disease. BTI examined efficacy in all patients participating in the trial, including patients who did not receive the optimal dose, although no control group was used in the trial as it is not the accepted practice to use a control group in a Phase I trial, whose primary purpose relates to the safety of the drug. Approximately 72% of the patients presented response to the treatment. The initial estimation of the drug’s efficacy indicates that it has the ability to eliminate or decrease the size of tumors, and to prevent the reappearance of new tumors. Approximately 56% of the patients finished the study without tumor recurrence. Reappearance of tumors was detected mainly in patients who received doses which were substantially lower than the optimal dose. Intravesical administration of BC-819 resulted in complete ablation (removal) of the marker tumor without any new tumors in 4 of the 18 patients for a 22% overall complete response rate. The marker was eliminated, or reduced by at least 50%, in approximately 44% of the patients in the study. Only one patient reported aggravation of the disease, meaning aggravation of the stage or the appearance of high grade tumors. See below for details regarding the Phase IIb clinical trial of this therapy.

BTI commenced a Phase I/IIa clinical trial for treatment of ovarian cancer in May 2009.  The trial include d 11 participants in three different treatment groups (60 mg, 120 mg and 240 mg), all of whom ha d failed treatment with platinum-based chemotherapy and possibly other types of treatment. Each participant receive d a cycle of three weekly treatments, and if there was no disease progression a month later, she receive d an additional treatment cycle.

In March 2012, BTI announced that it had achieved the primary endpoint of this trial, and that it intends to expand the trial in order to treat additional patients with the highest dosage given in the trial, 240 mg, in order to obtain more data on drug safety and efficacy. BTI stated that the safety profile of the drug was found to be satisfactory, even at the highest dosage (240 mg) which was administered three times. In light of this, BTI obtained regulatory approvals to treat an additional six patients in the expanded trial, each receiving 12 continuous weekly treatments of 240 mg of BC-819. The purpose of the expanded trial is to examine the safety of the treatment with BC-819 at a high dosage over time. In addition, BTI intends to examine over a longer period the phenomenon observed, whereby patients receiving the highest dosage showed a decrease, and eventually absence, of ascites (a fluid containing cancerous cells that gathers in the abdominal cavity). This effect continued as long as the patients received treatment. Ascitic fluid is a significant side effect for ovarian cancer patients, which adversely affects their quality of life and indicates patient deterioration.

BTI commenced a Phase I/IIa clinical trial for treatment of pancreatic cancer in November 2009, and completed the trial in October 2010. The trial took place at sites including the University of Maryland, Baltimore and was partly funded by a $950,000 grant from the Israel-U.S. Binational Industrial Research and Development Fund. The trial included nine patients with unresectable, locally advanced pancreatic cancer, some of whom had received standard treatments prior to their inclusion in the trial, who each received four treatments over the course of two weeks. Three patients were included in a lower dosage cohort, each receiving four milligrams per treatment, while six others were included in a higher dosage cohort, each receiving eight milligrams per treatment. The results show that no toxicity limited the dose, and no patient reported pain or discomfort as a result of the drug, and therefore the optimal dose was fixed as the maximum dose given in the trial.

A statistical analysis of the results of this trial shows that the higher dosage given in the trial demonstrated greater efficacy than the lower dosage, and that the effect was stronger after three months from commencement than after one month. Specifically, within a month from commencement, the local tumor had not increased in size in eight out of the nine patients, but rather remained stable in both dosage cohorts. Six of the nine patients showed a reduction in the size of the local tumor when examined three months after the commencement of treatment. The reduction was significant (30% or more) in three out of six patients of the higher-dose cohort. These three patients also showed no metastatic disease, despite the fact that the clinical trial was aimed at the local tumor only. In addition, three months after commencement of treatment, two additional patients displayed stable tumor size and no metastatic disease, despite the length of time that had elapsed. In total, five patients displayed stable disease or a significant response after three months from commencement of treatment.

In general, an operation to remove pancreatic tumors (the Whipple procedure) offers patients the best chance for survival, but most patients are not operable on account of the complexity, location and size of the tumor. Following treatment with BC-819, two patients in the higher dosage cohort that were non-resectable, became resectable as a result of tumor shrinkage. The first had the tumor successfully removed at the University of Maryland Medical Center, Baltimore, MD. The second was operated upon, but the surgeon halted the operation upon discovery of liver metastases, in order to prevent unnecessary risk to the patient.

Based on the results of this clinical trial, and the results of a successful pre-clinical study announced on October 12, 2010 that examined the sequential administration of BC-819 with FDA-approved drug Gemzar (Gemcitabine) in animals as a treatment for pancreatic cancer, BTI received approval from the FDA for an international Phase IIb pancreatic cancer clinical trial in October 2011. See below for details regarding the Phase IIb clinical trial of this therapy.

•
Phase IIb Clinical Trials. BTI filed an investigational new drug (IND) amendment application with the FDA for the performance of a Phase IIb clinical trial with patients suffering from superficial bladder cancer who had failed previous treatment. The application was approved in January 2008, and BTI immediately began recruiting patients. The trial is being conducted in a U.S.-based medical center in Arizona at BCG Oncology, PC and at six medical centers in Israel.  It includes 39 patients, divided into groups of 18 and 21. Each participant receives six weekly treatments of BC-819. Patients responding to the treatment are offered nine additional maintenance treatments. The primary endpoint approved by the FDA is lack of recurrence of the disease, three months after the commencement of treatment, in at least nine of the 21 patients participating in the second part of the trial . The success criterion  is the  lack of recurrence  in at least nine members of the second treatment group, and this parameter will also be analyzed for all 39 participants in this trial.

In May 2012, BTI announced that of the first 12 participants treated (out of the 21 participants in the second part of the trial), there was lack of recurrence in nine, and BTI has therefore already met the primary endpoint for this trial. In addition, of the 30 participants in the entire trial (first and second parts) who had completed three months after the commencement of treatment, 19 (63%) demonstrated lack of recurrence. In addition, of the 25 participants in the entire trial who had completed 12 months after the commencement of treatment, 14 (56%) demonstrated lack of recurrence.

This clinical trial is open-label. Information about expectations regarding the Company meeting clinical trial criteria and the date of completion of clinical trials, are forward-looking statements. Forward-looking statements are statements regarding uncertain future facts, based on information and estimates currently held. Some such expectations may not be realized, or may be realized in part, for the following reasons, inter alia: (a) The aforementioned results are a preliminary indication that may change after further testing, validation, and additional data-gathering; (b) In addition to the primary endpoint, the Company will carry out all statistical analyses originally planned for the Trial; (c) Patient recruitment in the aforementioned trials is not yet complete; (d) The Company may need to raise additional funds in order to complete its clinical trials.

Stringent FDA criteria have made patient recruitment a more difficult and time-consuming task than was initially expected. Notwithstanding the foregoing, as clinical studies are currently ongoing, BTI is expected to continue gathering safety and efficacy data on larger subject populations. Subsequent studies, and additional data which are expected to be obtained from additional research and development activities may not corroborate previous findings with respect to safety and efficacy, which were obtained during the studies previously conducted. The FDA alone will determine whether BC-819 is both safe and effective for commercial use in the United States after substantial additional clinical studies.

In September 2011, BTI commenced BioCancell's Phase IIb pancreatic cancer clinical trial. The trial is designed to examine the effect of BC-819 in sequence with the FDA-approved drug Gemcitabine in patients with locally-advanced, unresectable pancreatic cancer. This clinical trial is expected to include approximately 5 0 participants in 25 to 30 medical centers in locations including the U.S., Europe, Russia, South Africa and Israel. The primary endpoint of the trial is progression-free survival. An interim analysis to assess the safety of the treatment is planned after the recruitment of the first 1 2 patients in order to determine the appropriate dose of BC-819 to utilize for the remainder of the clinical trial.

•
Regulatory Approvals. On August 20, 2009, the United States Department of Health and Human Services informed BTI that it had granted orphan drug status to BC-819 for its use in treating ovarian cancer. On August 15, 2010, BTI announced that BC-819 had also been granted orphan drug status for its use in treating pancreatic cancer, as described below. An “orphan drug” is a drug for a disease that affects a relatively small number of people in a population. In the U.S., an orphan drug is defined as one that treats a disease affecting less than 200,000 people each year. In order to encourage the development of drugs for such diseases, benefits and incentives can be granted to the drug developers. The main standard benefit for orphan drugs in the U.S. is the right to market the drug exclusively for 7 years from the date it is approved. Additional benefits include tax benefits on R&D expenses, and waived FDA fees.

On October 4, 2011, BTI received notification from the FDA that it had received "Fast Track" designation for its lead product, BC-819, as a treatment for locally-advanced pancreatic carcinoma. The Fast Track designation refers to a process designed to facilitate development and expedite FDA review of drugs to treat serious diseases and fill an unmet medical need in order to be able to offer such drugs to patients earlier. This designation is expected to help BioCancell shorten the development timeline for BC-819 as a treatment for pancreatic cancer prior to final marketing approval by reducing the time taken to process clinical trial results by the FDA.

The following chart illustrates the stages to which each of BTI’s potential therapies has been developed, reflecting the relative development status of each such potential therapy (but does not represent the relative amounts invested by BTI in each initiative):

Competition for BTI’s Prospective Therapeutic Products

BTI’s principal competitors in the field of research and development of drugs for the treatment of cancer types including superficial bladder carcinoma, pancreatic cancer and ovarian cancer, include biotechnology and multinational pharmaceutical companies. We also compete with research and academic institutions around the world in the race to discover genes, techniques and other patentable assets central to the research and development of drugs for the treatment of such diseases.

Current competition in BTI’s applications includes chemotherapy and immunotherapy agents, both projected to be toxic with a safety profile inferior to that of BC-819.  As such, there is a clear medical and market need for new agents such as BTI’s prospective drug BC-819 that demonstrate improved safety profiles.

There are a number of treatment methods for treating these cancer types that would compete with any drug that BTI may develop and commercialize, including BC-819, which include:

•
Surgery.   Surgery is the most common treatment method for invasive cancerous growths related to bladder cancer. Transurethral resection is the surgical method that is most often utilized for the removal of superficial bladder cancer tumors.

For patients with pancreatic cancer, surgery offers the only known possibility of cure, but even this is effective in only a small number of patients (10 – 20%). Even when resection is possible, the median survival times of 13 – 25 months and five-year survival rates of 10 – 20% have been reported. Prognosis is poor because of a high rate of local recurrence and metastases despite resection.

Initial surgery is almost always necessary in the management of suspected ovarian cancer, including removal of the uterus, ovaries and fallopian tubes.

•	Radiation Therapy. Radiation therapy involves the use of X-rays to destroy cancerous cells.

•
Chemotherapy.   Chemotherapy uses special anti-cancer drugs that destroy cancerous cells. For bladder cancer patients, chemotherapy is administered directly into the bladder using a catheter for patients who are in the early stages of superficial bladder carcinoma. Chemotherapy is otherwise administered intravenously when superficial bladder carcinoma has become invasive.

To the best of BTI’s knowledge, some of the more commonly prescribed drugs used in intravesical chemotherapy are: Mitomycin-C, which has not been approved by the FDA for the treatment of bladder cancer and is marketed by the Bristol-Myers Squibb Company and Supergene; Epirubicin, which is marketed by Pfizer, Inc.; and Doxorubicin, which is marketed by Ortho Biotech, Thiotepa (marketed by Bedford Laboratories) and Valrubicin (supplied by SYNCHEM OHG), which are approved by the FDA for the treatment of superficial TCC. To the best of BTI’s knowledge, some of the more commonly prescribed drugs used in intravenous chemotherapy are Taxol, Carboplatin, Cisplatin and Gemcitabine.

The chemotherapy treatment plan in pancreatic cancer includes shrinking the tumor volume to the extent that vascular involvement is lessened and resection is then rendered possible. Recently, many investigators have reported the utility of chemotherapy using gemcitabine, in which early studies showed that patients experienced an improvement in disease-related symptoms. However, the median survival time of 5.65 months and the 12-month survival rate of 18% for gemcitabine-treated patients is thought to be disappointing. The combination of gemcitabine and irradiation causes both acute and late toxicity of the gastrointestinal tract.

The majority of patients with epithelial ovarian cancer will require chemotherapy following the operation in an attempt to eradicate residual disease. Platinum-based adjuvant treatment, or immune system stimulator, can reduce the risk of relapse in patients with early-stage ovarian cancer, resulting in disease-free survival of approximately 80% of patients. Intravenous administration of taxane- and platinum-based chemotherapy is the current standard of postoperative care for patients with advanced ovarian cancer. Despite the improved median overall survival in patients with regimens such as paclitaxel and carboplatin, relapse still occurs in the majority of those with advanced disease, and only approximately 30% of such patients have long-term survival.

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Immunotherapy.   Immunotherapy is a method that employs a patient’s immune system to fight cancerous cells. Although the precise biological mechanism of activation is unknown, the administration of Bacille Calmette Guerin (BCG) is used to treat a number of superficial bladder cancer types because BCG is believed to stimulate a patient’s immune system to thwart the growth of cancerous cells.

•
 Interferon.   Interferons are human proteins that are introduced into the human body in order to stimulate the host’s immune system to thwart the growth of cancerous cells. Although the precise biological mechanism of activation is unknown, it is believed that interferons impede or suspend the growth of cancerous cells, compromise the ability of cancerous cells to defend against the host’s immune system and strengthen the host’s immune system. Interferons have been administered in combination with BCG. The University of Iowa has conducted Phase III clinical trials to examine the relative effectiveness of the interferon/BCG combined therapy as compared to each of the stand alone treatments.

In addition to the foregoing, BTI is aware of two products undergoing Phase III clinical testing for bladder cancer, namely Apaziquone (a substance structurally similar to mitomycin C, which, when activated, is designed to inhibit and combat the development of cancer cells) and Urocidin (which is designed to inhibit cancer cell division and induce apoptosis). BTI is also aware of several new treatment methods for superficial bladder carcinoma, including photodynamic treatment, which kills cancerous cells using laser, and synergo technology, which combines hypothermia with chemotherapeutical substances, that have not been approved by the FDA.

BTI is also aware of several drugs for the treatment of ovarian cancer in various stages of development, including: (i) Avastin, developed by Genentech; (ii) Tarceva, developed by Roche Holdings Ltd; and (iii) epothilone B, developed by Novartis.

BTI is also aware of several drugs for the treatment of pancreatic cancer in various stages of development, including: (i) AMG479, developed by Amgen Inc.; (ii) Xeloda, developed by F. Hoffmann-La Roche Ltd; and (iii) SOM230, developed by Novartis.

The results of BTI’s Phase I/IIa bladder carcinoma clinical study showed that the safety profile of BC-819 is excellent. The incidence and severity of adverse events in this small study population were lower than published results for BCG and chemotherapy. For instance in a typical Phase III study of BCG and epirubicin, adverse events included blood in the urine of 41% and 28% of patients treated with BCG or epirubicin, respectively, while only 11% of patients treated with BC-819 displayed this symptom. Severe pain during urination was reported in 26% and 10% of patients treated with BCG and epirubicin, respectively, whereas there were no such cases reported for BC-819. No local reactions caused cessation of treatment with BC-819, whereas 26% and 9% of patients treated with BCG and epirubicin, respectively, had to have treatment stopped due to local toxicities. The results of BTI’s Phase I/IIa pancreatic cancer clinical study likewise showed an excellent safety profile, with no toxicity limiting the dose, no patient reporting pain or discomfort as a result of the drug, and no adverse effects definitely related to BC-819 were reported.

When using a plasmid with an expression cassette of the diphtheria toxin, no immune response will be encountered, as opposed to when using a virus; moreover, people born in Western countries are routinely immunized against this toxin. Further, BTI’s treatments are not affected by multi-drug resistance effects (the ability of the cancer to develop resistance to treatment), a major problem in chemotherapy. Notwithstanding the foregoing, the FDA alone will determine whether BC-819 is both safe and effective for commercial use in the United States after substantial additional clinical studies.

Expenditures on Research and Development

From the time of BTI’s inception on July 26, 2004 through March 31 , 201 2 , it has invested approximately $1 8,328 ,000 in its research and development activities. BTI has funded its research and development expenses from its own resources and from various non-diluting grants, including grants received by BTI’s wholly-owned subsidiary, BioCancell Israel, from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (OCS) and the Israel-U.S. Binational Industrial Research and Development Foundation (BIRD) .

BTIL’s aggregate research and development budgetary expenditures for its first year of OCS funding for superficial bladder carcinoma (July 2005 to June 2006) were NIS 2.734 million (approximately $850,000), of which NIS 1.225 million (approximately $380,000) was funded by the OCS. Its aggregate research and development budgetary expenditures for the second year (August 2006 to July 2007) and third year (August 2007 to July 2008) were NIS 4.127 million (approximately $1,280,000) and NIS 5.473 million (approximately $1,700,000), respectively. In the second and third years, the OCS funded 60% of the approved research and development expenditures paid in Israel and 30% of the research and development costs paid to sub-contractors and consultants outside Israel. During July 2009 the OCS approved a fourth year of funding, in an aggregate amount of NIS 2.815 million (approximately $718,000).

In March 2009, the OCS approved a grant for BTIL to perform a Phase I/IIa clinical trial of BC-819 for ovarian cancer. The OCS will fund up to 60% of NIS 1.7 million (approximately $447,000) in local expenses and up to 30% of NIS 1.8 million (approximately $484,000) in foreign expenses. In June 2010, a second year of funding was confirmed, with OCS funding up to 50% of an additional NIS 3.4 million (approximately $950,000) in local expenses and up to 30% of an additional NIS 1.8 million (approximately $515,000) in foreign expenses. In May 2011, BTIL applied to the OCS for two additional research and development programs for the following year, one for local expenses and the other one for foreign expenses.

In July 2011, the OCS approved a grant for BTIL for two additional research and development programs for its Phase IIb clinical trial for the use of BC-819 as a treatment for pancreatic cancer. The OCS will fund up to 50% of NIS 2.3 million (approximately $648,000) in local expenses and up to 30% of NIS 3.6 million (approximately $1,014,000) in foreign expenses.

According to the Israeli Regulations for the Promotion of Research and Development in Industry 1996, BTIL must pay the OCS royalties at a rate of 3% of the sum of sales of products during the first three years from the date of commencement, 4% of the sum of sales during the following three years and 5% of the sum of sales from the seventh year onward until the full repayment of the grants received, which are linked to the U.S. Dollar and bear annual interest at LIBOR rates. As of the date of this proxy statement/prospectus, BTIL has not began repayments.

In December 2007, BIRD approved a grant in the amount of $950,000 for BTIL’s collaboration with the Virginia Bioscience Commercialization Center. The grant partially funded its Phase I/IIa clinical trial for the use of BC-819 as a treatment for pancreatic cancer, which was conducted at the University of Maryland Medical Center in Baltimore.

Under the terms of the grant agreement between BIRD, the Virginia Bioscience Commercialization Center and BTIL, the latter has to repay the grant within twelve months of the successful completion of the project. It is entitled to extend the repayment period to 2 years in return for total repayment of 113% of the grant amount, to 3 years in return for total repayment of 125%, to 4 years in return for total repayment of 138%, or to 5 years or more in return for total repayment of 150% of the grant amount. The terms of the agreement, as amended, called for the evaluation of the status of the project by November 1, 2010. During the year ended December 31, 2010, BTIL made significant progress with respect to development of BC-819 as a treatment for pancreatic cancer, and as a result, recorded a liability to the BIRD Foundation for repayment of the grant.

Intellectual Property

As of the date of this proxy/statement prospectus, BTI’s patent portfolio includes  70  patent applications in seven patent families in various stages of examination,  41 of which have been granted in the United States, Europe, Israel, China, Norway, Australia, South Korea, Russia, Singapore, Mexico, Canada, the Czech Republic and Brazil. All of BTI’s patents and patent applications were licensed to it from Yissum and are subject to the Yissum license agreement. The table below details which patent groups are related to which of BTI’s product candidates.

Patent Group	Product	Expiration Dates
Use of the H19 gene as a tumor marker	BC-819	Between 03/07/2014 and 03/06/2015
Methods and compositions for inducing tumor-specific cytotoxicity	BC-819	Between 10/03/2017 and 10/04/2018
Nucleic acid agents for down regulating H19, and methods of using same	BC-822	Between 07/06/2026 and 01/01/2027
Nucleic acid constructs, pharmaceutical compositions and methods of using same for treating cancer	BC-820	09/21/2026
Nucleic acid constructs and methods for specific silencing of H19	BC-822	—
H19 silencing nucleic acid agents for treating rheumatoid arthritis (siRNA + RA)	BC-822	01/16/2028
Constructs containing multiple expression cassettes for cancer therapy	BC-821	—

 Pursuant to an exclusive license agreement with Yissum, which is described in more detail below, BTI has an exclusive, worldwide license for the development, use, manufacturing and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 and IGF2-P4 genes. All of BTI’s patents and patent applications were licensed to it from Yissum and are subject to the Yissum license agreement.

Government Regulation

BTI’s operations are subject to many governmental regulations. In the event that BTI completes Phase III clinical trials and is in a position to manufacture and market BTI’s prospective therapeutic products, the marketing of such products would be conditioned upon obtaining the consent of health authorities in each of the countries in which they would be marketed, including the FDA and the European Agency for the Evaluation of Medicinal Products. In order to market BTI’s products outside of the United States, BTI would have to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in countries outside of the United States might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed below regarding FDA approval as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others.

United States Food and Drug Administration.   BTI must obtain the approval of the FDA to market any drugs developed in the United States, as well as adhere to other U.S. and state regulations. If it seeks to market new drugs, it will be required to file a new drug application and obtain FDA approval. FDA regulations govern the following activities that BTI may perform, or have performed on its behalf, to ensure that any drugs that we it develops are safe and effective for their intended uses:

•	pre-clinical (animal) testing including toxicology studies;

•	submission of an investigational new drug application (IND);

•	human testing in clinical trials, Phases I, II and III;

•	recordkeeping and retention;

•	pre-marketing review through submission of a new drug application (NDA);

•	drug labeling and manufacturing, the latter of which must comply with current good manufacturing practice regulations;

•	drug marketing, sales and distribution; and

•	post-marketing study commitments (Phase IV), post-marketing surveillance, complaint handling, reporting of deaths or serious injuries and repair or recall of drugs.

 Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	disqualification of clinical investigator and/or sponsor from current and future studies;

•	clinical hold on clinical trials;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusal to approve an NDA;

•	post-marketing withdrawal of approval; and

•	criminal prosecution.

The FDA’s Pre-clinical and IND Requirements.   The first step to obtaining FDA approval of a new drug involves development, purification and pre-clinical testing of a pharmaceutically active agent in laboratory animals. Once sufficient pre-clinical data has been collected to demonstrate that the drug is reasonably safe for initial use in humans, an IND can be prepared and submitted to the FDA for review. In the IND review process, FDA physicians and scientists evaluate the proposed clinical trial protocol, chemistry and manufacturing control, pharmacologic mechanisms of action of the drug and toxicologic effects of the drug in animals and in vitro. Within 30 days of the IND’s submission, the drug review division of the FDA may contact the filer regarding potential concerns and, if necessary, implement a clinical hold until certain issues are resolved satisfactorily. If it does not take any action, the filer may proceed with clinical trials on the 31st day.

Clinical Trials.   Clinical trials represent the ultimate pre-market testing ground for unapproved drugs, generally taking several years to complete. Before testing can begin, an institutional review board (IRB) must have reviewed and approved the use of human subjects in the clinical trial. During clinical trials, an investigational compound is administered to humans and evaluated for its safety and effectiveness in treating, preventing or diagnosing a specific disease or condition. The clinical trials consist of Phase I, Phase II, and Phase III testing. During clinical trials, the FDA and IRB closely monitor the studies and may suspend or terminate trials at any time for a number of reasons, such as finding that patients are being exposed to an unacceptable health risk. The results of clinical trials comprise the single most important factor in the approval or disapproval of a new drug.

BLA Review.   A BLA, requesting approval to market the drug for one or more indications, may be submitted to the FDA once sufficient data has been gathered through pre-clinical and clinical testing. A BLA includes all animal and human testing data and analyses of the data, as well as information about how the drug behaves in the human body and how it is manufactured. The BLA is reviewed by a team of FDA physicians, chemists, statisticians, microbiologists, pharmacologists and other experts, who evaluate whether the studies submitted show that the drug is safe and effective for its proposed use. The FDA reviewers may request further information, consult with outside experts or disagree with the filer’s findings or interpretation of the data. Each reviewer prepares a written evaluation, and the reviewing team discusses the evaluations. Accelerated approval may be given to some new drugs for serious and life-threatening illnesses that lack satisfactory treatments. At the end of its review, the FDA may approve the new drug to be marketed or decide that a new drug is “approvable” or “not approvable.” In either of the latter cases, the filer may meet with FDA officials to discuss and correct deficiencies.

Pervasive and Continuing Regulation in the United States.   After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:

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The FDA’s current good manufacturing practice regulations require manufacturers, including third party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product;

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Labeling regulations and the FDA prohibitions against the promotion of drug for uncleared or unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

•	Clearance or approval of product modifications or use of the drug for an indication other than approved in the BLA;

•	Adverse drug experience regulations, which require us to report information on rare, latent or long-term drug effects not identified during pre-market testing;

•	Post-market testing and surveillance requirements, including Phase IV trials, when necessary to protect the public health or to provide additional safety and effectiveness data for the drug; and

•	The FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulations.

After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new clearance or approval, for which it may be possible to submit a 505(b)(2) BLA, referring to pre-clinical and certain clinical studies presented in the drug’s original BLA, accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.

Fraud and Abuse Laws in the United States.   A variety of U.S. federal and state laws apply to the sale, marketing and promotion of drugs that are paid for, directly or indirectly, by U.S. federal or state healthcare programs such as Medicare and Medicaid. The restrictions imposed by these laws are in addition to those imposed by the FDA, the United States Federal Trade Commission and corresponding state agencies. Some of these laws significantly restrict or prohibit certain types of sales, marketing and promotional activities by drug manufacturers. Violation of these laws may result in significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties and exclusion or debarment from U.S. federal and state healthcare and other programs. Many private health insurance companies also prohibit payment to entities that have been sanctioned, excluded or debarred by U.S. federal agencies.

Anti-Kickback Statutes in the United States.   The U.S. federal anti-kickback statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending of a good or service, for which payment may be made in whole or in part under a U.S. federal healthcare program such as the Medicare and Medicaid programs. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, the furnishing of supplies or equipment, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that, if any one purpose of an arrangement involving remuneration is to induce referrals or otherwise generate business involving goods or services reimbursed in whole or in part under U.S. federal healthcare programs, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other U.S. federal healthcare programs. In addition, some kickback allegations have been claimed to violate the United States False Claims Act (as discussed below).

The U.S. federal anti-kickback statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the statute is broad and may technically prohibit many innocuous or beneficial arrangements, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the anti-kickback statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy an applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG or the U.S. Department of Justice.

Many states have adopted laws similar to the U.S. federal anti-kickback statute. Some of these state prohibitions are broader than the U.S. federal statute, and apply to the referral of patients and recommendations for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs. Government officials have focused certain enforcement efforts on marketing of healthcare items and services, among other activities, and have brought cases against individuals or entities with sales personnel who allegedly offered unlawful inducements to potential or existing physician customers in an attempt to procure their business.

United States False Claims Act.   The United States False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the U.S. federal government or knowingly making, or causing to be made, a false statement in order to have a false claim paid. The U.S. federal government’s interpretation of the scope of the law has in recent years grown increasingly broad. Most states also have statutes or regulations similar to the United States False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these U.S. federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, criminal fines and imprisonment. Several drug manufacturers have been prosecuted under the false claims laws for allegedly providing free drugs to physician customers with the expectation that the physician customers would bill U.S. federal programs for the product. In addition, several recent cases against drug manufacturers have alleged that the manufacturers improperly promoted their products for “off-label” use, outside of the scope of the FDA-approved labeling.

United States Health Insurance Portability and Accountability Act of 1996.   The United States Health Insurance Portability and Accountability Act of 1996, or HIPAA, created a new U.S. federal healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. Among other things, HIPAA also imposes new criminal penalties for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, along with theft or embezzlement in connection with a healthcare benefits program and willful obstruction of a criminal investigation involving a U.S. federal healthcare offense.

Regulations in Europe.   In Europe, a company must obtain authorization from the European Agency for the Evaluation of Medicinal Products, commonly known as the European Medicines Evaluation Agency (EMEA) before marketing medicinal products. Authorization can be obtained through either the (i) “centralized” procedure, with applications made directly to the EMEA leading to the grant of a European marketing authorization by the European Commission, or (ii) “mutual recognition” procedure, in which applications are made to one or more Member States leading to national marketing authorizations mutually recognized by other Member States. Even after a company receives marketing authorization, EU law regulates the distribution, classification for supply, labeling and packaging, and advertising of medicinal products for human use. The EU also regulates the manufacture of medicinal products, requiring Good Manufacturing Practice requirements (cGMP) set forth in the Quality System regulation. EU pharmacovigilance directives and regulations require a company to establish post-market surveillance systems that include individual adverse reaction case reports, periodic safety update reports, and company-sponsored post-authorization safety studies. If a medicinal product’s overall risk and benefit profile is found to have changed significantly for any reason, it may be required to be varied, withdrawn, or have its use suspended.

Regulations in Israel.   BTI’s operations in Israel also are subject to approval by Israel’s Ministry of Health and the Helsinki Committee of each medical institution. All phases of clinical studies conducted in Israel must be conducted in accordance with the Public Health Regulations (Medical Experiments Involving Human Subjects, 1980), including amendments and addenda thereto, and the International Conference for Harmonization Good Clinical Practice Guidelines. The regulations stipulate that a medical trial on humans will only be approved after the Helsinki Committee at the hospital intending to perform the trial has approved the medical trial and notified the medical director at the hospital in writing. The Helsinki Committee will not approve the performance of the medical trial unless it is fully satisfied that it has advantages to the trial participants and society at large that justify the risk and inconvenience for the participants and that the medical and scientific information justifies the performance of the requested medical trial. The medical director also must be satisfied that the trial is not contrary to the Helsinki Declaration or to other regulations. The Ministry of Health also licenses and inspects pharmaceutical manufacturers, requiring manufacturers to meet internationally recognized cGMP standards.

Under the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, which we refer to as the “Research Law”, recipients of grants from the OCS are prohibited from manufacturing products developed using these grants outside of the State of Israel without special approvals, although the Research Law does enable companies to seek prior approval for conducting certain manufacturing activities outside of Israel without being subject to increased royalties. If BTI receives approval to manufacture the products developed with government grants outside of Israel, it will be required to pay an increased total amount of royalties to OCS, up to 300% of the grant amounts plus interest, depending on the manufacturing volume that is performed outside of Israel, as well as at a possibly increased royalty rate.

Additionally, under the Research Law, BTI is prohibited from transferring OCS-financed technologies and related intellectual property rights outside of the State of Israel except under limited circumstances, and only with the approval of the Research Committee of the OCS.

BTI may not receive the required approvals for any proposed transfer and, if received, it may be required to pay the OCS a portion of the consideration that it receives upon any sale of such technology to a non-Israeli entity. The scope of the support received, the royalties that BTI has already paid to the OCS, the amount of time that has elapsed between the date on which the know-how was transferred and the date on which the OCS grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payment to the OCS. Approval of the transfer of technology to non-residents of the State of Israel is required, and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties. No assurances can be made that approval to any such transfer, if requested, will be granted.

In March 2005, an amendment to the Research Law was enacted. One of the main modifications included in the amendment was an authorization of the Research Committee to allow the transfer outside of Israel of know-how derived from an approved program and the related manufacturing rights. In general, the Research Committee may approve transfer of know-how in limited circumstances as follows:

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in the event of a sale of the know-how itself to a non affiliated third party, provided that upon such sale the owner of the know-how pays to the OCS an amount, in cash, as set forth in the Research Law. In addition, the amendment provides that if the purchaser of the know-how gives the selling Israeli company the right to exploit the know-how by way of an exclusive, irrevocable and unlimited license, the research committee may approve such transfer in special cases without requiring a cash payment.

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in the event of a sale of the company which is the owner of know-how, pursuant to which the company ceases to be an Israeli company, provided that upon such sale, the owner of the know-how makes a cash payment to the OCS as set forth in the Research Law.

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in the event of an exchange of know-how such that in exchange for the transfer of know-how outside of Israel, the recipient of the know-how transfers other know-how to the company in Israel in a manner in which the OCS is convinced that the Israeli economy realizes a greater, overall benefit from the exchange of know-how.

Another provision in the amendment concerns the transfer of manufacturing rights. The Research Committee of the OCS may, in special cases, approve the transfer of manufacture or of manufacturing rights of a product developed within the framework of the approved program or which results therefrom, outside of Israel.

The State of Israel does not own intellectual property rights in technology developed with OCS funding and there is no restriction on the export of products manufactured using technology developed with OCS funding. The technology is, however, subject to transfer of technology and manufacturing rights restrictions as described above. OCS approval is not required for the export of any products resulting from the research or development or for the licensing of any technology in the ordinary course of business.

Material Operating Arrangements

Exclusive License Agreement with Yissum.   On November 14, 2005, BTIL entered into a license agreement with Yissum, which was subsequently amended on November 22, 2005, September 11, 2007 and January 24, 2011, pursuant to which Yissum has granted BTI an exclusive, worldwide license for the development, use, manufacturing and commercialization of products arising out of patents owned by, and patent applications filed by, Yissum in connection with the H19 and IGF2-P4 genes.

Under the terms of the Yissum license, Yissum retains right, title and interest in the products, technologies or other inventions arising out of BTI’s research and development of these patents and patent applications, except for intellectual property developed with funding from the OCS, which will be owned by BTI and transferred to Yissum only upon BTI’s dissolution or upon decision by the OCS that it no longer requires BTI to own the intellectual property developed with its funding. BTI has the right to grant sub-licenses to third parties in accordance with the terms set forth in the Yissum license.

BTI has agreed to provide research and development funding to Yissum in connection with the license, which BTI may terminate upon 90 days prior written notice to Yissum. In such event, BTI would be required to compensate Yissum for all expenses incurred by it prior to the notification date in connection with its research efforts and all additional expenses that Yissum had assumed the obligation to cover prior to the notification date.

In addition, BTI has agreed to prepare, register and maintain any patent application or patent that may arise out of BTI’s research and development efforts pursuant to its license with Yissum and to bear all expenses of preparation, registration and maintenance. BTI agreed to keep Yissum informed of filing and prosecutions pursuant to the agreement, including submission of copies of all official actions, relevant correspondence, applications, continuations or like proceedings, and responses thereto. We agreed to consult Yissum regarding any abandonment of the prosecution of patent applications arising out of the license. In the event that BTI decides not to commence or continue the process of patent registration in a certain country, it must notify Yissum of this decision. Yissum may then individually prepare, register and maintain any such patent. BTI must inform Yissum of its desire to assume the expenses incurred by Yissum in connection with its patent registration within 90 days from the date in which Yissum notifies BTI of its decision to prepare, register and maintain such patent. In the event that BTI decides not to assume these expenses, or in the absence of BTI’s reply within the above 90 day period, the exclusive, worldwide license granted to it by Yissum will no longer be applicable in such countries in which it elected not to file or to abandon the filing, prosecution or maintenance of patents pursuant to the license. BTI undertook to use commercially reasonable efforts at its own expense to protect against third party’s infringement of the patents arising out of the license and to advise Yissum upon learning of such infringement. It also undertook to use commercially reasonable efforts at its own expense to defend any action, claim or demand made by any entity in connection with rights in the patents, and to notify Yissum immediately upon learning of any such action or claim.

BTI has agreed to pay Yissum 5% of all “net sales” as royalties and to pay Yissum 10% of the income that it receives from granting sub-licenses to third parties up to revenues of $30 million each year, and 6.5% of all additional income that it receives from granting sub-licenses to third parties.

BTI is required to indemnify Yissum, the Hebrew University of Jerusalem, their employees, their executive officers, delegates and any other persons acting on their behalf under the license against any liability, including product liability, damages, losses, expenses, fees and reasonable legal expenses arising out of BTI’s actions or omissions in performing the Yissum license, including the use, development and manufacturing of patents arising out of it and the granting of sub-licenses thereunder, provided that any such loss was not caused by the intentional misconduct or gross negligence of the indemnitees.

BTI has agreed to maintain, and to add Yissum as an additional insured party with respect to, product liability insurance as well as an insurance policy with respect to the foregoing indemnification prior to the time when it commences clinical trials and concludes its first commercial sale. BTI has also agreed to obtain liability insurance with respect to clinical trials prior to the time when it commences clinical trials.

BTI has the right to terminate the Yissum license upon three months prior written notice provided that BTI has paid all amounts owing to Yissum under the license. Yissum has the right to terminate the license in the event that BTI becomes bankrupt or insolvent, or if its business is placed in the hands of a receiver, assignee or trustee. In addition, Yissum has the right to terminate the license for any material breach of it by BTI in the event that the latter fails to remedy such material breach within ninety days of Yissum’s notice of such and its intent to terminate, provided that the material breach is curable within ninety days. In the event that the material breach cannot be remedied within ninety days, Yissum may not terminate the license if BTI takes reasonable commercial action to cure such breach as promptly as practicable. The Israeli Contract Law (Remedies for Breach of Contract) — 1970, defines the term “material breach” as a breach, with regards to which, it may be assumed that a reasonable person would not have entered into the specific agreement had that person foreseen the breach and the outcome thereof, or a breach which is specifically defined as material in the agreement. Acts which may constitute a material breach of the license agreement by BTI may include, for example: the granting of sublicenses not in compliance with the provisions of the license agreement, a breach of BTI’s obligations to pay royalties and provide the necessary reports with respect thereto, a breach of its obligation to develop and commercialize the licensed technology, including its obligation to fund certain research and development activities, a breach of its obligations to conduct patent prosecution and maintenance, and a breach of its obligations not to disclose or misuse certain confidential information of Yissum. The termination of the license also entails termination of all licenses granted thereunder. Termination of the license shall not terminate any of BTI’s obligations, including the obligation to pay royalties that matured prior to the effective date of termination.

BTI may assign the Yissum license only in connection with the sale of all or substantially all of the former’s assets. Otherwise, BTI must receive the prior written consent of Yissum to assign the license, which consent shall not be unreasonably withheld.

Each license granted to BTI under the Yissum agreement expires upon the expiration of the underlying patent, or, if no patent has been registered, then after nine years from the date of the first commercial sale of the product of such license, provided that BTI may extend the license for an additional one year period in any such circumstance by continuing to pay royalties for such license.

Polyplus-transfection SA.   Polyplus-transfection SA is currently BTI’s sole supplier of the component polyethylenimine (PEI) which is used to enhance BC-819’s ability to penetrate cancerous cells in the bladder. Polyplus-transfection SA has agreed to comply with the Good Manufacturing Practice requirements set forth in the Quality System Regulation in manufacturing PEI for BTI via subcontractors.

Supply Agreement with Althea Technologies Inc.   In January 2007, BTIL entered into a continuous production agreement with Althea Technologies Inc., an American manufacturer for the production of its plasmids. To date, the manufacturer has executed five production campaigns of BC-819, one for the production of non-Good Manufacturing Practices material, the second for Good Manufacturing Practices material that  was used for the Phase IIb clinical study for treatment of superficial bladder cancer, the third and fourth for the production of Good Manufacturing Practices material for the Phase IIb clinical trial of BC-819 in the treatment of superficial bladder cancer and Phase I/IIa clinical trials of BC-819 in the treatment of ovarian and pancreatic cancer , and the fifth for the Phase IIb clinical trial of BC-819 in the treatment of pancreatic cancer . All campaigns were successful, resulting in sufficient material within required specifications.

Supply Agreement with VGXI USA.   In September 2008, BTIL entered into a continuous production agreement with VGXI USA (“VGXI”), a business entity registered in the state of Texas, a DBA of VGX International Inc. of Korea. Pursuant to the agreement, BTIL may purchase from, and have plasmids produced by VGXI under cGMP conditions. BTIL has no commitment to purchase any minimum quantity of plasmids nor shall VGXI have any commitment to produce and sell any minimum quantity of plasmids. BTIL shall only become obligated to purchase, and VGX shall only be obligated to produce, plasmids upon execution and delivery of a purchase order for such plasmids.

Employees and Advisory Board

As of the date of this proxy statement/prospectus, BTI and BTIL (together “BCT”) have 2 0 employees, of whom  ten work for BCT on a full-time basis and an additional  ten work part-time for BCT and part-time in Prof. Hochberg’s laboratory at the Hebrew University of Jerusalem.  Fourteen of these employees conduct clinical development or research and development for BCT; the other six are managers or administrators. The majority of BCT’s research and development work is performed by Professor Hochberg’s laboratory team at the Hebrew University of Jerusalem. The team members are qualified in the life sciences and in medicine: four of these members have doctorates in the natural sciences and one specializes in pathology.

BTI’s Scientific Advisory Board includes world-renowned experts in the field of cancer therapy including Professor Mark L. Tykocinski, who was President of the American Society for Investigative Pathology and is currently President of the Association of Pathology Chairs, Professor Aaron Ciechanover, who was awarded the Nobel Prize in Chemistry in 2004, Professor Roger D. Kornberg, who was awarded the Nobel Prize in Chemistry in 2006, Professor Hermona Soreq, Dean of the Faculty of Mathematics and Science at the Hebrew University of Jerusalem, Professor Yechezkel Barenholz, a professor of Biochemistry at the Hebrew University-Hadassah Medical School, and Professor Yaakov Naparstek, Chairman of Medicine at Hadassah University Hospital. The members of BTI’s Scientific Advisory Board provide general and strategic consultation and development services and assistance with respect to BTI’s research and development activities. As compensation for their work, the members of BTI’s Scientific Advisory Board receive an advisor’s fee of $1,000 for each meeting of the Scientific Advisory Board in which they participate, plus expenses. In addition, BTI’s board of directors has granted to each member of the Scientific Advisory Board options to purchase 30,000 shares of BTI’s common stock pursuant to BTI’s 2007 Stock Option Plan. No member of BTI’s Scientific Advisory Board is an officer, employee or director of either BTI or its subsidiary.

All of BCT’s current employees have signed personal employment agreements for monthly salaries. Under these employment agreements, BCT’s employees have promised to cede to it all right, title and interest to any and all intellectual property created during their course of employment, and they have undertaken not to make use of it, and not to compete with BCT for a period of 12 months after termination of their employment with us.

None of BCT’s employees are represented by a collective bargaining agreement, nor has BCT experienced any work stoppages. BCT believes that its relations with its employees are good. BCT has adopted a Code of Ethics that applies to all of its employees, officers and directors. The Code of Ethics is available on BCT’s website at www.biocancell.com, and in print to any party that requests it.

Legal Proceedings

BCT is not a party to any legal proceeding.

Facilities

BCT’s offices are located at Har Hotzvim, Jerusalem, in a building in which it leases a total space of 213 square meters for a term expiring in September 2012. BCT’s annual rent under the lease is NIS 175,000 (approximately $48,000) plus VAT. Most of BCT’s research and development activities are conducted in the research laboratories of the Hebrew University of Jerusalem.

Available Information

Our website address is http://www.biocancell.com/. We make available free of charge, on or through our website, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with SEC. In addition, our Code of Ethics as well as the respective charters for the Executive, Audit and Compensation Committees of our board of directors are available on our website. Information contained on our website is not part of this proxy statement/prospectus.

DIRECTORS AND OFFICERS FOLLOWING THE REINCORPORATION MERGER

The directors and officers of BTI immediately prior to the reincorporation merger will be the directors and officers of BioCancell following the reincorporation merger:

Name	Age	Position
Uri Danon	4 6	Chief Executive Officer
Jonathan Burgin	5 1	Chief Executive Officer-designate and Chief Financial Officer
Abraham Hochberg(2)	7 4	Chief Scientific Officer and Director
Monique Ben-Am	59	Vice President of Clinical Development
Patricia Ohana	5 6	Vice President of Research & Development
Aharon Schwartz	69	Chairman of the Board of Directors
Ruben Krupik	60	Director
Ofer Goldberg(2)	39	Director
Aviv Boim(2)	44	Director
Hanoch Rappaport(1)(3)	45	Director
Orly Yarkoni(4)	56	External Director Nominee
David Schlachet(4)	66	External Director Nominee
_________________
(1)  Member of the Audit Committee
(2)  Member of the Executive Committee
(3)  Member of the Compensation Committee
(4) The appointment as external directors is subject to BioCancell shareholders approval at a general meeting which will be convened within three months following the consummation of the reincorporation merger effective date and the registration of BioCancell securities on the TASE.

The following is a brief account of the education and business experience during the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Uri Danon, Chief Executive Officer

In November 2009, Mr. Uri Danon began serving as BTI Chief Executive Officer. Mr. Danon served as BTI President between 2005 and 2006 while serving as Chief Executive Officer of Atox Bio. He previously managed international projects for Teva Pharmaceutical Industries, Ltd., including the development of the drug Copaxone in a solution in pre-filled syringes (a drug with sales of over $3 billion per year), and was CEO of Epigenesis, Ltd., a cell therapy development company. He holds an MBA in Marketing from Bar Ilan University, and a B.Sc. in Industrial Engineering and Management from Tel Aviv University. Mr. Danon will step down from his position as CEO of BTI at the end of May 2012.

Jonathan Burgin, Chief Executive Officer-designate and Chief Financial Officer

Mr. Burgin has served as our Chief Financial Officer since June 2011. Mr. Burgin has been Chief Financial Officer of Radcom, Ltd. (NASDAQ: RDCM), a service assurance provider, since 2006, and was CFO of XTL Biopharmaceuticals (TASE: XTL, Pink Sheets: XTLBY), a drug development company, from 1999 to 2006, where he took an active part in the process of listing its shares on the NASDAQ, London Stock Exchange, and TASE and in raising $113 million in four financing rounds. Between 1997 and 1999, he was CFO of YLR Capital Markets, a publicly-traded Israeli investment bank, and rose to become a Senior Manager at Kesselman & Kesselman, the Israeli member of PricewaterhouseCoopers International, Ltd, between 1984 and 1997. Mr. Burgin earned an M.B.A. and a B.A. in Accounting and Economics from Tel-Aviv University and is certified in Israel as a CPA. He will commence serving as Chief Executive Officer of BTI at the beginning of June 2012.

Prof. Abraham Hochberg, Chief Scientific Officer and Director

Professor Hochberg has served as BTI Chief Scientific Officer since December 2005 and as a member of the BTI board of directors since March 2006. He served as BTI Chairman of the Board of Directors between July 2006 and October 2009. Professor Hochberg has been a biochemist and molecular biologist in the Department of Biological Chemistry at the Hebrew University of Jerusalem for the past 48 years. Professor Hochberg is recognized as a world-leading expert on the H19 gene and is considered to have made many seminal contributions in the fields of imprinted genes, the H19 gene, the IGF2 gene and oncology. Professor Hochberg earned a Ph.D. in Molecular Biology, summa cum laude, from the Hebrew University of Jerusalem. He also holds a B.A. in Archeology from the Hebrew University of Jerusalem. As our technology is based on over 15 years of Prof. Hochberg’s research, he is qualified to serve on our Board by virtue of his unparalleled understanding of our business.

Monique Ben-Am, Vice President of Clinical Development

Ms. Ben-Am has been our VP Clinical Development since June, 2011 bringing with her over 25 years of experience in the pharmaceutical industry. Prior to joining BioCancell, Monique was Director of Global Operations Management & Resources, Global Clinical Operation, Global Innovative R&D at Teva Phamaceuticals, Ltd. (NASDAQ: TEVA, TASE: TEVA), where she managed an international group of Global Operations Managers responsible for multiple sclerosis, ALS, Parkinson's Disease, Crohn's Disease and oncology clinical trials. Previously, she was VP Clinical Affairs at TopSpin Medical Ltd., after many years with Novartis Pharma AG in Switzerland and the U.S. in a variety of positions. While working at Novartis' Oncology Business Unit, she managed and completed a number of clinical trials leading to the approval of the oncology blockbuster drug Glivec, the Glivec Expanded Access Program including over 7000 patients in 37 countries, and the Glivec International Patient Access Program (GIPAP) providing access to thousands of patients in the developing world. She holds a B.Sc. in Agriculture from the Hebrew University of Jerusalem, Israel, and an M.Sc. in Physiology and Pharmacology from the Tel Aviv University.

Dr. Patricia Ohana, Vice President of Research & Development

Dr. Ohana has served as our Vice President of Research & Development since June 2011, As such, she is in charge of R&D, operations and regulatory affairs. Dr. Ohana was previously our Vice President of Clinical Development and has been a biochemist and molecular biologist in the Department of Biological Chemistry at the Hebrew University of Jerusalem for the past 26 years. Dr. Ohana holds a Ph.D. in Biological Chemistry, a M.Sc. in Chemistry and a B.Sc. in Chemistry, each from the Hebrew University of Jerusalem.

Dr. Aharon Schwartz, Chairman of the Board of Directors

Dr. Schwartz has served as a director of BTI since November 2011, and as its Chairman since May 2012. He was employed with Teva Pharmaceutical Industries Ltd from 1975 until his retirement in 2011. His most recent titles included Vice President of Innovative Ventures, Vice President of Strategic Business Planning and New Ventures and Vice President of Teva’s Global Products Division, and he was the Vice President of Teva’s Copaxone Division from 1995 to 1999. From 1993 to 1995, Dr. Schwartz served as the Vice President of Business Development and Export Division and also served as the Head of the Pharmaceutical Division from 1989 to 1993. He is the Chairman of BioLineRX, and is a director at CBI, D-Pharm, MediWound and, CureTech. He holds a Ph.D. in Organic Chemistry from the Weizmann Institute, an M.Sc. in Chemistry from the Technion, and a B.Sc. in Chemistry and Physics from the Hebrew University of Jerusalem.

Ruben Krupik, Director

Mr. Krupik has served as a director of BTI since March 2011 , and was its Chairman between March 2011 and May 2012 . He is the Chief Executive Officer of CBI, and is a central figure in the strategic advancement of companies in Israel’s biomed industry. He is the Chairman of D-Pharm Ltd. (TASE: DPRM), CureTech Ltd., MediWound Ltd., Gamida Cell and Andromeda Biotech. An accomplished, multi-disciplinary industry executive, Mr. Krupik has been a key driver in the launch of numerous successful companies in the fields of medical technology, including Given Imaging (NASDAQ:GIVN). Mr. Krupik held several senior positions at Tadiran Telecommunication Group where he accrued extensive experience in high-tech management. He holds an LL.B. from Tel Aviv University and a B.A. in economics and political science from the Hebrew University of Jerusalem. Mr. Krupik is qualified to serve on our board of directors by virtue of his vast business knowledge and experience in the field of biotechnology startup firms.

Aviv Boim, Director

Mr. Boim has served as a director of BTI since August 2008. Mr. Boim previously served as Chief Executive Officer of Tikcro, and Orckit Communications Ltd., where he held the position of Chief Financial Officer for nearly ten years. Prior to joining Orckit, Mr. Boim was a banker with BT Alex. Brown Incorporated, an investment banking firm. Mr. Boim holds a B.A. and a M.A. in economics and management from Tel Aviv University and an L.L.B. from Tel Aviv University Law School. Mr. Boim currently serves on our board of directors as a representative, and is an affiliate, of Tikcro Mr. Boim is qualified to serve on our board of directors by virtue of his investment banking and finance knowledge and experience which are relevant to a company in our position.

Ofer Goldberg, Director

Mr. Goldberg has served as a director of BTI since March 2011. He is a Vice President at CBI and involved in the business strategy and development of technology of CBI’s portfolio companies, and was previously an analyst and equity funds manager. He serves on Boards of Directors of a number of biomed companies, including D-Pharm Ltd. (TASE: DPRM), Biokine Therapeutics Ltd., ProtAb Ltd., Vacciguard Ltd and Iluten Ltd. He holds an M.A. in Economics and Finance from Tel Aviv University and a B.Sc. in Physics and Mathematics from the Hebrew University of Jerusalem. Mr. Goldberg is qualified to serve on our board of directors by virtue of his experience in the field of biotechnology startup firms.

Hanoch Rappaport, Director

Mr. Rappaport has served as a director of BTI since November 2004. Mr. Rappaport serves as the Chief Financial Officer of the Provident Fund of the Employees of the Hebrew University of Jerusalem Ltd ("Provident"). Mr. Rappaport also served as corporate credit officer at Bank Hapoalim. Mr. Rappaport currently serves as Investment Manager at A. Heifetz & Co. Mr. Rappaport holds a B.A. in Economics and Political Science from Bar-Ilan University and an M.B.A. from the Tel Aviv International School of Management. Mr. Rappaport is qualified to serve on our board of directors by virtue of his finance knowledge and experience.

Orly Yarkoni, External Director Nominee

Orly Yarkoni has served as a director of BTI since January 2010, and is deemed independent under Israeli law and in accordance with Section 6.2 of our Amended and Restated Certificate of Incorporation. She has amassed over 20 years in the insurance industry, most recently as Chief Executive Officer of Yashir - I.D.I. Insurance Co., Ltd. She has served as a member of the Board of Governors of the Israeli Securities Authority, and currently serves as a director of Peninsula Finance, Ltd., Menorah Mivtachim Insurance, Ltd., Ma'ayanot Eden, Ltd. Plasto-Sac, Ltd. and Amot Investments, Ltd. Ms. Yarkoni holds a B.Sc. (cum laude) in Mathematics from the Hebrew University of Jerusalem, Israel, and is a member of the Israeli Association of Actuaries. Ms. Yarkoni is qualified to serve on our board of directors by virtue of her vast business knowledge and experience, especially with publicly-traded companies.

David Schlachet, External Director Nominee

David Schlachet has served as a director of BTI since January 2010, and is deemed independent under Israeli law and in accordance with Section 6.2 of our Amended and Restated Certificate of Incorporation. He was previously Chief Executive Officer of Syneron Medical Ltd., Managing Partner of Biocom (a venture capital fund specializing in the life sciences area), senior VP and Chief Financial Officer of Strauss Elite Holdings, VP Finance & Administration of the Weizmann Institute of Science, and Chief Executive Officer of the Weizmann Institute's technology transfer company, Yeda R&D Co. Ltd.

Mr. Schlachet serves as an independent director on the Board of the Tel Aviv Stock Exchange (TASE) and as a director and audit committee member of the TASE Clearing House. He is a director of Nasdaq-listed EzChip Semiconductor Ltd. and Syneron Medical Ltd., and of TASE-listed Taya Investments Ltd., Mazor Surgical Technologies Ltd. and Adgar Investments and Developments Ltd., as well as several privately-owned companies. He was previously active chairman of both Harel Capital Markets Ltd., and Elite Industries, Ltd. Mr. Schlachet holds an M.B.A in Finance from Tel-Aviv University, and a B.Sc. in Chemical Engineering from the Technion. Mr. Schlachet is qualified to serve on our board of directors by virtue of his vast business, scientific and finance knowledge and experience, particularly with biotechnology start-up companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which BTI was a party or is a party in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of BTI's total assets at year-end for the last two completed fiscal years; and

•	a director, executive officer, holder of more than 5% of BTI common stock or any member of their immediate family had or will have a direct or indirect material interest.

Filing of Registration Statement

In June 2010, BTI agreed to file a registration statement on Form S-1 (Registration Number 333-168378), to register securities held by CBI and Tikcro.  Under the terms of the agreement, the legal, accounting and registration costs of such filing were borne by CBI and Tikcro, without these stockholders waiving any claims they may have with regard to the registration.

Consultancy Services

As of July 2008, BTI entered into an agreement with Tikcro, whereby in exchange for consultancy services provided by it, BTI will pay Tikcro an annual amount of $30,000, 63,939 common shares and reimbursement of expenses.   A dispute developed between Tikcro and the Company regarding whether the aforementioned services were provided during the first year following the transaction. In November 2011, a general meeting of BTI’s stockholders approved a resolution of the dispute whereby BTI Company pay the cash equivalent of half of the annual consulting fee (approximately $31,380) in return for Tikcro agreeing to waive its demand for payment for the other half of this fee and any other demands it may currently have against BTI.

Private Placement – January, 2012

In January 2012, we executed a private placement to institutional and individual investors, including CBI, of 11,144,400 shares of common stock at a price of NIS 1 per share. CBI's investment in this private placement was NIS 8,199,400.

Contemplated Private Placement – July, 2012

On April 24, 2012, BTI's Board of Directors resolved to enter into a share purchase agreement with CBI, according to which, by July 30, 2012, the repayment date of loans received by BTI from CBI, Provident and Tikcro, pursuant to the unsecured convertible promissory notes that were signed between BTI and each of CBI, Provident and Tikcro on July 30, 2008, CBI will convert its unsecured promissory note (with a balance of $992,200) into shares of common stock of BTI, at a conversion rate of NIS 1 per share. In addition, CBI will pay Tikcro the balance of any unconverted portion (up to a maximum of $2,480,500) of Tikcro's promissory note, in lieu of BTI. In return for such payment by CBI, BTI will issue CBI shares of its common stock at a price per share of NIS 0.87 (the average closing price of BTI's shares of common stock on the Tel Aviv Stock Exchange during the 60 trading days prior to the aforementioned approval of the Board of Directors) (the "Private Placement"). The consummation of the Private Placement is subject, among other factors, to conversion in full by Provident of its unsecured promissory note (with a balance of $148,830) into shares of common stock of BTI. BTI had obtained an undertaking from Provident of its intention to convert its unsecured promissory note.

As part of the Private Placement, CBI, Tikcro and Provident (collectively, the "2008 Investors") will be entitled to adjustments in the terms and quantity of securities received in their private investment in BTI, consummated in July 2008, pursuant to contractual anti-dilution undertakings of BTI, as follows: (i) 437,589 shares of common stock will be issued to the 2008 Investors, reflecting a retroactive reduction of the price per share from NIS 1 to NIS 0.87 (the price per share in the Private Placement); (ii) The conversion price per share of shares of common stock underlying the convertible promissory notes will be retroactively reduced from NIS 1 to NIS 0.87, and a requisite number of shares will be issued to 2008 Investors converting their promissory notes; (iii) The exercise price of 6,280,783 warrants held by the 2008 Investors will be reduced from NIS 1 to NIS 0.87.

In addition, a number of unaffiliated investors (collectively, the "2012 Investors") will be entitled to an adjustment in the quantity of securities they received in their private investment in BTI, consummated in January 2012, pursuant to contractual anti-dilution undertakings of BTI, whereby they will receive an aggregate of 440,057 shares of Common Stock of BTI, reflecting a retroactive reduction of the price per share from NIS 1 to NIS 0.87. Should additional investors participate in the Private Placement, CBI will also be entitled to such an adjustment, and will receive an aggregate of 1,225,198 additional shares of common stock of BTI.

As a result, CBI will receive 4,292,691 shares of common stock upon conversion of its promissory note (including shares pursuant to anti-dilution undertakings relating to the promissory note), up to 10,731,726 shares of common stock as part of the Private Placement, and between 714,649 and 1,939,846 shares of Common Stock pursuant to anti-dilution undertakings relating to issued shares of Common Stock (in addition to the reduction of the exercise price of its warrants). Provident will receive 643,904 shares of common stock upon conversion of its promissory note (including shares pursuant to anti-dilution undertakings relating to the promissory note), and 73,270 shares of common stock pursuant to anti-dilution undertakings relating to issued shares of Common Stock (in addition to the reduction of the exercise price of its warrants). Tikcro will retain the right to convert its promissory note into up to 9,244,823 shares of common stock, in accordance with the terms of its promissory note. If Tikcro converts part of its promissory note and the Private Placement is consummated in order for CBI to repay the remaining portion in lieu of BTI, Tikcro will benefit from the retroactive reduction of the promissory note conversion price with respect to the converted shares.

As part of the Private Placement, CBI will be entitled to anti-dilution rights, whereby it will benefit retroactively from any price per share lower than that of the Private Placement at which BTI shall issue securities during 2012, and will be entitled to receive the requisite number of shares of BTI's common stock, except for investments totaling less than $1 million in which CBI is the sole investor. In addition, CBI will waive its contractual anti-dilution rights as a 2008 Investor, as of January 1, 2013. CBI will be entitled to transfer part or all of its entitlements and obligations per the Private Placement agreement to third parties.

At a special general meeting of BTI stockholders, scheduled to be held in July 2012, BTI stockholders will be requested to approve such Private Placement.

Executive Compensation

For more information regarding transactions in which BTI directors and executive officers had or will have a direct or indirect material interest, see “Beneficial Ownership of Securities”, “Compensation of Directors" and "Compensation of Executive Officers”.

COMPENSATION OF DIRECTORS

Members of BTI's Board of Directors who are external directors (as defined in our Amended and Restated Certificate of Incorporation) receive the fixed compensation established under Israeli regulations for directors not designated by BTI's Board as experts, NIS 31,700 (approximately $8,350) per annum, plus NIS 2,120 (approximately $560) per meeting (60% of such amount for participation via teleconference, and 50% of such amount for approving a written resolution).

Non-employee members of BTI's Board of Directors who are not external directors, and who have agreed to do so, receive compensation of NIS 1,800 (approximately $475) per meeting. No other directors receive any compensation for their service on BTI's Board of Directors.

The following table sets forth information regarding the compensation paid or accrued to each of BTI's directors and past directors who were not our employees and who agreed to receive payment during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total ($)
Doron Nevo	$3,229	—	$—	—	—	—	$3,229
Orly Yarkoni	19,643	—	5,669	—	—	—	25,312
David Schlachet	19,051	—	5,669	—	—	—	24,720
Hanoch Rappaport	6,000	—	—	—	—	—	6,000
Aviv Boim	$6,000	—	$—	—	—	—	$6,000

COMPENSATION OF EXECUTIVE OFFICERS

Our Compensation Committee evaluates and sets the compensation policies and procedures for our executive officers. Except as provided for in the employment agreements described below, annual reviews generally determine future salary and bonus amounts for our executive officers, as a part of the BTI's compensation procedures.

Summary Compensation Table

The following table sets forth the aggregate cash compensation paid during the 2011 and 2010 fiscal years to BTI's Chief Executive Officer and to BTI's executive officers other than BTI's CEO whose annual salary and bonuses exceeded $100,000 for the applicable years.

	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (1)	Nonqualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (1)		Total ($) (1)
Uri Danon Chief Executive Officer	2011	$167,318	$—	$—	$—	$—	$—	$74,445	(2)	$241,763
	2010	157,237	—	—	—	—	—	62,244	(2)	219,481
Abraham Hochberg (3) Chief Scientific Officer and Director	2011	137,743	7,905	—	—	—	—	41,560	(4)	187,20 8
	2010	132,260	5,125	—	—	—	—	40,023	(4)	177,408
Ira Weinstein (5) Chief Financial and Operating Officer	2011	84,887	—	—	—	—	—	33,229	(6)	118,116
	2010	129,363	—	—	—	—	—	46,593	(6)	175,956
Jonathan Burgin Chief Financial Officer	2011	75,760	—	—	—	—	—	30,343	(7)	106,103

(1)
All compensation received by BTI's executive officers is paid in NIS. For the purposes of completing this table, BTI converted each NIS denominated amount into U.S. dollars by multiplying the NIS amount by the representative exchange rate as it was published by the Bank of Israel on each date on which the compensation was calculated, so that no single conversion rate has been used.

(2)
The items described as All Other Compensation for Mr. Danon for the year ended December 31, 2011 include (i) $40,737 in expenses related to the use of a company car by Mr. Danon, (ii) $2,821 in expenses related to the use of a company cell phone by Mr. Danon, and (iii) $30,887 in social benefits for Mr. Danon. The items described as All Other Compensation for Mr. Danon for the year ended December 31, 2010 include (i) $36,090 in expenses related to the use of a company car by Mr. Danon, (ii) $8,121 in expenses related to the use of a company cell phone by Mr. Danon, and (iii) $18,033 in social benefits for Mr. Danon.

(3)	Prof. Hochberg receives compensation from BTI solely for his services as BTI's Chief Scientific Officer, and not in his capacity as a member of BTI's Board of Directors.

(4)
The items described as All Other Compensation for Prof. Hochberg for the year ended December 31, 2011 include (i) $22,627 in expenses related to the use of a company car by Prof. Hochberg, (ii) $3,297 in expenses related to the use of a company cell phone by Prof. Hochberg, and (iii) $15,636 in social benefits for Prof. Hochberg. The items described as All Other Compensation for Prof. Hochberg for the year ended December 31, 2010 include (i) $20,325 in expenses related to the use of a company car by Prof. Hochberg, (ii) $5,381 in expenses related to the use of a company cell phone by Prof. Hochberg, and (iii) $14,317 in social benefits for Prof. Hochberg

(5)	Mr. Weinstein’s employment with us ended on June 20, 2011

(6)
The items described as All Other Compensation for Mr. Weinstein for the year ended December 31, 2011 include (i) $20,203 in expenses related to the use of a company car by Mr. Weinstein, (ii) $660 in expenses related to the use of a company cell phone by Mr. Weinstein, and (iii) $12,365 in social benefits for Mr. Weinstein. The items described as All Other Compensation for Mr. Weinstein for the year ended December 31, 2010 include (i) $26,083 in expenses related to the use of a company car by Mr. Weinstein, (ii) $853 in expenses related to the use of a company cell phone by Mr. Weinstein, and (iii) $19,657 social benefits for Mr. Weinstein.

(7)
The items described as All Other Compensation for Mr. Burgin for the year ended December 31, 2011 include (i) $13,970 in expenses related to the use of a company car by Mr. Burgin, (ii) $844 in expenses related to the use of a company cell phone by Mr. Burgin, and (iii) $15,529 in social benefits for Mr. Burgin.

Outstanding Equity Awards at December 31, 2011

The following are all unexercised options, unvested shares of common stock and any other awards granted under the 2004 Stock Option Plan and 2007 Stock Option Plan held by any of BTI's named executive officers as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Uri Danon	450,000	-		$0.84	12/31/2019	-	-	-	-
Abraham Hochberg	120,000	-		$0.597	12/3/2018	-	-	-	-
Abraham Hochberg	2 6,25 0	3 3,75 0		$0.75	09/27/2021	-	-	-	-
Ira Weinstein	150,000	-		$0.36	06/20/2012	-	-	-	-
Jonathan Burgin	41,250	258,750		$0.78	09/27/2021	-	-	-	-

Employment Agreements

Uri Danon

Generally.   On October 18, 2009, BTI entered into an employment agreement with Mr. Uri Danon, pursuant to which he has served as BTI's Chief Executive Officer since November 1, 2009. Either BTI or Mr. Danon may terminate this agreement upon the provision of ninety days advance written notice to the other party expressing an intention to terminate the agreement. BTI also may terminate this agreement for cause, defined in the agreement as including the following on the part of Mr. Danon: (i) a material breach of any term of the agreement; (ii) any breach of Mr. Danon's fiduciary duties to BTI, including, without limitation, any material conflict of interest for the promotion of his benefit; (iii) fraud, felonious conduct or dishonesty; (iv) embezzlement of BTI funds; (v) any conduct which is materially injurious to BTI, monetary or otherwise; (vi) conviction of any felony; (vii) misconduct, gross negligence or willful misconduct in performance of duties and/or responsibilities assigned in the agreement; or (viii) refusal to perform the duties and/or responsibilities assigned in the agreement for any reason other than illness or incapacity, or disregard of any lawful resolution and/or instruction of the Board of Directors with respect to Mr. Danon's duties and/or responsibilities towards BTI. Mr. Danon will step down from his position with BTI at the end of May 2012.

Salary and Other Social Benefits.   The agreement provides Mr. Danon with a monthly salary of NIS 42,000 (approximately $11,840). His salary is subject to adjustment throughout the term of the agreement due to cost-of-living increases. BTI will also provide Mr. Danon with other social benefits such as a company car, a laptop computer, a cellular telephone, and pension and similar payments. BTI will reimburse Mr. Danon for reasonable expenses incurred by him in the course of his employment with BTI.

Bonuses.   Mr. Danon is entitled to receive a bonus at such time as BTI shall raise an aggregate amount of $10 million between January 30, 2010 and the termination of his employment with BTI, in any form, except for loans from financial institutions and grants under the auspices of the Israeli Ministry of Industry, Trade and Labor, such as Chief Scientist grants and bi-national funds. The amount of the bonus will be $100,000, subject to a deduction of a pro-rata portion based on  the funds raised provided by investors from which BTI has received funds or assets prior to January 30, 2010. Payment will be made in cash if more than $5 million in aggregate has been raised in equity offerings, or in stock options otherwise. As of  March 31, 201 2 , BTI has recorded a short-term liability of $84 thousand (approximately NIS 300 thousand) in respect of this agreement, based on the probability of this event occurring.

Non-Competition, Non-Solicitation and Confidentiality.   Under the terms of his employment agreement, Mr. Danon must refrain from competing with BTI during the term of his employment and for one year from the date of termination of his employment with BTI. Further, during his employment and for one year after his employment terminates, Mr. Danon may not offer or solicit any of the employees of BTI's subsidiary away from their dealings with BTI or BTI's subsidiary. He also must grant BTI all rights in any products that he develops during the course of his employment with BTI. In addition, Mr. Danon must maintain the confidentiality of all proprietary information of BTI that he receives through his employment with BTI.

Stock Option Grant.   Pursuant to the terms of Mr. Danon's employment agreement, BTI granted Mr. Danon options to purchase 450,000 shares of BTI's common stock at an exercise price of NIS 3.18 (approximately $0.86) per share, pursuant to the 2007 Stock Option Plan, which are fully vested .

Prof. Abraham Hochberg

Generally.   On December 1, 2005, BTI entered into an employment agreement with Professor Abraham Hochberg pursuant to which he serves as BTI's Chief Scientific Officer. Under the terms of this agreement, Professor Hochberg manages BTI's research and development activities and reports these activities to BTI's Board of Directors. BTI may terminate this agreement upon the provision of six months advance written notice. Professor Hochberg may terminate this agreement upon the provision of three months notice. BTI also may terminate this agreement for cause, meaning any of the following: (a) a material breach of Professor Hochberg’s obligations regarding confidentiality and non-competition, as set out in the agreement; (b) conviction of any felony involving moral turpitude affecting BTI; (c) any material breach of his employment agreement which has not been cured by him within 15 days after his receipt of notice from BTI, containing a description of the breach or breaches alleged to have occurred; (d) the habitual neglect or gross failure by Professor Hochberg to adequately perform the duties of his position; (e) any act of moral turpitude or criminal action connected to his employment with BTI; or (f) Professor Hochberg’s refusal to comply with or his violation of lawful instructions of BTI's CEO or Board of Directors. In addition, BTI may terminate this agreement in the event that Professor Hochberg is prevented from continuing his employment with BTI due to medical reasons for 90 consecutive days or for an aggregate of 120 days per fiscal year, but in the event of such termination, Professor Hochberg will be entitled to receive three months additional salary from BTI and also severance payments in accordance with the Israeli Severance Pay Law. Professor Hochberg must maintain the confidentiality of all of BTI's proprietary information that he receives through his employment with BTI. I n 2008 , BTI's Board of Directors approved the extension of Professor Hochberg's employment agreement for a period of three years following the termination of the initial term of three years. In 2011, BTI's Board of Directors approved the extension of Professor Hochberg's employment agreement for an additional period of three years.

Salary and Other Social Benefits.   The agreement provides Professor Hochberg with a monthly salary of $6,000, which was raised to $8,500 in July 2007 upon the approval of BTI stockholders. In October 2008, BTI's Board of Directors recommended that BTI stockholders restate Professor Hochberg’s salary at a fixed monthly rate of NIS 36,000 (approximately $10,100). His salary is subject to adjustment throughout the terms of the agreement due to increases in the Israeli Consumer Price Index. BTI also provides Professor Hochberg with other social benefits such as a company car. Professor Hochberg is entitled to participate in BTI's advanced studies fund and senior employees insurance as well as annual leave and convalescence pay and sick leave. BTI reimburses Professor Hochberg for reasonable expenses incurred by him in the course of his employment with BTI. On December 1, 2008, Professor Hochberg announced that in view of the global economic crisis, he agrees to reduce his monthly salary by 7.5%. Professor Hochberg received such reduced salary until April 1, 2010. On December 3, 2008, BTI stockholders approved the extension of the employment agreement and restatement of Professor Hochberg’s salary as an interested transaction under the Companies Law with a controlling stockholder, due to Professor Hochberg’s execution of an Irreversible Voting Agreement with several of BTI's other stockholders. In January 2012 , BTI stockholders approve d a three-year extension of the employment agreement of Professor Hochberg as BTI Chief Scientific Officer. This proposal was approved as an interested transaction as Professor Hochberg together with CBI and Tikcro h e ld more than 25% of the Company's voting rights at the time of the meeting ; thus, they were considered to be "controlling shareholders" under the provisions of the Israeli Companies Law for the purpose of approving related party transaction.

Bonuses.   Under the terms of his employment agreement, Professor Hochberg is entitled to an annual bonus, determined at the discretion of BTI's Chief Executive Officer, in consultation with our Board of Directors, and subject to applicable law. Because Professor Hochberg is one of BTI's significant stockholders, payment of this bonus is subject to the approval of BTI's audit committee, BTI's Board of Directors and BTI's stockholders.

In addition, Professor Hochberg receives a bonus of 7.5% of the amount of grants that BTI receives in which he is listed as the leading researcher in the research to be funded by such grants, and that are approved for our use by BTI's Board of Directors, other than grants provided by the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel.

Non-Competition and Non-Solicitation.   Under the terms of the employment agreement, Professor Hochberg may not offer or solicit any of BTI's employees or employees of BTI's subsidiary, consultants, customers, suppliers, distributors, agents or contractors away from their dealings with BTI or BTI's subsidiary during his employment and for 12 months after his employment terminates. Professor Hochberg has promised to cede to BTI all right, title and interest to any and all intellectual property created during his course of employment with BTI and has undertaken not to make use of it and not to compete with BTI for a period of twelve months after termination of his employment with BTI.

Agreement Regarding Allocation of Royalties With Yissum.  In accordance with the directives of the management of the Hebrew University of Jerusalem, any royalties that BTI pays pursuant to BTI's exclusive license agreement with Yissum are allocated as follows: 40% to Professor Hochberg; 20% to Professor Hochberg's research laboratory; and 40% to Yissum and the Hebrew University of Jerusalem.

Stock Option Grants. On October 22, 2008, BTI's Board of Directors approved the grant of options to purchase 120,000 shares of BTI's common stock at an exercise price of $0.597 per share. These options will vest in twelve equal quarterly portions. On December 3, 2008, the grant of these options to Professor Hochberg was approved by BTI's stockholders as an interested transaction under the Companies Law with a controlling stockholder due to Professor Hochberg’s execution of an Irrevocable Voting Agreement with several of our stockholders.  On July 27, 2011, BTI was informed by Professor Hochberg,  CBI and Tikcro that the First Voting Agreement and the Second Voting Agreement (as these terms are defined below) had been cancelled.

On August 7, 2011, BTI’s Board of Directors approved the grant of options to purchase an additional 60,000 shares of BTI’s common stock at an exercise price of NIS 2.85 per share. These options will vest such that 31.25% of the options vested immediately, and 6.25% vest in twelve quarterly portions.

On October 9, 2011, BTI’s Board of Directors approved the grant of options to purchase an additional 300,000 shares of BTI’s common stock at an exercise price of NIS 1.583 per share. These options will vest in 16 equal quarterly portions.

Jonathan Burgin

Generally. On February 21, 2011, BTI entered into an employment agreement with Mr. Jonathan Burgin pursuant to which he serves as BTI's Chief Financial Officer on a full-time basis. Either BTI or Mr. Burgin may terminate this agreement upon the provision of 90 days advance written notice to the other party expressing an intention to terminate the agreement. BTI also may terminate this agreement for cause, defined in the agreement as including the following on the part of Mr. Burgin: (i) A fundamental breach of Mr. Burgin's employment agreement on his part; (ii) Performance of any act that entitles BTI legally to dismiss him without paying him any severance pay in connection with such dismissal; (iii) A breach of Mr. Burgin's duty of good faith to BTI; or (iv) Intentional gross misconduct in the performance of Mr. Burgin's obligations in a manner that causes (or is likely to cause) material harm to BTI. Mr. Burgin will replace Mr. Danon as BTI's Chief Executive Officer at the beginning of June, 2012.

Salary and Other Social Benefits.   The agreement provides Mr. Burgin with a monthly salary of NIS 37,000 (approximately $10,200), to be increased to NIS 43,000 (approximately $11,850) upon the consummation of a public offering by BTI on a U.S. stock exchange that raises at least $10 million (an "IPO Event"). BTI also provides Mr. Burgin with other social benefits such as a company car, a laptop computer, a cellular telephone, and pension and similar payments. BTI will reimburse Mr. Burgin for reasonable expenses incurred by him in the course of his employment with BTI. Until an IPO Event, BTI has committed to pay Mr. Burgin an annual bonus of up to one monthly salary, the exact size of which will be determined by the achievement of pre-determined milestones by Mr. Burgin.

Non-Competition, Non-Solicitation and Confidentiality.   Under the terms of his employment agreement, Mr. Burgin must refrain from competing with BTI during the term of his employment and for one year from the date of termination of his employment with BTI. Further, during his employment and for one year after his employment terminates, Mr. Burgin may not offer or solicit any of BTI's employees or employees of BTI's subsidiary away from their dealings with BTI or our subsidiary. He also must grant BTI all rights in any products that he develops during the course of his employment with BTI. In addition, Mr. Burgin must maintain the confidentiality of all proprietary information of BTI that he receives through his employment with BTI.

Stock Option Grant.   Pursuant to the terms of Mr. Burgin's employment agreement, in 2011 BTI grant ed Mr. Burgin options to purchase 300,000 shares of BTI common stock at an exercise price of 2.90 NIS (approximately $0.80) per share, pursuant to our 2007 Stock Option Plan, of which options to purchase 220,000 shares will vest over the course of four years, and options to purchase 80,000 additional shares will vest only upon an IPO Event.

Ira Weinstein

Generally.   On May 1, 2007, BTI entered into an employment agreement with Mr. Ira Weinstein, pursuant to which he served as BTI's Chief Financial Officer and Chief Operating Officer on a full-time basis. Either side was able to terminate this agreement upon the provision of four months advance written notice to the other party expressing an intention to terminate the agreement. BTI was also able to terminate this agreement for cause, defined in the agreement as including the following on the part of Mr. Weinstein: (a) conviction of any felony involving moral turpitude affecting BTI; (b) action taken by Mr. Weinstein intentionally to harm BTI; (c) embezzlement of our funds; (d) falsification of records or reports; (e) ownership, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with BTI's products or services; (f) any breach of Mr. Weinstein’s fiduciary duties or duties of care to BTI (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by him within 15 days after his receipt of notice containing a description of the breach or breaches alleged to have occurred; (g) any material breach of his employment agreement which has not been cured by him within 15 days after his receipt of notice from BTI, containing a description of the breach or breaches alleged to have occurred; (h) any breach by Mr. Weinstein of his proprietary information, non-competition and assignment of inventions agreement with BTI; and (i) any other act or omission that constitutes “cause” under the laws of any jurisdiction in which the BTI conducts our business and in which Mr. Weinstein is employed at the time of such act.

On February 21, 2010, Mr. Weinstein notified BTI that he was resigning his position, as of June 20, 2011.  BTI appointed Mr. Jonathan Burgin in his place.

Salary and Other Social Benefits.   The agreement provided Mr. Weinstein with a monthly salary of 32,000 NIS (approximately $9,000). His salary was subject to adjustment throughout the term of the agreement due to cost-of-living increases. BTI also provided Mr. Weinstein with other social benefits such as a company car, a laptop computer, and pension and similar payments. BTI reimbursed Mr. Weinstein for reasonable expenses incurred by him in the course of his employment with BTI.

Non-Competition, Non-Solicitation and Confidentiality.   Under the terms of his employment agreement, Mr. Weinstein must refrain from competing with BTI during the term of his employment and for one year from the date of termination of his employment with BTI. Further, during his employment and for one year after his employment terminates, Mr. Weinstein may not offer or solicit any of BTI's employees or employees of BTI's subsidiary away from their dealings with BTI or our subsidiary. He also must grant BTI all rights in any products that he develops during the course of his employment with BTI. In addition, Mr. Weinstein must maintain the confidentiality of all proprietary information of BTI that he receives through his employment with BTI.

Stock Option Grant.   Pursuant to the terms of Mr. Weinstein's employment agreement, BTI granted Mr. Weinstein options to purchase 150,000 shares of BTI common stock at an exercise price of 1.27 NIS (approximately $0.35) per share, pursuant to the 2007 Stock Option Plan, vesting over the course of four years.

Insurance for Indemnification of Directors and Officers

BTI currently maintains directors' and officers' liability insurance to cover liabilities that BTI directors and officers may incur for any action taken as a director or officer or in any other joint venture, partnership or enterprise. The insurance policy provides coverage in an amount of $5,000,000 per claim or per the aggregate loss arising from all claims for each insurance period, and an additional coverage of up to $1,000,000 for legal expenses.

DESCRIPTION OF SECURITIES OF BIOCANCELL

The following summary description of the share capital BioCancell does not purport to be complete and is qualified in its entirety by reference to BioCancell's articles of association, a copy of which is attached as Annex C to this proxy statement/prospectus. Further, except as noted below, the following summary describes the share capital of BioCancell assuming that the reincorporation merger has already been effected.

The authorized share capital of BioCancell consist s of 250,000,000 ordinary shares, NIS 0.01 par value per share, approximately million of which will be issued and outstanding immediately following the reincorporation merger.

Ordinary Shares.  Holders of BioCancell ordinary shares are entitled to one vote per share on all matters on which holders of BioCancell are entitled to vote. Because holders of BioCancell ordinary shares do not have cumulative voting rights, the holders of a majority of the shares of BioCancell ordinary shares represented, in person or by proxy, at a meeting for the election of directors can elect all of the directors. All ordinary shares of BioCancell that will be outstanding upon completion of the reincorporation merger will be legally issued, fully paid and nonassessable. All BioCancell ordinary shares have equal rights as for the amounts paid for with respect to distribution of dividend, bonus shares and any other distribution.

Option to purchase BioCancell ordinary shares. Following the reincorporation merger, each outstanding option to purchase BTI Common Stock granted pursuant to the 2004 Stock Option Plan and the 2007 Stock Option Plan, will be converted into an option to purchase BioCancell Ordinary Shares under the 2011 BioCancell Compensation Plan, on similar terms.

Series 1 Warrants and Series 2 Warrants

Each Series 1 Warrant shall be exercisable into one ordinary share of BioCancell at an exercise price equal to NIS 3.69 (approximately $        ). Series 1 Warrants will be exercisable for a period of two years commencing on the date on which they are issued and until November 17, 2012. Series 1 Warrants which are not exercised until November 17, 2012 will be expired.

Each Series 2 Warrant shall be exercisable into one ordinary share of BioCancell at an exercise price equal to NIS 4.43 (approximately $       ). Series 2 Warrants will be exercisable for a period of four years commencing on the date on which they are issued until November 17, 2014. Series 2 Warrants which are not exercised until November 17, 2014 will be expired.

The exercise price of the Series 1 Warrants and the Series 2 Warrants will not be linked to the Israeli Consumer Price Index, or any currency.

Ordinary shares of BioCancell resulting from the exercise of the warrants will award their holder identical rights to those of the existing shareholders of BioCancell in effect on the date of exercise, including any dividend or other rights declared by BioCancell's Board of Directors, in effect on the exercise date or thereafter.

Until the expiration date of the Series 1 Warrants and the Series 2 Warrants, BioCancell will reserve a sufficient amount of ordinary shares to accommodate for the exercise of the warrants and, if required, increase in the registered share capital of BioCancell. In case of a modification of the par-value of BioCancell's ordinary shares, the number of ordinary shares to be issued upon the exercise of a warrant will be adjusted accordingly .

In the event of a voluntary liquidation of BioCancell, after satisfaction of liabilities to creditors, BioCancell's assets will be distributed to the holders of BioCancell ordinary shares in proportion to the nominal value of their respective holdings. Any existing warrant holders will be deemed as if they had exercised their entire amount of warrants in full, and will also be eligible to partake in the distribution, after taking into account a deduction of the exercise price of the warrants (unless a written notice is provided by a warrant holder regarding the waver of such right). BioCancell shall not, without the consent of 75% of the Series 1 Warrants and the consent of 75% of the Series 2 Warrants, in each case entitled to vote and present or represented at the respective meeting of the warrant holders, alter the applicable rights of the holder of ordinary shares and shall not issue a new type of stock (not including preferred shares) which is eligible to participate in the distribution in case of liquidation of BioCancell.

BioCancell shall not, without the consent of 75% the Series 1 Warrants and the consent of 75% of the Series 2 Warrants, in each case entitled to vote and present in a separate meeting of warrant holders, compromise with respect to any right or claim, and/or alter, amend, make an arrangement with respect to any of their rights or condition of the respective warrants.

A warrant which is not exercised by its expiration date shall not award its holder any right or claims against BioCancell, and shall expire on the aforementioned date. In order to issue the ordinary shares underlying the warrant, BioCancell will also need to receive from such warrant holder an allocation letter related to the warrant and an amount in cash equal to the number of warrants to be exercised multiplied by the exercise price of such warrants. The exercise notice cannot be cancelled by the warrant holder.

The warrant holder will be required, upon a request by BioCancell to sign on any document required under any law or BioCancell's articles of incorporation in order to validate the issuance of shares.

If the warrant holder did not comply with all the requirements required to issue the shares underlying the warrant, the exercise notice will be deemed cancelled and the exercise notice accompanied with the funds provided by the warrant holder to BioCancell will be returned to the warrant holder.

BioCancell will publish a notification regarding the upcoming expiration date of a series of warrants.

In any case of distribution of bonus stock, in respect to the holders of warrants not exercised at such date, the aggregate exercise price of each warrant will remain unchanged, however, the exercise price per share of common stock will decrease accordingly.

If BioCancell offers to its shareholders securities of any kind by way of rights issuance, the exercise price of the warrants shall not be adjusted; however, the number of ordinary shares to be issued pursuant the exercise of the warrant that have not been exercised on the record date that establishes the right to acquire rights in rights issuance, shall be adjusted according to the benefit component of the rights.

In case of a declaration of a cash dividend, the exercise price of ordinary shares to be issued pursuant the exercise of the warrant shall be adjusted by multiplying the ratio between the “X dividend” price and the closing price of the ordinary shares on the TASE on the last trading date prior to the "X dividend" date .

In the absence of effective registration of the ordinary shares underline the warrants, exercise of warrants shall not be made through the TASE Clearing House. Prior to each exercise, in the case of warrants held by a member of the TASE Clearing House, holder of warrants will be first required to certificate the warrants. This process may delay the issuance of the ordinary shares upon exercise. Ordinary shares shall be issued upon exercise pursuant to Regulation S under the Securities Act or other applicable exemption from registration and may be subject to resale restrictions.

Warrants replacing warrants issued in 2008 private placement

In connection with the Subscription and Registration Rights Agreements that we entered into with each of CBI, Tikcro and Provident on June 22, 2008, BTI issued warrants to each of CBI, Tikcro and Provident on July 31, 2008 to acquire up to 1,720,763, 4,301,906 and 258,114 shares of BTI common stock, respectively. These warrants are exercisable at any time prior to July 29, 2013 for a per share exercise price of NIS 1. The exercise price of the warrants is subject to certain anti-dilution adjustments; see “—Anti-Dilution Adjustments” below.

In connection with the reincorporation merger, we will issue new warrants in exchange of BTI warrants exercisable into BioCancell ordinary shares for each warrant holder who shall consent to such exchange. The new warrants will bear the same terms as the exchanged warrants as detailed above.

Warrants replacing warrants issued in 2010 private placement

In connection with a private placement BTI consummated in March 2010, BTI issued warrants to private investors to acquire up to      shares of BTI common stock. These warrants are exercisable at any time prior to           for a per share exercise price of NIS 4.25.

In connection with the reincorporation merger, we will offer each of the private investors the right to convert the warrant held by it to a new warrant of BioCancell with the same terms exercisable into BioCancell ordinary shares. In the event a certain warrant holder does not exercise its right, such warrant holder shall maintain the right to exercise the BTI warrant and to receive upon exercise shares of BTI common stock.

Anti-Dilution Rights

Pursuant to the terms of the Subscription and Registrations Rights Agreements dated June 22, 2008 that BTI entered into with, and the convertible debenture and warrants that BTI issued to, CBI, Tikcro and Provident, until such time as BTI has raised equity financing in excess of $15,000,000 (excluding any amounts invested by CBI, Tikcro and Provident), if BTI issues any securities to any party for a per share purchase price, conversion price or exercise price, as applicable, less than any of the per share purchase price, conversion price or exercise price paid or payable for the shares of BTI common stock, convertible debentures or warrants, respectively, issued to CBI, Tikcro and Provident in the transaction, BTI will be (i) obligated to issue an additional number of shares of its common stock such that the number of shares originally issued to CBI, Tikcro and Provident at the closing plus such number of additional of shares of BTI common stock equal the number of shares of BTI common stock that would have been issued at the price at which we sold the securities such subsequent issuance for the purchase price paid at the closing for shares of BTI common stock, and (ii) the conversion price of convertible debentures and the exercise price of the warrants shall be reduced to equal the price at which BTI securities were sold in such subsequent issuance. These adjustment provisions do not apply to securities issued to BTI directors, officers, employees or consultants pursuant to awards under BTI stock option plans approved by BTI board of directors, securities issued upon a stock split, recapitalization, reclassification or dividend with respect to BTI capital stock, securities issued upon the exercise of options and warrants outstanding at the closing, or up to 15% of BTI capital stock issued by us in connection with an acquisition approved by BTI board of directors.

These agreements with CBI, Tikcro and Provident also provide that, until such time as BTI has raised equity financing in excess of $15,000,000 (excluding any amounts invested by CBI, Tikcro and Provident), in the event that BTI issued any type of security including, but not limited to, any type of debt, warrant or equity securities the terms more favorable than those applicable to the securities issued to CBI, Tikcro and Provident, then, at the option of the CBI, Tikcro and Provident, the securities issued to those parties shall be construed as containing the more favorable terms afforded to such third party, as though such terms were previously provided herein retroactively from the closing date. Furthermore, if BTI issues convertible debentures which are publicly traded, the CBI, Tikcro and Provident have the right to have their convertible debenture exchanged for such publicly traded convertible debentures in an amount equal to the outstanding principal amount of their respective convertible debenture at that time.

The new warrants to be issued by BioCancell upon the consummation of the reincorporation merger will include similar anti dilution and most favored nations terms. As part of the contemplated private placement described in "Certain Relationships and Related Parties" above, CBI has committed to waive its anti dilution and most favored nation rights as of December 31, 2012. Provident and Tikcro are also not expected to benefit from such rights after this date, as $15,000,000 in aggregate is expected to have been raised (exclusive of sums invested by Provident and/or Tikcro) since July 2008, causing the aforementioned rights to expire.

BioCancell 2011 Compensation Plan

BioCancell's board of directors adopted on December 19, 2011 a stock option plan (the "Plan") to allocate Ordinary Shares of BioCancell to its, and of its affiliated companies (as such term is defined under the Plan), directors, officers, employees and consultants (the "Grantees"). The Plan is administered by BioCancell's Board of Directors or a committee that was designated by the board of directors for such purpose (the "Administrator").

Under the Plan, BioCancell may grant options to purchase Ordinary Shares ("Options") under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the ITO, and granted under the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be ("Approved 102 Capital Gains Options"). The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO ("Approved 102 Earned Income Options"). The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period) ("Unapproved 102 Options"); and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO ("Section 3(i)").

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to BioCancell employees and directors and the grant of Options under Section 3(i)are granted to BioCancell consultants, and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a relative, (i) the right to at least 10% of the company's issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company's issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company's profits; or (iv) the right to appoint a company's director).  Grantees who are not Israeli residents may be granted Unapproved 102 Options or Section 3(i) Options under the Plan.

Approved 102 Capital Gains Option and/or Approved 102 Earned Income Options may be granted only following the laps of 30 days from the filings required by the ITO and the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 2003  have been made with the Israeli Tax Authority.

BioCancell, in its sole discretion, shall elect under which of the above first three tax tracks, the Options be granted and shall notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.

The number of Ordinary Shares authorized to be issued under the Plan will be proportionately adjusted for any increase or decrease in the number of Ordinary Shares issued as a result of a bonus share, change in BioCancell capitalization (split, combination, reclassification of the stock or other capital change), issuance of rights to purchase Ordinary Shares or payment of a stock dividend. BioCancell will not allocate fraction of Ordinary Shares and the number of Ordinary Shares shall be rounded up to the closest number of Ordinary Shares.

Also, in the event of a (i) merger or consolidation in which BioCancell is not the surviving entity or pursuant to which the other company becomes BioCancell’s parent company or that pursuant to which BioCancell is the surviving company but another entity holds 50% or more of BioCancell voting rights, (ii) an acquisition of all or substantially all of BioCancell Ordinary Shares, (iii) the sale of all or substantially all of BioCancell assets, or (iv) any other event with a similar impact, BioCancell may exchange all of its outstanding Options granted under the Plan that remain unexercised prior to any such transaction for options to purchase shares of the Company (or of an affiliated company) following the consummation of such transaction.

Unless otherwise determined by the Administrator, the exercise price of an Option granted under the Plan will be the average of the market price of the Company's Ordinary Shares during the 22 business days prior to the date on which the board of directors authorized the grant of Options; provided, however, that such exercise price cannot be lower than the par value of the stock, or the market price at the close of the trading day at which it was granted by the board of directors. The exercise price will be specified in the grant letter every Grantee received from the Company in which the Grantee notifies of the decision to grant him/her Options under the Plan. If  the Company declares dividends, the exercise price will be adjusted downward by the dividend amount.

Unless otherwise determined by the Administrator, the Options granted under the Plan may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. The Options may be exercised until the end of the Option Term (as defined below) and as long as the Grantee is employed by the Company (or by an affiliated company), or provides service for the Company (or affiliated company).

The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the Plan or any portion of which will vest.

Unless otherwise determined by the Company's board of directors, all Options granted under the Plan will expire ten years following the date of grant, unless terminated earlier (the "Option Term").

Unless otherwise determined by the Administrator, in the event that the Grantee's employment was terminated, either for cause of not for cause, the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the Plan. The portion of the Options that had not vested at such date, will be forfeited and can be re-granted according to the terms of the Plan.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

In the event that the reincorporation merger is not consummated, stockholders may submit proposals to be included in BTI proxy materials on matters appropriate for shareholder action at subsequent annual general meetings of our stockholders. For inclusion in our proxy materials, a proposal must be received by BTI no later than 120 days prior to the anniversary of the date of the prior year’s proxy statement, in accordance with Rule 14a-8 promulgated under the Exchange Act. If a stockholder wishes to present a proposal at BTI annual general meeting and the proposal is not intended to be included in our proxy materials, the stockholder must submit such proposals in writing to BTI not later than 45 days prior to the first anniversary of the mailing of the prior year’s proxy statement, consistent with Rule 14a-4 under the Exchange Act.

In order for BTI to receive notice by the stockholder a reasonable time before it mails its proxy materials, any stockholder who intends to present a proposal to be included in the proxy materials for the annual general meeting in 2012 must deliver a written copy of the proposal to BTI’s principal executive offices no later than the close of business on       , 2012. For submission of proposals for discretionary voting (not intended to be included in our proxy materials), a stockholder must give notice of such a proposal no later than the close of business on       , 2012, referred to as the discretionary vote deadline. If a stockholder gives notice of such a proposal after the discretionary vote deadline our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2012 annual general meeting of stockholders.

OTHER BUSINESS

The board of directors does not presently intend to bring any other business before the special general meeting, and, so far as is known to the board of directors, no matters are to be brought before the special general meeting except as specified in this proxy statement/prospectus. As to any business that may properly come before the special general meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel Aviv, Israel.

EXPERTS

The consolidated financial statements in U.S. GAAP of BioCancell Therapeutics, Inc. (a Development Stage Company), as of December 31, 201 1 and 20 10 , and for each of the years in the three-year period ended December 31, 201 1 , and for the cumulative period from October 1, 2004 (inception of operations) through December 31, 201 1 , have been included herein, in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 201 1 U.S. GAAP based consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The IFRS (IASB) consolidated financial statements of BioCancell Therapeutics, Inc. as of December 31, 201 1 and 20 10 , and for each of the years in the three-year period ended December 31, 201 1 , have been included herein, in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 201 1 IFRS (IASB) based consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

BioCancell has filed a registration statement on Form F-4 under the Securities Act with the SEC with respect to the BioCancell ordinary shares to be issued to BTI stockholders in the reincorporation merger. This proxy statement/prospectus constitutes the prospectus of BioCancell filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

In addition, BTI files annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the SEC at:

100 F Street, N.E.
Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a Website that contains reports, proxy statements and other information regarding BTI. The address of the SEC web site is http://www.sec.gov.

You may also obtain these documents from BTI’s website, http://www.biocancell.com, or by requesting them in writing or by telephone from BTI at the following addresses:

BioCancell Therapeutics Inc.
Beck Science Center
8 Hartom St . , Har Hotzvim
Jerusalem 97775, Israel
Tel: +972 (2) 548-6555

To obtain timely delivery of such documents, stockholders must request the information no later than ten business days before the special general meeting.

You should rely only on the information contained in this proxy statement. No one has authorized anyone to provide you with information that is different from or in addition to the information contained in this proxy statement/prospectus.

Information on BTI's Web Site

Information on BTI Internet web site is not part of this document and you should not rely on that information in deciding whether to approve the reincorporation merger, unless that information is also in this proxy statement/prospectus.

 THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN OR IN THE AFFAIRS OF BTI SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

BioCancell Therapeutics, Inc. and Subsidiary (Development Stage Company) Consolidated Financial Statements as of March 31, 2012 (Unaudited)

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2012	2011
	U.S. dollars in thousands
Current assets
Cash and cash equivalents	$1,585	$240
Receivable from Chief Scientist and BIRD Foundation	192	16
Prepaid expenses	517	499
Other current assets	332	53

Total current assets	2,626	808

Long-term assets
Deposits in respect of employee severance benefits	294	263
Other assets	14	267

Total long-term assets	308	530

Property and equipment, net of $200 thousand
and $186 thousand accumulated depreciation as of
March 31, 2012 and December 31, 2011, respectively	61	66

Total assets	$2,995	$1,404

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Balance Sheets (Unaudited)

		March 31,	December 31,
		2012	2011
	Note	U.S. dollars in thousands
Current liabilities
Accounts payable 1		$207	$319
Accrued expenses 2		818	815
Accrued vacation pay		88	76
Employees and related liabilities		197	187
Liability to BIRD Foundation		400	400
Liability for commission to underwriters		2	8
Convertible notes payable	2,3	1,303	2,189

Total current liabilities		3,015	3,994

Long-term liabilities
Liability for employee severance benefits		333	308
Warrants to noteholders	2	308	603

Total long-term liabilities		641	911

Stockholders' equity (deficit)
Common stock, $0.01 par value per share (150,000,000 and 65,000,000 shares authorized as of March 31, 2012 and December 31, 2011, respectively, and 39,389,090 and 26,685,022 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively)
		392	266
Additional paid-in capital		29,750	24,646
Accumulated other comprehensive income		336	335
Accumulated deficit		(31,139)	(28,748)

Total stockholders' equity (deficit)		(661)	(3,501)

Total liabilities and stockholders' equity		$2,995	$1,404

1 The amount recorded as of December 31, 2011 includes $8 thousand to a related party.

2 The amounts recorded as of March 31, 2012 and December 31, 2011 include $103 thousand and $88 thousand, respectively, to a related party.

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

			Cumulative
			from October 1,
			2004 (inception)
	Three month period ended		through
	March 31, 2012	March 31, 2011	March 31, 2012
	U.S. dollars in thousands
	(except share and per share data)
Research and development expenses	$923	$690	$18,328

Less: Chief Scientist, BIRD Foundation and
other grants	(176)	(61)	(3,001)

Research and development expenses, net	747	629	15,327
General and administrative expenses1	449	512	10,831

Operating loss	1,196	1,141	26,158

Interest income, net	(13)	(21)	(28)
Gain from marketable securities, net	-	-	(6)
Interest on convertible notes and discount amortization2	1,541	227	3,936
Loss (gain) on revaluation of warrants	(308)	444	(1,789)
Loss (gain) on revaluation of liability for commission to underwriters	(6)	15	(281)
Other financing income, net	(19)	(28)	(278)

Net loss	2,391	1,778	27,712
Other comprehensive loss (income)

Foreign currency translation adjustment loss (gain)	(1)	1	(336)

Comprehensive loss	2,390	1,779	27,376

Basic net loss per share	$0.07	$0.07	$1.90
Diluted net loss per share	$0.07	$0.07	$1.81

Weighted-average common shares used in computing basic net loss per share	36,031,544	26,387,276	14,561,338
Weighted-average common shares used in computing diluted net loss per share	36,031,544	26,387,276	16,289,264

1
The amounts recorded for the three month period ending March 31, 2012 and for the three month period ending March 31, 2011 and for the cumulative period include $15 thousand, $15 thousand and $268 thousand, respectively, to a related party.

2
The amounts recorded for the three month period ending March 31, 2012 and for the three month period ending March 31, 2011 and for the cumulative period include $88 thousand, $91 thousand and $512 thousand, respectively, to a related party.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Cash Flows (Unaudited)

			Cumulative
			from October 1,
			2004 (inception)
	Three month period ended		through
	March 31,	March 31,	March 31,
	2012	2011	2012
	U.S. dollars in thousands
Net loss	$(2,391)	$(1,778)	$(27,712)

Adjustments to reconcile net loss to net cash flows from
operating activities:
Income and expenses not involving cash flows:
Increase in liability for employee severance benefits, net of deposit	16	38	323
Fair value adjustment of marketable securities	-	-	133
Depreciation	7	8	189
Stock-based compensation	50	161	2,396
Revaluation of short - term deposits	-	(5)	-
Loss (gain) on revaluation of warrants	(308)	444	(1,789)
Accrued interest and amortization of discount to notes
payable, and exchange difference thereon	1,431	174	3,522
Loss (gain) on revaluation of liability for commission to underwriters	(6)	15	(281)
Changes in assets and liabilities:
Increase in other current assets	(273)	(20)	(329)
Decrease (increase) in prepaid expenses	(4)	32	(511)
Decrease (increase) in Chief Scientist and BIRD Foundation receivable	(173)	93	(119)
Investment in marketable securities (trading)	-	-	(7,883)
Proceeds from marketable securities (trading)	-	-	5,970
Decrease in severance pay deposits	(23)	(22)	(271)
Increase in other assets	257	(2)	(21)
Increase (decrease) in accounts payable	(119)	49	202
Increase in employees and related liabilities	5	36	222
Decrease in accrued vacation pay	10	16	55
Increase in liability to BIRD Foundation	11	70	425
Increase (decrease) in accrued expenses	(20)	101	786

Net cash used in operating activities	(1,530)	(590)	(24,693)

Cash flows from investing activities:

Investment in marketable securities (trading)	-	-	(921)
Proceeds from marketable securities (trading)	-	-	3,173
Proceeds from deposits, net	-	-	163
Sale of property and equipment	-	-	1
Acquisition of property and equipment	-	(5)	(237)

Net cash provided by (used in) investing activities	$-	$(5)	$2,179

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Cash Flows (Unaudited) (cont’d)

			Cumulative
			from October 1,
			2004 (inception)
	Three month period ended		through
	March 31,	March 31,	March 31,
	2012	2011	2012
	U.S. dollars in thousands
Cash flows from financing activities:
Issuance of common stock, net of issuance expenses	$2,843	$-	$20,862
Exercise of stock options and warrants	-	-	181
Payment of deferred stock issuance costs	-	17	(178)
Issuance of Series A convertible preferred stock	-	-	2,118
Payments of debtors for shares	-	-	473
Issuance of Series 1 option warrants	-	-	772
Issuance of Series 2 option warrants	-	-	1,028
Receipt of grant from Chief Scientist	-	-	2
Repayment of stockholder loans	-	-	360
Purchase of treasury stock	-	-	(4,951)
Sale of treasury stock	-	-	1,568
Convertible notes payable	-	-	176
Warrants to noteholders	-	-	1,829

Net cash provided by financing activities	2,843	17	24,240

Effect of currency exchange rate on cash	32	(16)	(141)

Increase (decrease) in cash and cash equivalents	1,345	(594)	1,585
Cash and cash equivalents at beginning of period	240	3,487	-

Cash and cash equivalents at end of period	$1,585	$2,893	$1,585

Supplemental disclosures of cash flow information:

Interest paid on Convertible Notes Payable	91	91	455

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Cash Flows (Unaudited) (cont’d)

			Cumulative
			from October 1,
			2004 (inception)
	Three month period ended		through
	March 31,	March 31,	March 31,
	2012	2011	2012
	U.S. dollars in thousands
Conversion of stockholder loans	$-	$-	$360

Issuance of common stock to founders	$-	$-	$43

Issuance of option warrants to underwriters	$-	$-	$358

Exercise of stock options by Company consultants	$-	$-	$1

Conversion of series A convertible preferred stock to common stock	$-	$-	$33

Liability for commission to underwriters	$-	$-	$277

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 1 – Business and Summary of Significant Accounting Policies

A.
BioCancell Therapeutics, Inc. (hereafter "the Parent") was incorporated in the United States as a private company under the laws of the State of Delaware on July 26, 2004 and commenced operations on October 1, 2004.

B.
The principal activities of the Parent and its subsidiary in Israel, BioCancell Therapeutics Israel Ltd. (the "Subsidiary"), (hereafter collectively referred to as “the Company”) are research and development of drug-candidates for the treatment of various cancer types.  The leading drug-candidate developed by the Company, BC-819 has been successfully tested for a number of cancer types in pre-clinical animal studies and clinical trials. The Company is now performing a Phase IIb clinical trial on pancreatic cancer patients, a Phase IIb clinical trial on bladder cancer patients and Phase I/IIa clinical trial on ovarian cancer patients. The Company is evaluating indications for the possible use of this drug, and others under development, to treat other types of cancer.

The Company is in the development stage. Therefore, there is no certainty regarding the Company’s ability to complete the product’s development, receipt of regulatory permits, alternative treatments or procedures that may be developed, and success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including the receipt of interim financing and achieving operational profitability in the future. The Company has not generated any revenues since its inception and has incurred substantial losses and expects that it will operate at a loss over the coming years, as it does not expect to generate any revenue from operations in the near term. The Company believes that it has sufficient cash to meet its planned operating needs until July 2012, based on its current cash position. In addition, if the Convertible Notes Payable would not be converted by July 30, 2012, the Company would need to pay a total of $3,621,000 at that time.
 The Company is undertaking activities to raise further capital for repayment of the convertible notes payable and to ensure future operations although there are substantial doubts as to the ability of the Company to continue operating as a “going concern”. It is not possible to estimate the final outcome of these activities. These financial statements do not include any adjustments to the value of assets and liabilities and their classification, which may be required if the Company cannot continue operating as a “going concern”. As to current financing efforts, see Note 6 - Subsequent Events.

The biotechnology industry is characterized by strong competition, resulting from the risk of frequent technological changes.  Entry into this market requires the investment of considerable resources and continuous development. The Company's future success is dependent on several factors, including the quality of the Company's technology, the product's price, and the creation of an advantage over the competition.

C.
The Company's research and development activities are carried out by its Subsidiary primarily through a laboratory research team at the Hebrew University in Jerusalem. The Hebrew University laboratory is managed by the Chief Scientist of the Company, who is a related party. All of the Company’s net assets are located in Israel.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 1 – Business and Summary of Significant Accounting Policies (cont'd)

D.
In December 2011, the Company's board of directors instructed management to advance toward a restructuring, whereby the Company would become an Israeli company, through a reverse triple merger.  In order to carry out the process, prospectuses were filed with the authorities in the U.S. and Israel.  The restructuring is subject (after final approval by the Company's board of directors) to various conditions precedent, including the obtaining of regulatory approvals in Israel and the U.S., issuance of final disclosure documents in Israel and the U.S., and obtaining approval from a general meeting of the holders of the shares and traded options of the Company.  Therefore, it is not certain that it will be possible to complete the restructuring.  As a result of the merger, no change is expected in the Company's operations, nor in the interests of the existing shareholders, nor any material change in the financial statements.

E.
Basis of Presentation

The accompanying consolidated financial statements include the accounts of BioCancell Therapeutics, Inc. and its subsidiary and are presented in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation.
The Company also files Hebrew language, New Israel Shekel-based financial statements, prepared in accordance with International Financial Reporting Standards (IFRS), with the TASE.

The accompanying unaudited consolidated financial statements were prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC for interim financial information and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments which are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the interim financial statements have been included. Nevertheless, these financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Consolidated Financial Statements for the year ended December 31, 2011. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

F.
Development-Stage Enterprise

The Company’s principal activities to date have been the research and development of its products and the Company has not generated revenues from its planned, principal operations.  Accordingly, the Company’s financial statements are presented as those of a development stage enterprise.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 1 – Business and Summary of Significant Accounting Policies (cont’d)

G.	Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting periods. Actual results may differ from such estimates.
Significant items subject to such estimates and assumptions include the valuation of derivative instruments, deferred tax assets, convertible notes payable, liability for commission to underwriters and stock options.  The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

H.	Derivative Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company carries its derivatives at fair value on the balance sheet and recognizes any subsequent changes to fair value in earnings.
The Company issued derivative instruments in the form of warrants to purchase an aggregate of up to 6,280,783 shares of common stock  as part of the financing described in Note 3 below. The warrants have been recorded as a liability, at fair value, and changes in the fair value of the instruments are included in the Statement of Operations under the caption “Revaluation of warrants”.

I.	Net Loss Per Share

Basic net loss per share (EPS) is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares plus dilutive potential common stock considered outstanding during the period. Diluted net loss per share for the cumulative period from inception through March 31, 2012, included the warrants to private investors, as they have a dilutive effect.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 1 – Business and Summary of Significant Accounting Policies (cont’d)

I.            Net Loss Per Share (cont’d)

The following table summarizes the securities (including those issuable pursuant to contingent stock agreements) that could potentially dilute basic EPS in the future and were not included in the computation of basic and diluted EPS, as their effect would have been anti-dilutive.

			Cumulative
			from October 1,
			2004 (inception)
	Three month period ended March 31,		to March 31,
	2012	2011	2012
Series 3 Warrants	2,817,485	2,817,485	2,817,485
Series 4 Warrants	2,817,485	2,817,485	2,817,485
Warrants to underwriter	612,974	612,974	612,974
Convertible notes payable	10,882,840	4,078,212	10,882,840
Shares underlying accrued interest on
convertible notes payable	2,614,601	979,790	2,614,601
Warrants to private investors	10,438,283	10,438,283	10,438,283
Stock options to employees,
Directors and consultants under
Stock Option Plans	3,094,000	2,475,746	3,094,000

	33,277,668	24,219,975	33,277,668

Note 2 – Fair Value Measurements

The Company measures fair value representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company recorded a financing gain of approximately $308 thousand and a financing loss of $444 thousand for the three months ended March 31, 2012 and 2011, respectively, and a financing gain of $1,789 thousand for the development stage period, resulting from revaluation of warrants to shareholders, which have been recorded in the Statement of Operations.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

 Note 2 – Fair Value Measurements (cont’d)

1.	Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair value measurement at reporting date using
		Quoted
		Prices
		in Active	Significant Other Observable
		Markets for Identical		Significant Unobservable
	March 31, 2012	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Description	U.S. dollars in thousands
Warrants to noteholders	$308	$-	$-	$308

Liability for commission to underwriters	2	-	-	2

Total Liabilities	$310	$-	$-	$310

		Fair value measurement at reporting date using
		Quoted
		Prices
		in Active	Significant Other Observable
		Markets for Identical		Significant Unobservable
	December 31, 2011	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Description	U.S. dollars in thousands
Warrants to noteholders	$603	$-	$-	$603

Liability for commission to underwriters	8	-	-	8

Total Liabilities	$611	$-	$-	$611

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 2 – Fair Value Measurements (cont’d)

2.	The assumptions used in the fair value calculation for the Warrants and Convertible Notes Payable were as follows:

	As of	As of	As of
	March 31,	March 31,	December 31,
	2012	2011	2011
Market price of underlying stock	0.757 NIS	2.607 NIS	1.097 NIS
Exercise price	*1 NIS	$0.716	$0.716
Continuously compounded risk-free interest rate for
the debt feature of the Convertible Notes Payable	0.10%	0.47%	0.07%
Continuously compounded risk-free interest rate for
Warrants	0.273%	0.96%	0.12-0.19%
Continuously compounded annual dividend rate	0%	0%	0%
Time in years until the expiration of the Convertible
Notes Payable	0.33 years	1.33 years	0.58 years
Time in years until the expiration of the Warrants	1.33 years	2.33 years	1.58 years

Implied volatility for the underlying stock	38.13-46.37%	61.41%	56.08-60.94%

* See Note 5 – Significant Events During the Period

An increase in the price of the common stock and volatility, among other factors, increases the value of the warrants and thus increases the loss (or decreases the profit) in the statement of operations. Conversely, a decline in the price of the common stock would decrease the value of the warrants and thus decrease the loss (or increase the profit) in a gain in the statement of operations.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 2 – Fair Value Measurements (cont'd)

3.	The following table presents the Company’s activity for liabilities measured at fair value using significant unobservable inputs (Level 3), for the three months ended March 31, 2012 and 2011:

A. Warrants to noteholders and liability for commission to underwriters:

Level 3
U.S. dollars
in thousands
Balance at January 1, 2012	611
Gain from revaluation, included in the statement of operations for the three months ended March 31, 2012	(314)
Adjustment for foreign currency translation differences	13

Balance at March 31, 2012	310

Balance at January 1, 2011	1,626
Gain from revaluation, included in the statement of operations for the three months ended March 31, 2011	459
Adjustment for foreign currency translation differences	42

Balance at March 31, 2012	2,127

B. Convertible Notes Payable:

The Company has outstanding convertible notes payable, of which the fair values have been determined using the Binomial model. Carrying amounts and the related estimated fair value of the convertible notes payable are as follows:

	March 31, 2012		December 31, 2011
U.S. dollars in thousands
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Convertible notes payable	$1,303	$2,584	$2,189	$2,722

The carrying amount represents the face value of any unamortized discounts. For changes that occurred during the period see Note 3.

Note 3 – Convertible Notes Payable

In July 2008, the Company carried out private placements with institutional investors (the “Investors”), whereby 3 investors received an aggregate amount of 1) 1,222,780 shares of common stock (at a price of 59.7 cents per share) (the “Common Shares”), 2) non-registered convertible notes payable (the “Convertible Notes Payable”) convertible into an aggregate of up to 5,058,002 common shares (at a conversion  price of 71.6 cents per share) and 3) non-registered warrants (the “Warrants”) to purchase an aggregate of up to 6,280,783 shares of common stock (at a price of 71.6 cents per share) exercisable for 5 years. The Company's gross proceeds from the private placements were approximately $3.650 million (NIS 12.662 million). As long as they are not converted, the Convertible Notes Payable bear dollar - linked interest of 10% per annum, to be added to the principal (and considered as part of the principal for the purposes of conversion) for the first nine quarters and paid quarterly thereafter, for the remaining seven quarters.

The Convertible Notes Payable were initially classified as long-term liabilities and were recorded at their initial relative fair value. The Convertible Notes Payable are presented net of unamortized discounts for the portions allocated to the Warrants, Common Shares and the beneficial conversion feature inherent in the instrument. The interest due on the Convertible Notes Payable accrued to the value of the instrument, until October 2010 at which point, the Company commenced paying the interest, as described above. The Convertible Notes Payable are due, if not earlier converted, in July 2012, therefore they have been classified as current liabilities as of March 31, 2012.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 3 – Convertible Notes Payable (cont'd)

The Company amortized the discounts on the Convertible Notes Payable over the period from the issuance date, July 30, 2008, until January 24, 2012 the date of the private placement, as described in Note 5 . The Company recognized approximately $1,460,000 in amortization of the discount from 2008 using the effective interest method.

Following the  abovementioned private placement , the decrease in share price led to invoking certain adjustment formulae. Consequently, the exercise price of the warrants received by the 2008 Investors was changed from $0.716 per share to NIS 1 per share. In addition, the Company recorded an additional  beneficial conversion feature of $2,336,000, resulting in a total remaining discount of $3,621,000 that will be amortized from January 24, 2012 until the redemption date of the notes (July 30, 2012), unless converted or redeemed earlier.

During the first quarter of 2012, the Company amortized $1,303,000 of the remaining discount, to interest expense.

U.S. dollars
in thousands
Initial recording:
Gross proceeds	$3,650

Issuance of Common Stock	(12)
Additional Paid-in Capital resulting from issuance of Common stock	(262)
Discount resulting from the issuance of Warrants	(1,828)
Discount resulting from the Beneficial Conversion Feature	(1,372)

Balance of Convertible Notes Payable at July 30, 2008	$176

Movement in convertible notes payable is as follows:

U.S. dollars
in thousands
Movement subsequent to issuance:
Initial valuation at July 30, 2008	$176
Interest accrued to face value of note	699
Amortization of discounts from closing through December 31, 2011	1,314
Balance of Convertible Notes Payable at December 31, 2011	2,189
Amortization of discount for the period ended January 24, 2012	148
Balance of Convertible Notes Payable at January 24, 2012	2,336
Additional discount resulting from the Beneficial Conversion Feature for the period ended January 24, 2012	(2,336)
Balance of Convertible Notes Payable at January 24, 2012	-
Amortization of discounts for the period	1,303
Balance of Convertible Notes Payable at March 31, 2012	$1,303

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 4 – Financial Instruments and Risk Management

A.
Concentration of credit risk

Financial instruments that may subject the Company to significant concentrations of credit risk consist mainly of cash and cash equivalents and deposits in respect of employee severance benefits.
Cash, cash equivalents and short-term deposits are maintained with major financial institutions in Israel. Deposits in respect of employee severance benefits are maintained with major insurance companies and financial institutions in Israel.

B.
Concentration of business risk

The Company uses materials required for its research and development activities that are currently available from a limited number of sources. The Company believes that it will not experience delays in the supply of critical components in the future. If the Company experiences such delays and there is an insufficient inventory of critical components at that time, the Company's operations and financial results would be adversely affected.

Note 5 – Significant Events During the Period

A.
 On January 24, 2012, after obtaining approval from the audit committee, the board of directors and a general meeting of its shareholders, the Company executed an exceptional private placement, in accordance with agreements with various investors, of 11,144,400 of its shares of common stock ($0.01 par value each) that were allotted against total consideration of NIS 11,144,400 ( approximately $3 million), at a price of NIS 1.00 per share.  Among the investors was CBI, which is deemed a joint-controlling shareholder in the Company, for the purpose of approving transactions with interested parties, and since execution of the offering, is deemed the Company's controlling shareholder.

Under the terms of the private placement, 8,199,400 shares of the Company's common stock were allotted to CBI, whereby after the private placement, CBI's shareholding percentage in the issued and paid-up capital of the Company and the voting rights therein rose from 14.37% to 31.64%.  Most of the investors that participated in the private placement were existing shareholders, which had invested in the Company in the past.

The share price in the private placement led to invoking the adjustment formulas prescribed in the investment agreements from 2008, between the Company and CBI, Tickro Technologies Ltd. and the Compensation Fund of Employees of Hebrew University in Jerusalem Ltd. ("2008 Investors").  Consequently, (1) a total of 1,495,729 common shares were allotted to 2008 Investors; (2) the exercise price of the warrants received by 2008 Investors was changed from $0.716 per share to NIS 1 per share; and (3) the number of common shares deriving from the conversion of the convertible loans given by 2008 Investors to the Company (to the extent the loans are converted) was increased by 8,439,440 shares.

Movement during the period in the Company's stockholders' equity was as follows:

	Common stock

			Additional
	Number of		paid-in
	shares	Amount	capital

Balance as at December 31, 2011	26,685,022	266	24,646

Issuance of common stock to private investors (net of
approximately $98,000 of issuance costs)	12,640,129	126	2,718
Discount resulting from the Beneficial Conversion Feature	-	-	2,336
Issuance of common stock to consultants	63,939	*-	30
Stock-based compensation to employees and non- employees	-	-	20

Balance as at March 31, 2012	39,389,090	392	29,750

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of March 31, 2012 (Unaudited)

Note 5 – Significant Events During the Period (cont'd)

B.
In January 2012, the Company allotted to its chief scientist options to purchase 300,000 common shares, $0.01 par value each, which will be listed for trading after their exercise. The exercise price of the options is NIS 1.583 per share, which is the higher of the average share price at the end of the 22 trading days that preceded the date of the board of directors' resolution on the matter and the share price at the end of the trading day on which the board of directors' resolution was passed.  According to the terms of the allotment, the options will vest in 16 equal quarterly installments, at the end of every calendar quarter.
The fair value of the options is $47 thousand (NIS 177 thousand) and the Company recorded an expense of $12 thousand (NIS 47 thousand) during the three month period ended March 31, 2012.
The assumptions used in the Black-Scholes-Merton calculation of the value of the warrants were as follows:

Share price	0.96 NIS
Exercise price	1.583 NIS
Continuously compounded risk-free interest rate	3.5-3.57%
Implied volatility of the underlying stock	78.8-82.4%
Expected dividend rate	0
Estimated life of the warrants	5.13-6.86

C.
In March 2012, the Company's authorized capital was increased from 65,000,000 shares to 150,000,000 shares. The goal of this increase was to continue to enable fundraising to finance the Company’s operations until it begins to receive revenues.

Note 6 – Subsequent Events

A.
In April 2012, the Company reported that its Board of Directors and that of CBI had agreed that: (a) if and to the extent that Tikcro does not fully convert its convertible loan from July 2008 (“Tikcro’s Loan”) and Tikcro’s Loan becomes payable on July 30, 2012, CBI will invest in the Company the amount needed for the repayment of Tikcro’s Loan – up to $2,481 thousand – in return for an allocation of shares of common stock. The aforementioned investment would serve only to repay Tikcro’s Loan; (b) CBI will convert its own loan from July 2008, provided that the Provident Fund of the Employees of the Hebrew University of Jerusalem commits to do likewise. The loan conversions will take place in accordance with the terms of the loans. The aforementioned transaction will require a number of approvals which the Company is acting to receive, including that of a general meeting of the Company’s stockholders.

B.
On May 6, 2012, the Board of Directors of the Company appointed Dr. Aharon Schwartz as Chairman of the Board of Directors, and approved compensation in the amount of NIS 30,000 (approximately $8,000) per month in return for a 40% position, and to allocate him options to purchase 400,000 shares of common stock of the Company, in accordance with the Company's 2007 Stock Option Plan, at an exercise price of NIS 0.99 per share (the higher of the average closing price of the Company's shares on the TASE for the 22 trading days prior to the Board resolution, and the closing price of the Company's shares on the date of the resolution). The options will vest over the course of four years.

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim
Financial Statements in IFRS
As of March 31, 2012

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim Statements of Financial Position in IFRS as of

		March 31, 2012	March 31, 2011	December 31, 2011
		(Unaudited)	(Unaudited)	(Audited)
	Note	NIS thousands	NIS thousands	NIS thousands
Assets
Cash and cash equivalents		5,887	10,073	919
Short-term deposits		-	7,090	-
Receivables and other current assets		3,864	421	2,167

Total current assets		9,751	17,584	3,086

Long-term prepaid expenses		54	124	1,019
Assets of employee benefit plans, net		106	211	105
Property and equipment, net		219	284	243
Intangible assets, net		8	21	11

Total long-term assets		387	640	1,378

Total assets		10,138	18,224	4,464

Liabilities
Trade accounts payable		768	524	1,218
Payables and other current liabilities		3,777	2,121	3,827
Short-term employee benefits		325	296	291
Liability for underwriter commissions		7	665	30
Liability for repayment of grant		1,485	1,410	1,529
Convertible notes payable		8,839	-	9,234

Total current liabilities		15,201	5,016	16,129

Convertible notes payable	4	-	10,627	-
Long-term derivatives	4	1,004	5,620	1,958

Total long-term liabilities		1,004	16,247	1,958

Total liabilities		16,205	21,263	18,087

Stockholders' equity (deficit)
Common stock		1,562	1,074	1,081
Additional paid-in capital		78,086	67,349	67,693
Capital reserve for share-based payments		6,258	5,740	6,174
Accumulated deficit		(91,973)	(77,202)	(88,571)

Total stockholders' deficit		(6,067)	(3,039)	(13,623)

Total liabilities and stockholders' equity		10,138	18,224	4,464

Aharon Schwartz	Uri Danon	Jonathan Burgin
Chairman of the Board	Chief Executive Officer	Chief Financial Officer

Approval date of the financial statements: May 24, 2012

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim Statements of Operations  in IFRS

		Three-month period ended		Year ended
		March 31	March 31	December 31
		2012	2011	2011
		(Unaudited)	(Unaudited)	(Audited)
	Note	NIS thousands
Research and development expenses		3,470	2,422	14,083
Net of Chief Scientist and BIRD Foundation grants		(656)	(238)	(1,498)

Research and development expenses, net		2,814	2,184	12,585
General and administrative expenses		1,716	1,788	7,444

Operating loss		4,530	3,972	20,029

Finance income		(97)	(79)	(320)
Finance expenses		339	353	1,592
Net change in fair value of financial instruments designated as fair value through statement of operations	4	(1,370)	1,866	(3,820)

Finance expenses (income), net		(1,128)	2,140	(2,548)

Loss for the year attributed to
holders of the Company		3,402	6,112	17,481

Basic loss per share (in NIS):

Basic and fully-diluted loss		0.09	0.23	0.66

Number of shares used to calculate loss per share (share thousands)		36,031	26,387	26,486

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim Statements of Changes in Equity in IFRS

			Capital
			reserve for
		Additional	share-	Accumu-	Total
	Common	paid-in	based	lated	equity
	stock	capital	payment	deficit	(deficit)
	NIS thousands
For the three-month period ended
March 31, 2012 (Unaudited)
Balance as of January 1, 2012	1,081	67,693	6,174	(88,571)	(13,623)
Issuance of shares	479	10,290	-	-	10,769
Share-based payment	2	103	84	-	189
Loss for the period	-	-	-	(3,402)	(3,402)

Balance as of March 31, 2012 (Unaudited)	1,562	78,086	6,258	(91,973)	(6,067)

For the three-month period ended
March 31, 2011 (Unaudited)
Balance as of January 1, 2011	1,070	67,156	5,315	(71,090)	2,451
Exercise of warrants	2	68	(5)	-	65
Share-based payment	2	125	430	-	557
Loss for the period	-	-	-	(6,112)	(6,112)

Balance as of March 31, 2011 (Unaudited)	1,074	67,349	5,740	(77,202)	(3,039)

For the three-month period ended

For the year ended December 31, 2011 (Audited)
Balance as of January 1, 2011	1,070	67,156	5,315	(71,090)	2,451
Exercise of warrantss	9	370	(46)	-	333
Issuance of warrants	2	167	-	-	169
Share-based payment	-	-	905	-	905
Loss for the year	-	-	-	(17,481)	(17,481)

Balance as of December 31, 2011 (Audited)	1,081	67,693	6,174	(88,571)	(13,623)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioCancell Therapeutics, Inc.

Condensed Consolidated Interim Statements of Cash Flows  in IFRS

	Three-month period ended		Year ended
	March 31,	March 31,	December 31
	2012	2011	2011
	(Unaudited)	(Unaudited)	(Audited)
	NIS thousands
Cash flows generated by operating activities

Loss for the period	(3,402)	(6,112)	(17,481)
Finance costs, net	(1,091)	1,983	(2,722)
Depreciation of property and equipment	24	24	96
Amortization of intangible assets	3	3	13
Share-based payments	189	557	1,074
Change in receivables and other current assets	(1,697)	372	(1,343)
Change in trade accounts payable	(450)	174	868
Change in payables and other current liabilities	(50)	491	2,197
Change in employee provisions and benefits	33	52	153
Change in long-term prepaid expenses	965	(6)	(932)
Liability for repayment of grant	(44)	247	366
Interest paid	(332)	(13)	(1,290)
Interest received	51	2	193

Net cash outflows generated by operating activities	(5,801)	(2,226)	(18,808)

Cash flows generated by investing activities

Short-term deposits	-	-	7,075
Purchase of property and equipment	-	(19)	(50)

Net cash inflows (outflows) generated by investing activities	-	(19)	7,025

Cash flows generated by financing activities

Proceeds from exercise of warrants into shares	-	65	333
Proceeds from issuance of capital stock	11,143	-	-
Issue costs	(374)	-	-

Net cash inflows generated by financing activities	10,769	65	333

Increase (decrease) in cash and cash equivalents, net	4,968	(2,180)	(11,450)

Cash and cash equivalents balance – as of beginning of period	919	12,374	12,374

Effect of exchange rate volatility on balance of cash and cash equivalents	-	(121)	(5)

Cash and cash equivalents balance – as of end of period	5,887	10,073	919
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

BioCancell Therapeutics, Inc.

Notes to the Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

Note 1 - General

Reporting entity

A.
BioCancell Therapeutics, Inc. (hereafter – "the Company") was incorporated in the U.S. on July 26, 2004 as a private company under the laws of the State of Delaware and commenced operations in October 2004.

The Company operates in Israel and its official address is 8 Hartum Street, Jerusalem.

The Company is a public company as defined in the Companies Law, 1999 as from August 17, 2006, the date on which the Company's shares were listed for trading on the Tel Aviv Stock Exchange (TASE).

Commencing June 23, 2009, the Company reports to the American Securities and Exchange Commission (the SEC), filing periodic and immediate reports in accordance with generally accepted accounting principles in the U.S. (US GAAP).  The Company's securities are not listed for trading on a stock market in the U.S.

The Group's consolidated financial statements as of March 31, 2012 include those of the Company and of its wholly-owned Subsidiary.

The Company, through its Subsidiary BioCancell Therapeutics Inc. (hereafter – "the Group") is engaged in research and development of drug-candidates for the treatment of various cancer types, such as superficial bladder cancer, pancreatic cancer and ovarian cancer.  The leading drug developed by the Group has been successfully tested for a number of cancer types in pre-clinical animal studies, compassionate use human trials and a PhaseI/IIa clinical trial.  The Group is now performing a Phase IIb clinical trial in pancreatic cancer patients, a Phase IIb clinical trial on bladder cancer patients and a PhaseI/IIa clinical trial on ovarian cancer patients.  The Group is also evaluating indications for the possible use of this drug, and others under its development, to treat other types of cancer.

These activities are based on an exclusive license that had been transferred to the Group and the use of various technologies protected by patent or by applications for patent registration.

B.
The biotechnology industry, in which the Group operates, is characterized by strong competition, resulting from the risk of frequent technological changes.  Entry into this market requires the investment of considerable resources and continuous development.  The Company's future success is dependent on several factors, including the quality of the product's technology, the product's price, and the creation of an advantage over the competition.

The Company's product is in the development stage. Therefore, there is no certainty regarding the Company’s ability to complete the product’s development, receipt of regulatory permits, and success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including the receipt of additional financing and achieving operational profitability in the future. The Company is working to raise the capital needed for continuing its operations, although, as of the Balance Sheet date, there is still significant doubt as to the Company's ability to continue operating as a “going concern”.  As of the approval date of the financial statements, the Group believes that it has sufficient financing to meet its planned operating needs until July 2012. These financial statements do not include any measurement or presentation adjustments to the assets and liabilities that may be required if the Company cannot continue operating as a “going concern”.  It is not possible to estimate the final outcome of these activities at this juncture (see Note 6 – Subsequent Events).

The Group's research and development activities are carried out mainly by a laboratory research team at Hebrew University in Jerusalem.  The laboratory is managed by a related party of the Company.

BioCancell Therapeutics, Inc.

Notes to the Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

Note 1 – General (cont.)

C.
In December 2011, the Company's Board of Directors instructed management to advance toward a restructuring, whereby the Company would become an Israeli company, through a reverse triple merger.  To carry out the process, prospectuses were filed with the authorities in the U.S. and Israel.  The restructuring is subject (after final approval by the Company's Board of Directors) to various conditions precedent, including the obtaining of regulatory approvals in Israel and the U.S., issuance of final disclosure documents in Israel and the U.S., and obtaining approval from a general meeting of the holders of the shares and warrantss of the Company that are traded.  Therefore, it is not certain that it will be possible to complete the restructuring.  As a result of the merger, no change is expected in the Company's operations, or a change in the interests of the existing shareholders, nor any effect on the financial statements.

Note 2 – Presentation basis of financial statements

A.	Declaration of Compliance with International Financial Reporting Standards

The condensed consolidated interim financial statements were prepared in conformity with IAS 34, Interim Financial Reporting, and do not include all the information required in full annual financial statements.  They should be read in conjunction with the annual financial statements for the year ended December 31, 2011.  These financial statements are also prepared in accordance with the Chapter IV of the Securities Regulations (Periodic and Immediate Reports), 1970.

The condensed consolidated interim financial statements were approved for issuance by the Board of Directors on May 6, 2012.

B.	Use of estimates and judgment

When preparing condensed financial statements in conformity with IFRS, the Group's management is required to use judgment in its assessments, estimates and assumptions that affect the implementation of policies and the amounts of assets and liabilities, revenues and expenses.  Note that the actual expenses could differ from these estimates.

Management's judgment, when implementing the Group's accounting policy and key assumptions used in assessments involving uncertainty, is consistent with those applied in the annual financial statements.

Note 3 – Significant accounting policies

The Group's accounting policies in these condensed consolidated interim financial statements are the accounting policies applied in the annual financial statements.

BioCancell Therapeutics, Inc.

Notes to the Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

Note 4 – Convertible notes payable and long-term derivatives

A.
During July 2008, the Company executed a private placement allotting unlisted notes payable convertible into common stock for a four-year period from the date issued, and unlisted warrants exercisable into the Company's stock for a five-year period from their issue date, to 3 offerees, in consideration for $3.65 million.

The offering proceeds were allocated by the Company between the notes payable and the warrants based on the adjusted fair value (see below), with the remainder of the proceeds allocated to shares classified as equity.  According to the provisions of IAS 39, the loss from the transaction may not be recognized since the valuation is also based on indices that are not observable in the market.  Therefore, the Company adjusted the fair value so that the fair value of the instruments issued will not exceed the proceeds.  The difference between the fair value in the valuation and the proceeds is recognized over the life of the liabilities, not immediately.

The notes payable and the warrant derivative were classified as financial liabilities measured at fair value, and are included in the Balance Sheet in liabilities.  Changes in fair value in every period are recognized in the statement of operations, in accordance with the provisions of IAS 39.  The shares that were issued pursuant to the agreements were classified as capital at their fair value.

The valuation was performed by outside independent appraisers with recognized professional capabilities.

The parameters taken into account are as follows:

	March 31, 2012	March 31, 2011	December 31, 2011
	(Unaudited)	(Unaudited)	(Audited)
Stock price	0.757 NIS	2.61 NIS	1.097 NIS
Expected volatility	38.13%-46.37%	61.41%	56.08%-60.94%
Conversion price	NIS 1*	$0.716	$0.716

* Change in conversion price – See Note 5 – Significant Events during the Period.

Regarding calculation of volatility, see Note 22(F) to the Company's consolidated financial statements as of December 31, 2011.

During the three-month period, income of NIS 395 thousand was recognized for the decrease in adjusted fair value of the convertible notes payable and income of NIS 954 thousand were recognized for a decrease in the adjusted fair value of the warrants, which was due mainly to the decrease in the price of the Company's share during the period and in the Company's standard deviation.  The net change was recognized to financing expenses in the Statement of Operations.

BioCancell Therapeutics, Inc.

Notes to the Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

Note 5 – Significant events during the report period

A.
On January 24, 2012, after obtaining approval from the audit committee, the Board of Directors and a general meeting of its stockholders, the Company executed an exceptional private placement, in accordance with agreements with various investors, of 11,144,400 of its common shares ($0.01 par value each) that were allotted against total consideration of NIS 11,144,400 ($3 million), at a price of NIS 1.00 per share.  Among the investors was Clal Biotechnology Industries Ltd. ("CBI"), which is deemed a joint-controlling stockholder in the Company, for the purpose of approving transactions with interested parties, and since execution of the offering, is deemed the Company's controlling stockholder.

Under the terms of the private placement, 8,199,400 shares of the Company were allotted to the CBI, whereby after the private placement, CBI's stockholding percentage in the issued and paid-up capital of the Company and the voting rights therein rose from 14.37% to 31.64%.  Most of the investors that participated in the private placement were existing stockholders, which had invested in the Company in the past.

The stock price in the private placement led to invoking the adjustment formulas prescribed in the investment agreements from 2008, between the Company and CBI, Tikcro Technologies Ltd. and the Provident Fund of Employees of Hebrew University in Jerusalem Ltd. ("2008 Investors").  Consequently, (1) a total of 1,500 thousand common shares were allotted to 2008 Investors; (2) the exercise price of the warrants received by 2008 Investors was changed from $0.716 per share to NIS 1 per share; and (3) the number of common shares deriving from the conversion of the convertible loans given by 2008 Investors to the Company (to the extent the loans are converted) was increased by 8,400 thousand shares.

B.
In January 2012, the Company allotted options to its chief scientist that are exercisable for 300,000 common shares, $0.01 par value each, which will be listed for stock exchange trading after their exercise.  The exercise price of the options is NIS 1.583 per share, which is the higher of the average stock price at the end of the 22 trading days that preceded the date of the Board of Directors' resolution on the matter and the stock price at the end of the trading day on which the Board of Directors' resolution was passed.  According to the terms of the allotment, the options will vest in 16 equal quarterly installments, at the end of every calendar quarter.  The options will be taxed under Section 102 of the Income Tax Ordinance.

The fair value of the options in accordance with the provisions of IFRS 2 totaled NIS 177 thousand.  Accordingly, the Company recorded salary expenses in respect of these options of NIS 46 thousand in the first three months of 2012.

The fair value of the options on the grant date was estimated using the Black & Scholes option pricing model.  The parameters used in measuring fair value are as follows:

Stock price (in NIS)	0.96
Exercise price (in NIS)	1.583
Expected volatility (weighted average)	78.8-82.4%
Expected life of options (expected weighted average	5.13-6.86 years
Risk-free interest rate	3.5-3.57%
Expected dividend rate	-

C.
On March 6, 2012, the general meeting approved an increase in the authorized capital stock from 65,000,000 shares to 150,000,000 shares of common stock.  The objective of this increase is to enable the Company to continue to finance its operations until it begins to generate revenues.  Furthermore, with the increase in authorized capital, the Company intends to work to obtain the stock exchange's approval for an allotment of shares that will result from the conversion of the convertible debentures that were issued to 3 lenders in 2008, to the extent they are converted, in the framework of a mechanism to prevent dilution in the private placement executed in January 2012.

BioCancell Therapeutics, Inc.

Notes to the Condensed Consolidated Interim Financial Statements in IFRS as of March 31, 2012

Note 6 – Subsequent events

A.
In April 2012, the Company reported that its Board of Directors, further to the approval of its audit committee, approved the Company's entering into an agreement with Clal Biotechnology Industries Ltd. (CBI), whereby: (a) if and to the extent that Tikcro does not fully convert its convertible loan from July 2008 into common shares of the "Company, and the loan becomes payable on July 30, 2012, CBI will invest in the Company the amount of Tikcro’s Loan – up to $2,480,500 – in return for an allotment of shares of common stock, at a price of NIS 0.87 per share.  The proceeds will be used solely to repay Tikcro’s Loan;

(b) CBI will convert its own loan to the Company from July 2008 into shares, provided that the Provident Fund of the Employees of the Hebrew University of Jerusalem commits to do likewise. The loan conversions will take place in accordance with the terms of the loans. The aforementioned transaction is contingent on receipt of several appropriate approvals, including approval by a general meeting of the Company's stockholders as a transaction in which the controlling stockholder has a personal interest.

B.
On May 6, 2012, the Board of Directors of the Company appointed Dr. Aharon Schwartz as Chairman of the Board of Directors, and approved monthly compensation of NIS 30,000 (approximately $8,000) for a 40% position, and to allot him options to purchase 400,000 shares of common stock of the Company, in accordance with the Company's 2007 Stock Option Plan, at an exercise price of NIS 0.99 per share (the higher of the average closing price of the Company's shares on the TASE for the 22 trading days prior to the Board resolution, but not less than the closing price of the Company's shares on the date of the resolution). The options will vest over the course of four years.

BioCancell Therapeutics, Inc. and Subsidiary

(Development Stage Company)

Consolidated Financial Statements
For the Fiscal Years Ended
December 31, 2011, 2010 and 2009
And for the
Development Stage Period

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
BioCancell Therapeutics Inc. (Development Stage Company):

We have audited the accompanying consolidated balance sheets of BioCancell Therapeutics, Inc. (development stage company) and subsidiary (collectively, "the Company") as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, and for the cumulative period from October 1, 2004 (inception of operations) to December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioCancell Therapeutics Inc. (development stage company) and subsidiary as of December 31, 2011 and 2010, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 2011, and for the cumulative period from October 1, 2004 (inception of operations) to December 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Somekh Chaikin
Certified Public Accountants (Israel)
A Member Firm of KPMG International

Jerusalem, Israel
March 29, 2012

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Financial Statements as of December 31, 2011

Table of contents

Page
Consolidated Balance Sheets	F-34 - F35
Consolidated Statements of Operations	F-36
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Comprehensive Loss	F37 - F41
Consolidated Statements of Cash Flows	F-42 - F44
Notes to the Consolidated Financial Statements	F45 - F81

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Balance Sheets

		December 31,	December 31,
		2011	2010
	Note	U.S. dollars in thousands
Current assets
Cash and cash equivalents	3	$240	$3,487
Short - term deposits		-	1,993
Receivable from Chief Scientist and BIRD Foundation	9A,B	16	96
Prepaid expenses		499	88
Other current assets		53	39

Total current assets		808	5,703

Long-term assets
Deposits in respect of employee severance benefits	6	263	288
Other assets		267	33

Total long-term assets		530	321

Property and equipment, net	4	66	88

Total assets		$1,404	$6,112

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Balance Sheets

			December 31,	December 31,
			2011	2010
	Note		U.S. dollars in thousands
Current liabilities
Accounts payable 1	5		$319	$99
Accrued expenses 2			815	319
Accrued vacation pay			76	67
Employees and related liabilities			187	141
Liability to BIRD Foundation	9	B	400	327
Liability for commission to underwriters	7,10	C	8	173
Convertible notes payable	7,8,10	C	2,189	-

Total current liabilities			3,994	1,126

Long-term liabilities
Liability for employee severance benefits	6		308	243
Convertible notes payable	7,8,10	C	-	1,187
Warrants to noteholders	7,10	C	603	1,453

Total long-term liabilities			911	2,883

Contingent liabilities and commitments	9

Stockholders' equity (deficit)	10
Common stock, $0.01 par value per share (65,000,000 and 65,000,000 shares authorized, 26,685,022 and
26,361,083 shares issued and outstanding as of
December 31, 2011, and 2010, respectively)			266	264
Additional paid-in capital			24,646	24,243
Accumulated other comprehensive income			335	329
Accumulated deficit			(28,748)	(22,733)

Total stockholders' equity (deficit)			(3,501)	2,103

Total liabilities and stockholders' equity			$1,404	$6,112

1	The amounts recorded as of December 31, 2011 and December 31, 2010 include $8 thousand and $0 thousand to a related party, respectively.

2	The amounts recorded as of December 31, 2011 and 2010 include $88 thousand and $23 thousand, respectively, to a related party.

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Operations

						Cumulative
						from October 1,
						2004 (inception)
			For the year ended December 31,			to December 31,
			2011	2010	2009	2011
			U.S. dollars in thousands
	Note		(except share and per share data)
Research and development expenses			$3,929	$2,207	$2,617	$17,405

Less: Chief Scientist, BIRD Foundation and
other grants	9A,B		(418)	(390)	(604)	(2,825)

Research and development expenses, net			3,511	1,817	2,013	14,580
General and administrative expenses1			2,134	1,955	1,457	10,382

Operating loss			5,645	3,772	3,470	24,962

Interest expenses (income), net			19	(21)	(3)	(15)
Gain from marketable securities, net			-	-	-	(6)
Interest on convertible notes and discount
amortization2	7,8,10	C	1,362	543	341	2,395
Gain on revaluation of warrants	7,10	C	(811)	(2,070)	3,053	(1,481)
Gain on revaluation of liability for commission to underwriters			(171)	(104)	-	(275)
Other financing expenses (income), net			(29)	56	(58)	(259)

Loss before taxes on income			6,015	2,176	6,803	25,321

Taxes on income	11		-	-	-	-
Net loss			6,015	2,176	6,803	25,321

Basic and diluted net loss per share			$0.23	$0.11	$0.44	$1.83

Weighted-average common shares used In computing basic and diluted net loss per share			26,560,560	20,338,863	15,453,126	13,820,986

1 The amounts recorded for the years ending December 31, 2011, 2010 and 2009 and for the cumulative period include $98 thousand, $81 thousand, $3 thousand and $253 thousand to related parties, respectively.

2 The amounts recorded for the years ending December 31, 2011, 2010 and 2009 and for the cumulative period include $348 thousand, $61 thousand, $0 thousand and $424 thousand to related parties, respectively.
The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss

Amounts accumulated during development stage (October 1, 2004 to December 31, 2011):

	Series A convertible
	preferred stock		Common stock
							Accumulated
					Additional		other			Total
	Number of		Number of		paid-in	Treasury	comprehensive	Accumulated	Comprehensive	stockholders'
	shares	Amount	shares	Amount	capital	stock	Income (loss)	deficit	loss	equity (deficit)
		U.S. dollars in thousands (except share data)
Issuance of common stock to founders	-	-	4,282,500	43	-	-	-	(43)	-	-
Stock-based compensation to employees	-	-	-	-	44	-	-	-	-	44
Stock-based compensation to non-employees	-	-	-	-	41	-	-	-	-	41
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	(5)	-	(5)	(5)
Net loss	-	-	-	-	-	-	-	(300)	(300)	(300)

Comprehensive loss									(305)

Balance as of December 31, 2004	-	-	4,282,500	43	85	-	(5)	(343)		(220)

Issuance of Series A convertible preferred stock (at $0.83 per share)	2,854,532	28	-	-	1,795	-	-	-	-	1,823
Conversion of stockholder loans	-	-	360,955	4	296	-	-	-	-	300
Stock-based compensation to employees	-	-	-	-	193	-	-	-	-	193
Stock-based compensation to non-employees	-	-	-	-	148	-	-	-	-	148
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	21	-	21	21
Net loss	-	-	-	-	-	-	-	(834)	(834)	(834)

Comprehensive loss									(813)

Balance as of December 31, 2005	2,854,532	28	4,643,455	47	2,517	-	16	(1,177)		1,431
The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss

Amounts accumulated during development stage (October 1, 2004 to December 31, 2011) (cont’d):

	Series A convertible
	preferred stock		Common stock
							Accumulated
					Additional		other			Total
	Number of		Number of		paid-in	Treasury	comprehensive	Accumulated	Comprehensive	stockholders'
	shares	Amount	shares	Amount	capital	stock	income (Loss)	deficit	loss	Equity (deficit)
		U.S. dollars in thousands (except share data)
Issuance of Series A convertible preferred stock (at $0.83 per
share)	397,057	4	-	-	291	-	-	-	-	295
Payments of debtors for shares	-	-	-	-	473	-	-	-	-	473
Conversion of stockholder loans	72,192	1	-	-	59	-	-	-	-	60
Conversion of series A convertible preferred stock to common
stock	(3,323,781)	(33)	3,323,781	33	-	-	-	-	-	-
Issuance of common stock to public (net of approximately
$1,035,000 of issuance costs) (at $1.23 per share)	-	-	3,200,000	32	2,786	-	-	-	-	2,818
Issuance of series 1 option warrants	-	-	-	-	772	-	-	-	-	772
Issuance of series 2 option warrants	-	-	-	-	1,028	-	-	-	-	1,028
Stock-based compensation to employees	-	-	-	-	698	-	-	-	-	698
Stock-based compensation to non-employees	-	-	-	-	473	-	-	-	-	473
Exercise of stock options and warrants	-	-	50,000	*	-	-	-	-	-	-
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	287	-	287	287
Net loss	-	-	-	-	-	-	-	(2,316)	(2,316)	(2,316)

Comprehensive loss									(2,029)

Balance as of December 31, 2006	-	-	11,217,236	112	9,097	-	303	(3,493)	-	6,019

* less than $1 thousand
The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss

Amounts accumulated during development stage (October 1, 2004 to December 31, 2011) (cont’d):

	Series A convertible
	preferred stock		Common stock
							Accumulated
					Additional		other			Total
	Number of		Number of		paid-in	Treasury	comprehensive	Accumulated	Comprehensive	stockholders'
	shares	Amount	shares	Amount	capital	stock	income (Loss)	deficit	loss	Equity (deficit)
		U.S. dollars in thousands (except share data)
Stock-based compensation to employees	-	-	-	-	44	-	-	-	-	44
Stock-based compensation to non-employees	-	-	-	-	78	-	-	-	-	78
Exercise of stock options and warrants	-	-	1,180,790	12	2	-	-	-	-	14
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	334	-	334	334
Net loss	-	-	-	-	-	-	-	(3,936)	(3,936)	(3,936)

Comprehensive loss									(3,602)

Balance as of December 31, 2007	-	-	12,398,026	124	9,221	-	637	(7,429)		2,553

Issuance of common stock to private investors (net of
approximately $57,000 of issuance costs)	-	-	1,872,780	19	2,237	-	-	-	-	2,256
Repurchase and exercise of series 1 option warrants	-	-	1,812,756	18	4,923	(4,951)	-	-	-	(10)
Stock-based compensation to employees	-	-	-	-	29	-	-	-	-	29
Stock-based compensation to non-employees	-	-	-	-	11	-	-	-	-	11
Exercise of stock options and warrants	-	-	209,049	2	4	-	-	-	-	6
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	47	-	47	47
Net loss	-	-	-	-	-	-	-	(2,942)	(2,942)	(2,942)

Comprehensive loss									(2,895)

Balance as at December 31, 2008	-	-	16,292,611	163	16,425	(4,951)	684	(10,371)	-	1,950
The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss

Amounts accumulated during development stage (October 1, 2004 to December 31, 2011) (cont’d):

	Series A convertible
	preferred stock		Common stock
							Accumulated
					Additional		other			Total
	Number of		Number of		paid-in	Treasury	comprehensive	Accumulated	Comprehensive	stockholders'
	shares	Amount	shares	Amount	capital	stock	income (Loss)	deficit	loss	Equity (deficit)
		U.S. dollars in thousands (except share data)
Issuance of common stock to consultant	-	-	63,939	1	55	-	-	-	-	56
Stock-based compensation to employees	-	-	-	-	139	-	-	-	-	139
Stock-based compensation to non-employees	-	-	-	-	73	-	-	-	-	73
Sale of treasury stock	-	-	-	-	-	4,951		(3,383)	-	1,568
Comprehensive loss:
Foreign currency translation reserve	-	-					(349)	-	(349)	(349)
Net loss	-	-	-	-	-	-	-	(6,803)	(6,803)	(6,803)
Comprehensive loss									(7,152)

Balance as at December 31, 2009	-	-	16,356,550	164	16,692	-	335	(20,557)		(3,366)

Issuance of common stock to private investors (net of
approximately $591,000 of issuance costs)	-	-	4,157,500	42	2,652	-	-	-	-	2,694
Issuance of common stock to public investors (net of
approximately $908,000 of issuance costs)	-	-	5,634,970	56	4,140	-	-	-	-	4,196
Stock-based compensation to employees	-	-	-	-	333	-	-	-	-	333
Stock-based compensation to non-employees	-	-	-	-	364	-	-	-	-	364
Exercise of stock options and warrants	-	-	212,063	2	62	-	-	-	-	64
Comprehensive loss:
Foreign currency translation reserve	-	-	-	-	-	-	(6)	-	(6)	(6)
Net loss	-	-	-	-	-	-	-	(2,176)	(2,176)	(2,176)
Comprehensive loss									(2,182)

Balance as at December 31, 2010	-	-	26,361,083	264	24,243	-	329	(22,733)		2,103

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss

Amounts accumulated during development stage (October 1, 2004 to December 31, 2011) (cont’d):

	Series A convertible
	preferred stock		Common stock
							Accumulated
					Additional		other			Total
	Number of		Number of		paid-in	Treasury	comprehensive	Accumulated	Comprehensive	stockholders'
	shares	Amount	shares	Amount	capital	stock	income (Loss)	deficit	loss	Equity (deficit)
		U.S. dollars in thousands (except share data)

Balance as at December 31, 2010	-	-	26,361,083	264	24,243	-	329	(22,733)		2,103

Issuance of common stock to consultants			63,939	*-	41					41
Stock-based compensation to employees	-	-	-	-	304	-	-	-	-	304
Stock-based compensation to non-employees	-	-	-	-	(37)	-	-	-	-	(37)
Exercise of stock options and warrants	-	-	260,000	2	95	-	-	-	-	97
Comprehensive loss:							-
Foreign currency translation reserve	-	-	-	-	-	-	6	-	6	6
Net loss	-	-	-	-	-	-	-	(6,015)	(6,015)	(6,015)
Comprehensive loss									(6,009)

Balance as at December 31, 2011	-	-	26,685,022	266	24,646	-	335	(28,748)		(3,501)

* less than 1 thousand

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)
Consolidated Statements of Cash Flows

				Cumulative
				from October 1,
	For the year	For the year	For the year	2004 (inception)
	ended December 31,	ended December 31,	ended December 31,	to December 31,
	2011	2010	2009	2011
	U.S. dollars in thousands
Cash flows from operating activities:
Net loss	$(6,015)	$(2,176)	$(6,803)	$(25,321)

Adjustments to reconcile net loss to net cash flows from
operating activities:
Income and expenses not involving cash flows:
Increase in liability for employee severance benefits, net	88	25	57	307
Fair value adjustment of marketable securities	-	-	-	133
Depreciation	31	33	44	189
Stock-based compensation	310	395	240	2,346
Gain on revaluation of warrants	(811)	(2,070)	3,053	(1,481)
Accrued interest and amortization of discount to notes
payable, and exchange difference thereon	1,132	484	328	2,091
Gain on revaluation of liability for commission to underwriters	(171)	(104)	-	(275)
Changes in assets and liabilities:
Decrease (increase) in other current assets	(18)	52	(52)	(56)
Decrease (increase) in prepaid expenses	(447)	147	(114)	(507)
Decrease (increase) in Chief Scientist and BIRD foundation receivable	78	(45)	26	54
Investment in marketable securities (trading)	-	-	-	(7,883)
Proceeds from marketable securities (trading)	-	-	-	5,970
Decrease (increase) in severance pay deposits	5	(34)	(91)	(248)
Decrease (increase) in other assets	(253)	28	(14)	(278)
Increase (decrease) in accounts payable	242	(148)	(248)	321
Increase in employees and related liabilities	60	71	26	217
Increase (decrease) in accrued vacation pay	15	(17)	16	45
Increase in liability to BIRD Foundation	103	311	-	414
Increase (decrease) in accrued expenses	555	(2)	55	806

Net cash used in operating activities	(5,096)	(3,050)	(3,477)	(23,156)

Cash flows from investing activities:

Investment in marketable securities (trading)	-	-	-	(921)
Proceeds from marketable securities (trading)	-	-	-	3,173
Proceeds from deposits, net	2058	(1,895)	-	163
Sale of property and equipment	-	1	-	1
Acquisition of property and equipment	(14)	(11)	(19)	(237)

Net cash provided by (used in) investing activities	$2,044	$(1,905)	$(19)	$2,179

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Consolidated Statements of Cash Flows (cont’d)

	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009	Cumulative from October 1, 2004 (inception) to December 31, 2011
	U.S. dollars in thousands
Cash flows from financing activities:
Issuance of common stock	$-	$7,646	$-	$18,019
Exercise of stock options and warrants	97	64	-	181
Payment of deferred stock issuance costs	-	-	(178)	(178)
Issuance of Series A convertible preferred stock	-	-	-	2,118
Payments of debtors for shares	-	-	-	473
Issuance of Series 1 option warrants	-	-	-	772
Issuance of Series 2 option warrants	-	-	-	1,028
Receipt of grant from Chief Scientist	-	-	-	2
Repayment of stockholder loans	-	-	-	360
Purchase of treasury stock	-	-	-	(4,951)
Sale of Treasury stock	-	-	1,568	1,568
Convertible notes payable	-	-	-	176
Warrants to noteholders	-	-	-	1,829

Net cash provided by financing activities	97	7,710	1,390	21,397

Effect of currency exchange rate on cash	(292)	108	(49)	(180)

Increase (decrease) in cash and cash equivalents	(3,247)	2,863	(2,155)	240
Cash and cash equivalents at beginning of period	3,487	624	2,779	-

Cash and cash equivalents at end of period	$240	$3,487	$624	$240

Supplemental disclosures of cash flow information
Interest paid	$363	$-	$-	$363

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Consolidated Statements of Cash Flows (cont’d)

	For the year ended December 31, 2011	For the year ended December 31, 2010	For the year ended December 31, 2009	Cumulative from October 1, 2004 (inception) to December 31, 2011
	U.S. dollars in thousands
Conversion of stockholder loans	$-	$-	-	$360

Issuance of common stock to founders	-	-	-	43

Issuance of option warrants to underwriters	-	301	-	358

Exercise of stock options by Company consultants	-	-	-	1

Conversion of series A convertible preferred stock to common stock	-	-	-	33

Liability for commission to underwriters	$-	$277	-	$277

The accompanying notes form an integral part of the financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 1 – Business and Summary of Significant Accounting Policies

A.
BioCancell Therapeutics, Inc. (hereafter "the Parent") was incorporated in the United States as a private company under the laws of the State of Delaware on July 26, 2004 and commenced operations on October 1, 2004.

The Company filed a prospectus for an initial public offering on the Tel Aviv Stock Exchange (“TASE”) and beginning August 17, 2006 has been publicly traded on the TASE. On June 23, 2009 the Company’s Registration Statement on Form S-1 was deemed effective by the United States Securities and Exchange Commission (SEC) and as of that date it is a reporting company to the SEC.

B.
The principal activities of the Parent and its subsidiary in Israel, BioCancell Therapeutics Israel Ltd. (the "Subsidiary"), (hereafter collectively referred to as “the Company”) are research and development of drug-candidates for the treatment of various cancer types.  The leading drug-candidate developed by the Company, BC-819, has been successfully tested for a number of cancer types in pre-clinical animal studies, compassionate use human trials and clinical trials. The Company is now performing a Phase IIb clinical trial on pancreatic cancer patients, a Phase IIb clinical trial on bladder cancer patients and a Phase I/IIa clinical trial on ovarian cancer patients. The Company is evaluating indications for the possible use of this drug, and others under development, to treat other types of cancer.

The Company is in the development stage. Therefore, there is no certainty regarding the Company’s ability to complete the product’s development, receipt of regulatory permits, alternative treatments or procedures that may be developed, and success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including the receipt of interim financing and achieving operational profitability in the future. The Company has not generated any revenues since its inception and has incurred substantial losses and expects that it will operate at a loss over the coming years, as it does not expect to generate any revenue from operations in the near term. The Company believes that following the financing which occurred subsequent to balance sheet date, as described in Notes 10C11 and 14, it has sufficient cash to meet its planned operating needs until July 2012, based on its current cash position. If the Convertible Notes Payable are not converted before July 30, 2012, the Company will need to pay a total of $3,621,000 at that time.
 The Company is undertaking activities to raise further capital for ensuring future operations although there are significant doubts as to the ability of the Company to continue operating as a “going concern”. It is not possible to estimate the final outcome of these activities. These financial statements do not include any adjustments to the value of assets and liabilities and their classification, which may be required if the Company cannot continue operating as a “going concern”. As to current financing efforts, see Note 14 - Subsequent Events.

The biotechnology industry is characterized by strong competition, resulting from the risk of frequent technological changes.  Entry into this market requires the investment of considerable resources and continuous development. The Company's future success is dependent on several factors, including the quality of the Company's technology, the product's price, and the creation of an advantage over the competition.

C.
The Company's research and development activities are carried out by its Subsidiary primarily through a laboratory research team at the Hebrew University in Jerusalem. The Hebrew University laboratory is managed by the Chief Scientist of the Company, who is a related party.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 1 – Business and Summary of Significant Accounting Policies (cont'd)

D.
In December 2011, the Company's board of directors instructed management to advance toward a restructuring, whereby the Company would become an Israeli company, through a reverse triple merger.  In order to carry out the process, prospectuses were filed with the authorities in the U.S. and Israel.  The restructuring is subject (after final approval by the Company's board of directors) to various conditions precedent, including the obtaining of regulatory approvals in Israel and the U.S., issuance of final disclosure documents in Israel and the U.S., and obtaining approval from a general meeting of the holders of the shares and traded options of the Company.  Therefore, it is not certain that it will be possible to complete the restructuring.  As a result of the merger, no change is expected in the Company's operations, nor in the interests of the existing shareholders, nor any material change in the financial statements.

Note 2 - Reporting Principles and Accounting Policies

A.           Basis of presentation

The accompanying consolidated financial statements include the accounts of BioCancell Therapeutics, Inc. and its subsidiary and are presented in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation.
The Company also files Hebrew language, New Israel Shekel-based financial statements, prepared in accordance with International Financial Reporting Standards (IFRS), with the TASE.

B.	Development stage enterprise

The Company’s principal activities to date have been the research and development of its products and the Company has not generated revenues from its planned, principal operations.  Accordingly, the Company’s financial statements are presented as those of a development stage enterprise.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont'd)

C.	Translation into U.S. dollars

The financial records of the Parent and its Subsidiary are maintained in New Israel Shekels, which is the functional currency of the Company.  These financial statements have been prepared using the U.S. dollar as the reporting currency.

All assets and liabilities are translated at year-end exchange rates. Items in the statement of stockholders’ equity (deficit) are translated at historical rates. Statement of operations items are translated at the applicable rate on the day of the transaction. The adjustment resulting from translating the financial statements is included in accumulated other comprehensive income, which is reflected as a separate component of stockholders’ equity (deficit).

The following table summarizes the representative rate of exchange of the U.S. dollar to the New Israel Shekel (NIS):

		Average rate of
	Rate at	exchange
	December 31	during the year
	NIS	NIS
2011	3.821	3.57
2010	3.549	3.732
2009	3.775	3.932

The average rate of exchange during the development stage period (from inception through December 31, 2011) was NIS 3.996 to $1.

The translated figures should not be construed to represent actual amounts in, or convertible into, U.S. dollars.

D.	Transactions in foreign currency

Transactions in foreign currency are recorded at the exchange rate as of the transaction date. Exchange gains or losses from the disposition of monetary assets or liabilities or from the reporting of monetary assets or liabilities according to exchange rates other than those originally recorded, or from exchange rates recorded in prior financial statements, are recognized in the statement of operations.

E.	Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting periods. Actual results may differ from such estimates.
Significant items subject to such estimates and assumptions include the valuation of derivative instruments, deferred tax assets, convertible notes payable, liability for commission to underwriters and stock options.  The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont'd)

F.	Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits, with an original maturity of up to three months, to be cash equivalents.

G.	Marketable securities

Historically, all of the Company's investment securities, primarily consisting of investments in government and corporate bond, mutual funds and convertible bonds, have been classified as trading securities, and are reported at fair market value, with unrealized gains and losses, net of tax, recorded in the statement of operations. As of December 31, 2011 and 2010, all funds of the Company are held in cash and cash equivalents and short - term deposits.

H.            Derivative instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company carries its derivatives at fair value on the balance sheet and recognizes any subsequent changes to fair value in earnings.

The Company issued derivative instruments in the form of warrants to purchase an aggregate of up to 6,280,783 shares of common stock (at a price of 71.6 cents per share) as part of the financing described in Note 8 below. The warrants were recorded as a liability, at fair value, and changes in the fair value of the instruments are included in the Statement of Operations under the caption “Gain on revaluation of warrants”.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

 Note 2 - Reporting Principles and Accounting Policies (cont’d)

I.	Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation.

Improvements and enhancements are added to the cost of the assets whereas maintenance and repairs are charged to expenses as incurred.

Depreciation is calculated by the straight-line method on the basis of the estimated useful lives of the assets.

Annual depreciation rates are as follows:

%
Furniture	6
Electronic equipment	15
Computers	33

J.	Research and development expenses, net

Research and development costs are expensed as incurred. Research and development costs are comprised of costs incurred in performing research and development activities, including salaries and related costs, consultants and sub-contractors costs, clinical trials costs, patent fees, materials and depreciation costs.

Research and development costs are presented net of grants received from the Office of the Chief Scientist (OCS) in Israel, the Israel-U.S. Binational Industrial Research and Development Foundation (BIRD) and the Jerusalem Development Authority in support of the Company’s research and development activities. (see Note 9A, B and J).

K.	Stock-based compensation

The Company records stock-based compensation as an expense in the statement of operations. The cost of stock-based compensation awards is measured at the grant date fair value. Fair value is determined using the Black-Scholes-Merton option pricing model. Expense is recognized over the vesting period, generally 3-4 years. The Company issues new shares upon share option exercises.

L.	Segment and geographic information

The Company's business is currently comprised of one geographic and operating segment, focused on the discovery, development and commercialization of novel therapies for treating cancer-related diseases. The Company's development and administration operations are maintained in Israel. The Company’s chief operating decision maker uses measurements aggregated at the entity-wide level to manage the business. All of the Company’s net assets are located in Israel.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont’d)

M.	Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not more likely than not to be realized.

The Company recognizes the effect of an income tax position only if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. A recognized income tax position is then measured at the largest amount that is greater than 50% likely of being realized. Interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense.

N.	Net loss per share

Basic net loss per share (EPS) is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares plus dilutive potential common stock considered outstanding during the period. However, as the Company generated net losses in all periods presented, potentially dilutive securities, comprised of incremental common shares issuable upon the conversion of Series A convertible preferred stock and the exercise of warrants and stock options, are not reflected in diluted net loss per share because such shares are antidilutive.

In the calculation of the net loss per share for the cumulative period from inception, the share splits of November 2005 (1:30) and of July 2006 (1:2.855) were accounted for retroactively as if they occurred at the beginning of the first period presented.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont’d)

N.	Net loss per share (cont’d)

The following table summarizes the securities (including those issuable pursuant to contingent stock agreements) that could potentially dilute basic EPS in the future and were not included in the computation of basic and diluted EPS because doing so would have been antidilutive for the periods presented:

				Cumulative
				from October 1,
				2004 (inception)
	For the year ended December 31			to December 31,
	2011	2010	2009	2011
Series 2 Warrants	-	-	2,500,000	-
Series 3 Warrants	2,817,485	2,817,485	-	2,817,485
Series 4 Warrants	2,817,485	2,817,485	-	2,817,485
Warrants to underwriter	612,974	612,974	300,000	612,974
Convertible notes payable	4,078,212	4,078,212	4,078,212	4,078,212
Warrants for interest on convertible
notes payable	979,790	979,790	597,095	979,790
Warrants to private investors	10,438,283	10,438,283	5,898,088	10,438,283
Stock options to employees,
Directors and consultants under
Stock Option Plans	2,726,752	2,271,176	2,521,989	2,726,752

	24,470,981	24,015,405	15,895,384	24,470,981

O.	Impairment of long-lived assets

The Company evaluates long-lived assets whenever events or changes in circumstances indicate carrying amount may not be recoverable. The Company evaluates the realizability of its long-lived assets based on cash flow expectations for the related assets. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceed its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Any write-downs are treated as permanent reductions in the carrying amount of the assets

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont’d)

P.	Fair value measurements

The Company follows the provisions included in ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements. ASC subtopic 820 (Statement 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC subtopic 820 (Statement 157) also establishes a framework for measuring fair value and expands disclosures about fair value measurements (see Note 7).

The Company adopted the provisions of ASC subtopic 820 (Statement 157) for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of ASC subtopic 820 did not have a material impact on the Company’s consolidated financial position and results of operations.

The Company measures fair value representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the Company utilizes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Q.	Liability for commission to underwriters

The liability to the underwriters is recorded within the scope of ASC 718 as a cash settled plan whereas the liability is recorded as a commission to be paid based on the future proceeds of the estimated warrants exercised.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 2 - Reporting Principles and Accounting Policies (cont’d)

R.	Recently Issued Accounting Standards

.
In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires an entity to disclose information about offsetting and related arrangements to enable users of financial statements to understand the effect of those arrangements on its financial position, and to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under International Financial Reporting Standards (IFRS). The new standards are effective for annual periods beginning January 1, 2013, and interim periods within those annual periods. Retrospective application is required. The Company will implement the provisions of ASU 2011-11 as of January 1, 2013. The Company expects that the adoption of ASU 2011-11 in 2013 will not have a material impact on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. An entity should apply the ASU retrospectively. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted. In December 2011, the FASB decided to defer the effective date of those changes in ASU 2011-05 that relate only to the presentation of reclassification adjustments in the statement of income by issuing ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive income in Accounting Standards Update 2011-05. The Company plans to implement the provisions of ASU 2011-05 by presenting a separate statement of other comprehensive income following the statement of income in 2012. The Company expects that the adoption of ASU 2011-05 in 2012 will not have a material impact on its consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The new standards do not extend the use of fair value but, rather, provide guidance about how fair value should be applied where it already is required or permitted under IFRS or U.S. GAAP. For U.S. GAAP, most of the changes are clarifications of existing guidance or wording changes to align with IFRS. A nonpublic entity is required to apply the ASU prospectively for annual periods beginning after December 15, 2011. The Company expects that the adoption of ASU 2011-04 in 2012 will not have a material impact on its consolidated financial statements.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 3 - Cash and Cash Equivalents

	December 31,	December 31,
	2011	2010
	U.S. dollars in thousands
In US dollars:
Cash	$17	$233
Cash equivalents	-	600
In New Israeli Shekels:
Cash	33	427
Cash equivalents	168	2,227
In Euro	22	-*

	$240	$3,487

 *           Less than $1 thousand

Note 4 - Property and Equipment, Net

	December 31,	December 31,
	2011	2010
	U.S. dollars in thousands
Cost

Furniture	$22	$22
Electronic equipment	117	128
Computers	113	110

Total	252	260

Accumulated depreciation	186	172

Net book value	$66	$88

Note 5 - Accounts Payable

	December 31,	December 31,
	2011	2010
	U.S. dollars in thousands
Suppliers	$310	$90
Credit card payable	9	9

	$319	$99

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 6 - Deposits and Liability for Employee Severance Benefits

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, based on the latest monthly salary multiplied by the number of years of employment as of the balance sheet date. This liability of the Company is partially covered by payments of premiums to insurance companies under approved plans and by a provision in these financial statements. The deposits in respect of employee severance benefits as stated in the balance sheets as of December 31, 2011 and 2010 represent contributions to manager’s insurance policies and a central fund and are stated at current cash redemption values.

Note 7 - Fair Value Measurements

In accordance with ASC 820-10, the Company’s cash equivalents and short-term deposits are classified within Level 1. This is because the cash equivalents and the short-term deposits are valued using quoted active market prices.

The Company's warrants are valued  using the binomial model. This model uses the variables of the price of the underlying stock, the strike price, the continuously compounded risk-free interest rate, the continuously compounded annual dividend yield, the time in years until the expiration of the option and the volatility of the Company's common stock. Some of the inputs to this valuation are unobservable in the market and are significant, requiring significant judgment using the best information available.

In 2011, the Company began calculating historical volatility using daily closing prices on an annualized basis, based on the Company's share price, instead of the implied volatility of the Company's Series 3 warrants, on account of the low trading volume of these warrants.

The Company recorded a financing gain of approximately $0.811 million, $2.07 million and ($3.053 million) for the years ended December 31, 2011, 2010 and 2009, respectively, and a gain of $1,481 thousand for the development stage period, resulting from revaluation of warrants to noteholders, which has been recorded in the statements of operations.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 7 - Fair Value Measurements (cont'd)

1. Assets and liabilities measured at fair value on a recurring basis are summarized below:
		Fair value measurement at reporting date using
		Quoted
		Prices
		in Active	Significant
		Markets for Identical	Other Observable	Significant Unobservable
	December 31, 2011	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Description	U.S. dollars in thousands
Cash equivalents	$168	$168	$-	$-

Total Assets	$168	$168	$-	$-

Warrants to noteholders	$603	$-	$-	$603
Liability for commission to underwriters	$8	$-	$-	$8

Total Liabilities	$611	$-	$-	$611

		Fair value measurement at reporting date using
		Quoted
		Prices
		in Active	Significant
		Markets for Identical	Other Observable	Significant Unobservable
	December 31, 2010	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Description	U.S. dollars in thousands
Cash equivalents	$2,827	$2,827	$-	$-
Short - term deposits	$1,993	$1,993	$-	$-
				-
Total Assets	$4,820	$4,820	$-	$-

Warrants to noteholders	$1,453	$-	$-	$1,453
Liability for commission to underwriters	$173	$-	$-	$173

Total Liabilities	$1,626	$-	$-	$1,626

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011
Note 7 - Fair Value Measurements (cont’d)

2.	The assumptions used in the fair value calculation for the Warrants and Convertible Notes Payable were as follows:

	As of	As of
	December 31,	December 31,	As of July 30,
	2011	2010	2008
Market price of underlying stock	1.097 NIS	2.441 NIS	2.08 NIS
Exercise price	$0.716	$0.716	$0.716
Continuously compounded risk-free interest rate for
the debt feature of the Convertible Notes Payable	0.07%	0.48%	5.04%
Continuously compounded risk-free interest rate for
Warrants	0.12-0.19%	0.84%	5.33%
Continuously compounded annual dividend rate	0%	0%	0%
Time in years until the expiration of the Convertible
Notes Payable	0.58 years	1.58 years	4 years
Time in years until the expiration of the Warrant	1.58 years	2.58 years	5 years

Volatility	56.08-60.94%	55.79%	55%

3.	The following table presents the Company’s activity for liabilities measured at fair value using significant unobservable inputs (Level 3), as of December 31, 2011:

  A.   Warrants to noteholders and liability for commission to underwriters:

Level 3
U.S. dollars
in thousands
Balance at January 1, 2009	79
Gain from revaluation included in the statement
3,053
Adjustment for foreign currency translation differences	268

Balance at December 31, 2009	3400
Initial valuation of liability for commission to underwriters	277
Gain from revaluation, included in the
statement of operations for the year ended December 31, 2010	(2,174)
Adjustment for foreign currency translation differences	123

Balance at December 31, 2010	1,626
Gain from revaluation included in the statement
of operations for the year ended December 31, 2011	(982)
Adjustment for foreign currency translation differences	(33)

Balance at December 31, 2011	$611

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 7 - Fair Value Measurements (cont’d)

             B.      Convertible notes payable.

The Company has outstanding convertible notes payable, of which the fair values have been determined using the Binomial model. Carrying amounts and the related estimated fair value of the convertible notes payable are as follows:

	December 31, 2011		December 31, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
U.S. dollars in thousands
Convertible notes payable	$2,189	$2,722	$1,187	$3,617

The difference between the carrying amounts as compared to the fair value of the convertible notes payable represents the unamortized portion of the beneficial conversion feature of the convertible notes payable.

Note 8 – Convertible Notes Payable

In July 2008, the Company carried out private placements with institutional investors (the “Investors”), whereby 3 investors received an aggregate amount (including adjustments pursuant to anti-dilution protections that were activated in January 2012, described below) of 1) 2,720,709 shares of common stock (at a price of NIS 1 per share) (the “Common Shares”), 2) non-registered convertible notes payable (the “Convertible Notes Payable”) convertible into an aggregate of up to 13,497,441 common shares (at a conversion  price of NIS 1 per share) and 3) non-registered warrants (the “Warrants”) to purchase an aggregate of up to 6,280,783 shares of common stock (at a price of NIS 1 per share), exercisable for 5 years. The Company's gross proceeds from the private placements were $3.65 million (approximately NIS 12.662 million). As long as they are not converted, the Convertible Notes Payable bear dollar - linked interest of 10% per annum, to be added to the principal (and considered as part of the principal for the purposes of conversion) for the first nine quarters and paid quarterly thereafter, for the remaining seven quarters.

The Convertible Notes Payable are convertible, in whole or in part at the option of the holder at any time prior to July 30, 2012, into a number of shares of the Company’s common stock equal to the principal amount of the notes payable, including capitalized interest accrued between July 30, 2008 and October 30, 2010, at a price of 71.6 cents per share.  The conversion price and terms of the Convertible Notes Payable are subject to certain adjustments.  The Convertible Notes Payable mature, and any principal amount thereunder not converted into shares of common stock becomes due and payable, on July 30, 2012. The Warrants are exercisable at any time prior to July 30, 2013 for a per share exercise price of 71.6 cents.

Pursuant to the terms of the agreements entered into by the Company in connection with the private placement, until such time as the Company has raised equity financing in excess of $15,000,000 (excluding any amounts invested by the Investors), if the Company issues any securities to any party for a per share purchase price, conversion price or exercise price, as applicable, less than any of the per share purchase price, conversion price or exercise price paid or payable for the shares of our common stock, convertible debentures or warrants, respectively, issued to the Investors in the transaction, the Company will be (i) obligated to issue an additional number of shares of its common stock such

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 8 – Convertible Notes Payable (cont’d)

that the number of shares originally issued to the Investors at the closing plus such number of additional of shares of its common stock equal the number of shares of its common stock that would have been issued at the price at which it sold its securities such subsequent issuance for the purchase price paid at the closing for shares of its common stock, and (ii) the conversion price of Convertible Notes Payable and the exercise price of the Warrants shall be reduced to equal the price at which its securities were sold in such subsequent issuance. For more information, see Note 14A below.

The difference between the effective conversion rate of the Convertible Notes Payable as compared to the fair market value of the Company's common stock on the date of issuance represents a beneficial conversion feature. Thus, the Company recorded discount to the Convertible Notes Payable with a corresponding increase in additional paid-in capital of $1,002,000. The aforesaid discount relating to the beneficial conversion feature is amortized to interest expense, using the effective interest method, over the four year life of the Convertible Notes Payable from the date of issuance. As of December 31, 2011, approximately $1,314 thousand of such discount has been amortized since the issuance in July 2008.

The Convertible Notes Payable were initially classified as long-term liabilities and were recorded at their initial relative fair value. The Convertible Notes Payable are presented net of unamortized discounts for the portions allocated to the Warrants, Common Shares and the beneficial conversion feature inherent in the instrument. The interest due on the Convertible Notes Payable was accrued to the value of the instrument through October 2010, and beginning January 2011, interest is being paid in cash, and no longer accrued.
Furthermore as of December 31, 2011, the liability has been classified as short-term, as it due in July 2012, if not earlier converted.

If the Convertible Notes Payable are not converted before July 30, 2012, the Company will need to pay a total of $3,621,000.

U.S. dollars in
Movement during the period:	thousands

Balance at January 1, 2009	303
Accrued interest	282
Amortization of discount for the period ended December 31, 2009	59

Balance at January 1, 2010	644
Accrued interest	299
Amortization of discount for the period ended December 31, 2010	244

Balance of Convertible Notes Payable at
December 31, 2010	1,187

Accrued interest	-
Amortization of discount for the period ended December 31, 2011	1,002

Balance of Convertible Notes Payable at
December 31, 2011	2,189

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments

A.	Liabilities for the payment of royalties to the Chief Scientist

The Company finances part of its research and development activities through grants received from the Office of the Chief Scientist (OCS) in Israel.  In consideration for the OCS grants, the Company is obligated to pay royalties at a rate between 3% and 5% of revenues from sales of the product developed with the aid of the OCS, up to repayment of the full amount of the obligation. The grants are linked to the exchange rate of the U.S. dollar and bear an agreed-upon interest rate.

Through December 31, 2011 the Subsidiary received from the OCS $2,425,000.

The financial statements do not include a liability for these grants due to the uncertainty of successful product development.

In July 2011, the Subsidiary received from the OCS approval of the new grants for two additional research and development programs with a budget of $1,590 thousand  and totaling an anticipated grant of $592 thousand.

B.	Liabilities for the payment of grant to the Israel-US Binational Industrial Research and Development Fund (BIRD)

In December 2007, the Subsidiary and the Virginia Biosciences Commercialization Center (VBCC), received approval for a grant from the Israel-US Binational Industrial Research and Development Fund (BIRD). The grant was intended to partially fund a Phase I/IIa clinical trial in pancreatic cancer at the University of Maryland and medical centers in Israel. The grant is for the lesser of up to an amount of $950,000 or 50% of the predicted expenses of the project.

In accordance with the terms of the agreements between the two companies and the BIRD Foundation, the Company will have to repay the grant within twelve months of the successful completion of the project. The Company has the option to extend the repayment period to 2 years in return for total repayment of 113% of the grant amount, to 3 years in return for total repayment of 125%, to 4 years in return for total repayment of 138%, or to 5 years or more in return for total repayment of 150% of the grant amount, subject to the approval of BIRD.

During 2010, the Company reported the successful completion of Phase I/IIa clinical trials in pancreatic cancer patients.  Consequently, the project was defined as a success.  As of December 31, 2011, the Company has an accrued liability of $400 thousand, including interest and linkage, to the BIRD Foundation, which is classified as a current liability.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments

C.	Licensing agreement

The Company's research and development activities are based on an exclusive license given to the Company to use technology protected by patent and/or applications filed for registration of patents. These patents were developed by one of the Company's founders, and were originally the property of Yissum, which was a related party of the Company.  According to the amended licensing agreement signed between Yissum, the Company and the Subsidiary in September 2007 ("the licensing agreement"), the Subsidiary was granted rights for exclusive use of the said patents. Under this amended agreement, the Company undertook to pay royalties to Yissum, at the following rates:

1.
5% of net sales which is defined as the gross amount invoiced by the Company to third parties, which are not sub-licensees, from sales of Licensed Products in an arm’s length transaction, less customary discounts as further detailed in the licensing agreement;

2.	10% of total proceeds that the Company will receive from any third party who will receive a sub-license to use the Company's technology for royalties of up to $30 million per year;

3.	6.5% of the total proceeds that the Company receives from any third party who will receive a sub-license to use the Company's technology for royalties above $30 million per year.

The licensing agreement will expire on a country-by-country basis, when the patent expires in that country, or if no patent is registered in that country, in the 9th year from the date of the first commercial sale (as defined in the licensing agreement) in that country. However, the Company is permitted to extend the licensing agreement for an additional period in each and every country, by continuing to pay royalties on the revenues from that country.  It was also agreed that if the agreement covering each country expires, as aforesaid, the Company will have a license for that country, which is not subject to its obligations pursuant to the licensing agreement, and which has no time limit. The financial statements do not include a liability for these royalties, as it not probable at this stage that they will be paid.

D.	Research and development agreement

The Company's research and development activities are carried out by the Subsidiary primarily through a laboratory research team in the Hebrew University of Jerusalem (the “University”) through its technology transfer company, Yissum. The laboratory is managed by a related party of the Company. The research is conducted under an agreement whereby the Company is obligated to pay NIS 2 million ($523 thousand) plus VAT for 2012 on a quarterly basis, for this research service. The original agreement was for a two - year period and as of the date of these financial statements, the agreement has been extended until December 31, 2012.The Company can terminate the agreement upon 90 days prior notice. If the agreement is terminated prior to the end of the research period, the Company shall immediately pay Yissum for the research actually performed and for personnel obligations of Yissum made before the receipt of such written notice or which arise as a result of the termination. As of December 31, 2011, and 2010 the Company has recorded a prepaid expense of approximately NIS 270 thousand ($70 thousand), and NIS 202 thousand ($57 thousand) in respect of this agreement, respectively.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments (cont’d)

E.	Indemnification agreements

1.
The Company has undertaken to indemnify Yissum and the Hebrew University of Jerusalem and any person acting on its behalf and any of their directors, officers, employees and representatives (herein referred to as “Indemnitees”) from and against any liability including, without limitation, product liability, damages, losses or expenses including reasonable legal fees and litigation expenses incurred by or imposed upon the Indemnitees (collectively, “Losses”) only by reason of Company’s acts and/or omissions and/or which derive from Company’s use, development, manufacture, marketing, sale and/or sublicensing of the licensed technology except to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of Indemnitees.

Additionally, upon the commencement of any clinical trial, the Company is obligated to procure and maintain comprehensive clinical trial liability insurance in amounts commensurate with accepted commercial practice. All required insurance will be at the Company’s sole cost and expense. The Company acquired a clinical trial insurance policy providing Yissum as an additional named insuree. The Company is obligated to obtain comprehensive general liability insurance which shall provide contractual liability coverage for the Company’s indemnification under its agreement with Yissum (See D above). As of December 31, 2011, the Company is in compliance with the terms of the agreement.

2.
In July 2006, the Company approved the granting of letters of indemnification to directors and officers serving at that time and in the future. In this context, the Company committed that in addition to the terms of indemnification established in its Articles of Incorporation, it would indemnify each of the Directors and Officers for debts or expenses, as detailed in the letter of indemnification, borne on account of activities performed by virtue of their position as Directors and Officers of the Company or of another company, partnership, joint venture, etc. connected directly or indirectly with one or more of the events detailed in the letter of indemnification. See also indemnification in G below.

F.	Clinical Trial Agreements between the Company and Medical Centers in the U.S. and Israel (collectively, “Hospitals”)

1.
The Company signed clinical trial agreements with medical centers in Israel, and with BCG Oncology in the U.S., under which the Hospitals will carry out a clinical trial study relating to the clinical development of the Company’s developing drug therapy in patients with superficial bladder cancer and subject to compliance with the requirements set forth in the agreement. In consideration of the Hospitals’ undertaking to conduct the study and for the performance of its obligations, the Company agrees to pay the Hospitals based upon the number of patients, time enrolled and number of treatments, and shall provide, at the Company’s sole expense, the study drug required for the performance of the study as set forth in the agreement.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments (cont’d)

F.	Clinical Trial Agreements between the Company and Medical Centers in the U.S. and Israel (collectively, “Hospitals”) (cont’d)

2.
The Company signed clinical trial agreements with medical centers in Israel under which the Hospitals will carry out a clinical trial study relating to the clinical development of the Company’s developing drug therapy in patients with ovarian cancer and subject to compliance with the requirements set forth in the agreement. In consideration of the Hospitals’ undertaking to conduct the study and for the performance of its obligations, the Company agrees to pay the Hospitals based upon the number of patients, time enrolled and number of treatments, and shall provide, at the Company’s sole expense, the study drug required for the performance of the study as set forth in the agreement.

3.
The Company signed clinical trial agreements with medical centers in Israel and in the USA under which the Hospitals will carry out a clinical trial study relating to the clinical development of the Company’s developing drug therapy in patients with pancreatic cancer and subject to compliance with the requirements set forth in the Agreement. In consideration of the Hospitals’ undertaking to conduct the study and for the performance of its obligations, the Company agrees to pay the Hospitals based upon the number of patients, time enrolled and number of treatments, and shall provide, at the Company’s sole expense, the study drug required for the performance of the study as set forth in the agreement.

G.	Clinical Trial Agreements between Hebrew University of Jerusalem and the Company and Medical Centers in the U.S. and Israel (collectively, “Hospitals”)

The University and the Company committed to indemnify the Hospitals, the study staff, and the employees and/or officers and/or representatives of any of the parties listed above (“Beneficiaries”) from and against all claims, demands, causes of action and suits of whatsoever kind or nature based on damages claimed to have been caused as a result of the performance of the Study and/or any procedures prescribed in the Protocol and/or pertaining to the study (“Loss”) conditional to the following conditions: (i) the Loss was not caused as a result of negligence or misconduct of the Beneficiaries; and (ii) the Beneficiaries performed the study in accordance with the Protocol and the additional requirements set in the clinical trial agreement. The Company shall obtain and maintain at all times during the term of clinical trial agreement and thereafter for a period not less than the applicable statute of limitations, a comprehensive general liability insurance policy for reasonably cognizable claims arising from the activities to be undertaken pursuant to clinical trial agreement in the minimum amount of $5 million dollars per incident. As of December 31, 2011, the Company is in compliance with the terms of the agreement and is not aware of any need for such indemnification as discussed above.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments (cont’d)

H.	Operating leases

1.	Vehicles

The Company has lease agreements for 12 vehicles for 24 - 36 months each. As required by the agreements, the Company deposited a security deposit to ensure the fulfillment of its contractual commitment. At December 31, 2011, the balance of the deposit was approximately $30 thousand (NIS 117 thousand) and represents the last three months of the lease. The deposit is linked to the Israeli CPI and does not bear interest.
The minimum annual payments in connection with the agreement are as follows:
U.S. dollars
in thousands
2012	$76
2013	$42
2014	$5

2.            Rental Agreement

In November 2006 the Company entered into a rental agreement for its offices for a 24 month period with an option to extend. The latest extension of the rental agreement is for an additional period of 12 months until September 16, 2012. The monthly rent (including maintenance fee and parking) is $5 thousand + VAT. The Company presented the lessor with a bank guarantee in the amount of $15 thousand to ensure fulfillment of its contractual obligations.

The following table summarizes the Company’s rent expense for the periods presented:

	Year ended December 31,	Year ended December 31,	Year ended December 31,	Cumulative from inception to December 31,
	2011	2010	2009	2011
	U.S. dollars in thousands
Rent expense	$60	$50	$48	$289

The minimum future annual payments in connection with the agreement are as follows:

U.S. dollars in thousands
2012	$43

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 9 - Contingent Liabilities and Commitments (cont’d)

I.	Consulting Agreements

As of July 2008, the Company entered into an agreement with Tikcro Technologies Ltd., whereby in exchange for consultancy services provided by it, the Company will pay Tikcro Technologies Ltd. an annual amount of $30 thousand, 63,939 shares of common stock and reimbursement of expenses. In the first year of the agreement the Company recorded a provision in the amount of $40 thousand in connection with the abovementioned shares, as they had not been issued. The Company believes that it did not receive the consultancy services, as provided for in the agreement, for that year. Therefore, the Board of Directors of the Company, with the advice of its legal advisor, decided to cancel the provision.

Following disagreements between the Company and Tikcro Technologies Ltd. regarding the scope of consulting services provided to the Company between July 2008 and July 2009 (the first year, as described above), and following the request of the parties to attempt arbitration (which had not yet commenced), the Company and Tikcro agreed that the Company would pay Tikcro half of the agreed consulting fee for the aforementioned period, in return for mutual waivers of claims regarding this matter,  During 2011 the general meeting approved the agreement. Accordingly, the Company accrued $30 thousand for such payment.

J.	Liabilities for the payment of royalties to the Jerusalem Development Authority (JDA)

In November 2009, the Company received from the JDA a grant of $35 thousand. In accordance with the terms of the agreement between the Company and the JDA, the Company is obligated to pay royalties at a rate of 4% of revenues from sales of the product developed, up to an amount equal to the grants received. The grant is linked to the Israeli Consumer Price Index.

The financial statements do not include a liability for these grants due to the uncertainty of successful product development.

K.
Pursuant to an agreement signed with the Company's CEO, he is entitled to receive a bonus at such time as the Company shall raise an aggregate amount of $10 million, between January 30, 2010 and until the termination of his employment with the Company, in any form, except for loans from financial institutions and grants under the auspices of the Israeli Ministry of Industry, Trade and Labor, such as Chief Scientist grants and bi-national funds. The amount of the bonus will be $100,000, subject to a deduction of a pro-rata portion based on the funds raised provided by investors from which the Company has received funds or assets prior to January 30, 2010. As of December 31, 2011, the Company has recorded a short-term liability of $84 thousand (approximately NIS 300 thousand) in respect of this agreement based on past amounts raised with the expectation that the total will be reached with the in year.

L.
During August 2011, the Company signed a framework agreement for management of clinical trials that will be conducted abroad.  Under the terms of the agreement, the Company paid an advance of $367 thousand, which was recorded in prepaid expenses and in long-term other assets.

M.
During October 2011, the Company signed an agreement for the purchase of materials for conducting clinical trials in a total amount of $850 thousand.  The Company paid an advance of $167 thousand, which was recorded in prepaid expenses, as the goods had not yet been received as of December 2011.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 - Stockholders' Equity

A.	Stock splits

1.           In November 2005, the Company's board of directors approved a 1:30 split of the Company's stock. Therefore, the number of authorized and issued shares of the Company increased from 100,000 to 3,000,000.  At the same time, the Company's board of directors approved a further increase in the number of authorized shares to 6,137,609, comprised of 5,000,000 shares of common stock, $0.01 par value and 1,137,609 shares of Series A convertible preferred stock par value of $0.01. The stock split was reflected retroactively from inception.

2.           In July 2006, the Company’s board of directors approved a 1:2.855 split of the Company’s stock. The stock split was reflected retroactively from inception.

B.	Composition

	As of December 31, 2011		As of December 31, 2010
Number of shares
		Issued and		Issued and
	Authorized	outstanding	Authorized	outstanding
Common stock, $0.01 par
value each	65,000,000	26,685,022	65,000,000	26,361,083

C.	Issued Common Stock and Preferred Stock

1.	In October 2004, the Company issued 4,282,500 shares of common stock to two of the Company's founders, for no consideration, as founders’ shares.

2.
In November 2005, pursuant to an agreement signed in October 2005, the Company issued 360,955 shares of common stock to Yissum, resulting from the conversion of stockholder loans totaling $300 thousand.

3.
In December 2005, the Company issued 2,854,532 shares of Series A convertible preferred stock for consideration of $2,296,000, net of expenses incurred in connection with the fund raising of $76 thousand, including $473 thousand which was in transit at the balance sheet date and was recorded in 2006.

During the first quarter of 2006, the Company issued 397,057 shares of Series A convertible preferred stock for consideration of $295 thousand, net of expenses incurred in connection with the fund raising of $35 thousand. In March 2006, the Company issued to Yissum 72,192 shares of Series A convertible preferred stock in consideration for expenses paid by Yissum on the Company’s behalf of $60 thousand.

The Series A convertible preferred stock conferred, inter alia, voting rights, preferential rights in all that relates to the distribution of the Company's assets upon liquidation and income from a merger or acquisition of all or most of the Company's shares or assets and anti-dilution rights if the Company allots shares or rights to shares at a price below that paid by the Series A convertible preferred stockholders.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

 Note 10 - Stockholders' Equity (cont’d)

C.	Common Stock (cont’d)

4.	In August 2006, the Company filed a prospectus for an initial public offering on the TASE offering to the public the following securities:

a.	Common stock - 3,200,000 quoted shares, $0.01 par value each.

b.	Series (1) Warrants – 2,500,000 quoted option warrants that were exercisable into 2,500,000 common shares until August 18, 2008, $0.01 par value, at an exercise price of $2.12 each. (See 10D below).

c.
Series (2) Warrants – 2,500,000 quoted option warrants that were exercisable into 2,500,000 common shares until August 11, 2010, $0.01 par value, at an exercise price of $2.65 each. These warrants expired during 2010.

d.	The marketable securities were offered to the public in 100,000 units that were composed of 32 ordinary shares, 25 Series (1) Warrants and 25 Series (2) Warrants, at a price of $55.89 per unit.

The offering was consummated on August 14, 2006 upon the issuance of 3,200,000 shares of Common Stock, 2,500,000 Series 1 Warrants and 2,500,000 Series 2 Warrants. The gross proceeds received by the Company totaled $5,653,000. The expenses incurred in connection with the public offering totaled $1,035,000, of which $358 thousand was due to warrants granted to underwriters. The net proceeds of the offering was allocated between stock and warrants based on their relative fair values.

5.
In conjunction with the Company’s initial public offering on the TASE, the 3,323,781 of Series A convertible preferred shares were converted into shares of common stock, $0.01 par value, on a 1:1 basis. The conversion was completed on August 14, 2006.

6.
In May 2008, the Company executed a private placement allocation of 650,000 common shares to Clal Biotechnology Industries Ltd. (“CBI”) at a price of NIS 3.52 per share, the average closing price of the Company’s shares on the TASE over the thirty trading days preceding the Company’s Finance Committee recommendation to approve the transaction. The gross proceeds of the allocation of $653 thousand, less $16 thousand in allocated expenses, was credited to additional paid-in capital upon the allocation of Company shares to CBI.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 - Stockholders' Equity (cont’d)

C.	Common Stock (cont’d)

7.
In July 2008, the Company carried out private placements with institutional investors (the “Investors”), whereby 3 investors received an aggregate amount of 1) 1,222,780 shares of common stock (at a price of 59.7 cents per share) (the “Common Shares”), 2) non-registered convertible notes payable (the “Convertible Notes Payable”) convertible into an aggregate of up to 5,058,002 common shares (at a conversion  price of 71.6 cents per share) and 3) non-registered warrants (the “Warrants”) to purchase an aggregate of up to 6,280,783 shares of common stock (at a price of 71.6 cents per share) exercisable for 5 years. The Company's gross proceeds from the private placements were $3,650,000 (NIS 12,662,000).

The $3,650,000 of proceeds from the private placements were first allocated to the Warrants, which were classified as a derivative Iiability. The Warrants are considered derivatives since they are not indexed solely to the Company’s own stock, as they must be settled in a currency other than the Company’s functional currency, and the Warrants meet all of the characteristics of a derivative instrument. The allocation was based on their fair value, and the residual amount was allocated among the Common Stock and the Convertible Notes Payable based on their relative fair values (see Note 8).

The Warrants were recorded as a liability, as mentioned above, with a corresponding discount to the Convertible Notes Payable, based on their fair values, and are revalued at each reporting date. Changes in the fair value are included in the Statement of Operations. During 2011 the fair value of the Warrants decreased by $850,000, of which $811,000 is recorded in the statement of operations in revaluation of warrants income (the primary drivers of this change are described in a table further on in this note) and $40 thousand is included in other comprehensive loss representing foreign currency translation differences.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 - Stockholders' Equity (cont’d)

C.	Common Stock (cont’d)

U.S. dollars
in thousands
Allocation of proceeds:

Issuance of Common Stock	12
Additional Paid-in Capital resulting from issuance of Common stock	262
Discount resulting from the issuance of Warrants	1,828
Discount resulting from the Beneficial Conversion Feature	1,372
Initial value of Convertible Notes Payable at July 30, 2008	176

Total proceeds	$3,650

8.
With respect to the agreement discussed in note 9I, 63,939 shares of common stock were issued for each of the consulting years 2009-2010, 2010-2011 and 2011-2012 (the latter after the reporting date) to Tikcro Technologies Ltd. for consultancy services. See Note 9I.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders’ equity (cont’d)

C.	Common Stock (cont'd)

9.
During March 2010, the Company received an aggregate investment of NIS 12,265,000 (approximately $3.285 million) from a number of investors. In return, the Company allocated an aggregate amount of 4,157,500 shares, at a price per share of NIS 2.95 (approximately $0.78) and 4,157,500 non-registered warrants (the “Warrants”) to purchase 4,157,500 shares of common stock. The Warrants are exercisable at a price per share of NIS 4.25 (approximately $1.12) for four years. The net proceeds, after deducting the issuance costs of $591 thousand, were recorded as additional paid in capital in exchange for the shares issued to the investors.

Additionally, the Company entered into an agreement with underwriters in connection with its private offering and issued 415,750 warrants (“Series 3/10”) that are exercisable into 415,750 common shares, $0.01 par value to the underwriters. The warrants can be exercised, either in part or in whole, for a period of four years at an exercise price of NIS 4.25 (approximately $1.12) each. As part of the agreement, the underwriters are entitled to receive a cash commission of 3% of the future proceeds of warrants exercised.
The Company recorded $226 thousand for the warrants in issuance costs as measured according to the Black-Scholes-Merton option-pricing model and an additional amount of $122 thousand was recorded as a liability for commission to underwriters.

10.	In November 2010, the Company filed a prospectus for a public offering on the TASE, offering to the public the following securities:

a.	Common stock - 5,634,970 quoted shares, $0.01 par value each.

b.
Series (3) Warrants – 2,817,485 quoted option warrants that are exercisable into 2,817,485 common shares until November 17, 2012, $0.01 par value, at an exercise price of NIS 3.69 (approximately $1.01) each.

c.
Series (4) Warrants – 2,817,485 quoted option warrants that are exercisable into 2,817,485 common shares until November 17, 2014, $0.01 par value, at an exercise price of NIS 4.43 (approximately $1.21) each.

d.
The marketable securities were offered to the public in 563,497 units that were composed of 10 ordinary shares, 5 Series (3) Warrants and 5 Series (4) Warrants, at a price of NIS 33 (approximately $9.03) per unit.

The offering was consummated on November 18, 2010 upon the issuance of 5,634,970 shares of Common Stock, 2,817,485 Series 3 Warrants and 2,817,485 Series 4 Warrants. The gross proceeds received by the Company totaled $5,104,000 (NIS 18,595 thousand). The expenses incurred in connection with the public offering totaled $908,000, of which $75 thousand was due to warrants granted to underwriters and an additional amount of $155 thousand was recorded as a liability for commission to underwriters. In addition the Company recorded a decrease in deferred stock issuance costs in an amount of $178 thousand to additional paid in capital.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders’ equity (cont’d)

11.
  Subsequent to balance sheet date, on January 24, 2012, after obtaining approval from the audit committee, the board of directors and a general meeting of its shareholders, the Company executed an exceptional private placement, in accordance with agreements with various investors, of 11,144,400 of its shares of common stock ($0.01 par value each) that were allotted against total consideration of NIS 11,144,400 ($3 million), at a price of NIS 1.00 per share.  Among the investors was CBI, which is deemed a joint-controlling shareholder in the Company, for the purpose of approving transactions with interested parties, and since execution of the offering, is deemed the Company's controlling shareholder.

Under the terms of the private placement, 8,199,400 shares of the Company common stock were allotted to CBI, whereby after the private placement, CBI's shareholding percentage in the issued and paid-off capital of the Company and the voting rights therein rose from 14.37% to 31.64%.  Most of the investors that participated in the private placement were existing shareholders, which had invested in the Company in the past.

The share price in the private placement led to invoking the adjustment formulas prescribed in the investment agreements from 2008, between the Company and CBI, Tickro Technologies Ltd. and the Compensation Fund of Employees of Hebrew University in Jerusalem Ltd. ("2008 Investors").  Consequently, (1) a total of 1,500 thousand common shares were allotted to 2008 Investors; (2) the exercise price of the warrants received by 2008 Investors was changed from $0.716 per share to NIS 1 per share; and (3) the number of common shares deriving from the conversion of the convertible loans given by 2008 Investors to the Company (to the extent the loans are converted) was increased by 8,400 thousand shares, subject to approval by a general meeting of the Company's shareholders, to increase the Company's authorized capital (see the note on subsequent events).

D.	Treasury Stock

During August 2008, the Subsidiary purchased 1,812,756 Series 1 Warrants of the Company from a third party at a price of NIS 0.02 each. The Subsidiary exercised these warrants for common stock at a strike price of NIS 9.73 per share, paid to the Company by an equity investment of the Company in the Subsidiary. During the year ending December 31, 2009, the Company sold 1,812,756 shares of treasury stock, at an average price of NIS 3.38 (approximately $0.865) per share, and total proceeds of $1,568,000. Following the sale, the Company did not hold any shares of treasury stock. The difference between the total proceeds and the initial relative cost of the treasury stock in the amount of $3,383,000 was recorded as an increase to the accumulated deficit.

E.	Stock Option Plans

1.
The Company provides for direct grants of common stock, and common stock options to employees and non-employees through the 2004 Stock Option Plan (the 2004 Plan) and the 2007 Stock Option Plan (the 2007 Plan).

The Company’s stockholders approved the 2004 Plan in November 2004, following its adoption by the Company’s board of directors. Under the 2004 Plan, the Company may grant stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards to officers, directors, employees, consultants and other persons who provide services to the Company. The total number of Company shares of common stock reserved and available for grant under the 2004 Plan was set at 2,024,003. As of December 31, 2011, all options available under the 2004 Plan have been allocated, and no further options are available.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders' Equity (cont'd)

In January 2007, the Company’s Board of Directors approved the 2007 Plan. Under the 2007 Plan, the Company may grant stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards to officers, directors, employees, consultants and other persons who provide services to the Company. The total number of Company shares of Common stock reserved and available for grant under the 2007 Plan was set at 2,000,000 upon its adoption and was increased during 2010 by an additional 750,000, after which the Board of Directors abolished the limit of options available under the 2007 Plan.

All options expire ten years after grant date and may be exercised following the employee’s termination by the Company for any reason other than cause, for a period of between 3-12 months. Vesting terms are not defined in the Plans but are determined by the Company’s board of directors at the time of the grant.

2.
The stock option plans were approved in accordance with Section 102 of the Israeli Income Tax Ordinance (for the Israeli employees) as a "capital track" plan, whereby the options will be deposited with a trustee for a period of at least two years when the options were granted.  The option recipients will pay tax deriving from the benefit at the time the shares are realized, but no expense related to them will be recognized for tax purposes by the Company.  The options to the consultants, which could not be recorded under Section 102 of the Israeli Income Tax Ordinance, will be taxed to their recipients as ordinary income, when the options are exercised, under Section 3(I) of the Israeli Income Tax Ordinance.

F.          Allotment of stock options to employees, directors and consultants of the Company and the Subsidiary as of December 31, 2011

The expenses recorded in the statement of operations on account of stock-based transactions were $310 thousand, $395 thousand and $240 thousand for the years ending December 31, 2011, 2010 and 2009, respectively, and $2,304 thousand for the development stage period (cumulative from inception).

The options that were granted in 2004 were with a par value exercise price. Due to the par value amount of $0.01, the fair value of these options was estimated to be equal to the Company’s share price at the grant date, based on stock issuances that took place surrounding the grant date.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders' Equity (cont'd)

The assumptions used in the valuation of the options granted in 2006, 2008, 2009, 2010 and 2011, based on the Black–Scholes-Merton model, are as follows:

				Estimated value
		Expected		of the stock
		average term of		price on the
Year	Volatility	the option	Risk-free rate	grant date*
2006	0.6	3 years	4.07%-5.00%	$0.83-$1.45
2008	0.6	10 years	6.3705%	$0.10
2009	0.8	10 years	4.9553%	$0.63
2010	0.9	7-10 years	4.9737%	$0.88
2011	0.75-0.81	10 years	3.83%-4.69%	$0.38-$0.72

*	The market price is fixed in New Israeli Shekel that are translated at exchange rate on date of grant.

The fair value of options granted to non-employees has been computed and accounted for in accordance with ASC subtopic 505-50 and 718-10, and was measured according to the Black-Scholes-Merton option-pricing model with the parameters discussed in the table below, and unvested options are revalued at the end of each reporting period.

Year	Volatility	Contractual term of the option	Share price as of December 31,	Risk-free rate
2008	0.6	10 years	NIS 0.405	6.3705%
2009	0.8	10 years	NIS 2.435	4.9553%
2010	0.9	10 years-7	NIS 2.441	4.9737%
2011	0.75	10 years	NIS 2.61	4.69%

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders' Equity (cont'd)

G.	Options outstanding

1.	The following table summarizes information about stock options outstanding as of December 31, 2011:

Options outstanding			Options exercisable
	Weighted			Weighted
	average			average
	remaining	Weighted		remaining	Weighted
	contractual	average		contractual	average
Number	term	exercise	Number	term	exercise
outstanding	(years)	price	outstanding	(years)	price
149,888	3.00	$0.01	149,888	3.00	$0.01
78,426	4.55	$0.08	78,426	4.55	$0.08
612,300	6.92	$0.33	561,652	6.92	$0.33
180,000	6.92	$0.60	180,000	6.92	$0.60
679,000	7.92	$0.84	602,875	7.92	$0.84
80,000	5.99	$0.84	60,000	6.24	$0.84
56,250	8.17	$0.93	56,250	8.17	$0.93
330,888	9.17	$0.79	144,755	9.17	$0.79
560,000	9.75	$0.64	67,500	9.75	$0.64
2,726,752	7.74	$0.60	1,901,346	7.12	$0.60

The aggregate intrinsic value of options outstanding and exercisable as of the reporting date was $58 thousand. Intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the quoted price of the Company’s common stock as of the reporting date.

			Remaining
	Number of		Contractual
	options granted	Exercise price	Term	Fair value
Consultants	242,188	$0.01-$0.79	3-9.17 years	$0.06-$1.18
Directors	216,250	$0.597-$0.93	6.92-8.17 years	$0.04-$0.88
Employees	2,268,314	$0.08-$0.84	4.55-9.75 years	$0.06-$1.60

Total	2,726,752

The stock options with exercise prices fixed in New Israeli Shekel are translated at year-end exchange rates.

Note 10 – Stockholders' Equity (cont'd)

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

G.	Options outstanding (cont'd)

2.           The following table summarizes the Company’s stock option activity during 2011:
		Weighted
	Number of	average exercise
	stock options	price
Balance outstanding at January 1, 2011	2,271,176	$0.56

Granted:
Employees	890,888	$0.72
Consultants	20,000	$0.79
Forfeited	(182,812)	$0.89
Expired	(12,500)	$0.51
Exercised	(260,000)	$0.33

Balance outstanding at December 31, 2011	2,726,752	$0.6

During 2009, no options were exercised. During 2010, 212 thousand options were exercised at an exercise price between $0.01 and $0.597 per share. During 2011, 260 thousand options were exercised at an exercise price of $0.33 per share. For the years ending December 31, 2011, 2010 and 2009, the Company received $97 thousand, $64 thousand and $0 thousand, respectively, from the exercise of options, and additional paid-in capital increased accordingly. The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $57 thousand, $105 thousand and $0 thousand, respectively.

In 2011, the Board of Directors issued options to purchase 910,888 shares of common stock to employees, at a weighted-average exercise price of 2.65 NIS each and a weighted-average fair value of 1.49 NIS each. According to the conditions of the options grant, 780,888 of these options were to vest over 16 equal quarterly portions (adjusted for regulatory delays in obtaining TASE approval), and 130,000 are milestone-based. These options have no intrinsic value as of the reporting date.

3.	Performance-based options

An additional grant of 150,000 options was subject to market and performance based conditions. No share-based payment expense has been recorded in the statement of operations with respect to this award of 150,000 contingent options due to the milestone not having been reached. These options expired in April 2011.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 10 – Stockholders' Equity (cont'd)

G.	Options outstanding (cont'd)

4.          As of December 31, 2011, there was $147 thousand of unrecognized compensation cost, related to nonvested stock options granted under the Company’s various stock option plans. That cost was expected to be recognized as follows (in thousands):

Year ending December 31	$
2012	$95
2013	43
2014	8
2015	1

$147

H.	With regard to the consultancy agreement described in note 9, the company issued 127,878 shares of common stock in 2011 and 2010.

I.
On March 28, 2010, the Company entered into an agreement with underwriters in connection with its private offering. Upon signing of the agreement, the Company issued 415,750 warrants to the underwriters, par value $0.01. The warrants can be exercised, either in part  or in whole, for a period of four years at an exercise price of NIS 4.25 (approximately $1.12) each. (See Note 10C above).

J.
On October 28, 2010, the Company signed an agreement with underwriters in connection with its public offering on the Tel Aviv Stock Exchange. Upon the signing of the agreement, the Company issued 197,224 warrants (series 4) to the underwriters. The warrants can be exercised, either in part or in whole, for a period of four years at an exercise price of NIS 4.43 (approximately $1.21) each. As part of the agreement the underwriters are entitled to receive a cash commission of 3% of the future proceeds of warrants exercised. (See Note 10C above).

K.	Dividend Distribution Policy

In the Company’s prospectus published on August 3, 2006, the Company stated that in light of the fact that it had incorporated in the U.S., an agreement had not yet been reached with the clearing-house of the Tel Aviv Stock Exchange (“TASE”) concerning procedures to apply when the Company distributes dividends – specifically as it regards the withholding of tax under U.S. law and required reporting. Therefore, the Company committed not to distribute dividends or any other payment to stockholders until an agreement is formalized with the TASE on this matter. The Company further committed to act to finalize such an agreement as soon as possible. As of the balance sheet date, an agreement has not been finalized.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 11 - Taxes on Income

A.           Tax laws applicable to the Company

The Parent is taxed under the laws of the United States, and was also registered as a tax reporting company in Israel.
The Subsidiary is taxed under the Israeli Income Tax Ordinance and Income Tax (Inflationary Adjustments) Law - 1985.

B.           Tax rates applicable to the Company

1.           The Parent
The federal tax rates applicable to the Parent, which is incorporated in the United States, are the (progressive) corporate tax rates of up to 35%.

At December 31, 2011, the Parent had net operating loss (“NOL”) carryforwards in the US amounting to $3.9 million, which will expire beginning in 2025 to 2031. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOL and tax credits in the event of an ownership change of a corporation. Thus, in accordance with Internal Revenue Code, Section 382, the Company’s IPO and recent financing activities, may limit the Parent’s ability to utilize its NOL and credit carryforwards although the Parent has not yet determined to what extent.
Additionally, for Israeli income tax purposes, the Parent had net operating loss (“NOL”) carryforwards in the amount of NIS 12 million (approximately $3 million).

2.           The Subsidiary
The Subsidiary is taxed under the Israeli Income Tax Ordinance. On July 14, 2009, the Israeli Parliament (the Knesset) enacted an amendment to the Income Tax Ordinance (No. 147), the Law for Economic Efficiency, which stipulates, inter alia, that the corporate tax rate will be gradually reduced to the following tax rates: 2009 – 26%; 2010 – 25%; 2011 – 24%; 2012 – 23%, 2013 – 22%, 2014 – 21%, 2015– 20% and 2016 and thereafter – 18%.
On December 5, 2011, the Knesset passed the Amendment to the Tax Burden (Legislative Amendments) Law, 2011.  According to the Law, the tax reduction, prescribed in the Economic Efficiency Law, as above, was cancelled, and the corporate tax rate will be 25% commencing the tax year 2012 and thereafter.
These amendments did not have a material effect on the financial position of the Company.
At December 31, 2011, the Subsidiary had NOL carryforwards in Israel amounting to NIS 64 million (approximately $16.7 million) and capital loss carryforwards of NIS 12 million (approximately $3 million), which under the current tax law can be carried forward indefinitely.

The Company selected 2009 as the "election year" in accordance with the Law for the Encouragement of Capital Investments -1959 (hereafter- the Encouragement Law). Income generated by a "Beneficiary Enterprise" will be exempt from tax for 10 years. The benefits are contingent upon compliance with the terms stated in the Encouragement Law, which includes the receipt of approval to be considered a technology company.  The Company is in the process of obtaining such approval.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 11 – Taxes on Income (cont'd).

C.	The components of loss (income) before income taxes were:

				Amounts
				accumulated
				during
				development
	2011	2010	2009	stage
	U.S. dollars in thousands
US	$1,432	$(740)	4,202	$4,985
Non-US	4,583	2,916	2,601	20,336

	$6,015	$2,176	6,803	$25,321

D.	Income tax expense (benefit)

Income tax benefit attributable to income from continuing operations consists of the following:

	Current	Deferred	Total
U.S. dollars in thousands
Year ended December 31, 2011:	$-	$-	$-

Year ended December 31, 2010:	-	-	-

Year ended December 31, 2009:	-	-	-

Amounts accumulated during development stage	$-	$-	$-

Income tax expense (benefit) for the years ended December 31, 2011 and 2010 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

	Years ended December 31
			Amounts
			accumulated
			during
			development
	2011	2010	stage
	U.S. dollars in thousands
Loss before taxes on income	6,015	2,176	25,321
Tax rate	34%	34%	34%
Computed “expected” tax benefit	$(2,045)	$(740)	$(8,609)
Non-deductible stock-based compensation	83	116	708
Fair valuation adjustment of Warrants	65	(601)	(34)
Fair valuation adjustment of underwriters' commission	(58)	(104)	(162)
Foreign tax rate differential	458	262	1,451
Other	-	2	16
Change in valuation allowance	1,497	1,065	6,630

Actual income tax expense (benefit)	$ -	$ -	$ -

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 11 – Taxes on Income (cont'd)

            E. Deferred tax assets and liabilities

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out as follows:

	Years ended December 31
	2011	2010
	U.S. dollars in thousands
Deferred tax assets:
Net operating and capital loss carryforwards	$6,298	$4,045
Deferred research & development charge	512	325
Liability for accrued vacation pay	20	12
Liability for employee severance benefits, net	11	-

Total gross deferred tax assets	6,841	4,382

Valuation allowance	(6,841)	(4,374)

Total net deferred tax assets	-	8

Deferred tax liabilities:
Asset for employee severance benefits, net	-	(8)

Total gross deferred tax liabilities	-	(8)

Net deferred tax asset	$ -	$ -

Because of the Company’s lack of earnings history, management believes that it is more likely than not that the Company will not realize the benefits of these deductible temporary differences. Accordingly, its deferred tax assets have been offset by valuation allowance at December 31, 2011 and 2010. The net change in the total valuation allowance for the years ended December 31, 2011 and 2010, was an increase of $2,467 thousand and $790 thousand, respectively, and $6,841 thousand for the development stage period.

F.	Accounting for uncertainty in income taxes

For the years ended December 31, 2011 and 2010 and for the development stage period, the Company did not have any unrecognized tax benefits and thus, no interest and penalties related to unrecognized tax benefits were recognized. In addition, the Company does not expect that the amount of unrecognized tax benefits will change substantially within the next 12 months.
The Parent and its Subsidiary file income tax returns in the U.S. federal jurisdictions and non-U.S. jurisdictions. The Parent’s U.S. federal income tax returns are open to examination by the Internal Revenue Service for the tax years beginning in 2008. The Subsidiary's Israeli income tax returns remain subject to examination by the Israeli Income Tax Authority for the tax years beginning in 2008. Subsequent to balance sheet date, in January 2012, the Israeli Income Tax Authority began an audit of the Company's and Subsidiary’s income tax returns for the tax years 2008-2010. The Subsidiary is currently in deliberations with the Income Tax Authority, and no formal findings have been received.

BioCancell Therapeutics Inc. and Subsidiary
(Development Stage Company)

Notes to the Consolidated Financial Statements as of December 31, 2011

Note 12 – Related Party Transactions

	Year ended December 31,	Year ended December 31,	Year ended December 31,	Cumulative from inception to December 31,
	2011	2010	2009	2011
	U.S. dollars in thousands
Business consulting fees paid to related companies	$98	$81	$3	$253

A.	As of December 31, 2011, of the business consulting fees that was paid to related companies, $30 thousand is recorded in accrued expenses (See Note 9I).

B.
In May 2011, the Company purchased a Directors and Officers insurance policy for the Company, limited to a liability of five million dollars ($5,000,000) per claim and in aggregate during the term of the policy ($1,500,000 for US securities claims). The term of the policy is until May 21, 2012. The annual cost of the premium for the insurance policy is $19 thousand. Officers are not required to pay a deductible, while the deductible for the Company is $7.5 thousand throughout the world except for the USA and Canada, where the deductible for the Company is $50 thousand ($150 thousand for SEC-related claims).

C.	In July 2006, the Company approved the granting of letters of indemnification to directors and officers serving at that time and in the future (see Note 9E).

D.	As described in Note 9I, the Company entered into an agreement with Tikcro Technologies Ltd., an investor in the July 2008 private placement transaction, whereby it would receive consultancy services.

E.	On May 15, 2008, the Company executed a private placement allocation of 650,000 shares of common stock to Clal Biotechnology Industries Ltd. (“CBI”) as described in Note 10C.

F.
On July 30, 2008, the Company carried out private placements with institutional investors (the “Investors”), whereby 3 investors received common stock, non-registered Convertible Notes Payable and Warrants as described in Note 10C.

G.
On December 4, 2011, per the recommendation of the audit committee of the Board of Directors of the Company (the "Board of Directors"), the Board of Directors resolved to accept commitments received from Clal Biotechnology Industries Ltd. ("CBI") and other investors (collectively, the "Investors") to participate in a private placement of shares of Common Stock of the Company as described in Note 10C.

Note 13 - Financial Instruments and Risk Management

A.           Concentration of credit risk

Financial instruments that may subject the Company to significant concentrations of credit risk consist mainly of cash and cash equivalents and deposits in respect of employee severance benefits.
Cash, cash equivalents and short-term deposits are maintained with major financial institutions in Israel. Deposits in respect of employee severance benefits are maintained with major insurance companies and financial institutions in Israel.

B.           Concentrations of business risk

The Company uses materials required for our research and development activities that are currently available from a limited number of sources. The Company believes that it will not experience delays in the supply of critical components in the future. If the Company experiences such delays and there is an insufficient inventory of critical components at that time, the Company's operations and financial results would be adversely affected.

Note 14 – Subsequent events

A.
Further to Note 10C11, on January 24, 2012, the Company consummated a private offering, whereby investors, including CBI, received an aggregate amount of 11,144,400 shares of common stock at a price of NIS 1.00 (approximately $0.27) per share. The aggregate gross proceeds were NIS 11,144,400 (approximately $2,943,000) and the net proceeds were NIS 10,793,000 (approximately $2,850,000). Pursuant to anti-dilution protections activated by the private placement, held by three investors from July 2008, the Company issued the investors 1,497,929 additional shares, reserved 8,439,439 additional shares that will derive from any future conversion of convertible notes held by the investors, and adjusted the exercise price of 6,280,783 warrants held by the investors from $0.716 to NIS 1 each. This may have a material impact on the Company’s financial statements.

B.
In January 2012, the Company allotted to its chief scientist options to purchase 300,000 common shares, $0.01 par value each, which will be listed for trading after their exercise. The exercise price of the options is NIS 1.583 per share, which is the higher of the average share price at the end of the 22 trading days that preceded the date of the board of directors' resolution on the matter and the share price at the end of the trading day on which the board of directors' resolution was passed.  According to the terms of the allotment, the options will vest in 16 equal quarterly installments, at the end of every calendar quarter. This may have a material impact on the Company’s financial statements.

C.
In March 2012, the Company's authorized capital was increased from 65,000,000 shares to 150,000,000 shares. The goal of this increase was to continue to enable fundraising to finance the Company’s operations until it begins to receive revenues.

BioCancell Therapeutics, Inc. Consolidated Financial Statements In IFRS As of December 31, 2011

Report of Independent Registered  Public Accounting Firm

The Board of Directors and Shareholders of
BioCancell Therapeutics Inc.:

We have audited the accompanying consolidated statements of financial position of BioCancell Therapeutics Inc. and subsidiary (collectively, “the Company”) as of December 31, 2011 and 2010 and the consolidated statements of operations, changes in equity  and cash flows, for each of  the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioCancell Therapeutics Inc. and subsidiary as of December 31, 2011 and 2010, and the results of their operations, changes in its equity and their cash flows, for each of the years in the three-year period ended December 31, 2011, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1A to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

May 24, 2012

BioCancell Therapeutics, Inc.

Consolidated Financial Statements in IFRS as of December 31, 2011

Table of Contents

BioCancell Therapeutics, Inc.

Consolidated Statements of Financial Po sit ion in IFRS as of December 31

NIS thousands

	Note	2011	2010
Current assets
Cash and cash equivalents	5	919	12,374
Short-term deposits		-	7,075
Receivables and other current assets	6	2,167	793

Total current assets		3,086	20,242

Long-term prepaid expenses	12F, J	1,019	118
Plan assets in respect of employee benefits, net	11	105	207
Property and equipment, net	7	243	289
Intangible assets, net	8	11	24

Total non-current assets		1,378	638

Total assets		4,464	20,880

Current liabilities
Trade accounts payable	9	1,218	350
Other payables	10	3,827	1,630
Short-term employee benefits	11	291	240
Liability for commission to underwriters	13C(5,6), 19B	30	614
Liability for repayment of grant	12C	1,529	1,163
Convertible notes payable	22	9,234	-

Total current liabilities		16,129	3,997

Non-current liabilities
Convertible notes payable	22	-	10,333
Long-term derivatives (warrants to noteholders)	22	1,958	4,099

Total non-current liabilities		1,958	14,432

Total liabilities		18,087	18,429

Contingent liabilities and commitments	12

Stockholders' equity (deficit)	13
Common stock		1,081	1,070
Additional paid-in capital		67,693	67,156
Capital reserve for share-based payments		6,174	5,315
Accumulated deficit		(88,571)	(71,090)

Total stockholders' equity (deficit)		(13,623)	2,451

Total liabilities and stockholders' equity		4,464	20,880

Aharon Schwartz	Uri Danon	Jonathan Burgin
Chairman of the Board	Chief Executive Officer	Chief Financial Officer

Approval date of the financial statements: May 24, 2012

The accompanying notes form an integral part of these financial statements.

BioCancell Therapeutics, Inc.

Consolidated Statements of Operations in IFRS for the Year Ended December 31

NIS thousands (unless stated otherwise)

	Note	2011	2010	2009

Research and development expenses		14,083	8,079	10,180
Less: Chief Scientist and BIRD Foundation
grants		(1,498)	(1,498)	(2,413)

Research and development expenses, net	17	12,585	6,581	7,767
General and administrative expenses	18	7,444	7,255	5,767

Operating loss		20,029	13,836	13,534

Finance income	19A	(320)	(80)	(277)
Finance expense	19A	1,592	425	27
Net change in fair value of financial
instruments designated as fair value
through the Statement of Operations	19B	(3,820)	(8,851)	17,077

Finance expense (income), net		(2,548)	(8,506)	16,827

Loss for the year		17,481	5,330	30,361

Loss attributed to:
Stockholders of the Company		17,481	5,330	30,361

Earnings per share (in NIS)	21

Basic and fully-diluted loss		0.66	0.26	1.96

The accompanying notes form an integral part of these financial statements.

BioCancell Therapeutics, Inc.

Consolidated Statements of Changes in E quity   in IFRS for the Year Ended December 31

NIS thousands

				Capital
		Additional		reserve for		Total
	Common	paid-in	Treasury	share-based	Accumulated	stockholders'
	stock	capital	stock	payments	deficit	equity
Balance as of January 1, 2011	1,070	67,156	-	5,315	(71,090)	2,451

Exercise of options	9	370	-	(46)	-	333
Issuance of stock	2	167	-	-	-	169
Share-based payment	-	-	-	905	-	905
Loss for the year	-	-	-	-	(17,481)	(17,481)

Balance as of December 31, 2011	1,081	67,693	-	6,174	(88,571)	(13,623)

Balance as of January 1, 2010	701	41,940	-	2,877	(65,760)	(20,242)

Exercise of options	8	244	-	(17)	-	235
Issuance of stock	361	24,972	-	1,118	-	26,451
Share-based payment	-	-	-	1,337	-	1,337
Loss for the year	-	-	-	-	(5,330)	(5,330)

Balance as of December 31, 2010	1,070	67,156	-	5,315	(71,090)	2,451

Balance as of January 1, 2009	699	53,280	(17,673)	2,317	(35,399)	3,224
Sale of treasury stock	-	(11,546)	17,673	-	-	6,127
Share-based payment	2	206	-	560	-	768
Loss for the year	-	-	-	-	(30,361)	(30,361)

Balance as of December 31, 2009	701	41,940	-	2,877	(65,760)	(20,242)

The accompanying notes form an integral part of these financial statements.

BioCancell Therapeutics, Inc.

Consolidated Statements of Cash Flows in IFRS for   the Year Ended December 31

NIS thousands

	2011	2010	2009
Cash flows generated by operating activities

Loss for the year	(17,481)	(5,330)	(30,361)
Finance costs, net	(2,722)	(8,770)	17,057
Depreciation of property and equipment	96	96	133
Amortization of intangible assets	13	27	30
Share-based payment	1,074	1,337	664
Change in receivables and other current assets	(1,343)	599	(488)
Change in trade accounts payable	868	(553)	(971)
Change in other payables	2,197	252	320
Change in employee provisions and benefits	153	(61)	34
Change in long-term prepaid expenses	(932)	-	(36)
Liability for repayment of grant	366	1,163	-
Interest paid	(1,290)	-	-
Interest received	193	54	13

Net cash outflows generated by operating activities	(18,808)	(11,186)	(13,605)

Cash flows generated by investing activities

Short-term deposits	7,075	(7,075)	-
Purchase of property and equipment	(50)	(16)	-
Purchase of intangible assets	-	(24)	(65)
Proceeds from sale of property and equipment	-	5	-

Net cash inflows (outflows) generated by investing activities	7,025	(7,110)	(65)

Cash flows generated by financing activities

Proceeds from exercise of options	333	235	-
Proceeds from stock issuance	-	30,860	-
Issue costs	-	(2,753)	-
Change in deferred issue costs	-	-	(672)
Proceeds from sale of treasury stock	-	-	6,127

Net cash inflows generated by financing activities	333	28,342	5,455

Increase (decrease) in cash and cash equivalents	(11,450)	10,046	(8,215)

Cash and cash equivalents balance at beginning of year	12,374	2,357	10,565

Effect of currency exchange rate on cash and cash equivalents	(5)	(29)	7

Cash and cash equivalents at end of year	919	12,374	2,357

The accompanying notes form an integral part of these financial statements.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in   IFRS for the Year Ended December 31, 2011

Note 1 – General

                A.            Reporting entity

(1)
BioCancell Therapeutics, Inc. (hereafter – "the Company") was incorporated in the U.S. on July 26, 2004 as a private company under the laws of the State of Delaware and commenced operations in October 2004.  The Company operates in Israel and its official address is 8 Hartum Street, Jerusalem.

The Company is a public company as defined in the Companies Law, 1999 as from August 17, 2006, the date on which the Company's shares were listed for trading on the Tel Aviv Stock Exchange (TASE).

Commencing June 23, 2009, the Company reports to the American Securities and Exchange Commission (the SEC), filing periodic and immediate reports in accordance with generally accepted accounting principles in the U.S. (US GAAP).  The Company's securities are not listed for trading on a stock market in the U.S.

The Group's consolidated financial statements as of December 31, 2011 include those of the Company and of its wholly-owned Subsidiary.

The Company, through its subsidiary BioCancell Therapeutics Israel Ltd. (hereafter – "the Group") is engaged in research and development of drug-candidates for the treatment of different cancers, such as superficial bladder cancer, pancreatic cancer and ovarian cancer.  The leading drug developed by the Group has been successfully tested for a number of cancer types in pre-clinical animal studies, compassionate use human trials and a PhaseI/IIa clinical trial.  The Group is now performing a Phase IIb clinical trial on pancreatic cancer patients, advanced Phase I/IIb clinical trial on bladder cancer patients, and a PhaseI/IIa clinical trial on ovarian cancer patients. The Company is also evaluating indications for the possible use of this drug, and others under its development, to treat other types of cancer.

These activities are based on an exclusive license that had been transferred to the Group and the use of various technologies protected by patents or by applications for patent registration.

(2)
The biotechnology industry, in which the Group operates, is characterized by strong competition, resulting from the risk of frequent technological changes.  Entry into this market requires the investment of considerable resources and continuous development. The Company's future success is dependent on several factors, including the quality of the product's technology, the product's price, and the creation of an advantage over the competition.

The Company's product is in the development stage. Therefore, there is no certainty regarding the Company’s ability to complete the product’s development, receipt of regulatory permits, and success of its marketing. The continuation of the stages of development and the realization of assets related to the planned activities depend on future events, including the receipt of additional financing and achieving operational profitability in the future. The Company is working to raise the capital for ensuring future operations although, as of the balance sheet date, there are substantial doubts as to the Company's ability to continue operating as a “going concern”.  As of the approval date of the financial statements, the Group believes that it has sufficient financing to meet its planned operating needs until July 2012. These financial statements do not include any measurement or presentation adjustments to the assets and liabilities, which may be required if the Company cannot continue operating as a “going concern”.  It is not possible to estimate the final outcome of these activities at this juncture.  Regarding the raising of additional capital – see Note 24 – Subsequent Events.

The Group's research and development activities are carried out mainly by a laboratory research team at the Hebrew University in Jerusalem.  The laboratory is managed by an interested party of the Company.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 1 – General (cont.)

A.           Reporting entity (cont.)

(3)
In December 2011, the Company's Board of Directors instructed management to advance toward a restructuring, whereby the Company would become an Israeli company, through a reverse triple merger.  To carry out the process, prospectuses were filed with the authorities in the U.S. and Israel.  The restructuring is subject (after final approval by the Company's Board of Directors) to various conditions precedent, including the obtaining of regulatory approvals in Israel and the U.S., issuance of final disclosure documents in Israel and the U.S., and obtaining approval from a general meeting of the holders of the shares and traded warrants of the Company.  Therefore, it is not certain that it will be possible to complete the restructuring.  As a result of the merger, no change is expected in the Company's operations, or a change in the interests of the existing stockholders, nor any effect on the financial statements.

B.           Definitions

In these financial statements –

(1)
International Financial Reporting Standards (hereafter – "IFRS") – Standards and interpretations adopted by the International Accounting Standards Board (IASB), which include International Financial Reporting Standards (IFRS) and International Accounting Standards (IAS), including interpretations of these standards that were prescribed by the International Financial Reporting Interpretations Committee (IFRIC) or interpretations prescribed by the Standing Interpretations Committee (SIC), respectively.

(2)           The Company – BioCancell Therapeutics, Inc.

(3)           The Group – BioCancell Therapeutics, Inc. and its subsidiary, BioCancell Therapeutics Israel Ltd.

(4)	Subsidiary – BioCancell Therapeutics Israel Ltd., whose financial statements are fully consolidated with the Company's financial statements, and which is wholly-owned and controlled by the Company.

(5)           Related party – as defined in IAS 24 (2009) regarding related parties.

(6)	Interested parties – as defined in Par. (1) of the definition of "interested party" in a corporation, in Section 1 of the Securities Law, 1968.

(7)           CPI – Consumer Price Index published by the Central Bureau of Statistics.

Note 2 – Basis of presentation

A.           Declaration of Compliance with International Financial Reporting Standards

The consolidated financial statements were prepared by the Group in conformity with International Financial Reporting Standards (hereafter – "IFRS").  The Group initially adopted the IFRS principles in 2008, with the transition date being January 1, 2007 (hereafter – "the transition date").  These financial statements are also prepared in accordance with the Securities Regulations (Annual Financial Statements), 5770-2010.

The consolidated financial statements were approved for publication by the Board of Directors on February 22, 2012.

B.           Functional and presentation currencies

The consolidated financial statements are presented in NIS, the Company's functional currency, and are rounded to the nearest thousand.  The New Israeli Shekel is the currency that represents the principal economic environment in which the Company operates.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 2 – Basis of presentation (cont’d)

C.           Measurement basis

The financial statements were prepared on the basis of historical cost, except for the following assets and liabilities: derivative financial instruments and financial instruments recorded at fair value in the Statement of Operations, and assets in respect of employee benefits.

D.           Operating cycle

The Company's ordinary operating cycle is one year.  Consequently, current assets and current liabilities include items that are expected to be realized within the Company's ordinary operating cycle.

E.           Format for analysis of expenses recognized in the Statement of Operations

The format for analysis of expenses recognized in the Statement of Operations is a classification method based on the operating characteristic of the expense.  Additional information on the nature of the expense is included in the notes to the financial statements.

F.           Use of estimates and judgment

The preparation of financial statements in conformity with IFRS requires the Group’s management to use judgment in its assessments, estimates and assumptions that affect the implementation of policies and the amounts of assets and liabilities, revenues and expenses. The actual expenses could differ from these estimates.

When formulating accounting estimates used in the Company's financial statements, management is required to make assumptions regarding circumstances and events that involve considerable uncertainty.  Management's judgment in determining estimates is based on past experience, various facts, external circumstances and reasonable assumptions according to the circumstances appropriate for each estimate.

The estimates and assumptions on which they are based are reviewed regularly.  Changes in accounting estimates are recognized in the period in which the estimates were modified and in every future period impacted.

Presented below is information on critical estimates made while implementing accounting policies that have a material effect on the financial statements:

Share-based payment – The fair value of the stock options, which was determined at the grant date and is recorded in the Statement of Operations over the vesting period, are measured according to the Black-Scholes-Merton option pricing model (see Note 14).  This model uses critical estimates, a change in which could have a material effect on the Company's results.

Convertible notes and warrants to noteholders– According to IFRS, convertible notes and warrants are stated at fair value based on fair value estimates of independent external appraisers, with appropriate skills.  The fair value determined is based on estimates that could change, such as volatility, see Note 22.  Changes in fair value are recognized in the Statement of Operations and consequently, could impact the Company's results.

Employee benefits – According to IFRS, employee severance benefits are recorded based on an actuarial estimate calculated by an independent external actuary with appropriate skills.

The actuarial assessment is based on estimates that could change.  See Note 11 below regarding the actuarial assessments.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 2 – Basis of presentation (cont’d)

G.           Changes in accounting policy

Commencing January 1, 2011, the Group applies IAS24 (2009), Related Party Disclosures (hereafter - "the Standard").  The Standard includes changes in the definition of a related party.  Application of the Standard is retroactive.  For the purpose of initial application, the Group mapped its related party relationships.  The said change did not have a material effect on the Group's financial statements.

Note 3 – Significant accounting policies

The accounting policies provided below were applied on a consistent basis for all the periods presented in these consolidated financial statements by the Group entities:

A.           Consolidation basis

The Subsidiary is an entity controlled by the Company.  The Subsidiary's financial statements have been included in the consolidated financial statements from the date control was achieved.  The Subsidiary's accounting policies are identical to those adopted by the Company.

Transactions eliminated upon consolidation

Intercompany balances in the Group and unrealized income and expenses resulting from inter-company transactions were eliminated in preparation of the consolidated financial statements.

B.           Foreign currency

Transactions denominated in foreign currency are translated into the Group's functional currency at the exchange rate prevailing on the transaction dates.  Monetary assets and liabilities denominated in foreign currency on the reporting date are translated into the functional currency at the exchange rate prevailing on such date.  Exchange rate differences are recognized in the Statement of Operations.

C.           Financial instruments

(1)	Derivative financial instruments

Derivatives are recognized initially at fair value; issuance costs are recognized in the Statement of Operations when they are incurred.  Subsequent to initial recognition, derivatives are measured at fair value, with changes in fair value recognized in the Statement of Operations.

(a) Warrants and convertible notes payable

Generally, the Group has adopted the abovementioned accounting treatment for changes in the fair value of warrants, for which the exercise price is not fixed, and for the conversion feature of the convertible notes, which is dollar-linked.

As the convertible notes are dollar-linked and contain an embedded derivative, the Company elected to designate them, as a whole, as a financial liability to be measured at fair value through the Statement of Operations.

(b) Liability for cash payment

The commitment for a future cash commission payment, which is derived from the stock price, is classified as a derivative in the financial statements and is measured at fair value.  Changes in the liability amount are recognized in the Statement of Operations.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

C.           Financial instruments (cont'd)

(2)	Non-derivative financial instruments

Non-derivative financial instruments include receivables, cash and cash equivalents, and trade and other payables.

Non-derivative financial instruments are initially recorded at fair value, plus, for instruments not stated at fair value with changes recorded in the Statement of Operations, all directly attributable transaction costs.  Subsequent to initial recognition, non-derivative financial instruments are measured as provided below.

A financial instrument is recognized when the Group assumes the instrument's contractual terms.  Financial assets are derecognized when the Group's contractual rights to the cash flows deriving from the financial assets lapse, or when the Group transfers the financial assets to others, without retaining control in the asset, or it essentially transfers all of the risks and benefits deriving from the asset.  Purchases and sales of financial assets effected in the regular manner are recognized on the transaction date – i.e. on the date the Group has undertaken to buy or sell the asset.  Financial liabilities are derecognized when the Group's obligation, as provided in the agreement, lapses or when it is discharged or cancelled.

Investments stated at fair value, with changes recognized through the statement of operations.

A financial instrument is classified as measured at fair value with changes recognized through the statement of operations, if it is held for trading or if it is designated as such when initially recognized.  Financial instruments are designated as measured at fair value with changes recognized through the statement of operations if the Group maintains this type of investment and reaches buy and sell decisions based on their fair value, according to the manner in which the Company documented the management of risks or investment strategy.  When recognized initially, attributable transaction costs are recognized in the Statement of Operations when they occur.  These financial instruments are measured at fair value with the changes recognized through the statement of operations.  The fair value of investments held for trading are based on quoted prices.

Loans and receivables

Loans and other current assets are non-derivative financial assets, with fixed or determinate payments, that are not traded in an active market.  Subsequent to initial recognition, the loans and other current assets are measured at net book value, which is amortized using the effective interest method, while considering transaction costs and after deducting impairment provisions.

Cash and cash equivalents

Cash includes cash balances for immediate use and demand deposits.  Cash equivalents include short-term investments with an original maturity of up to 3 months, with a high level of liquidity that may be easily converted to known amounts of cash, and that are exposed to insignificant risk of change in value.

(3)           Common stock

Common stock – Incremental costs attributed directly to the issuance of common stock are presented as a deduction from equity.

Treasury stock – When common shares recognized in equity are repurchased by the Group, the consideration paid, including direct costs, is deducted from equity.  The repurchased stock is classified as treasury stock and is presented as a reduction from equity.  When the treasury stock is sold or reissued, the consideration received is recognized as an increase in equity and the gain or loss resulting from the transaction is recognized in additional paid-in capital.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

C.           Financial instruments (cont’d)

(4)          Issuance of securities as a unit

(a)
When securities are issued as a unit, the issue proceeds are allocated first to the financial liabilities measured at fair value through the Statement of Operations, then to financial liabilities that are only recognized initially at fair value, and the residual amount is attributed to the equity component.

(b)
Direct issuance costs are attributed specifically to the securities with which they are identified.  Joint issuance costs are allocated to the securities proportionately, based on the manner of allocating the proceeds from the unit's issuance, as described in Subparagraph (a) above.  Costs are stated as an offset from the instrument, except for instruments measured at fair value through the Statement of Operations, for which the transaction costs are charged directly, on the issue date, to the statement of operations.

D.            Property and equipment

(1)           Recognition and measurement

Property and equipment items are measured at cost net of accumulated depreciation and impairment losses.

Cost includes expenses that are directly attributable to the purchase of the asset and any additional cost that is directly attributable to bringing the asset to the location and condition necessary for it to operate as management intended.  The cost of purchased software, which constitutes an integral part of operation of the related equipment, is recognized as part of the cost of such equipment.

Gains or losses from the disposal of a property or equipment item, which are determined by comparing the proceeds from disposal of the asset to its carrying value, are recognized on a net basis in the Statement of Operations as "other income" or "other expenses", as applicable.

(2)           Depreciation

Depreciation is recognized in the Statement of Operations by the straight-line method over the estimated useful life of each component of the property and equipment items.

The estimated useful life for the current period and comparative periods is as follows:

Electronic equipment                                                      6 years
Computers                                                                        3 years
Furniture                                                                           17 years

The estimates related to depreciation method, useful life and residual value are re-examined at least at the end of every reporting year, and are adjusted when needed.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

E.            Intangible assets

(1)           Research and development

Expenditures related to research and development activities, for the purpose of acquiring new scientific or technical know-how, are expensed when incurred.

Development activities are related to a plan to produce new products or processes, or to significantly improve existing products or processes.  Expenditures for development activities are capitalized as an intangible asset only if: the development costs may be reliably measured; the product or process is technically and commercially feasible; future economic benefit is expected from the product and the Group intends and has adequate resources to complete the development and use or sell the asset.

None of the Company's research and development costs meets the above conditions.  Therefore, they are expensed when incurred.

Also see Note 3(I) below regarding the offset of grants for participation in research and development expenses.

(2)           Software

Intangible assets purchased by the Group having a definite useful life are measured at cost net of amortization and impairment losses accrued.

(3)           Subsequent costs

Subsequent costs are recognized as an intangible asset only when they increase the future economic benefit embedded in the asset for which they were incurred.  All other costs, including costs related to goodwill or independently-developed brands, are recognized in the Statement of Operations when incurred.

(4)           Amortization

Amortization is the methodical allotment of the amortizable amount of an intangible asset over its useful life.  The amortizable amount is the cost of an asset, after deducting its residual value.

Amortization is recorded by the straight-line method over the estimated useful life of the intangible assets, from the date the assets are available for use, since these methods best reflect the projected pattern of consumption of the future economic benefits included in every asset.

The estimated useful life for the current period and comparative periods is:

Computer software                                           3 years.

The estimates regarding amortization method and useful life are re-examined at least at the end of every reporting year and are adjusted as needed.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

F.             Impairment

(1)           Financial assets

A financial asset is examined for impairment when there is objective evidence that one or more events have had negative impact on the assets estimated future cash flows.

Impairment losses will be recognized in the statement of operations.

An impairment loss will be reversed when it is objectively attributable to an event that occurred after recognition of the impairment loss.  Reversal of the impairment loss on financial assets measured at net book value is recognized in the statement of operations.

(2)           Non-financial assets

The carrying value of the Group's non-financial assets is examined at each reporting date, in order to determine whether there are signs indicating impairment.  If such signs exist, as noted, the estimated recoverable amount of the asset is calculated.

The recoverable amount of an asset or of a cash-generating unit is the higher of the value in use and the net sales price (fair value, net of selling expenses).  In determining value in use, the projected future cash flows are discounted at a pre-tax discount rate that reflects market assessments of the time value of money and the specific risks related to the asset.  For the purpose of examining impairment, the assets are grouped together at the lowest level that generates cash flows from ongoing usage, and is essentially independent of other Group assets ("cash-generating unit").

Impairment losses are recognized when the carrying value of an asset or the cash-generating unit to which the asset belongs exceeds the recoverable amount, and is recognized in the statement of operations.

Impairment losses that were recognized in prior periods are re-examined at each reporting date, in order to determine whether there are signs indicating that the losses decreased or no longer exist.  An impairment loss is reversed if a change has occurred in the estimates used to determine the recoverable amount, but only to the extent that the carrying value of the asset, after reversal of the impairment loss, does not exceed the carrying value net of depreciation or amortization that would have been determined had the impairment loss not been recognized.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

G.           Employee benefits

The Group has several severance benefit plans.  The plans are funded generally by deposits to insurance companies and they are classified as defined benefit plans.

(1)           Defined benefit plans

The Group's net obligation, relating to a defined benefit plan for severance benefits, is calculated by estimating the future benefit amount that an employee will receive in return for his services, in the current period and in prior periods.  This benefit is stated at present value after deducting the fair value of the plan assets.  Likewise, the said liability is adjusted for deferred actuarial gains and losses.  The discount rate is determined based on the yield on the reporting date of government bonds, for which the currency and maturity date are similar to the terms of the Group's obligation.  The calculations are performed by a certified actuary, using the projected unit credit method.

When the calculation results in an asset for the Group, the asset is recognized up to the net amount of the present value of the economic benefits available in the form of a refund from the plan or a decrease in future deposits to the plan plus deferred actuarial gains or losses.  The economic benefit in the form of refunds or a reduction in future deposits will be deemed available when it may be realized during the life of the plan or after discharge of the obligation.

Actuarial gains and losses created after January 1, 2007 (transition date to IFRS), in amounts that exceed the higher of 10% of the value of the plan's assets and 10% of the obligation for the defined benefit plans as of the beginning of the period, are recognized in the statement of operations over the average balance of the employees' years of employment.  The balance of the actuarial gains and losses is deferred.  The Group elected to implement the exception prescribed in IFRS 1, whereby all of the actuarial gains and losses accrued as of January 1, 2007 (transition date to IFRS) were fully recognized in the financial statements.

Interest costs and the projected yield on the plan's assets that were recognized in the statement of operations are presented in salary expenses.

(2)           Short-term benefits

The obligations for short-term employee benefits are measured on a non-discounted basis, and the expense is recognized when the related service is rendered, or in the event of a non-accruing absence (such as maternity leave) – at the time of the actual absence.

The classification of employee benefits as short-term or other long-term benefits for the purpose of their presentation in the statement of financial position is based on the date on which the liability is due.

(3)           Share-based payment transactions

The grant date fair value of share-based payments to employees and consultants is recognized as an expense concurrent with an increase in equity, over the employees' vesting period of the grants.  The amount expensed, which is contingent on vesting terms that are a condition of service or performance condition that are not market condition, is adjusted to reflect the number of grants for shares that are expected to vest.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

H.           Provisions

A provision is recognized when the Group has a current, legal or constructive obligation resulting from an event that occurred in the past, which may be reliably estimated, and when it is expected that an outflow of economic benefits will be necessary to settle the obligation.

Legal claims

The provision for legal claims is recognized when the Group has a current legal obligation or a constructive obligation resulting from an event that occurred in the past, and it is more likely than not that the Group will require economic resources to discharge the obligation and it may be reliably estimated.  When the effect of the time value is material, the provision is measured based on its present value.

Liabilities for royalties

The Group does not recognize obligations for royalties until occurrence of the event in which the actual obligation arises.

I.           Grants for participation in research and development expenses

Grants are initially recognized when there is reasonable assurance of their receipt and of the Group's compliance with the receipt-entitling terms.

Grants received as reimbursement of expenses borne by the Group are presented as a reduction of the related expense.

Grants from the Chief Scientist of the Ministry of Industry, Trade and Employment of the State of Israel (OCS) for research and development projects are treated as forgivable loans, in accordance with the provisions of IAS 20.  OCS grants received are recognized as a liability based on their fair value at the date of receipt, unless on such date it is reasonably certain that the received amount will not be repaid.  The liability amount is re-examined during every period, and the changes, if any, in the present value of the cash flows discounted at the grant's original interest are recognized in the statement of operations.  The Group operates in the biotechnology industry and there is significant uncertainty as to the success of the product under development and to repayment of the grant.  In the Company's opinion, as of the Balance Sheet date, there is a less than 50% chance of repayment of the grant.  Therefore, the Group did not record a liability for receipt of these grants.

J.           Finance income and expense

Finance income includes interest income on amounts invested, changes in the fair value of financial instruments presented at fair value with changes recognized in the Statement of Operations, and gains from exchange rate differences.  Interest income is recognized when accrued, using the effective interest method.

Finance expenses include changes in the fair value of financial instruments presented at fair value with changes recognized in the Statement of Operations, interest expenses on convertible notes, bank commissions and other.  Credit costs are expensed by the effective interest method.

Gains and losses from exchange rate differences are reported net, as finance income or finance expenses, depending on the volatility in the exchange rate.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

K.           Income tax expenses

A deferred tax asset is recognized in the books when it is expected that there will be taxable income in the future, against which it will be possible to utilize the temporary differences.  Since the possibility of realizing the tax benefit is in doubt, the Group did not create deferred tax assets.

L.           Loss per share

The Group presents basic and fully-diluted loss per share data for its common stock.  The basic loss per share, which is the same as the fully-diluted loss, is calculated by dividing the loss attributable to the Group's common stockholders by the weighted average number of shares outstanding during the period.

M.           New standards and interpretations not yet adopted

(1)
IFRS 9 (2010), Financial Instruments (hereafter – "the Standard").  This Standard is one of the stages of the project to replace all of IAS 39, Financial Instruments: Recognition and Measurement (hereafter – "IAS 39"), and replaces the requirements appearing in IAS 39 relating to the classification and measurement of financial assets and financial liabilities.

According to the Standard, there are two main categories for the measurement of financial assets: amortized cost and fair value, with the classification of debt instruments based on the entity's model for business management of its financial asset and on the contractual cash flow characteristics of the financial asset.  According to the Standard, an investment in a debt instrument will be measured according to amortized cost if the purpose of the entity's business model is to hold the assets in order to collect their contractual cash flows, and the contractual terms create entitlement to the cash flows on specific dates that constitute the payments of principal and interest alone.  All other debt instruments will be measured at fair value with changes recognized through the statements of operations.  Additionally, embedded derivatives will no longer be separated from combined contracts that include a host contract that is a financial asset.  Instead, the entire combined contract will be examined for classification purposes according to the above criteria.  Likewise, the investment in equity instruments will be measured at fair value, with the changes in fair value recognized in the Statement of Operations.  Nonetheless, the Standard allows, upon initial recognition of an equity instrument that is not held for trading, to elect to present the fair-value changes of the equity instrument in other comprehensive income, while the amounts recognized in other comprehensive income will never be reclassified to the Statement of Operations.  Dividends on equity instruments that were revalued to other comprehensive income will be recognized in income unless they clearly constitute a recovery of initial investment.

The Standard retained, as a rule, the provisions relating to the classification and measurement of financial liabilities as they appear in IAS 39.  However, differing from IAS 3, IFRS 9 (2010) requires, as a rule, that the amount of the fair-value change of financial liabilities designated at fair value through the Statement of Operations, except for commitments to issue loans and financial guarantee contracts, attributed to changes in the credit risk of the liability, will be recognized in other comprehensive income, while the balance of the amount will be recognized in earnings.  However, if such separation aggravates the accounting mismatch in earnings, then any change in fair value will be recognized in the Statement of Operations.  Amounts recognized in other comprehensive income will never be reclassified to the Statement of Operations.  The new Standard also cancels the exception that allowed measurement at cost of derivatives that are liabilities related to unquoted equity instruments, the fair value of which cannot be reliably measured, and that are to be settled by delivering such an instrument.  These derivatives will be measured at fair value.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

M.           New standards and interpretations not yet adopted (cont'd)

The Standard will be applied to annual periods commencing on or after January 1, 2015.  Early application is allowed, subject to providing disclosure and subject to concurrent adoption of the other IFRS, detailed in the Standard's Appendix.  Application of the Standard shall be retroactive, aside from certain exceptions, according to the transitional provisions of the Standard.

The Group has not yet begun evaluating the impact on the financial statements of adopting the Standard.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

M.           New standards and interpretations not yet adopted (cont'd)

(2)	A new series of accounting standards on the consolidation of financial statements, joint arrangements and disclosures on interests in other entities

The series of new standards essentially replaces the existing standards on consolidation of financial statements and joint arrangements, and also includes several changes related to investments in affiliates.

Presented below are the new published standards that are relevant to the Company

International Financial Reporting Standard IFRS 10 "Consolidated Financial Statements" ("the Standard") – The Standard replaces the guidelines of IAS 27 "Consolidated and Separate Financial Statements" and the guidelines of SIC 12 "Consolidation – Special Purpose Entities regarding Consolidation of Financial Statements", so that the guidelines of IAS 27 will continue in effect only with regard to separate financial statements.

The Standard presents a new control model for the purpose of determining whether an investor controls the investees and, therefore should consolidate it.  This model will be applied with respect to all held entities.  According to the model, an investor controls investees when it is exposed to or entitled to varying rewards from its involvement in the investee, it has the ability to influence its rewards through its power in that investee, and there is a connection between power and rewards.

The key changes to the existing consolidation guidelines are presented below:

•	The Standard presents a model that requires using judgment and analysis of all the relevant facts and circumstances in determining who is in control and required to consolidate the investee entity.
•	The Standard presents a single control model that will be applied with respect to all held entities – those now covered by IAS 27 and those now covered by SIC 12.
•	"De facto" circumstances will be taken into account for the purpose of assessing control, so that the existence of effective control in an investee will require consolidation of financial statements.
•
In assessing the existence of control, all potential voting rights that are significant will be taken into account, and not only potential voting rights that can be exercised immediately.  Consideration should be given to the structure, reasons for their existence and the conditions of the potential voting rights.

•
The Standard includes guidelines for implementation and a list of indicators for the purpose of examining whether the decision maker acts as a manager or agent when evaluating whether an investor controls the investee.

•
The Standard provides guidelines for cases in which the investor will evaluate control for part of an entity (silos), so that the evaluation will be made for specific assets and liabilities or groups of assets and liabilities that constitute part of an entity.

•	The Standard includes a definition of protective rights, whereas the prior standards made no reference to such.
•	Exposure to risks and rewards from investees does not by itself determine that an investor controls the investee, rather it is one of the factors examined when assessing control.

The Standard will be applied for annual periods commencing on or after January 1, 2013, in retroactive application (aside from a certain exception).  Early application is possible, subject to providing disclosure and subject to early adoption of the entire series of new standards – in other words, additional standards published at the same time – IFRS 11 "Joint Arrangements", IFRS 12 "Disclosure of Rights in Other Entities"  and IAS 27 (2011) and IAS 28 (2011).

The Group has not yet begun examining the implications of early adoption of the standards on the financial statements.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

M.           New standards and interpretations not yet adopted (cont'd)

(3)
International Financial Reporting Standard IFRS 13, "Fair Value Measurement" ("the Standard") – This Standard replaces the guidelines on the manner of fair value measurement appearing in various IFRS, so that it will be the only source for guidelines on the manner of fair value measurement under IFRS.  To this end, the Standard defines fair value, prescribes a framework of guidelines on the manner of fair value measurement and prescribes disclosure requirements related to fair value measurement.  The Standard does not prescribe new requirements for the fair value measurement of assets and liabilities.

The Standard will apply to assets, liabilities and equity instruments of the entity, which is required to or may be elected to be measured according to fair value, or for which disclosure of their fair value may be given under the relevant IFRS.  However, the Standard will not apply to stock-based transactions covered by IFRS 2 "Share-based Payments" or lease transactions covered by IAS 17 "Leases". Likewise, the Standard will not apply to measurements that are similar to fair value but are not fair value (such as: net realization value measurement of inventory and usage value measurement under IAS 36 "Impairment of Assets").

The Standard will be applied for annual periods commencing on or after January 1, 2013.  Early application is possible, subject to providing disclosure.  The Standard will be applied prospectively, with disclosure requirements not imposed on comparative figures for the periods preceding the initial application of the Standard.

The Group has not yet begun evaluating the implications of adoption of the Standard on the financial statements.

(4)
Amendment to IAS 1 "Financial Statement Presentation regarding Presentation of Other Comprehensive Income Items ("the Amendment") – The Amendment changes the manner of presenting the other comprehensive income in the financial statements so that other comprehensive income items that after initial recognition in other comprehensive income will be transferred to the Statement of Operations will be presented separately in other comprehensive income from items that will never be transferred to earnings.  Additionally, the Amendment changes the name of the statement from "Statement of Comprehensive Income" to "Statement of Income and Other Comprehensive Income".  However, companies are allowed to use alternate names.  The Amendment will apply to annual periods commencing on or after July 1, 2012, and will be applied retroactively.  Early application is possible, subject to providing disclosure.

(5)	Amendment to IAS 19 "Employee Benefits" ("the Amendment") – The Amendment includes several changes regarding the accounting treatment of employee benefits:

The key changes are:

•
The Amendment cancels the possibility of deferring the recognition of actuarial gains and losses, known as the "corridor method".  It also cancels the possibility of recognizing actuarial gains and losses directly in the Statement of Operations.  Consequently, all actuarial gains and losses will be recognized immediately in equity, in other comprehensive income.

•	The Amendment requires immediate recognition of past service costs, regardless of whether or not the benefits have vested.
•
Net finance income (expenses) will be calculated by multiplying the net obligation (asset) for defined benefit by the discount rate used to measure the obligation for defined benefit.  Accordingly, the calculation of actuarial gains or losses also changed.

•
The Amendment changes the definition of long-term employee benefits and other long-term employee benefits, so that instead of determining the classification of short or long-term according to date of entitlement, the classification will depend on the entity's expectations of the dates for full utilization of the benefits.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 3 – Significant accounting policies (cont’d)

M.           New standards and interpretations not yet adopted (cont'd)

(5)           (Con't.)

•
Disclosure requirements were added for defined benefit plans, intended, inter alia, to provide higher quality information about the characteristics of the defined benefit plans and the risks embedded in these plans.

•
The definition of termination benefits was clarified so that they will be recognized on the earlier of the date the entity recognizes, in accordance with IAS 37, the provisions, contingent liabilities and contingent assets, costs for structural change that also includes payment of severance benefits, and the date the entity is no longer able to retract its offer to pay the severance benefits.

The Amendment will apply to annual periods commencing on or after January 1, 2013, and will be applied retroactively (aside from certain exceptions listed in the Amendment).  Early application is possible subject to providing disclosure.

The Group has not yet begun to evaluate the implications of adoption of the Amendment on the financial statements.

Note 4 – Determination of fair value

As part of the accounting policies and disclosure requirements, the Group is required to determine the fair value of financial and non-financial assets and liabilities.  The fair value is determined for measurement and/or disclosure purposes based on the methods described below.  Additional information on the guidelines used in determining fair value is provided in the notes related to that asset or liability.

Share-based payment – The fair value of warrants, which was determined on the grant date and is amortized to the Statement of Operations over the vesting period, is measured according to the Black-Scholes-Merton option pricing model (see Note 14).  The model's assumptions include the stock price as of the measurement date, the instrument's exercise price, expected volatility (based on the weighted average of the historical volatility of the Company), the weighted average of the expected life of the instruments (based on past experience and the general behavior of the option holders), expected dividends and the risk-free interest rate (based on government bonds).  When determining fair value, service terms and performance terms that are not market terms are not taken into account.

Convertible notes and warrants – According to IFRS, convertible notes and warrants are stated at fair value.  The fair value determined is based on the binomial model (see Note 22).  The model's assumptions include the stock price on the measurement date, the conversion price, exchange rate, interest rate, volatility of the Company and volatility of the dollar/shekel rate.

Liability for commissions to underwriter – According to IFRS, underwriter commissions were classified in the financial statements as a derivative and measured at fair value.  The fair value is determined based on a binary options model (formerly - the Monte Carlo model).  The model's assumptions include the stock price, risk-free interest and volatility of the traded warrants of the Company.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 5 – Cash and cash equivalents

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
In Israeli currency
Cash	139	1,513
Cash equivalents	647	7,903
In foreign currency
Cash	133	829
Cash equivalents	-	2,129

	919	12,374

The Group's exposure to interest rate risk, currency risk and a sensitivity analysis of cash and cash equivalents balances is provided in Note 16 regarding financial instruments.

Note 6 – Receivables and other current assets

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
Grants receivable from OCS (see Note 12A)	61	343
Value Added Tax Authorities	201	126
Prepaid expenses (Note 12I,J)	1,905	324

	2,167	793

For the Group's exposure to currency and liquidity risks on receivable balances, see Note 16 regarding financial instruments.

For information on receivables from related and interested parties, see Note 23, Transactions and balances with interested and related parties.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 7 – Property and equipment, net

	Electronic
	equipment	Computers	Furniture	Total
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Cost
Balance as of January 1, 2010	446	261	82	789
Additions	2	14	-	16
Disposals	-	(10)	-	(10)

Balance as of December 31, 2010	448	265	82	795

Balance as of January 1, 2011	448	265	82	795
Additions	-	45	5	50
Disposals	-	(8)	-	(8)

Balance as of December 31, 2011	448	302	87	837

Accumulated depreciation
Balance as of January 1, 2010	185	215	15	415
Additions	66	25	5	96
Disposals	-	(5)	-	(5)

Balance as of December 31, 2010	251	235	20	506

Balance as of January 1, 2011	251	235	20	506
Additions	66	25	5	96
Disposals	-	(8)	-	(8)

Balance as of December 31, 2011	317	252	25	594

Book value
January 1, 2010	261	46	67	374

January 1, 2011	197	30	62	289

Balance as of December 31, 2011	131	50	62	243

*   Less than NIS 1 thousand.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 8 – Intangible assets, net

Computer
software
NIS thousands
Cost
Balance as of January 1, 2010	103
Additions	24

Balance as of December 31, 2010	127

Balance as of January 1, 2011	127
Additions	-

Balance as of December 31, 2011	127

Amortization
Balance as of January 1, 2010	76
Additions	27

Balance as of December 31, 2010	103

Balance as of January 1, 2011	103
Amortization during the year	13

Balance as of December 31, 2011	116

Book value

Balance as of December 31, 2011	11

Balance as of December 31, 2010	24

Note 9 – Trade accounts payable

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
Suppliers	1,184	320
Credit card payable	34	30

	1,218	350

For the Group's exposure to currency and liquidity risk on trade accounts payable, see Note 16 regarding financial instruments.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 10 – Other payables

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
Salary-related payables to institutions and employees	716	501
Accrued expenses	2,880	916
Interest payable on convertible notes (see Note 22)	231	213

	3,827	1,630

For the Group's exposure to currency and liquidity risk on some of the payable balances, see Note 16 regarding financial instruments.

Note 11 – Employee benefits

Employee benefits include severance benefits, short-term benefits and share-based payments.

The Group has a defined benefit plan for providing employee termination benefits, for which it deposits amounts in a general severance pay fund and in managers’ insurance policies.

Regarding share-based payments, see Note 14.

A.           Employee benefits – composition:

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
Present value of funded obligations (see B below)	(823)	(551)
Less fair value of plan assets (see C below)	765	696
Unrecognized actuarial losses (see D below)	163	62

Net plan assets in respect of defined benefit plan	105	207
Liability for vacation pay	(291)	(240)

Total obligation for employee benefits	(186)	(33)

Presented in the following items:
Plan assets in respect of employee benefits, net	105	207
Short-term employee benefits	(291)	(240)

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 11 – Payables and other current liabilities (cont’d)

B.           Change in present value of obligation for defined benefit plan

	2011	2010
	NIS thousands	NIS thousands
Obligation in respect of defined benefit plan as of January 1	(551)	(514)
Actuarial gain on liability	(87)	28
Benefits paid	145	189
Current service costs	(305)	(229)
Interest costs	(25)	(25)

Obligation in respect of defined benefit plan as of December 31	(823)	(551)

C.           Change in plan assets

	2011	2010
	NIS thousands	NIS thousands
Fair value of plan assets as of January 1	696	650
Amounts deposited	196	227
Benefits paid	(145)	(189)
Expected return on plan assets	32	31
Actuarial loss on assets	(14)	(23)

Fair value of plan assets as of December 31	765	696

D.           Change in unrealized actuarial losses (gains)

	2011	2010
	NIS thousands	NIS thousands
Actuarial losses as of January 1	62	68
Actuarial gain for the year in respect of liability	87	(27)
Actuarial loss for the year in respect of assets	14	23
Loss to be recognized in Statement of Operations	-	(2)

Actuarial losses as of December 31	163	62

E.           Expense recognized in Statement of Operations

                      (1) Composition

	For the year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Current service costs	305	229	226
Interest costs	25	25	22
Expected yield on plan assets	(32)	(31)	(26)
Actuarial loss recognized for the year	-	2	6

	298	225	228

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 11 – Payables and other current liabilities (cont’d)

E.            Expense recognized in Statement of Operations (cont'd)

(2)           The expense is included in the following Statement of Operations items:

	For the year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Research and development expenses	88	114	120
General and administrative expenses	75	111	108

	163	225	228

F.           Actual return

	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands

Actual return on plan assets	(18)	(61)	(30)

G.           Actuarial assumptions

The principal actuarial assumptions as of the reporting date (according to weighted average):

	2011	2010	2009
	%	%	%
Discount rate as of December 31	4.24	4.45	4.6
Expected return on plan assets as of January 1	4.24	4.45	4.6
Rate of future salary increases	3.6	3.6	3.6

The assumptions regarding the future mortality rate are based on published statistical data and accepted mortality tables.

The projected total long-term return rate for assets as of December 31, 2011 is 4.24%.  This rate is based on the total asset portfolio and not on the yields of separate asset categories.  The yield is based on historical returns, without adjustments.

H.           Historical data

	December 31	December 31	December 31	December 31	December 31
	2011	2010	2009	2008	2007
	NIS thousands

Present value of obligation for defined benefit plan	(823)	(551)	(514)	(350)	(307)
Fair value of plan assets	765	696	650	411	442
Unrecognized actuarial losses	163	62	68	84	56

Plan surplus	105	207	204	145	191

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 12 – Contingent liabilities and commitments

A.           Liability for royalty payments to the Office of the Chief Scientist (OCS)

The Subsidiary BioCancell Therapeutics Israel Ltd. financed part of its research and development activities with plans sponsored by the Office of the Chief Scientist in the Ministry of Trade and Industry (OCS).  In consideration for the OCS grants, the Subsidiary is obligated to pay royalties at a rate between 3% and 5% of revenues from sales of the product developed with the funding of the OCS, up to repayment of the full amount of the grant, linked to the U.S. dollar exchange rate and bearing an agreed-upon interest rate.  The transfer of all production outside of Israel requires the payment of increased royalties of 300%.

In July 2011, the OCS approved the Company's application for an OCS grant to conduct research and development activity with a total budget of NIS 5.9 million.    The Company expects to receive a total of NIS 2.2 million.

Total OCS grants received by the Subsidiary as of the Balance Sheet date amount to NIS 9.3 million.  The Company has yet to begin to pay royalties in respect of these grants.  See Note 3I above.

B.           Licensing agreement

The Company's research and development activities are based on an exclusive license given to the Company to use technology protected by patent and/or applications filed for registration of patents, which was developed by one of the Company's founders.

The rights to the said patents were originally the property of Yissum.  According to the amended licensing agreement signed between Yissum, the Company and the Subsidiary in September 2007, all intellectual property developed through the financing of the OCS which includes but is not limited to the intellectual property rights deriving from laboratory trials that were financed by the OCS, will be owned solely by the Subsidiary ("the License Agreement").  In consideration, the Group has undertaken to pay royalties to Yissum, at the following rates:

(1)           5% of net sales.
(2)	10% of total proceeds that the Group will receive from any third party who will receive a sub-license to use the Group's technology, for royalties of up to $30 million per year.
(3)	6.5% of total proceeds that the Group will receive from any third party who will receive a sub-license to use the Groups technology, for royalties above $30 million per year.

The Group does not recognize a liability for royalty payments until the occurrence of the event which triggers the actual obligation, and therefore, the financial statements do not include a liability for these royalties.

The licensing agreement will expire when the patent expires in each country, or if no patent is registered in that country, in the ninth year from the date of the first commercial sale (as defined in the License Agreement) in that country. However, the Group is permitted to extend the License Agreement for additional periods of one year in each country, by continuing to pay royalties on the revenues from that country.  It was also agreed, according to the License Agreement, that upon the expiration of the agreement covering each country, as aforesaid, the Group will have a license for that country, which is not subject to its obligations pursuant to the License Agreement, and which has no time limit.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 12 – Contingent liabilities and commitments (cont'd)

B.           Licensing agreement (cont'd)

The Group has undertaken to indemnify Yissum and the Hebrew University of Jerusalem, their employees, directors, representatives and any person acting on their behalf (hereinafter - “Indemnitees”) from and against any liability including product liability, damages, losses, expenses, including reasonable legal fees and litigation costs (hereinafter -  “Losses”)  incurred by the Indemnitees as a result of the Group's acts and/or omissions and/or result from use, development, manufacture, marketing, sale and/or sublicensing of the technology unless such Losses are determined to have resulted from the gross negligence or willful misconduct of Indemnitees.  Additionally, upon the commencement of any clinical trial, and prior to the first commercial sale, the Group has undertaken to procure comprehensive insurance related to product liability and the Company's indemnification obligation, and to add Yissum as an additional insuree. The Group has also undertaken to acquire, at its expense, with the commencement of clinical trials, clinical trial liability insurance of a reasonable amount commensurate with accepted commercial practice.  The Subsidiary acquired insurance for the clinical trials it finances, with the Hebrew University added as an additional named insuree.  The Company will take action to add the Company itself as an insuree under the policy, and to modify the insurance coverage to also cover the indemnification commitment to Yissum pursuant to the agreement.

C.	Liability for payment of grant to the Israel-US Binational Industrial Research and Development Foundation (BIRD)

In December 2007, the Subsidiary BioCancell Therapeutics Israel Ltd. and the Virginia Biosciences Commercialization Center (VBCC), received approval for a grant from the Israel-US Binational Industrial Research and Development Foundation (BIRD). The grant was intended to partially fund the Company's Phase I/IIa clinical trial in pancreatic cancer at the University of Maryland (hereinafter – "the Project"). The grant amount is the lesser of up to $950,000 or 50% of the actual expenses of the Project.

As agreed by the parties, within 30 days of May 1, 2008, the Project's success will be measured.  According to the terms of the agreements between the three parties, as aforesaid, the Company will have to repay the grant within twelve months of the successful completion of the Project. The Company is entitled, subject to the Fund's approval, to extend the repayment period to 2 years from the  record date, in return for total repayment of 113% of the grant amount, to 3 years in return for total repayment of 125%, to 4 years in return for total repayment of 138%, or to 5 years or more in return for total repayment of 150% of the grant amount.

During 2010, the Group reported the successful completion of Phase I/IIa clinical trials in pancreatic cancer patients.  Consequently, the Project was defined as a success.  As of December 31, 2011, the Company has an actual liability of NIS 1,529 thousand, including interest and linkage, to the BIRD Foundation, a liability classified as a current liability.

D.	Clinical Trial Agreements (hereafter – "research agreements") between the Subsidiary and Medical Centers in Israel and abroad (hereafter “Hospitals”)

(1)
The Company signed research agreements with eight medical centers in Israel, and with BCG Oncology in the U.S., under which the Hospitals will carry out a clinical trial studying the effect of the Group's developing drug therapy in patients with superficial bladder cancer.  Pursuant to the research agreement, the Subsidiary will finance the clinical trials, including the supply of the study drug.  The consideration for the Hospitals depends upon the number of patients participating in the trials and the duration of and number of treatments in the Hospitals.  The Subsidiary has undertaken to indemnify the Hospitals, including the medical teams participating in the trials, against any claim deriving from the trials, as long as the trials were conducted in accordance with the research agreements and the damage was not sustained as a result of the negligence of the Hospitals.  The Subsidiary has undertaken to insure the Hospitals, including the managers and employees involved in the trials, with liability insurance policies that will not be less than $5 million per case.  These commitments will continue to be in effect even after the termination of the research agreements.  Premium payments for the insurance policy are recognized as a current expense in clinical trial expenses.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

 Note 12 – Contingent liabilities and commitments (cont'd)

D.	Clinical Trial Agreements (hereafter – "research agreements") between the Subsidiary and Medical Centers in Israel and abroad (hereafter “Hospitals”) (cont'd)

(2)
The Group signed research agreements with medical centers in Israel and with two universities in the USA, under which the Hospitals will conduct Phase I/IIa clinical trials testing the effect of the Subsidiary's developing drug therapy in patients with advanced ovarian cancer, who were unsuccessfully treated with one of the existing standard treatments.

Pursuant to the research agreements, the Subsidiary will finance the clinical trials, including the supply of the study drug.  The consideration for the Hospitals is dependent upon the number of patients participating in the trials and the duration of and number of treatments in the Hospitals.  The Subsidiary has undertaken to indemnify the Hospitals, including the medical teams participating in the trials, against any claim deriving from the trials, as long as the trials were conducted in accordance with the research agreements and the damage was not sustained as a result of the negligence of the Hospitals.  The Subsidiary has undertaken to insure the Hospitals, including the managers and employees involved in the trials, with liability insurance policies that will not be less than $5 million per case.  These commitments will continue to be in effect even after the termination of the research agreements.  Premium payments for the insurance policy are recognized as a current expense in clinical trial expenses.

(3)
The Company signed research agreements with medical centers in Israel, under which the Hospitals will conduct Phase IIb clinical trials that will test the effect of the Subsidiary’s developing drug therapy in patients with inoperable pancreatic cancer, characterized by localized advanced tumors.

Pursuant to the research agreements, the Subsidiary will finance the clinical trials, including the supply of the study drug.  The consideration for the Hospitals is dependent upon the number of patients participating in the trials and the duration of and number of treatments in the Hospitals.  The Subsidiary has undertaken to indemnify the Hospitals, including the medical teams participating in the trials, against any claim deriving from the trials, as long as the trials were conducted in accordance with the research agreements and the damage was not sustained as a result of the negligence of the Hospitals.  The Subsidiary has undertaken to insure the Hospitals, including the managers and employees involved in the trials, with liability insurance policies that will not be less than $5 million per case.  These commitments will continue in effect even after the termination of the research agreements. Premium payments for the insurance policy are recognized as a current expense as part of the clinical trial expenses.

E.           Research and development services agreement

The Company's research and development activities are carried out primarily by a laboratory research team in the Hebrew University of Jerusalem. The laboratory is managed by an interested party of the Company.   The Company signed an agreement to receive research and development services with Yissum – the Research Development Company of the Hebrew University in Jerusalem.  Pursuant to the agreement, the Company has undertaken to make an advance quarterly transfer totaling NIS 2 million + VAT, for 2012.  In return, Yissum will ensure that performance of the research program is possible.  As of the report date, the agreement is in effect until December 31, 2012, and the Company is entitled to extend this period for additional 12-month periods.

The Company can halt the financing of the research upon 90 days prior written notice. In such a case, the Company shall compensate Yissum for: (a) all expenses borne by Yissum as a result of the research prior to the date notice is served and (b) other expenses that Yissum has undertaken to incur before serving notice.

As of the report date, the Company has a credit of NIS 270 thousand for research and development services to be rendered in the future in the laboratories of the Hebrew University, which are included in receivables and other current assets.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 12 – Contingent liabilities and commitments (cont'd)

F.         Vehicle leases

The Subsidiary has lease agreements for 12 vehicles, for a period of 24-36 months each.  In connection with these agreements, the Company made deposits to secure the future lease payment obligations.  The balance of these deposits as of the Balance Sheet date is NIS 117 thousand.  The deposits are linked to the Consumer Price Index and do not bear interest.

The minimum annual payments in connection with the agreement are as follows:

NIS thousands
2012	291
2013	162
2014	18

G.        Office lease

The Subsidiary entered into a rental agreement for its offices for one year until September 16, 2012, with an extension option.    The monthly rental fees (including management and parking fees) are NIS 19 thousand.   A NIS 58 thousand guarantee was furnished through Bank Leumi in favor of the property owner, to secure the agreement.

The minimum annual payments under the agreement are as follows:

NIS thousands
2012	162

H.        General consulting agreements

In July 2008, the Company signed an agreement with Tickro Technologies Ltd., whereby in exchange for consultancy services provided by it, the Company will pay Tickro Technologies Ltd. an annual amount of $30 thousand, 63,939 common shares and reimbursement of expenses.

In 2008, the Company accrued NIS 146 thousand for the first year.  The Company believes that it did not receive the consultancy services as provided for in the agreement until July 23, 2009, and therefore, is not required to bear the said payment of consideration to Tickro until such date.  In 2009, the Company's Board of Directors, with the advice of its legal advisor, decided to reverse the NIS 146 thousand provision it had recorded.  Tickro believes that it is entitled to the payment of consultancy fees, as aforesaid, from the signing date of the contract.  Commencing in 2009, the Company receives consultancy services (see Note 14(A)(3)).

After the parties turned to arbitration, which did not actually begin, the Company and Tickro agreed that the Company will pay to Tickro half of the consultancy fees for the said period, in consideration for reciprocal waiver of claims on this matter.  The general meeting approved this agreement.  Therefore, the Company created a provision of NIS 102 thousand for this payment.

I.
During October 2011, the Company signed an agreement to purchase materials for conducting  clinical trials totaling $850 thousand.  The Company paid an advance of $167 thousand, which was recorded in receivables and other current assets.

J.
During August 2011, the Company signed a framework agreement to manage clinical trials that will be conducted abroad.  Under the terms of the agreement, the Company paid an advance of $367 thousand, which was recorded in receivables and other current assets and in long-term prepaid expenses.

K.        Liability for payment of royalties to Jerusalem Development Authority (JDA)

During 2009, the Company received a grant of NIS 135 thousand from the JDA. In consideration for the grants, the Company is obligated to pay royalties at a rate of 4% of revenues from sales up to repayment of the full amount of the grants received, linked to the Consumer Price Index.  The financial statements do not include a liability for receipt of this grant, due to the significant uncertainty regarding repayment of the grant.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 12 – Contingent liabilities and commitments (cont'd)

L.           Liability to underwriters

Under the terms of the stock offerings carried out during 2010, and described in Note 13, the Company has undertaken to pay a future commission to the underwriters, as provided in Note 13C(5,6), 19B.

Note 13 – Stockholders' equity

A.           Common stock

	Number of common shares
	2011	2010
In thousands of shares, US$ 0.01 par value

Issued and outstanding common stock as of January 1	26,361	16,357
Issued for cash during the year	-	9,792
Issued in consideration for services during the year (see Note 12H)	64	-

Exercise of stock options during the year (see Note 14)	260	212

Common stock issued and outstanding as of December 31	26,685	26,361

Authorized common stock	65,000	65,000

B.           Dividend distribution policy

In the Company's prospectus published on August 3, 2006 ("Prospectus 2006"), the Company stated that in light of the fact that was incorporated in the USA, as of the prospectus date, an agreement had not yet been reached with the clearing house of the Tel Aviv Stock Exchange ("TASE") concerning procedures applicable when the Company distributes a dividend, specifically regarding the withholding of tax under U.S. law and required reporting.  Therefore, the Company has undertaken not to distribute dividends or any other payment to stockholders until an agreement is finalized with the TASE on this matter.  In 2007, the TASE published withholding tax provisions.

The Company does not intend to distribute dividends in the near future.  The Company is interested in channeling its earnings, if any, to the development of its products and businesses.  As of the Balance Sheet date, the Company has no income that is distributable as a dividend.

C.           Company's stockholders' equity

(1)	On August 3, 2006, the Company filed a prospectus for an initial public offering of the following securities:

a.	3,200,000 shares of common stock registered to bearer, $0.01 par value each (hereafter – "common stock").

b.
2,500,000 warrants (Series 1), registered to bearer, exercisable into 2,500,000 common stock of the Company until August 18, 2008 (hereafter – Series 1 Warrants).  See Par. 2 below regarding exercise of the warrants by the Subsidiary.

Each warrant is exercisable into one share of common stock, $0.01 par value, against the cash payment of the exercise price of NIS 9.24 per share, linked to the Consumer Price Index published in July 2006.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 13 – Stockholders' equity (cont'd)

C.           Company's stockholders' equity (cont'd)

(1)           (cont'd)

c.	2,500,000 warrants (Series 2), registered to bearer, exercisable into 2,500,000 shares of common stock of the Company until August 11, 2010 (hereafter – Series 2 Warrants).

Each warrant is exercisable into one share of common stock, $0.01 par value, against the cash payment of the exercise price of NIS 11.55 per share, linked to the Consumer Price Index published in July 2006.  Series 2 Warrants expired in 2010.

The public offering resulted in the issuance of 3.2 million shares of common stock, 2.5 million Series 1 Warrants and 2.5 million Series 2 Warrants, as described previously.

The warrants with a CPI-linked exercise price were classified as a financial liability measured at fair value with changes recognized in the Statement of Operations.

(2)           Treasury stock:

During August 2008, the Subsidiary acquired 1,812,756 Series 1 warrants of the Company at a price of NIS 0.02 per warrant, and exercised these warrants into shares at an exercise price of NIS 9.73 per share, which was paid to the Company.   The treasury stock balance as of December 31, 2008 includes the amount of consideration paid.

During 2009, the Company sold all of the 1,812,756 shares of treasury stock held by the Subsidiary on the TASE, at an average price of NIS 3.38 per share, for total proceeds of NIS 6,127 thousand.  Following the sale, the Subsidiary held no shares of treasury stock.  The difference between the proceeds from the sale of the treasury stock to the public and the acquisition cost to the Subsidiary of NIS 11,546 thousand was recognized against additional paid-in capital.

(3)
In May 15, 2008, the Company executed a private placement of 650,000 shares of common stock to Clal Biotechnology Industries Ltd. ("CBI") at a price of NIS 3.52 per share, the average closing price on the TASE in the 30 trading days that preceded the Company's finance committee's discussion of the matter.  The proceeds of the allotment, net of issuance costs of NIS 56 thousand, were recorded in additional paid-in capital against the issuance of stock by CBI.

(4)
On July 30, 2008, the Company executed a private placement in which a total of 1,222,780 common shares (at a price of $0.597 each), unlisted notes convertible into up to 5,058,002 shares of common stock (at a price of $0.716 each) and unlisted warrants for the purchase of up to a cumulative total of 6,280,783 shares of common stock (at a price of $0.716 each) were allotted to 3 offerees, in consideration for $3.65 million (approximately NIS 12,662 thousand).  Also see Note 22(B) regarding details of the offering.

(5)
During March 2010, the Company issued to several private and classified investors ("the Investors") a total of 4,158 thousand common shares of the Company, $0.01 par value each, at a price of NIS 2.95 per share, for total gross proceeds of NIS 12,265 thousand in an exceptional private placement.  Under the terms of the offering, 4,158 warrants (Series 3/10) were allotted to the Investors, for no additional consideration, which are exercisable into the Company's common stock, at an exercise price of NIS 4.25, unlinked, for 4 years.  The allotment proceeds, net of issuance costs of NIS 2,208 thousand, were recorded in additional paid-in capital against the issuance of Company stock to the Investors.

On the offering date, the Company signed an underwriting agreement, pursuant to which the Company allotted to the underwriters 415,750 warrants, exercisable into common shares of the Company at an exercise price of NIS 4.25, unlinked – see Note 14A(4).  Additionally, the underwriters will be entitled to a future cash payment equal to 3% of the total proceeds to be received from the future exercise of the warrants.

The Company recognized NIS 842 thousand in issuance costs according to the fair value of the warrants calculated according to B&S, and NIS 435 thousand based on the fair value of the cash payment liability, which was calculated as of the offering date with a probability of 80% for future cash payment (regarding changes in fair value, see Note 19B).

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 13 – Stockholders' equity (cont'd)

C.           Company's stockholders' equity (cont'd)

(6)	On November 18, 2010, the Company filed a shelf offering according to which the following securities were issued to the public:

a.	5,634,970 shares of common stock, registered to bearer, $0.01 par value each (hereafter – "the Shares").

b.	2,817,485 warrants, registered to bearer (Series 3), exercisable into 2,817,485 common shares of the Company until November 17, 2012 (hereafter – "Series 3 Warrants").

Each warrant is exercisable into one share of common stock, $0.01 par value each, at an exercise price of NIS 3.69 per share.  The exercise price is not linked to any linkage basis, including to any index or currency.

c.	2,817,485 warrants, registered to bearer (Series 4), exercisable into 2,817,485 common shares of the Company until November 17, 2014 (hereafter – "Series 4 Warrants").

Each warrant is exercisable into one share of common stock, $0.01 par value each, at an exercise price of NIS 4.43 per share.  The exercise price is not linked to any linkage basis, including to any index or currency.

The results of the offering tender are the allotment of 563,497 units comprised of 5,634,970 shares, 2,817,485 Series 3 Warrants, 2,817,485 Series 4 Warrants, at a unit price of NIS 33 and gross proceeds of NIS 18,595 thousand.

The offering proceeds, net of issuance costs totaling NIS 3,319 thousand, were recognized in additional paid-in capital, as a reduction of the proceeds from the stock issuance.

Within the framework of the offering, the underwriters were granted 197,224 Series 4 Warrants (see Note 14A(4,5)), and the underwriters will also be entitled to a future cash payment equal to 3% of the total payment to be received from the exercise of Series 3 and 4 Warrants.

The Company recognized issuance costs in the amount of NIS 276 thousand, based on the fair value of the warrants, calculated by the Black-Scholes-Merton model, and NIS 549 thousand based on the fair value of the liability for the cash commission, which was estimated, as of the offering date, using a probability of future cash payment of 80% (regarding changes in fair value, see Note 19).

(7)
On January 24, 2012, after obtaining approval from the audit committee, the Board of Directors and a general meeting of its stockholders, the Company executed an exceptional private placement, in accordance with agreements with various investors, of 11,144,400 of its common shares ($0.01 par value each) that were allotted against total consideration of NIS 11,144,400 ($3 million), at a price of NIS 1.00 per share.  Among the investors was Clal Biotechnology Industries Ltd. ("CBI"), which is deemed a joint-controlling stockholder in the Company, for the purpose of approving transactions with interested parties, and since execution of the offering, is deemed the Company's controlling stockholder.

Under the terms of the private placement, 8,199,400 shares of the Company were allotted to the Company, whereby after the private placement, CBI's stockholding percentage in the issued and paid-off capital of the Company and the voting rights therein rose from 14.37% to 31.64%.  Most of the investors that participated in the private placement were existing stockholders, which had invested in the Company in the past.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 13 – Stockholders' equity (cont'd)

C.           Company's stockholders' equity (cont'd)

(7)           (Cont'd)

The stock price in the private placement led to invoking the adjustment formulas prescribed in the investment agreements from 2008, between the Company and CBI, Tickro Technologies Ltd. and the Provident Fund of Employees of Hebrew University in Jerusalem Ltd. ("the 2008 Investors").  Consequently, (1) a total of 1,500 thousand common shares allotted to the 2008 Investors; (2) the exercise price of the warrants received by 2008 Investors was changed from $0.716 per share to NIS 1 per share; and (3) the number of common shares deriving from the conversion of the convertible loans given by the 2008 Investors to the Company (to the extent the loans are converted) was increased by 8,400 thousand shares, subject to approval by a general meeting of the Company's stockholders, to increase the Company's authorized capital (see the note on subsequent events).

Note 14 – Share-based payment

A.	Company option plans

(1)
The Company has two option plans according to which the Company will grant options to employees, directors and consultants of the Company, or related parties of the Company.  According to the two plans, the stock options are exercisable into common shares of the Company.  The options expire ten years after the grant date.  The vested options may be exercised for a period of between 3-12 months following the employee's termination.

(2)
On August 1, 2006, the Company signed an agreement with underwriters in connection with its IPO on the Tel Aviv Stock Exchange. Upon the signing of the agreement, the Company issued 300,000 warrants to the underwriters, par value $0.01, which will be listed for trading after their exercise. The warrants were exercisable, in part or in whole, for a period of four years from the time that the average closing price of the Company’s shares on the stock market, for a period of 30 consecutive trading days, shall be at least 130% of the price of the shares at the time of the offering, such that the exercise price of the warrants shall be 30% of the stock price at the offering. As of the Balance Sheet date, these warrants had expired unexercised.

Based on the Up & Call model and according to the "Super Derivatives" plan, the theoretical economic value of the 300,000 warrants allotted is NIS 5.2 each.  The total theoretical economic value of the warrants to the underwriters is NIS 1,560 thousand.  The value was calculated according to a weekly volatility of 5.15% and an annual discount rate of 4%.

The Company recognized NIS 1,560 thousand as issue costs, which were deducted from the additional paid-in capital for the IPO, against the recording of a capital reserve for share-based payments.

(3)
In August 2008, the Company signed an agreement to receive consultancy services from Tickro Technologies Ltd., in consideration for an annual payment of $30 thousand, the issuance of 63,939 shares at the beginning of each consultancy year, and expense reimbursement.  In 2011, as part of these consultancy services, the Company recognized an expense of NIS 140 thousand for share-based payment for the pro rata share of the consultancy costs.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 14 – Share-based payment (cont'd)

A.	Company options plans: (cont'd)

(4)
On January 27, 2010, the Company signed an agreement with underwriters (as part of a private placement), in which the Company committed to grant warrants to the underwriters, amounting to 5% of the total amount of issued securities.  According to the results of the offering from March 2010, the company has allotted 415,750 warrants, exercisable for 415,750 common shares, $0.01 par value each, with an exercise price of NIS 4.25 per share.

The fair value of the warrants on the grant date, based on the provisions of IFRS 2, totaled NIS 842 thousand, which was recorded to issuance costs and deducted from additional paid-in capital against the recording of a capital reserve for share-based payment transactions (for details on the parameters used to determine fair value, see Par. E below).

(5)
On October 28, 2010, the Company signed an agreement with underwriters (as part of a public offering of securities on the Tel Aviv Stock Exchange), in which the Company committed to grant the underwriters warrants (Series 4) amounting to 1.75% of the total securities issued.  According to the results of the November 18, 2010 offering, the Company allotted to the underwriters 197,224 warrants (Series 4), exercisable for 197,224 shares of common stock, $0.01 par value each, plus an exercise price of NIS 4.43 per share, which will be listed for trading on the TASE after exercise.

The fair value of the warrants on the grant date, in accordance with the provisions of IFRS 2, totaled NIS 276 thousand, which was charged to issuance costs and deducted from additional paid-in capital received from  the public offering, and a corresponding  capital reserve for stock-based payment transactions (for details on the parameters used to determine fair value, see Par. E below).

(6)
On March 6, 2011, the Company allotted to its employees and advisors 350,888 stock options, exercisable for 350,888 common shares, $0.01 each, which will be listed for trading on the TASE after their exercise.  The exercise price of the options is NIS 2.85 per share, which is the average stock price on the 22 trading days preceding the date of the Board of Directors' resolution on the matter.  According to the terms of the allotment, 87,722 of the options vested immediately and the remaining options in 12 quarterly installments at the end of every quarter.  The options will be taxed under Section 102 of the Income Tax Ordinance.  The fair value of the options, in accordance with IFRS 2, totals NIS 738 thousand.  Accordingly, the Company recorded salary expenses for these stock options in 2011 of NIS 569 thousand.

The fair value of the stock options on the grant date was estimated using the Black-Scholes-Merton option-pricing model.  The parameters used in measuring the fair value are as follows:

Stock price (in NIS)	2.61
Exercise price (in NIS)	2.85
Expected volatility (weighted average)	75%
Expected life of the options (expected weighted average)	10 years
Risk-free interest rate	4.69%
Expected dividend rate	-

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 14 – Share-based payment (cont'd)

A.	Company options plans: (cont'd)

(7)
During September 2011, the Company allotted to its employees 560,000 stock options, exercisable for common shares, $0.01 each, which will be listed for trading on the TASE after their exercise.  The exercise price of the options is NIS 1.86-2.9 per share.  According to the terms of the allotment, 32,500 of the options will vest immediately and the remaining options in 14 quarterly installments at the end of every quarter.  The options will be taxed under Section 102 of the Income Tax Ordinance.

The fair value of the options, in accordance with IFRS 2, totals NIS 619 thousand.  Accordingly, the Company recorded salary expenses for these stock options in 2011 of NIS 276 thousand.

The fair value of the stock options on the grant date was estimated using the Black-Scholes-Merton option-pricing model.  The parameters used in measuring the fair value are as follows:

Stock price (in NIS)	1.42
Exercise price (in NIS)	1.86-2.9
Expected volatility (weighted average)	81%
Expected life of the options (expected weighted average)	10 years
Risk-free interest rate	3.83%
Expected dividend rate	-

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 14 – Share-based payment (cont'd)

B.	Presented below is a table that summarizes the terms of the grants and the number of options granted by the Board of Directors but not yet exercised, forfeited or expired until December 31, 2011:

	Number of instruments	Exercise price	Actual vesting dates	Contractual life of options
Years 2004-2006
			25% immediately and the balance
	149,888	$0.01	in 8 quarterly installments	10 years

	49,260	$0.08	In 12 quarterly installments	10 years

			33% exercisable as from July 3,
			2007 and the balance in
	29,166	$0.08	8 quarterly installments	10 years

Total years 2004-2006	228,314
Year 2008

	612,300	NIS 1.27	432,300 in 16 quarterly installments and 180,000 in 12 quarterly installments	10 years

	120,000	$0.597	12 quarterly installments	10 years

	60,000	$0.597	2 semi-annual installments	10 years

Total for year 2008	792,300
Year 2009
			80,000 immediately and the
			balance in 16 quarterly	10 years
	450,000	NIS 3.18	installments (See Note 23D(2))

	209,000	NIS 3.17	16 quarterly installments	10 years

	20,000	NIS 3.17	2 semi-annual installments	10 years

Total year 2009	679,000
Year 2010
	56,250	NIS 3.51	12 quarterly installments	10 years

	60,000	NIS 3.17	12 quarterly installments	7 years

	20,000	NIS 3.17	2 semi-annual installments	10 years

Total year 2010	136,250

Total as of
December 31, 2010	1,835,864

Year 2011
	390,888	NIS 2.85	24,419 immediately and the balance in 12 quarterly installments	10 years

	300,000	NIS 2.90	220,000 in 16 quarterly installments and 80,000 based on milestones	10 years

	200,000	NIS 1.86	150,000 in 16 quarterly installments and 50,000 based on milestones	10 years

Total year 2011	890,888

Total as of
December 31, 2011	2,726,752

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 14 – Shares-based payment (cont'd)

C.	Presented below are the changes in the stock options and the weighted average of the exercise price:

	December 31, 2011			December 31, 2010			December 31, 2009
	Number	Weighted average of		Number	Weighted average of		Number	Weighted average of
	of Options	exercise price		of Options	exercise price		of Options	exercise price
		NIS	$		NIS	$		NIS	$
Outstanding at beginning of year	2,271,176			2,521,989			1,667,989

Granted during year (exercise price in NIS)	910,888	2.65	-	248,750	3.40	-	894,000	3.18	-
Forfeited during year	(182,812)	3.31	-	(137,500)	2.44	0.60	(35,938)	1.27	-
Exercised during year*	(260,000)	1.27	-	(212,063)	-	0.30	-	-	-
Expired during year	(12,500)	1.90	-	(150,000)	-	-	(4,062)	1.27	-

Total options outstanding at end of year*	2,726,752			2,271,176			2,521,989

Composition:
Average exercise price in NIS	2,318,438	2.48	-	2,012,862	2.30	-	1,646,612	2.13	-

Average exercise price in $	408,314	-	0.282	408,314	-	0.282	875,377	-	0.333

*	Weighted average of contractual life of outstanding warrants as of December 31, 2011 is 6.68 years (as of December 31, 2010 is 8.03 years).

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 14 – Share-based payment (cont'd)

D.	Presented below are data on the average exercise price for options exercisable as of end of year:

	December 31, 2011		December 31, 2010		December 31, 2009
	No. of options	Exercise price	No. of options	Exercise price	No. of options	Exercise price
Average exercise price in NIS	1,458,032	2.41	1,112,723	2.077	419,814	1.811
Average exercise price in $	408,314	0.282	378,314	0.257	550,377	0.249
Total exercisable options as of
end of year	1,866,346		1,491,037		970,191

E.	The fair value of the services received in consideration for the stock options granted, based on the fair value of the options granted, was measured by the Black - Scholes-Merton option pricing model:

	Grants during	Grants during
	2011	2010
Fair value on grant date	NIS 1,358	NIS 715 thousand

Parameters used in application of the model are as follows:
Stock price	NIS 1.42-2.61	NIS 3.34
Exercise price (in NIS)	1.86-2.9	3.51 – 3.17
Expected volatility (1)	0.75-0.81	0.9
Expected life of the option	10 years	7-10 years
Risk-free interest rate (2)	3.83-4.69%	4.97%
Expected dividend rate	-	-

(1)	The expected volatility was determined based on the historical volatility of the stock price of the Company’s stock.

(2)
The risk-free interest rate was determined based on the yield to maturity of State of Israel bonds for options with a NIS-linked exercise price, with their duration to maturity equal to the expected life of the options.

F.           Salary expense for share-based payment

	For the year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Options granted in 2006	-	-	11
Options granted in 2008	12	50	124
Options granted in 2009	183	701	425
Options granted in 2010	(127)	501	-
Options granted in 2011	831	-	-

	899	1,252	560

Regarding the options granted to related parties, see also Note 23 regarding related party and interested party transactions and balances.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 15 – Financial risk management

A.           The Company is exposed to the following risks, deriving from the use of financial instruments:

•           Credit risk
•           Liquidity risk
•           Market risk

B.           Risk management framework

The Board of Directors has overall responsibility for providing the basis for the Group's risk management framework and its oversight.  The Board of Directors appointed the audit committee to be responsible for the oversight and monitoring of the Group's risk management policy.  The committee reports its activities to the Board of Directors regularly.

The Group's risks management policy was formulated so as to identify and analyze the risks facing the Group, to determine the reasonable risk limits and controls and to monitor the risks and comply with limitations.  The risks management policy and methods are reviewed regularly in order to reflect changes in market conditions and the Group's activities.  The Group takes action to develop an effective control environment in which all the employees understand their functions and obligations.

This committee also oversees the management's monitoring of the Group's risk management and its procedures and evaluates the suitability of the risks management policy to the risks facing the Group.  In its oversight, the audit committee is assisted by the internal audit, engages in regular testing and as-needed testing of the risks management controls and procedures, the results of which are reported to the audit committee.

C.           Credit risk

Credit risk is the risk of monetary loss that the Group will sustain if a debtor or counter-party to a financial instrument does not meet its contractual obligations, and derives mainly from the debts of various debtors.

The Group currently limits the exposure to credit risk by investing only in deposits, and not in securities.

D.           Liquidity risk

Liquidity risk is the risk that the Group will be unable to meet its financial obligations when they come due.  The Group's approach to management of its liquidity risk is to ensure, to the extent possible, the adequate degree of liquidity to meet its obligations on a timely basis, under ordinary conditions and in periods of stress, without sustaining unwanted losses or damaging its reputation.

The Group verifies the existence of adequate cash levels, according to the requirements for payment of expected operating expenses, including amounts required to meet its financial obligations.

The aforesaid does not take into account the potential effect of extreme scenarios.

See Note 1A regarding the substantial doubt as to the ability of the company to continue as a "going concern".

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 15 – Financial risk management (cont'd)

E.            Market risk

Market risk is the risk that changes in market prices, such as exchange rates, consumer price indices, interest rates and prices of equity instruments, will affect the Group's revenues or the value of its holdings in financial instruments.  The goal of market risk management is to manage and monitor exposure to market risks within accepted parameters, while maximizing yields.

(1)           Currency risk:

The Group is exposed to currency risk mainly from purchases for development expenses that are denominated in U.S. dollars.  Therefore, the Company is exposed to volatility in the dollar/shekel exchange rate and takes action to reduce the currency risk by retaining the liquid resources in its possession in currencies compatible with its future needs.

(2)           Interest rate risk:

In view of the investment of the Group's cash balances in short-term shekel and dollar deposits, the Company is exposed to the risk of a falling shekel and/or dollar interest rate,  which would cause the reinvestment of cash balances in deposits yielding lower interest rates.

Note 16 – Financial instruments

A.           Credit risk

Exposure to credit risk

The carrying value of financial assets represents the maximum credit exposure.  The maximum exposure to credit risk on the Balance Sheet date is as follows:

	December 31
	2011	2010
	Carrying value
	NIS thousands	NIS thousands
Cash and cash equivalents	919	12,374
Short-term deposits	-	7,075
Receivables	262	502

	1,181	19,951

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 16 – Financial instruments (cont'd)

B.           Liquidity risk

(1)	Presented below are the contractual maturity dates of financial liabilities, including estimated interest payments.

	December 31, 2011
	Carrying	Contractual	Up to 6	6-12
	value	cash flows	months	months	1-2 years
	NIS thousands
Financial liabilities

Trade accounts payable	1,218	1,218	1,218	-	-

Other payables	3,827	3,827	3,827	-	-

Liability for commission to
underwriters	30	30	-	30	-

Liability for repayment of grant	1,529	1,529	-	1,529	-

Convertible notes payable (see Note 22)	9,234	14,875	692	14,183	-

Total	15,838	21,479	5,737	15,742	-

	December 31, 2010
	Carrying	Contractual	Up to 6	6-12
	value	cash flows	months	months	1-2 years
	NIS thousands
Financial liabilities

Trade accounts payable	350	350	350	-	-

Other payables	1,630	1,630	1,630	-	-

Liability for commission to
underwriters	614	614	-	614	-

Liability for repayment of grant	1,163	1,163	-	1,163	-

Convertible notes payable (see Note 22)	10,333	15,102	643	642	13,817

Total	14,090	18,859	2,623	2,419	13,817

(2)	Maturity dates of financial assets:

Expected
maturity date
Short-term deposits	Current
Receivables	Current

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 16 – Financial instruments (cont'd)

C.           Index and foreign currency risks

(1)           The Group's exposure to index and foreign currency risk, based on stated values, is as follows:

	December 31, 2011
			Foreign currency-
			linked (mainly
	Unlinked	CPI-linked	U.S. dollar)	Total
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Assets
Cash and cash equivalents	786	-	133	919
Receivables and other current assets	61	201	-	262

	847	201	133	1,181
Liabilities
Trade accounts payable	190	-	1,028	1,218
Other payables	1,797	-	2,030	3,827
Liability for commission to
underwriters	30	-	-	30
Liability for grant repayment	-	-	1,529	1,529
Convertible notes payable	-	-	9,234	9,234

	2,017	-	13,821	15,838

	December 31, 2010
			Foreign currency-
			linked (mainly
	Unlinked	CPI-linked	U.S. dollar)	Total
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Assets
Cash and cash equivalents	9,416	-	2,958	12,374
Short-time deposits	6,010	-	1,065	7,075
Receivables and other current assets	343	126	-	469

	15,769	126	4,023	19,918
Liabilities
Trade accounts payable	130	-	220	350
Other payables	853	-	777	1,630
Liability for commission to
underwriters	614	-	-	614
Liability for grant repayment	-	-	1,163	1,163
Convertible notes payable	-	-	10,333	10,333

	1,597	-	12,493	14,090

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 16 – Financial instruments (cont'd)

C.           Index and foreign currency risks (cont'd)

Presented below is data on dollar exchange rates and the CPI:

	Year ended December 31		Year ended December 31
	2011	2010	2011	2010
	Exchange rate on reporting date		% change
U.S. $1	3.821	3.549	7.664	(5.986)
CPI in points	116	113.51	2.2	2.66

(2)           Sensitivity analysis

A change in the dollar/shekel exchange rates, as noted below, as of December 31, and a change in the CPI, would increase (decrease) earnings and equity by the amounts presented below.  The analysis below is based on changes in exchange rates and in the CPI which, in the Group's opinion, are reasonably possible as of the end of the reporting period.  This analysis assumed that all the other variables, specifically interest rates, remained fixed.

	December 31, 2011		December 31, 2010
	Increase	Decrease	Increase	Decrease
	Equity and income and loss		Equity and income and loss
5% change in CPI	10	(10)	8	(8)
5% change in U.S. dollar
exchange rate	(684)	684	(423)	423

D.           Interest rate risk

(a)           Type of interest

Presented below are details on the type of interest borne by the Group's interest-bearing financial instruments:

	December 31 2011	December 31 2010
	NIS thousands	NIS thousands
Fixed-interest instruments
Financial assets	647	14,924
Financial liabilities	(10,763)	(11,496)

	(10,116)	3,428

(b)           Sensitivity analysis of the fair value of fixed-interest instruments

The Group's fixed-interest instruments are not measured at fair value with changes recognized through the statement of operations.  Therefore, a change in interest rates as of the Balance Sheet date is not expected to have any effect on the statement of operations for changes in the fair value of fixed-interest assets and liabilities.

An increase or decrease of 5% in interest rates on financial liabilities measured at fair value with changes recognized through the statement of operations would increase or decrease equity by NIS 4 thousand and NIS 3 thousand, respectively.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 16 – Financial instruments (cont'd)

E.           Fair value

The carrying value of financial assets and liabilities equals or approximates their fair value.

Fair value hierarchy

(a)	The table below presents an analysis of the financial instruments measured at fair value, using the valuation method:
The different levels were defined as follows:

•           Level 1: Quoted prices (unadjusted) in an active market for identical instruments.
•           Level 2: Data observed directly or indirectly that are not included in Level 1 above.
•           Level 3: Data not based on observed market data.

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Liability for cash payment	-	-	30	30
Convertible notes payable	-	-	9,234	9,234
Long-term derivatives	-	-	1,958	1,958

Total	-	-	11,222	11,222

	December 31, 2010
	Level 1	Level 2	Level 3	Total
	NIS thousands	NIS thousands	NIS thousands	NIS thousands
Liability for cash payment	-	-	614	614
Convertible notes payable			10,333	10,333
Long-term derivatives	-	-	4,099	4,099

Total	-	-	15,046	15,046

Changes in fair value during 2011, totaling NIS 1,096 thousand, are recognized in finance expenses in the Statement of Operations.

(b)
Although in the Group's opinion the fair values determined for measurement and disclosure purposes are appropriate, the use of different assumptions or measurement methodologies (see Note 22) could cause a change in the fair values.  Regarding the fair value measurement for Level 3 in the fair value hierarchy, an increase or decrease of 10% in the volatility would increase or decrease the loss by NIS 359 thousand and NIS 309 thousand, respectively (in 2010 - by NIS 457 thousand and NIS 329 thousand, respectively).

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 17 – Research and development expenses, net

	Year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Research
Consultants and subcontractors	694	740	1,105
Wages and related expenses	1,302	753	1,065
Patents	874	619	417
Materials	606	374	153
Vehicle maintenance	80	74	141
Depreciation and amortization	99	113	163
Other	38	33	38

	3,693	2,706	3,082

Clinical trials
Wages and related expenses	1,970	1,368	876
Trial management	5,236	2,131	3,314
Materials	1,937	387	2,561
Vehicle maintenance	268	228	247
Other	263	96	100
Repayment of grant from BIRD Foundation
and other expenses(see Note 12C)	716	1,163	-

	10,390	5,373	7,098

Total research and development expenses	14,083	8,079	10,180

Less: grants from the Chief Scientist, BIRD
Foundation and Jerusalem Development
Authority (Note 12A, 12C, 12I)	(1,498)	(1,498)	(2,413)

	12,585	6,581	7,767

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 18 – General and administrative expenses

	Year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Expenses for options granted to
employees and directors	465	1,061	403
Wages, salaries and related expenses,
including directors' fees	2,682	2,951	2,215
Professional and consulting fees	2,317	1,925	1,801
Expenses of restructuring	715	-	-
Office expenses	55	47	58
Vehicle maintenance	328	328	210
Overseas travel	12	65	43
Telecommunications	148	151	148
Rental fees and maintenance	285	280	288
Meals, refreshments and gifts	58	34	54
Books and seminars	24	40	26
Insurance	131	125	95
Advertising	34	62	83
Fees	97	38	245
Other	93	148	98

	7,444	7,255	5,767

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 19 – Finance expense, net

A.           Composition (also see Par. B below)

	Year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Interest income on deposits	193	80	14
Net gain from change in exchange rates	127	-	263

Finance income recognized in earnings	320	80	277

Net loss from change in exchange rates	-	191	-
Interest expenses, bank commissions and other	1,592	234	27

Finance expenses recognized in earnings	1,592	425	27

B.	Net change in fair value of financial assets designated at fair value through Statement of Operations

In 2008, the Company executed a private placement in which shares, convertible notes and warrants were allotted to 3 offerees.  The notes and warrants are stated at fair value.  Changes in fair value are recognized in the statement of operations.  Also see Note 22 below.

During 2010, Series 2 warrants (with the CPI-linked exercise price), which had been issued to the public in 2006, expired.  The exercise price for these warrants is linked to the CPI and therefore, they were stated at fair value, with changes in fair value recorded to finance expense/income.  During the period until the warrants' expiration, finance income of NIS 822 thousand was recognized.  See Note 13C(1).

The liability for commission to underwriter is measured at its fair value, which is valued by independent external appraisers.  The value was determined using the Binary Option Model (formerly Monte Carlo), which was calculated at a stock price of NIS 1.097 as of December 31, 2011, and the volatility inherent in the quoted options – 47.4%-86.3%.  Changes in the liability amount are recognized in the Statement of Operations.

Presented below is the composition of finance (income) expense for these assets:

	Year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
Convertible notes, dollar-linked (see Note 22 below)	(1,096)	(1,504)	6,174
Warrants with dollar exercise price (see Note 22 below)	(2,141)	(6,155)	10,123
Warrants with CPI-linked exercise price (Series 2 - see
Note 13 above)	-	(822)	780
Liability for commission to underwriters	(583)	(370)	-

	(3,820)	(8,851)	17,077

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 20 – Taxes on income

A.	Details on the tax environment in which the Group operates

(1)         The Company is taxed under the tax laws in the U.S. and Israel.

  The Subsidiary is taxed under the tax laws in Israel.

(2)         Amendments to the Income Tax Ordinance and the Real Estate Betterment Tax

a.
On July 14, 2009, the Knesset passed the Economic Efficiency Law (Legislative Amendments for Implementation of Economic Plan for Years 2009 and 2010), 2009, which provided, inter alia, an additional gradual reduction of the corporate tax rate to 18% in the 2016 tax year and thereafter.  According to the said amendments, the corporate tax rates in effect in the 2009 tax year and thereafter are as follows: in 2009 tax year – 26%, in 2010 tax year – 25%, in 2011 tax year – 24%, in tax year 2012 – 23%, in 2013 tax year – 22%, in 2014 tax year – 21%, in 2015 tax year – 20% and in 2016 tax year and thereafter – a corporate tax rate of 18% will be in effect.

On December 5, 2011, the Knesset passed the Amendment to the Tax Burden Law (Legislative Amendments), 2011.  According to the Law, the tax reduction, prescribed in the Economic Efficiency Law, as above, was cancelled, and the corporate tax rate will be 25% commencing the tax year 2012 and thereafter.

b.
On February 4, 2010, the Amendment to Income Tax Ordinance (No. 174 – Temporary Order regarding Tax Years 2007, 2008 and 2009), 2010 was published in the Gazette (hereafter – "Temporary Order").  According to the Temporary Order, when determining taxable income in the years 2007-2009, Accounting Standard No. 29 – "Adoption of International Financial Reporting Standards (IFRS)" (hereafter – "Standard 29") shall not apply, even if applied for the purposes of financial statement preparation.  On January 12, 2012, Amendment 188 to the Ordinance was published, in which the Temporary Order was amended, so that Amendment 29 also will not apply when determining taxable income in 2010 and 2011.  The effect of the Amendment to the Ordinance on the financial statements is not material, since the Group has sustained losses.

(3)           Taxation under inflationary conditions

The Income Tax (Inflationary Adjustments) Law, 5745-1985 (hereafter – "the Law") is in effect since the 1985 tax year.  The Law instituted the measurement of results for tax purposes on a real basis.  The various adjustments required by the Law are meant to bring about the taxation of income on a real inflation-adjusted basis.

On February 26, 2008, the Income Tax Law (Inflationary Adjustments) (Amendment No. 20) (Restriction of Period of Application) – 5768-2008 (hereafter - “the Amendment”) was passed by the Knesset. According to the Amendment, the Inflationary Adjustments Law will not be in effect subsequent to the 2007 tax year, and from the 2008 year the provisions of the law will no longer be applicable, except for certain transitional provisions intended to prevent distortions in the tax calculations.

According to the Amendment, commencing with the 2008 tax year the adjustment of income for the effects of inflation for tax purposes will no longer be calculated.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 20 – Taxes on income (cont'd)

A.           Details on the tax environment in which the Group operates (cont'd)

(4)	Benefits under the Law for Encouragement of Capital Investments – Beneficiary Enterprise

The Company selected 2009 as the election year under the Law for Encouragement of Capital Investments, 5719-1959.  Income generated by a "beneficiary enterprise" will be exempt from tax for 10 years.  The benefits are contingent upon compliance with the criteria prescribed in the Encouragement Law, including the receipt of approval to be considered a technology company.  The Company is in the process of obtaining such approval.

B.           Tax assessments

The Subsidiary has assessments deemed final for the tax years through 2007, inclusive, and final withholding tax assessments for the years 2004 through 2007, inclusive.

The Company has no tax assessments considered final.

C.           Tax loss carryforwards

(1)	According to U.S. tax laws, the Company has tax loss carryforwards totaling $3.9 million, which may be offset until 2025 to 2031.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating loss (NOL) carryforwards and tax credits in the event of a change in the corporation's ownership.  Thus, in the wake of changes in the Company's stockholders over the years, the Company's ability to utilize its NOL carryforwards may be limited.

Likewise, according to Israeli tax laws, the Company has tax loss carryforwards totaling NIS 12 million, with no limit on the time period for utilization.

(2)	The Subsidiary has NOL carryforwards amounting to NIS 64 million as of the Balance Sheet date and capital loss carryforwards totaling NIS 12 million (December 31, 2010 – NIS 51.5 million).

The Company and the Subsidiary did not record a deferred tax asset for this loss carryforward, based on management's assessment that the utilization of these losses in the near future is not probable.

D.	Deferred tax assets not recognized

(1)	The Company does not create deferred taxes on temporary differences for which recognition of deferred tax assets is required, since it does not expect to utilize them in the foreseeable future.

(2)	The Subsidiary did not recognize deferred taxes for loss carryforwards.

According to the existing Israeli tax laws, there is no time limit on utilization of tax loss carryforwards.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 21 – Loss per share

A.           Basic loss per share

The calculation of basic loss per share as of December 31, 2011 is based on the loss attributable to common stockholders amounting to NIS 17,481 thousand (in 2010 and 2009 - NIS 5,330 thousand and  NIS 30,361 thousand, respectively, divided by the weighted average number of common shares outstanding of 26,560 thousand shares (in 2010 and 2009:  20,338 thousand shares  and 15,453 thousand shares, respectively), calculated as follows:

Weighted average number of common shares:

	Year ended December 31
	2011	2010	2009
	NIS thousands	NIS thousands	NIS thousands
In thousands of shares, $0.01 par value

Balance as of January 1	26,361	16,357	14,480

Effect of Company shares held by the Group	-	-	957
Effect of options exercised into shares	151	105	-
Effect of shares issued during year	48	3,876	16

Weighted average of number of common shares
used to calculate basic loss per share	26,560	20,338	15,453

B.           Fully diluted loss per share

The Company did not present data on the fully diluted loss per share because of the anti-dilutive effect of the convertible securities.  See Notes 13 and 14 regarding details on the Company's stock options that could have a dilutive effect in the future.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 22 – Convertible notes payable and derivatives

A.           Composition

	December 31	December 31
	2011	2010
	NIS thousands	NIS thousands
Fair value of convertible notes payable (See Par. B below)	10,402	12,820
Deferred loss allocated to notes (See Par. D below)	(1,168)	(2,487)
Fair value of warrants (see Par. B below)	2,298	5,156
Deferred loss allocated to warrants (See Par. D below)	(340)	(1,057)

	11,192	14,432

B.
On July 30, 2008, the Company carried out a private placement in which a cumulative total of 1,222,780 common shares were allotted to 3 offerees (at a price of $0.597 each), unquoted notes convertible into a total of 5,058,002 common shares (at a price of $0.716 each), and unquoted warrants to purchase a cumulative total of up to 6,280,783 common shares (at a price of $0.716 each), in consideration for $3.65 million (approximately NIS 12,662 thousand).

The investment agreements provide that the Company will allocate convertible notes payable with par value of $2,920 thousand, bearing annual dollar interest at the rate of 10%, to be paid to the lender on the basis of a quarterly calculation to commence two years and one quarter after the loan date.

The interest for the first two years of the loan will be added to the loan principal, and will bear interest. It was further provided that the notes may be converted into shares (including the interest accrued until the earlier of the conversion date or two years from the issue date of the bonds) for 4 years from the issue date of the notes.

The options issued in this offering are exercisable into shares for 5 years from their issuance date, at an exercise price of $0.716 per share.

Note that under the terms of the agreement, until the point at which the Company closes a capital offering of $15 million, it will give each of the offerees protection against dilution of their holdings (full ratchet), so that if the Company allots securities at a price below that at which the offeree acquired the shares or allots securities to a third party at better terms than those given to the offeree, the securities allotted to the offeree will be deemed allotted at the lowest price and/or also at the preferential terms, as applicable.

The offering proceeds were allocated by the Company between the notes and the warrants, based on their adjusted fair value (see Par. D below), with the remainder of the proceeds allocated to shares, classified as equity.  The unit's issue costs constitute joint costs, which were allocated to the securities proportionately, based on the allocation of the proceeds from the unit's issuance.

Regarding the private placement subsequent to the Balance Sheet date, see Note 13C(7).

C.
The options, which have an exercise price denominated in the U.S. dollar, were classified as a financial liability measured at fair value, due to the fact that presently one cannot estimate the number of shares that will be issued in the future, the shekel amount of the exercise price and the formula for protection against dilution described previously.

The convertible notes payable include an embedded derivative, since it has a conversion feature denominated in a currency other than the Company's functional currency.  Hence, the Company elected to designate the notes, as a whole, as a financial liability to be measured at fair value with changes recognized through the statement of operations.  The financial liability is included in non-current liabilities on the statement of financial position.

The shares issued under the agreements were classified as equity at their par value.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 22 – Convertible notes and derivatives (cont'd)

D.
The Company adjusted the fair value as obtained in the valuation.  According to the provisions of IAS 39, a loss may not be recognized on the transaction, since the fair value is also based on parameters that are not observed in the market.  Therefore, the Company adjusted the fair value so that the fair value of the instruments issued will not exceed the proceeds.

The difference between the fair value in the valuation (above – "deferred loss") will be recognized over the life of the liabilities and not immediately.

During the period, there was a decrease in the adjusted fair value of the convertible notes of NIS 1,096 thousand, and in the corrected fair value of the options of NIS 2,141 thousand.  The change was recognized in issue costs in the Statement of Operations.

E.	Balances according to maturity dates:

NIS thousands
2012	* 14,875

*	Of which the principal and interest for the first two and one-quarter years accrued to principal together amount to NIS 13.8 million, and will be claimed if the notes are not converted into shares.

F.	The parameters used in the fair value calculation:

	December 31 2011	December 31 2010
	NIS thousands	NIS thousands
Stock price	NIS 1.097	NIS 2.441
Conversion price	$ 0.716	$ 0.716
Representative exchange rate of shekel/dollar	NIS 3.821/$1	NIS 3.549/$1
Rate of dollar interest	0.7%-0.19%	0.48%
Company's volatility	56.08%-60.94%	55.79%

The volatility was calculated based on the historical volatility (daily, calculated on an annual basis) of the Company's shares, differing from the prior period in which the volatility was calculated based on the volatility embedded in the Company's quoted options, due to the light trading in the Company's options.

G.
Included in long-term derivatives for 2009 were warrants with a CPI-linked exercise price, which were issued to the public in August 2006.  During 2010, income of NIS 822 thousand was recognized as finance expense in the Statement of Operations.  The warrants expired during the third quarter of 2010.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 23 – Interested and related party transactions and balances

A.	Subsidiary

The Company holds 100% of the issued capital stock of BioCancell Therapeutics Israel Ltd., which was incorporated in Israel.

B.	Related party transactions

During July 2008, the Group entered into an agreement with Tickro Technologies Ltd., which became, on that date, a holder of significant influence in the Company, to receive consulting services, in consideration for the annual sum of $30 thousand, the issuance of 63,939 shares and expense reimbursement.

C.	Benefits to key managerial personnel (including directors)

The Group's directors and senior managers are entitled, in addition to salary, to non-cash benefits (such as vehicle, etc.).  The Group deposits monies for them in a severance benefits plan and defined contribution plan.

Senior managers also participate in a stock option plan of the Company regarding share-based payments.  See Note 14.

The benefits for employment of key managerial personnel (including directors) include (see details in Par. D below):

	Year ended December 31
	2011		2010
	No. of persons	Expense amount	No. of persons	Expense amount
	during the year	NIS thousands	during the year	NIS thousands
Short-term employee
benefits (includes wages)	4	2,131	4	2,140
Severance benefits	4	114	4	115
Share-based payments	6	394	8	994
Fees and insurance to
non-employee directors	4	272	5	310

		2,911		3,559

D.	Agreements with key managerial personnel

(1)
On December 1, 2005, the Company signed a three-year employment contract with Prof. Abraham Hochberg, Company founder and Chief Scientist.  In January 2012, a general meeting of the Company's stockholders extended the agreement for three additional years, ending on November 30, 2014.

Pursuant to the agreement, Prof. Hochberg's salary is NIS 36,000 per month.  In addition, Prof. Hochberg is entitled to:

(a)	An annual bonus, as will be determined according to management's judgment (and in accordance with any regulatory approval required by law);
(b)
A bonus of 7.5% of the grants actually received by the Company from his work, as Prof. Hochberg was actively involved in the application process for their receipt, i.e.: he is cited as Head Researcher in connection with the research financed by these grants (except for the grants given by the OCS), and which were approved by the Board of Directors;

(c)	Expense reimbursement;
(d)	Leased company vehicle and cellular telephone;
(e)	Additional social benefits, such as annual vacation and recreation pay, sick pay, and managers' insurance.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 23 – Interested and related party transactions and balances (cont'd)

D.	Agreements with key managerial personnel (cont'd)

On December 3, 2008, the Company granted 120,000 options to the Company's chief scientist, exercisable for the Company's common stock at a price of $0.597 per share, according to the 2007 Compensation Plan.

The fair value of the options on the grant date amounted to NIS 20 thousand.  The options are exercisable in 12 quarterly installments commencing December 31, 2008.  Accordingly, in 2011, 2010 and 2009, the Company recognized salary expenses for these options totaling NIS 1 thousand, NIS 4 thousand and NIS 10 thousand, respectively.

In June 2011, 60,000 options were granted to Prof. Hochberg, exercisable for 60,000 common shares of BioCancell U.S., at an exercise price of NIS 2.85 each, according to the 2007 Compensation Plan.

The fair value of the options on the grant date amounted to NIS 65 thousand.  According to the terms of the allotment, 39,326 of the options will vest immediately, and the balance in 11 quarterly installments vesting at the end of every quarter.  Accordingly, in 2011 the Company recognized salary expenses for these options totaling NIS 51 thousand.

On October 9, 2011, the Board of Directors, subject to approval by a general meeting, approved an additional allotment to the Company's chief scientist, of options exercisable for 300,000 common shares, $0.01 par value each, which will be listed for trading after their exercise.  The exercise price of the options is NIS 1.583 per share, which is the higher of the average stock price at the end of the 22 trading days preceding the date of the Board of Directors' resolution on the matter, and the stock price at the end of the trading day on which the Board of Directors' resolution was adopted.  According to the terms of the allotment, the options will vest in 16 quarterly installments, at the end of every calendar quarter (see Subsequent Events).

(2)
On September 21, 2009, the Board of Directors approved the appointment of Mr. Uri Danon, who serves as the Company's Chief Executive Officer.  The agreement was signed on October 18, 2009, and he commenced serving as Company CEO on November 1, 2009.  Mr. Danon is employed on a full-time basis, in consideration for a monthly gross salary of NIS 42 thousand and the acceptable social benefits.   Any party interested in terminating the agreement is required to serve prior notice of 90 days.

Under the terms of the agreement, the Company granted options exercisable for 450,000 common shares (hereinafter – "granted options"), which were granted in accordance with the Company's 2007 Compensation Plan.  80,000 of the options vested on the signature date of the agreement and 370,000 additional options will vest in quarterly installments over a period of up to 4 years at an exercise price of NIS 3.18 per share.  The abovementioned 370,000 options may be accelerated, based on achieving the milestones prescribed in the agreement, of which 80,000 vested in accordance with achieving milestones and for which an expense of an additional NIS 102 thousand was recognized in the Statement of Operations.

The fair value of the options on the grant date totaled NIS 870 thousand.  According to the vesting terms of the options, the Company recognized salary expenses for these options in 2011 and 2010 of NIS 144 thousand and NIS 420 thousand, respectively.

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 23 – Interested and related party transactions and balances (cont'd)

D.	Agreements with key managerial personnel (cont'd)

Furthermore, if commencing January 31, 2010, the Company, under his management, will raise the cumulative sum of $10 million or more (excluding loans from financial institutions or grants sponsored by the Ministry of Industry, Trade and Employment), he will be entitled to a one-time bonus of one percent of all monies raised from new parties (that had not invested in the Company prior to his assuming his position), up to a ceiling of $100 thousand.  As of December 31, 2011, the Company expected to achieve the above milestones, and therefore, accrued NIS 300 thousand for the bonus to Mr. Uri Danon (see Note 10).

(3)
On May 1, 2007, the Group entered into an employment agreement with the former CFO of the Company and the Subsidiary, in a full-time position.  The gross monthly salary of the CFO totalled NIS 34,000.  The Company provided the CFO with a cellular telephone and a leased Company vehicle.  The agreement provided that the CFO be entitled to reasonable social expenses and expense reimbursement.

Any party could terminate the agreement, after serving prior notice of 4 months.

On December 3, 2008, the Company granted the CFO options to purchase 150,000 common shares of the Company.

The fair value of the options, in accordance with the provisions of IFRS 2, totals NIS 31 thousand. The options may be exercised in 16 quarterly installments, commencing December 31, 2008, and accordingly, in 2011, 2010 and 2009, the Company recognized salary expenses for these options totaling NIS 4 thousand, NIS 7 thousand and NIS 14 thousand, respectively.

During June, the CFO ended his service in the Company.

(4)
On February 21, 2011, the Group entered into an employment agreement with the current CFO of the Company and the Subsidiary, in a full-time position.  On June 1, 2011, he commenced working in the Company, in consideration for a gross monthly salary of NIS 37 thousand and accepted social benefits.  Any party interested in terminating the agreement, is required to provide prior notice of 90 days.

Under the terms of the agreement, the Company allotted him options exercisable for a total of 300,000 common shares of the Company ("granted options"), which were granted under the terms of the Company's 2007 Compensation Plan.  220,000 options will vest in quarterly installments over a 4-year period and 80,000 options will vest based on achievement of milestones prescribed in the agreement, at an exercise price of NIS 2.9.

The fair value of the options on the grant date totaled NIS 325 thousand, and therefore in 2011, the Company recognized salary expenses for these options totaling NIS 139 thousand.

E.	Directors and officers insurance policy

In May 2011, the Company purchased a directors and officers insurance policy for itself and for the Subsidiary, with a liability limit of $5 million for a single claim, or cumulatively, for every insurance period (with the ceiling of securities claims in the U.S. of $1.5 million).  The policy will expire on May 21, 2012.  The annual premium for the policy is $19 thousand.  Officers will not bear any co-payment participation, whereas the Company will bear co-payment participation of $7.5 thousand worldwide, except for the U.S. and Canada, where co-payment participation is $50 thousand ($150 thousand in claims related to the Securities and Exchange Commission).

BioCancell Therapeutics, Inc.

Notes to the Consolidated Financial Statements in IFRS for the Year Ended December 31, 2011

Note 24 – Subsequent events

A.	Further to Note 13, within the framework of the Company's general meeting held on January 12, 2012, the exceptional private placement of the Company's stock to several investors was approved.

B.
In January 2012, the Company allotted options to its chief scientist that are exercisable for 300,000 common shares, $0.01 par value each, which will be listed for stock exchange trading after their exercise.  The exercise price of the options is NIS 1.583 per share, which is the higher of the average stock price at the end of the 22 trading days that preceded the date of the Board of Directors' resolution on the matter and the stock price at the end of the trading day on which the Board of Directors' resolution was passed.  According to the terms of the allotment, the options will vest in 16 equal quarterly installments, at the end of every calendar quarter.

C.
In January 2012, the Company convened a general meeting to approve an increase in the Company's authorized capital stock, from 65,000,000 shares to 150,000,000 shares.  The goals of this increase is to continue to finance its operations through the raising of equity until the stage at which it will generate revenues.  Moreover, with the increase of authorized capital stock, the Company intends to take action to obtain stock exchange approval for an allotment of shares that will derive from conversion of the convertible notes payable that were issued to 3 lenders in 2008, to the extent they will be converted, within the framework of invoking the formula to protect from dilution in the private placement that was held in January 2012 (see Note 13).

D.
In April 2012, the Company reported that its Board of Directors and that of CBI had agreed that: (a) if and to the extent that Tikcro does not fully convert its convertible loan from July 2008 (“Tikcro’s Loan”) and Tikcro’s Loan becomes payable on July 30, 2012, CBI will invest in the Company the amount needed for the repayment of Tikcro’s Loan – up to $2,481 thousand – in return for an allocation of shares of common stock. The aforementioned investment would serve only to repay Tikcro’s Loan; (b) CBI will convert its own loan from July 2008, provided that the Provident Fund of the Employees of the Hebrew University of Jerusalem commits to do likewise. The loan conversions will take place in accordance with the terms of the loans. The aforementioned transaction will require a number of approvals which the Company is acting to receive, including that of a general meeting of the Company’s stockholders.

E.
In May 2012, the Board of Directors of the Company appointed Dr. Aharon Schwartz as Chairman of the Board of Directors, and approved compensation in the amount of NIS 30,000 (approximately $8,000) per month in return for a 40% position, and to allocate him options to purchase 400,000 shares of common stock of the Company, in accordance with the Company's 2007 Stock Option Plan, at an exercise price of NIS 0.99 per share (the higher of the average closing price of the Company's shares on the TASE for the 22 trading days prior to the Board resolution, and the closing price of the Company's shares on the date of the resolution). The options will vest over the course of four years.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
BIOCANCELL THERAPEUTICS INC.
BIOCANCELL MERGER INC.
and
BIOCANCELL LTD.
Dated as of January      , 2012
[to be filed by amendment]

  A-1

Annex B

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this Section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this Section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this Section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this Section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

 (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

 (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

ENGLISH TRANSLATION OF ARTICLES OF INCORPORATION
OF
BIOCANCELL LTD. (the “Company”)

Chapter One - General

1.	Introduction

1.1	Each of the words hereinafter set forth shall in these Articles, bear the meaning set out opposite them:

Law -	the provisions of any law applying in the State of Israel.
Administrative Proceeding -
a proceeding according to Chapter H-3 )imposition of financial sanctions by the Securities Authority(, H-4 (imposition of administrative enforcement measures by the Administrative Enforcement Commission) or I-1 (conditional arrangement for avoiding the taking of proceedings or termination of proceedings) of the Securities Law, 5728-1968, as amended from time to time.

Companies Law -	means the Companies Law, 5759-1999, or other provision of law replacing the same.
Securities Law, 5728-1968 -	the Securities Law, 5728-1968, or other provision of law replacing the same.
Business Day -	a day on which most of the banks in Israel are open for transaction of business.
Writing -
printing or other form of printing words including documents that have been transmitted in writing by fax, cable, telex, e-mail, computer or other electronic means of communication, that creates or enables the creation of a copy and/or print-out of the document.

Securities -	as defined by section 1 of the Securities Law.
Incompetent -	a person declared to be incompetent pursuant to the Legal Capacity and Guardianship Law, 5722-1962.
Companies Ordinance -	the Companies Ordinance (New Version) 5743-1983, or any other provision of law replacing the same.
Simple Majority -	a majority of more than one half of the votes of the shareholders entitled to vote and who have voted, personally or by proxy or by means of a voting warrant, but excepting abstentions.
Articles -	the articles of association of the Company as presently framed or duly modified from time to time, either expressly or under any law.
Companies Regulations-	regulations that have been promulgated by virtue of the Companies Law and/or the Companies Ordinance.
Securities Regulations -	regulations that have been promulgated by virtue of the Securities Law.
Related Company -
a corporation that directly or indirectly controls the Company and/or any other corporation that is, directly or indirectly, controlled by such corporation and/or a corporation that is controlled, directly or indirectly, by the Company.

Registered Shareholder-	a shareholder registered in the Company’s register of members.
Unregistered Shareholder-	a shareholder who is not registered in the Company’s register of members.

1.2	In these Articles, the reference to any organ or officeholder is to those of the Company.

1.3
In the absence of any other provision on the subject and save where the subject matter or the context is inconsistent therewith, the provisions of sections 3–10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, similarly apply to the interpretation of the Articles.

Unless otherwise provided in this clause, words and expressions contained in the Articles shall bear the meaning ascribed thereto in the Companies Law, and in the absence thereof in the Companies Law, then the meaning ascribed thereto in the Companies Regulations, and in the absence thereof, the meaning ascribed thereto in the Securities Law, and in the absence thereof, the meaning ascribed thereto in the Securities Regulations, and in the absence thereof, the meaning ascribed thereto in any other law, save where such meaning is inconsistent with the context in which such word or expression appears, or the essential thrust of the relevant provision contained in the Articles.

Reference herein to any provision of law that has been amended or repealed, shall be regarded as valid as if it were part of these Articles, unless such provision is invalidated as a result of such amendment or repeal.

The provisions hereof are in addition to and do not override the provisions prescribed in the Companies Law. In the event of any of the provisions hereof being contrary to that permitted by law, such provisions will be interpreted to the extent possible in consistency with such provisions of law.

2.	Public company

The Company is a public company.

3.	Objects of the Company

The objects of the Company are to engage in any lawful business.

4.	Limit on liability

The liability of each of the shareholders in the Company is limited to pay the full amount of the sum that it undertook to pay at the time of the allotment, in respect of the shares allotted to it.

5.	Alteration of the Articles

Save as otherwise prescribed in relation to any particular provision of these Articles, the Company may alter or replace any of the provisions hereof by resolution that will be adopted by the general meeting by simple majority.

6.	Donations

The Company may make donations even if the same falls outside the framework of business considerations.

Chapter Two - Share capital of the Company

7.	Share capital

7.1
The registered share capital of the Company is NIS 2,500,000, which is divided into 250,000,000 ordinary shares, registered in name, of NIS 0.01 par value each (hereinafter: “Share”, “Ordinary Share”, “Shares” or “Ordinary Shares”, as appropriate). Each Share confers the right to receive invitations to and to participate and vote in the general meetings. The holder of a Share will have one vote for every fully paid Share that he holds. All the Shares shall rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to a dividend, the distribution of bonus shares and any other distribution, repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

7.2	The provisions of these Articles with respect to shares shall similarly apply to other securities that will be issued by the Company, mutatis mutandis.

8.	Issue of shares and other securities

8.1
No pre-emption right - the existing shareholders of the Company shall have no right of pre-emption, preferential or other right to acquire securities of the Company. The board of directors may, at its absolute discretion, first offer securities of the Company to all or some of the existing shareholders.

8.2	Redeemable securities - the Company may issue redeemable securities that confer the rights and are subject to the terms as shall be determined by the board of directors.

8.3
Commissions - the Company may pay a commission to any person (including underwriting fees) in consideration of underwriting, marketing or distribution services of the Company’s securities, either absolutely or conditionally, on such conditions as will be determined by the board of directors. The payments mentioned in this paragraph may be paid in cash or securities of the Company, or partly in one way and partly in another.

8.4
The board of directors may provide for differences amongst the holders of the securities of the Company in relation to the conditions of allotment of the Company’s securities and the rights attached thereto and vary such conditions, including a waiver of part thereof. The board of directors may further issue to the securities holders demands for unpaid sums in respect of the securities that they hold.

8.5
Unless otherwise provided by the terms of issue, any payment on account of a share will first be appropriated on account of the notional amount and only thereafter on account of the premium on any share.

8.6
A shareholder shall not be entitled to his rights as shareholder, including a dividend, unless he has fully repaid the amounts under the terms of the allotment, with the addition of interest, linkage and expenses, if any, and all unless otherwise determined in the terms of the allotment.

8.7	The board of directors may forfeit and sell, re-allot or otherwise dispose of any security for which the full amount has not been paid, as they decide, including for no consideration.

8.8
Save for the rights and obligations that are excepted by these Articles or which by law are granted to or imposed on any former holder of a security, the forfeiture of a security shall nullify at the time of forfeiture, any right in, or claim or demand against, the Company, in relation to the security.

9.	Register of members of the Company and issue of share certificate

9.1
The secretary of the Company, or any person who has been appointed by the board of directors of the Company, shall be responsible for maintaining the register of members and the register of material shareholders. A shareholder shall be entitled to receive from the Company, free of charge, within two months of the allotment or registration of the transfer (unless the terms of issue determine otherwise) a number of certificates as resolved by the Company for all the shares of a certain class that are registered in his name, denoting the number and class of the shares and any other particular the board of directors shall deem to be important.  In the event of a share that is held jointly, the Company shall not be bound to issue more than one certificate to the joint holders, and the delivery of any such certificate to any one of the joint holders shall be deemed to be delivery to all.

9.2	The board of directors may close the registers of the shareholders up to an aggregate period of 30 days in any year.

9.3
Each certificate shall bear the seal or stamp of the Company or its printed name and the signature of two of the following persons: the general manager, deputy financial manager and secretary of the Company; or the signature of such other person who will have been appointed by the board of directors for such purpose.

9.4
The Company is entitled to issue a new certificate in place of a certificate that was issued and lost or defaced or destroyed, on receipt of proof and indemnity as required by the Company, after payment of any such amount as determined by the board of directors. The Company may, pursuant to a resolution of the board of directors, replace existing certificates with new ones, without payment, subject to the conditions that will be determined by the board of directors.

9.5
Where two or more persons are registered as joint holders of a share, each of them shall be entitled to acknowledge the receipt of dividend or other payments in respect of the said share, and such acknowledgement will be binding on all the holders of that share.

9.6
The Company may recognize a trustee as holder of a share and issue a share certificate in the trustee’s name provided the trustee will have given notice of the identity of the beneficiary of the trust. The Company shall not be bound or required to recognize any equitable or contingent right or a future right or partial right or other right whatsoever in respect of any such share, other than the absolute right of the registered shareholder of each share unless on the basis of a judicial order or pursuant to the requirements of any law.

10.	Transfer of Shares of the Company

10.1	Shares of the Company may be transferred.

10.2
The transfer of Shares that are registered in the Shareholder Register will not be recorded in the name of a registered shareholder, unless an original signed transfer deed (hereinafter: the "Transfer Deed") has been submitted to the Company, unless otherwise determined by the Company’s board of directors. A Transfer Deed will be drawn up in the format set out in the Articles or in best approximation thereof or in another format approved by the board of directors.

Instrument of Share Transfer

I, the undersigned ______________I.D./corporate no. ___________________
of ___________________ (hereinafter "the Transferor")
transfer to _____________________ I.D./corporate no. ___________________
of__________________________ (hereinafter "the Transferee")
In consideration of the sum of NIS ___________
(in words____________New Shekels) paid to me for ______ shares of_______n.v. NIS each marked numbered ___________to __________, (inclusive) of the Company _____________Ltd., (hereinafter: “the Company”) to be held by the Transferee, the administrator of his estate and by his successors on the conditions on which I held the same at the time of the execution hereof and I, the Transferee agree to take the said shares on such conditions, and subject to these the Articles of the Company, from time to time.

IN WITNESS WHEREOF we have set our hands this _____ day of ___________ ___.

Name and signature of the Transferor:__________________
Name of the lawyer witness to the signature: __________________
Name and signature of the Transferee:_______________
Name of the lawyer witness to the signature: __________________

The transfer of Shares that have not been fully paid, or of Shares on which the Company      has a lien or a pledge, will not take effect, unless approved by the board of directors, which is entitled, at its sole discretion and without providing reasons therefore, to decline to record such transfer.

The board of directors may reject the transfer of such Shares and may also condition the transfer of such Shares upon the undertaking by the transferee, at the volume and in the manner that would be determined by the board of directors, to repay the liabilities of the transferor in respect of the Shares or the liabilities with respect to which the Company has a lien or a pledge on the Shares.

10.3	The transferor will continue to be deemed as the holder of the Transferred Shares until the name of the transfer recipient is recorded in the Company’s Shareholder Register.

10.4
The Transfer Deed will be submitted at the registered office of the Company to be recorded, together with the certificates of registration (if issued) of the Shares that are to be transferred and any other evidence that may be required by the Company regarding the proprietary right of the transferor in the Shares or his right to transfer them

10.5
The holder of a Share jointly with others who wishes to transfer his right in the Share but is not in possession of the Share certificate will not be required to attach the Share certificate to the Transfer Deed, provided that the Transfer Deed specifies that the transferor is not in possession of the Share certificate pertaining to the Share whose right in which is being transferred and that the Transferred Share is jointly held by others, whose details shall be provided.

10.6	The Company may require the payment of a fee for the recording of the transfer in an amount or at a rate as shall be determined by the Board of Directors from time to time.

10.7
Upon the passing away of the holder of Shares in the Company, the Company will recognize the custodians or the estate administrator, the executor of the will, or in the absence of these the legal heirs of the shareholder, as the exclusive parties eligible to the Shares of the shareholders, this after receiving proof of such eligibility, as shall be determined by the board of directors.

10.8
If a shareholder who passes away had held Shares jointly with others, the Company will recognize the surviving party as the holder of said shares, unless all joint holders of the Share had notified the Company in writing prior to the passing away of any of them of their wish not to apply the provisions of this Article; nevertheless, this will not suffice to exempt the estate of a joint shareholder from any obligation that would have been required of the joint shareholder had he not passed away.

10.9
A person who acquired a right in Shares in his capacity as custodian, estate administrator, heir of a shareholder, receiver, liquidator or trustee in the bankruptcy of a shareholder or under another provision of the law, is entitled, subject to providing proof of his right as shall be required by the board of directors, to be registered as the shareholder or to transfer them to another person, subject to the provisions of the Articles with respect to transfer.

10.10
A person who acquires a right to a Share as a result of its transfer under the law, shall be entitled to a dividend and to the other rights pertaining to the Share and shall also be entitled to receive and give receipts for a dividend or other payments made in connection with the Share, but shall not be entitled to receive notices in respect of the Company’s general meetings (to the extent that such right exists), and to participate or vote therein in connection with that Share or to use any right conferred by the Share, except as stated above, until he registered in the Shareholder Register.

11.	Bearer share certificate

The Company will not issue bearer share certificates.

12.	Lien on shares

12.1
The Company shall have a first charge and right of lien on all shares that are not fully paid up and registered in the name of each shareholder and on the proceeds of sale thereof (whether or not they have matured for payment), in relation to monies which have been demanded or which shall become payable on a fixed date for such share.  The Company shall have a first lien on all the shares (other than fully paid up shares) registered in the name of a shareholder as security for the monies due from him, or his assets, whether solely or jointly with others.  Such lien shall also apply to dividends declared from time to time in respect of these shares.

12.2
The board of directors may, in order to exercise any such charge or lien, sell the shares that are, in whole or in part, subject to the lien in any manner they may deem fit, but no sale shall be made until notice in writing is given to such shareholder concerning the Company’s intention to sell the shares and such sums have not been paid within fourteen days of the notice. The net proceeds of any such sale, after payment of costs of the sale, shall be used to pay the debts or the liabilities of the shareholder and the residue (if any) shall be paid to him.

12.3
If a sale of shares is made or in order to enforce a charge or lien by the apparent exercise of the powers conferred above, the board of directors is entitled to register them in the register in the name of the purchaser, and the purchaser shall not be bound to see the regularity of the proceedings or the manner in which the proceeds of the sale have been applied.  After they have been entered in the register in his name, no person shall have any right to challenge the validity of the sale.

13.	Changes to the share capital

The general meeting may decide to take any of the following actions at any time, provided that such resolution of the general meeting is passed by a simple majority.

13.1	Increasing the Registered Capital

To Increase the Registered Capital of the Company, whether or not all of the shares registered at such time had been issued. The increased capital will be divided into Shares conferring ordinary rights, preference rights, deferred rights or other special rights (in subordination to the special rights attaching to an existing class of Shares) or subject to the conditions and restrictions relating to a dividend, repurchase, voting or other conditions, as directed by the general meeting in its resolution to increase the registered capital. All being subject to the provisions of Section 46B of the Securities Law, which determines that the capital of a company whose Shares are listed for trade on the Stock Exchange for the first time will comprise a single class of Shares.

13.2	Amendment of rights

13.2.1
Whenever the Share Capital is divided into different classes, the Company shall be entitled, subject to a resolution being passed at the shareholders’ meeting by simple majority, unless otherwise provided by the terms of issuance of the Shares of the same class, to amend the rights conferred by any class of the Company’s Shares, provided that the written consent of all the holders of Shares of such class has been obtained or that the resolution was approved in a general meeting of the holders of Shares of such class, by a simple majority or - if otherwise provided in the terms of issuance of a specific class of Company Shares - as provided in the terms of issuance of such class of Shares. All being subject to the provisions of Section 46B of the Securities Law, which determines that the capital of a company whose shares are listed for trade on the Stock Exchange for the first time will comprise a single class of shares.

13.2.2
The rights conferred upon the holders or the owners of a class of Shares, whether issued with ordinary rights or with preference rights or with other special rights, will not be deemed to have been amended by the creation or the issuance of other Shares conferring the same rights, or the amendment of the rights attaching to existing Shares, unless otherwise provided in the terms of issuance of such Shares.

13.3	Consolidation and re-division of the Share Capital

The Company will be allowed to consolidate and re-divide its share capital, in whole or in part, into Shares with a higher or lesser par value than that set out in the Articles. In the event that, as a result of the consolidation, certain shareholders remain with fractional Shares after consolidation, the board of directors shall be entitled, subject to obtaining the approval of the general meeting in a resolution on the consolidation of capital as aforesaid:

13.3.1
To sell all the fractions, and for that purpose to appoint a trustee in whose name the Share certificates that include the fractions would be issued, to sell them, and the proceeds, net of commissions and expenses, will be divided among those eligible. The board of directors shall be entitled to decide that shareholders that are entitled to proceeds in an amount that is less than the sum determined by it, will not receive proceeds from the sale of the fractions as above, and their share in the proceeds will be divided among the shareholders that are entitled to proceeds in an amount that exceeds the sum determined, in proportion to the share of the proceeds to which they are entitled;

13.3.2
To allot to each shareholder with respect to which the consolidation and re-division results in a fractional Share, Shares of the class of Shares existing prior to the consolidation, fully paid, in such number the consolidation of which with the fraction will suffice for one whole Share, and such allotment will come into effect shortly before the consolidation;

13.3.3
To determine that shareholders shall not be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of half or less of the number of Shares the consolidation of which creates one consolidated Share, and shall be entitled to receive a consolidated Share in respect of the fraction of a consolidated Share resulting from the consolidation of more than half of the number of Shares the consolidation of which creates one consolidated Share.

In the event that an action pursuant to paragraphs (b) or (c) above requires the allotment of additional Shares, these shall be paid in the manner applicable to the payment of bonus shares. Consolidation and re-division as above will not be deemed as the amendment of the rights attaching to the Shares to which the consolidation and re-division relate.

13.4	Cancellation of registered share capital that has not been allotted

To cancel registered share capital that has not yet been allotted, provided that the Company has no obligation to allot such Shares.

13.5	Splitting of share capital

To split the share capital of the Company, in whole or in part, into Shares with a lesser par value than that stipulated in the Articles by dividing all or part of the Company’s Shares at such time.

Chapter Three - General Meetings

14.	Powers of the general meeting

14.1	Matters falling within the power of the general meeting

Resolutions of the Company on the following matters will be adopted by the general meeting:

14.1.1	Alterations of the Articles.

14.1.2
The exercise of powers by the board of directors, provided the general meeting has determined by simple majority of the votes of the shareholders entitled to vote and who have voted, that the board of directors is constrained from exercising their powers and also that the exercise of any of their powers are essential for the proper management of the Company.

14.1.3	Approve activity and transactions requiring the approval of the general meeting pursuant to the provisions of sections 255 and 268 to 275 of the Companies Law.

14.1.4	Any resolution which is to be adopted by law or by the Articles, by resolution of the general meeting.

14.1.5	Any power that is conferred on the general meeting by law.

14.2	Power of the general meeting to transfer powers among the organs

The general meeting may, by simple majority of the votes of the shareholders who are entitled to vote and who have voted, take powers that are conferred upon any other organ and transfer the powers that are conferred on the general manager to the board of directors, all on a specific matter or for a specific period of time that shall not exceed that which is required in the circumstances.

15.	Notice of a general meeting

The Company is not obligated to give notice of a general meeting to the shareholders registered in the register of shareholders, other than as required by law.

The notice of a general meeting will specify the time and place of the convening of the meeting, its agenda, a summary of the proposed resolutions and any details required by law.

16.	Discussion at general meetings

16.1	Quorum

The discussion at a general meeting will not commence unless a quorum is present in the discussion. Two shareholders who are present in person or by proxy, and which hold or represent at least twenty five percent (25%) of the voting rights in the Company will constitute a quorum. In determining a quorum, a shareholder or his representative, who also serves as the proxy of other shareholders, will be deemed as two or more shareholders, depending on the number of shareholders represented by him.

16.2	Adjournment of the general meeting in the absence of a quorum

If half an hour ha s elapsed from the time set for the meeting and a quorum is not present, the meeting shall be adjourned to the next business day, at the same time and place, or to a later date, as shall be determined by the board of directors in a notice to the shareholders. The Company will announce the adjournment of the meeting and the date of holding of the adjourned meeting in an immediate report.

If a quorum is not present at the adjourned meeting, as aforesaid, a minimum of one shareholder, whether present in person or by proxy, will be deemed as quorum, unless the meeting was convened at the request of shareholders.

16.3	Chairman of the general meeting

The Chairman of the Board of Directors will chair every general meeting, and in his absence, anyone appointed for this purpose by the board of directors. In the absence of a Chairman, of if the chairman fails to appear at the meeting after 15 minutes have elapsed from the time set for the meeting, the shareholders who are present at the meeting, whether in person or by proxy, will elect as Chairman one of the Company’s directors or officers who are present at the meeting, or if no director or officer is present at the meeting or all have declined to chair the meeting, will elect one of the attending shareholders, or their representative or any of the attending officer, to chair the meeting.

The Chairman of the meeting will not have an additional or a casting vote.

The decision of the Chairman of a general meeting that a resolution has been passed unanimously or by a certain majority or rejected and the minutes of the general meeting signed by the Chairman constitute prima facie proof of that fact.

17.	Shareholders' voting

17.1
Majority - resolutions will be passed in general meeting by a simple majority, unless another majority is required by law. The majority will be determined by a count of votes, each Share conferring one vote upon its holder.

17.2
Ownership confirmation - a shareholder is required to provide to the Company an ownership confirmation at least two business days prior to the date of the general meeting. The Company is entitled to waive such requirement.

17.3	Voting by an incompetent - an incompetent may vote only through a trustee, a natural custodian, or another legal custodian. These persons may vote in person or by proxy.

17.4
Voting by joint holders of a Share - in the event that two or more shareholders jointly hold a share, one of them will vote, whether in person or by proxy. If more than one of the joint holders wishes to participate in a vote, only the primary joint holder may vote. For this purpose, the primary joint holder will be the person whose name appears first in the Shareholder Register.

17.5
The manner of voting and the counting of the votes will be in accordance with the provisions of the Companies Law. A resolution will be passed in a general meeting if it has received the majority required therefore under the law or the provisions of these Articles.

18.	Appointment of a voting proxy

18.1	Voting by proxy

A shareholder may appoint a proxy to participate and vote in his place, whether at a particular general meeting or generally at the Company’s general meetings, provided that a letter of authorization concerning the appointment of the proxy is delivered to the Company at least two business days prior to the date of the general meeting, unless the Company waives this requirement. A proxy is not required to be a shareholder in the Company.

If the letter of authorization does not refer to a particular general meeting, then a letter of authorization that has been deposited before one general meeting shall also be valid for subsequent general meetings.

The aforesaid shall also apply to a shareholder that is a corporation, which appoints a person to participate and vote on its behalf in general meeting.

18.2	Format of the letter of authorization

The letter of authorization will be signed by the shareholder or by a person authorized in writing, and if the appointer is a corporation, the letter will be signed in a manner that is binding to the corporation. The Company is entitled to demand the receipt of a written confirmation, to its satisfaction, of the authority of the signatories to bind the corporation. A letter of authorization will be drawn up in the format set out in the Company’s Articles. The Company Secretary or the Company’s board of directors shall be entitled, at their discretion, to accept a letter of authorization in a different format, provided that the changes are immaterial. The Company will only accept an original letter of authorization or a copy of the letter of authorization, provided that it has been approved by a notary or by a lawyer admitted in Israel.

Instrument of proxy

[Name of the Company]
[Address of the Company]	Date: _______________

Dear Sir/Madam,

Re: Annual/special general meeting of ___________________ (“the Company”)

That will be held on ____________________ (“the Meeting”)

I, the undersigned, I.D. no./registered no. _________________ of _________________ Street, being the registered owner of _________________ (*) ordinary shares of NIS._________ nominal value each, hereby empower _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ and/or _________________ I.D.(**) _______________ to attend and vote in my name and on my behalf at the above Meeting and at any adjourned meeting of the Company/at any general meeting of the Company, until I notify you otherwise.

Signature

(*)
A registered shareholder may grant a number of proxies, each relating to a different quantity of the Company’s shares that he holds, provided he shall not grant the proxies for a number larger than that which he holds.

(**)	In the case of a proxy not holding an Israeli I.D., the passport number and the country of issue, should be inserted where appropriate.

18.3	Effect of the letter of authorization

The voting under a letter of authorization will be valid even if prior to such vote the appointer passes away, or becomes incompetent, or becomes bankrupt, or in the case of a corporation - is liquidated, or has canceled the letter of authorization, or has transferred the Share with respect to which it was given, unless a written notice of such occurrence is received at the registered office of the Company before the meeting.

18.4	Disqualification of letters of authorization

Subject to the provisions of any law, the Company Secretary may, at his discretion, disqualify letters of authorization if there is reasonable concern that these have been forged or have been given with respect to Shares for which other letters of authorization were issued.

19.	Voting by proxy statement

In accordance with these Articles and with the provisions of the Companies Law and the regulations promulgated thereunder, the shareholders of the Company are entitled to vote at general meetings of the Company, on all issues with respect to which the possibility of voting by proxy statement is required by law as well as on issues with respect to which the Company’s board of directors may choose, from time to time, to allow voting by proxy statement.

Chapter Four - Board of Directors

20.	Appointment of directors and termination of service

20.1
Number of Directors – The number of directors of the Company shall be not less than three (3) and not more than thirteen (11) (including external directors), unless otherwise resolved by the general meeting.

20.2	Appointment of Directors at the Annual Meeting, and Replacement Thereof

20.2.1
The directors shall be elected every annual meeting and shall serve in office until the expiration of the following annual meeting, and as long as no annual meeting has been convened, unless their office shall be vacated prior to such time in accordance with the provisions of these Articles. The elected directors shall take office commencing from the expiration of the meeting at which they were elected, unless a later date shall be determined in the resolution of their appointment.

20.2.2
The general meeting may, at any time, with a simple majority, dismiss a director, and it may resolve, at that time, to appoint another person in his place. The director whose dismissal is on the agenda of the meeting shall be given a reasonable opportunity to present his position to the meeting.

20.2.3
At every annual meeting, the directors appointed at the previous annual meeting shall be deemed to have retired from office. A retiring director may be re-elected. Notwithstanding the foregoing, in the event that no directors were appointed at the annual meeting, the directors currently serving office shall continue to serve in office.

20.2.4
A special meeting of the Company may appoint directors to the Company instead of directors whose office has been terminated and also in any event that the number of the members of the board of directors shall be less than the minimum number determined in the Articles or by the general meeting. In addition, a special meeting of the Company may terminate the office of a director subject to the provisions of the Companies Law.

20.2.5
The provisions of sections 20.2.1 - 20.2.4 above shall not apply to the appointment and the continuation in office of external directors, in respect of whom the provisions of the Companies Law shall apply.

20.2.6
Subject to the provisions of the law with regard to the expiration of the office of a director, but notwithstanding that stated in section 230 of the Companies Law, the office of a director shall not be terminated, except as set forth in this chapter.

20.3
The Appointment of Directors by the Board of Directors – The board of directors may appoint an additional director or additional directors to the Company, whether for the purpose of filling an office which has been vacated for any reason or whether in the capacity of an additional director or additional directors, provided that the number of the directors shall not exceed the maximum number of the members of the board of directors. Each director so appointed shall serve in office until the first annual meeting which shall be held after his appointment, in addition to the directors whose term in office has expired, as aforesaid in section 7.2.2 above. These directors may be re-elected by a simple majority of the general meeting, unless their office was terminated by the board of directors or by the general meeting.

20.4
Date of Commencement of Office as a Director – The elected directors shall take office commencing from the expiration of the general meeting at which they were elected or on the date of their appointment by the board of directors as stated in section 20.3 above, as the case may be, unless a later date shall be determined in the resolution on their appointment.

20.5
Alternate Director – Subject to the provisions of the law, a director may, from time to time, appoint for himself an alternate director (hereinafter:  "Alternate Director "), remove such Alternate Director, and also appoint another Alternate Director in place of an Alternate Director whose office has been vacated for any reason, whether for a particular meeting or permanently.

20.6
Director’s Proxy – Subject to the provisions of the law, each director and each Alternate Director may appoint a proxy to participate in and to vote, instead of them, at any meeting of the Board of Directors or of a board of directors Committee. Such an appointment may be general or for the purpose of a single meeting or several meetings. Should a director or an Alternate Director be present at such a meeting, the proxy may not vote instead of the director who appointed him. Such an appointment shall be in effect in accordance with that stated therein or up until the cancellation thereof by the appointer. A director or Alternate Director of the Company may serve as such a proxy.

20.7
Continuation of the board of directors’ activity after termination of service - if the office of a director is vacated, the remaining directors may continue to act as long as their number has not reduced below the minimum number required in these Articles or by the general meeting. If such number of directors reduces, the remaining directors may act solely for convening a general meeting of the Company.

20.8
Meetings held by communication and not convened - at a meeting convened by using any means of communication, it shall be sufficient if all the directors who are entitled to participate at the discussion and in the vote can hear one another contemporaneously.

The board of directors may pass resolutions without actually convening, provided that all the directors who are entitled to participate in the discussion and vote on the matter of the proposed resolution have agreed not to convene to discuss such matter. Resolutions so passed will be documented in minutes of the resolutions, including the resolution not to convene, and be signed by the chairman of the board of directors. A resolution passed in accordance with this paragraph shall be valid for all purposes as if it had been passed at a meeting of the board of directors, duly convened and held.

20.9	Fees of board of directors' members - subject to the provisions of the Companies Law, the Company may pay directors remuneration for performing their duties qua directors.

21.	Chairman of the Board of Directors

21.1
Appointment - the board of directors will choose one of its members to serve as chairman of the board of directors and shall in the resolution of the appointment, determine the period for which he will hold office. Unless otherwise provided by the resolution of his appointment, the chairman of the board of directors shall hold office until another is appointed in his stead or until his service as chairman shall be terminated by the board of directors or until he ceases to serve as director, whichever is the earlier. In case that the chairman of the board is ceasing to serve as a director of the Company, the board of directors shall appoint a new chairman.

21.2
Absence of casting vote - in the event of an equality of votes on a resolution of the board of directors, the chairman of the board or the person who has been appointed to preside over the meeting, shall have no additional vote.

22.	Acts of the Directors

22.1	Convening of board of directors’ meetings

Every notice of a meeting of the board of directors may be given orally or in writing provided the notice will be given a reasonable time before the time appointed for the meeting. Notwithstanding the foregoing, in urgent cases and with the consent of a majority of the directors, the board of directors of the Company may convene for a meeting, without notice.

Such notice will be given in writing, by fax, e-mail or other means of communication all to the address or fax number, e-mail address or address to which notices may be sent by other means of communication, as appropriate, and as conveyed by the director to the Company upon his appointment, or by notice in writing to the Company thereafter. Notice of meetings of the board of directors will include all the business which is on the agenda, in reasonable detail.

No notice will be sent to an alternate or proxy who has been appointed unless the director has given notice that he wishes the notice to be sent to him also.

22.2
Quorum - the quorum for meetings shall be a majority of the members of the board of directors, who are not prevented by law from attending the meeting, or such other quorum as will be fixed by the board of directors by a majority of its members, from time to time.

22.3
Validity of the acts of the directors in the case of an Incompetent director - subject to any law, all the acts that have been done in good faith at a meeting of the board of directors or by a committee of the board of directors or by any person acting as director shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of any such director or person so acting or that they or any of them were disqualified, as if every such person had been duly appointed and was qualified to be a director.

22.4	Committees of the board of directors

Subject to the provisions of the Companies Law, the board of directors may appoint committees of the board and may also delegate to such committees any of its powers.

The committees of the board will report to the board on a regular basis its resolutions or recommendations. Resolutions or recommendations of board committees requiring board approval will be submitted to the directors, reasonable time before discussion on the board. The board of directors may revoke a resolution of a committee guided by it, however, such revocation shall not affect the validity of any resolution of a committee under which the Company will have acted towards any other person, who did not know of such revocation.

23.	Validity of acts and approval of transactions

23.1
Subject to the provisions of any law, all acts done by the directors or by a committee of the directors or by any person acting as director, or as a member of a committee of the board, or by the general manager, as appropriate, shall be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of the board of directors, the board committee, the director being a member of the committee or the general manager, as appropriate, or that any of such officeholders were disqualified from holding office.

23.2	Subject to the provisions of the Companies Law:

23.2.1
No officer shall be disqualified from holding office in the Company by reason of the holding of shares of a company or being the holder of an office in any company, an interested party or officer in any other corporation, including a corporation of which the Company is an interested party, or which is a shareholder of the Company. No officeholder shall similarly be disqualified from acting as such in the Company by reason of his entering into or following the engagement of any such corporation mentioned above in any agreement with the Company on any matter in any manner whatsoever.

23.2.2
The service of a person as officeholder of the Company shall not disqualify him or his relative or other body corporate that is an interested party therein from entering into any contract with the Company in transactions in which the officeholder has a personal interest in any way.

23.2.3
An officeholder shall be entitled to attend and vote at discussions in regard to the approval of transactions or acts in which he has a purported personal interest, as detailed in paragraphs 23.2.1 and 23.2.2 above.

23.3
Subject to the provisions of the Companies Law, a general notice to the board of directors by the officeholder or controlling stakeholder of the Company regarding his/its personal interest in any particular entity, detailing that personal interest, shall constitute sufficient disclosure by the officeholder or controlling stakeholder to the Company regarding his/its personal interest, for the purpose of any engagement with such entity in any transaction not being irregular.

Chapter Five - Officeholders, Secretary, Internal Auditor and Auditor

24.	General Manager

24.1
The board of directors may, from time to time, appoint a general manager for the Company and may appoint more than one general manager. The board may also at any time dismiss or replace the general manager as it deems fit, subject to the terms of any contract between him and the Company. The general manager shall be responsible for the ongoing management of the Company’s affairs in the framework of the policy that has been set by the board, and subject to its directions.

24.2
The general manager shall have all the managerial and executive powers that have been conferred upon him by statute or these regulations or by virtue thereof on any other organ of the Company, subject to any law and excepting those powers which have been removed from him to the board. The general manager shall be subject to the supervision of the board of directors.

24.3	The general manager may, with the approval of the board, delegate to another person who is subordinate to him, any of his powers; such approval may be general and given in advance.

24.4
Without derogating from the provisions of the Companies Law and any law, the general manager shall submit to the board of directors, reports on such matters, at such times and in such volume as will be determined by the board, either by specific resolution or in the framework of the board procedures.

24.5
The general manager will promptly notify the chairman of the board of any irregular matter that is material to the Company and if there is no chairman of the board or he is constrained from fulfilling his duties, the general manager shall give notice thereof to all of the members of the board of directors.

24.6
The general manager may from time to time appoint officeholders to the Company (with the exception of directors and a general manager) for such permanent, temporary and special duties, as the general manager shall deem fit, and may similarly terminate the services of one or more of such persons, at any time.

25.	Internal auditor

25.1	The board of directors of the Company will appoint an internal auditor in accordance with the proposal of the audit committee.

25.2	The chairman of the board of directors will be the supervisor within the Company’s organization over the internal auditor.

25.3
The internal auditor will submit to the audit committee, a proposal for the annual or periodic work program, such program to be approved by the audit committee with such changes as appear appropriate to it.

26.	Secretary

The board of directors may appoint a secretary to the Company on such conditions as it deems fit and appoint an under-secretary and define the ambit of their duties and powers. The general manager or the person empowered by him in that behalf shall, if no secretary shall have been appointed for the Company, fulfill the duties that are prescribed for the secretary according to any law, these Articles or by resolution of the board, and, in the absence of a general manager, such duties shall be performed by the person who will have been appointed in that behalf by the board of directors.

The secretary of the Company shall be responsible for all the documents that will be kept at the registered office of the Company, and maintain the registers that the Company maintains by law.

27.	Auditor

27.1	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for such period exceeding one year, as will be determined by the general meeting.

27.2
The board of directors will determine the remuneration of the Company’s auditor for audit activities as well as for additional non-audit-related services, unless otherwise directed by the Company in general meeting.

Chapter Six – Maintaining and Distribution of Share Capital

28.	Distribution and allocation of dividends and bonus shares

A resolution by the Company to distribute a dividend, bonus shares, or any other distribution, including a distribution that does not meet the profit criterion set by the Companies Law, and the terms thereof, will be approved by the Company’s Board of Directors.

29.	Dividend and bonus shares

29.1	Right to a dividend or bonus shares

A dividend or bonus shares will be distributed to those who were registered in the Company’s Shareholder Register on the date of the resolution to make the distribution or on another date that shall be specified in such resolution.

29.2	Payment of the dividend

29.2.1
The Board of Directors may decide that the dividend will be, fully or partly, paid in cash, or by way of distribution of assets in kind, including securities or otherwise, at its discretion.

The Board of Directors may, prior to deciding on the distribution of a dividend, to set aside any amounts out of retained earnings, as it shall see fit, to a general fund or a reserve fund for the distribution of a dividend, the distribution of bonus shares or any other purpose, as shall be determined by the Board of Directors at its discretion.

Until use is made of the aforesaid funds, the Board of Directors may invest the amounts set aside as above and the monies of the funds in any investment, as it shall see fit, to handle such investments, to change them, or to use them for any other purpose, and shall be entitled to divide the reserve fund into special funds and to use each fund or a part thereof for the business of the Company, without holding it separately from other assets of the Company, all at the discretion of the Board of Directors and under its terms.

29.2.2	Manner of payment

Unless otherwise determined in the resolution on the distribution of the dividend, any dividend may be paid net of the tax applicable under any law, by a check to the payee only, which will be sent by registered mail to the address of record of the shareholder entitled thereto, or by bank transfer. Any such check will be made to the order of the person to whom it is being sent. A dividend in kind will be distributed as shall be determined in the distribution resolution.

In the case of registered joint holders, the check will be sent to the shareholder whose name appears first in the Shareholder Register in relation to the joint holding.

The sending of the check to a person whose name, or in the case of joint holders - the name of one of the joint holders, appears on the Shareholder Register on the Date of Record as the holder of a Share, shall be deemed as a release in connection with all the payments made in respect of that Share.

The Company may decide that checks below a certain amount will not be sent, and the amounts of dividend that would have been payable, as above, shall be deemed as an unclaimed dividend.

The Company may set off from the amount of the dividend to which a shareholder is entitled any debt of the shareholder to the Company, whether it has fallen due or not.

29.2.3	Unclaimed dividend

The Board of Directors may invest any amount of a dividend that is not claimed within one year of its declaration or to use it otherwise to the benefit of the Company, until it is claimed. The Company will not be required to pay interest or linkage on an unclaimed dividend.

At the end of one year from the date of payment of any unclaimed dividend, the Company shall be entitled to use such unclaimed dividend for any purpose whatsoever and the shareholder who is entitled to such unclaimed dividend will not have any contention and/or claim in this respect.

29.3	Capitalization of earnings to funds and distribution of bonus shares

29.3.1
Funds - The Board of Directors may, at its discretion, set aside into special capital reserves any amount out of the retained earnings of the Company or from the revaluation of its assets, or its proportionate share in the revaluation of the assets of its affiliates, and determine the purpose of such reserves. The Board of Directors may also cancel such reserves.

29.3.2
Distribution of bonus shares - Subject to the provisions of the Companies Law, the Board of Directors may decide to allot bonus shares and to turn into share capital part of the Company’s earnings, as defined in Section 302(b) of the Companies Law, from share premium or from any other source within its equity, as stated in its most recent financial statements, in an amount that shall be determined by the Board of Directors and which will not fall below the par value of the bonus shares.

Bonus shares that have been allotted will be deemed as having been paid-up.

Having decided on the allotment of bonus shares, the Board of Directors shall be entitled to decide that the Company will transfer to a special fund that will be designated for the future distribution of bonus shares, such amount that, turned into share capital, would be sufficient to allot to any person which, at such time and for any reason, holds a right to purchase Shares in the Company (including a right that may only be exercised at a later date) the bonus shares to which he would have been entitled had he exercised the right to purchase the Shares shortly before the Date of Record for the eligibility to the bonus Shares (hereinafter in this Section: the "Date of Record”). In the event that, subsequent to the Date of Record, the holder of said right exercises his right to purchase the Shares or a part thereof, the Company will allot him the number and par value of bonus shares to which he would have been entitled had he exercised his right to purchase the shares that he had purchased in practice, shortly before the Date of Record. The bonus shares will entitle their holders to participate in the distribution of dividends starting on the date that will be determined by the Board of Directors. For the purpose of determining the amount that is to be transferred to the aforesaid special reserve, any amount that has been previously transferred to this reserve in respect of prior distributions of bonus shares will be deemed as an amount that has been capitalized and out of which Shares have been allotted that entitle the holders of the right to purchase Shares to receive bonus shares.

For purposes of the distribution of bonus shares, the Board of Directors may settle, as it sees fit, any difficulty that may arise and  make adjustments, including the decision not to distribute fractional Shares, the issue of certificates for a cumulative amount of fractional Shares, the sale of the fractions and the payment of their consideration to those that are entitled to receive the fractional bonus shares, and to decide that payments to the shareholders will be made in cash, or that fractions with a value less than a specified amount (and if not specified, less than NIS 50) will not be taken into account in performing such adjustments.

30.	Acquisition of the Company’s securities

The Company may acquire its own securities, and may, in such a case, cancel the same.

Chapter Seven - Exemption, Indemnity and Officeholders’ Insurance

31.	Release of Officers

The Company may exempt, in advance and retroactively (insofar as permitted by law), an officer from his liability, in whole or in part, due to damage following breach of the duty of care to the Company, to the maximum extent permitted by any law.

32.	Indemnification of Officers

The Company may indemnify officers of the Company to the maximum extent permitted by any law. Without derogating from the generality of the foregoing, the following provisions shall apply:

32.1
The Company may indemnify an officer of the Company on account of a liability or expense imposed upon him or which he incurred following an act which he carried out in his capacity as an officer of the Company, as set forth below:

32.1.1	Financial liability that was imposed upon him in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award approved by the Court;

32.1.2
Reasonable litigation expenses, including attorneys' fees paid by an officer following an investigation or proceeding conducted against him by an authority authorized to conduct such investigation or proceeding, and which ended without the filing of an indictment against him and without any financial obligation being imposed on him as an alternative to a criminal proceeding, or which ended without the filing of an indictment against him but with the imposition of a financial obligation as an alternative to a criminal proceeding for an offense which does not require proof of mens rea or in connection with a financial sanction;

32.1.3
Reasonable litigation expenses, including attorneys' fees paid by the officer or which he was required to pay by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in criminal charges from which he was acquitted, or in criminal charges in which he was convicted of an offense which does not require proof of mens rea;

32.1.4	A financial obligation imposed on the officer for all of the parties injured by the violation of an Administrative Proceeding , as stated in section 52 (54) (a) (1) (a) of the Securities Law;

32.1.5	Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his regard, including reasonable litigation expenses, and including attorneys' fees;

32.1.5	Any other liability or expense in respect of which it is permitted or shall be permitted by law to indemnify an officer.

32.2	Indemnification in Advance

The Company may give an undertaking, in advance, to indemnify an officer of the Company in respect of any liability or expense as set forth in section 32.1.1 above, provided that the advance indemnity undertaking shall be limited to types of events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company's actual operations at the time of the provision of the indemnity undertaking, and also to such amount or criterion as the Board of Directors have determined to be reasonable given the circumstances of the matter, and when the indemnity undertaking specifies the events which, in the opinion of the Board of Directors, may be foreseen, in light of the Company's actual operations at the time of the provision of the undertaking, and also the amount or criterion as the Board of Directors have determined to be reasonable given the circumstances of the matter. The Company may also give an undertaking, in advance, to indemnify an officer of the Company in respect of any liabilities or expense as set forth in sections 32.1.1, 32.1.3, 32.1.4, 32.1.5 and 32.1.6 above.

32.3	Retroactive Indemnification

The Company may indemnify an officer of the Company retroactively.

32.4	Maximum indemnity

The maximum indemnity amount payable by the Company to all the officeholders who are entitled to receive indemnity, either in advance or retroactively, according to all the indemnity letters that the Company will grant to the officeholders (including indemnity letters that it has granted to officeholders of its held companies), if and to the extent it will grant the same in respect of the grounds set out in paragraphs 32.1.1 - 32.1.6 above, shall not exceed in the aggregate, the ‘maximum indemnity amount’ (as hereinafter defined).

For the purposes of this paragraph, the term ‘maximum indemnity amount’ shall have the meaning set out below, that will be determined on the date of each payment by virtue of the indemnity letter:

32.4.1
NIS 2 million, if the Company’s ‘equity capital’ (as hereinafter defined) is lower than NIS 32 million (including to the extent the Company’s equity capital is negative) and the Company’s ‘working capital’ (as hereinafter defined) is negative.

32.4.2	NIS 8 million, if the Company’s ‘equity capital’ is lower than NIS 32 million (including to the extent the Company’s equity capital is negative) and the Company’s ‘working capital’ is positive.

32.4.3	25% of the Company’s ‘equity capital’ and in no case more than NIS 40 million, if the Company’s equity capital is NIS 32 million or more.

For the purposes of this paragraph, the term “equity capital” shall bear the following meaning, that will be determined on the date of each payment by virtue of the indemnity letter:

The Company’s consolidated equity capital as existing according to the Company’s last consolidated financial statements, as existing as of the date of the actual payment in respect of the indemnity.

For purposes of this paragraph, the term “working capital” shall bear the following meaning, that will be determined on the date of each payment by virtue of the indemnity letter:

The surplus of the Company’s current assets over its current liabilities, as existing according to the Company’s last consolidated financial statements, which existed as of the date of the actual payment in respect of the indemnity.

33.	Insurance of Officers

33.1
The Company may insure officers of the Company, to the maximum extent permitted by any law. Without derogating from the generality of the foregoing, the Company may engage in a contract to insure the liability of an officer of the Company in respect of any liability which shall be imposed on him following an act carried out in his capacity as an officer of the Company, in any one of the following events:

33.1.1	Breach of the duty of care to the Company or to any other person;

33.1.2	Breach of the fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds to assume that his act would not adversely affect the Company's best interests;

33.1.3	Financial liability imposed upon him in favor of another person;

33.1.4	Financial liability imposed on the officer for all of the parties injured by the violation of an Administrative Proceeding, as stated in section 52 (54) (a) (1) (a) of the Securities Law;

33.1.5	Expenses incurred by an officer in connection with an Administrative Proceeding conducted in his regard, including reasonable litigation expenses, and including attorneys' fees;

33.1.6	Any other event in respect of which it is permitted or shall be permitted by law to insure the liability of an officer.

34.	Exemption, Indemnification and Insurance – General

34.1
The provisions set forth above with regard to exemption, indemnification and insurance are not intended to and shall not restrict the Company in any manner in its engagement in a contract with regard to the exemption, insurance or indemnification of the following persons:

34.1.1	Persons who are not officers of the Company, including employees, contractors or consultants of the Company, who are not officers of the Company;

34.1.2
Officers of other companies. The Company may engage in a contract with regard to the exemption, indemnification and insurance of officers of companies in its control, associated companies or other companies in which it has any interest, to the maximum extent permitted by any law, and for this purpose, the provisions set forth above in the matter of the exemption, indemnification and insurance of officers of the Company shall apply, mutatis mutandis.

34.2
It shall be clarified that in this Chapter, an undertaking with regard to the exemption, indemnification and insurance of officers, as aforesaid, may remain in effect also after the officer has ceased to serve as an officer of the Company.

Chapter Eight - Merger, winding-up and re-organization of the Company

35.	Merger

Subject to any law, the majority required to approve a merger by the general meeting or class meeting will be a simple majority.

36.	Liquidation

36.1
If the Company is liquidated, whether voluntarily or otherwise, the liquidator may, with the approval of a general meeting, distribute in kind between the shareholders parts of the Company’s assets and, subject to a similar approval, may deposit any part of the Company’s assets with trustees on behalf of the shareholders, as the liquidator, subject to the aforesaid approval, shall see fit.

36.2
Subject to special rights attaching to Shares, if Shares are allotted with special rights, the Company’s Shares will rank pari passu in relation to the amounts of equity paid or credited as paid on account of their par value, in all matters relating to repurchase and participation in the distribution of the Company’s surplus assets upon liquidation.

37.	Restructuring of the Company

37.1
Upon the sale of assets of the Company, the Board of Directors, or the liquidators (in the event of liquidation), if so authorized by a resolution passed in the Company’s general meeting by a simple majority, may receive Shares paid in whole or in part, debentures or securities of another company, Israeli or foreign, whether incorporated or that is about to be incorporated for the purpose of acquiring the assets of the Company or a part thereof, and the directors (if the Company’s earnings so allow) or the liquidators (in the event of liquidation) may distribute among the shareholders the aforesaid Shares or securities or any other assets of the Company without realizing them or deposit them with trustees on behalf of the shareholders.

37.2
The general meeting may, subject to a resolution passed in the Company’s general meeting by a simple majority, decide on the evaluation of the aforesaid securities or assets at such price and in such manner as shall be decided by the general meeting, and the shareholders will be required to accept any evaluation or distribution authorized as above and to waive their rights in this matter, other than, to the extent that the Company is pending liquidation or is in the process of liquidation, those legal rights (if any) which, pursuant to the provisions of the law, may not be changed or excepted.

Chapter Nine - Notices

38.	Notices

38.1
A notice or any other document may be delivered to every member appearing in the Company’s register of members either personally or by sending it by registered mail, addressed to the address of such member as recorded in the register of members or to any address of which such shareholder has given notice in writing to the Company as being an address for delivery of notices or by means of publication in two newspapers in Israel, as determined by the Company.

38.2
All notices that are to be given to shareholders will be given with respect to shares held jointly, to the person whose name is referred to first in the register of shareholders and any notice given in this manner shall be sufficient notice to such shareholders.

38.3
Any notice or other document that has been given or sent to the member pursuant to these Articles will be deemed to have been duly given and sent with respect to all the shares that are held by him whether the shares are held by him alone or by him jointly with others (notwithstanding the death or bankruptcy of such member or grant of a winding-up order, appointment of a trustee or liquidator or receiver over his shares, at such time and regardless of whether the Company knew of his death or bankruptcy or otherwise, or not) until another person will be registered in his stead as holder thereof, and such delivery or dispatch will be deemed to be sufficient if made to any person having a right in the shares.

38.4
Any notice or other document that has been sent by the Company by mail according to an address in Israel will be deemed to have been delivered within 48 hours of the date on which the letter containing the notice or the document has been posted, or within 96 hours in the case of an address abroad, and in proving delivery it will be sufficient to prove that the letter containing the notice or the document was properly addressed and posted.

38.5
Save to the extent required by law, the Company shall not send to the registered members notice(s) of a general meeting(s). Notice of the general meeting will set out the place and time at which the meeting will convene, the agenda, summary of the resolutions proposed and all the details that are required by law.

38.6
The accidental omission to give notice regarding a general meeting or non-receipt of any notice by a member of any meeting or other notice will not cause the disqualification of a resolution adopted at such meeting or of any proceedings based on such notice.

38.7
Any shareholder and any member of the board may waive his right to receive a notice or to receive a notice at any particular time and may agree that a general meeting of the Company or meeting of the board, as the case may be, will convene and be held notwithstanding the fact that he has not received any notice thereof or despite the notice not having been received in the time required.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Executive Officers

The Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association allow us to do so.

The Companies Law permits indemnification of reasonable litigation expenses as well, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either: (i) concluded without the imposition of any financial liability in lieu of criminal proceedings; or (ii) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of malice aforethought, or in connection with financial sanctions. In addition, the Companies Law permits indemnification of reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

An undertaking by a company to indemnify an office holder must be limited to events which its board of directors deems to be foreseeable in light of the company’s actual operations at the time of the undertaking and limited to a sum or criterion that the board of directors determines to be reasonable under the circumstances, and the undertaking must delineate those events and such sum or criterion which the board determined to be reasonable. These conditions apply only to undertakings to indemnify an office holder for financial liabilities imposed by judgments but not for litigation expenses.

The Companies Law provides that a company may not indemnify an office holder for, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was done intentionally or recklessly, excluding mere negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, financial sanction or forfeit levied against the office holder.

In addition, according to the Israeli Securities Law, 1968 (the "Securities Law"), an Israeli company may not insure, directly or indirectly, an office holder against administrative enforcement procedures, financial sanctions or arrangements, instituted by the Israeli Securities Authority, pursuant to chapters H'1, H'2 and I'1 of the Securities Law. Moreover, an Israeli company may not indemnify against, or repay, directly or indirectly, any financial sanction imposed in connection with such proceedings, and its controlling shareholder may not indemnify against, or repay, any financial sanction imposed on the company, a senior office holder (as defined in the Securities Law) or an employee of the company. However, an Israeli company may indemnify or insure a person against certain payments to third parties in connection with such proceedings, as well as against reasonable litigation expenses, including attorneys’ fees.

Pursuant to the Companies Law, indemnification of and procurement of insurance coverage for our office holders must be approved by our audit committee and board of directors and, for indemnification and insurance for directors, also by our shareholders.

Subject to the provisions of the Companies Law, under the BioCancell Articles of Association, BioCancell is permitted to exempt in advance any director or officer from any liability to BioCancell attributed to damage caused by breach of the director’s or officer’s duty of care owed to BioCancell, except for such breach of duty of care in distribution (as defined by the Companies Law). Subject to the provisions of the Companies Law, BioCancell may procure directors’ and officers’ liability insurance for the following:

•	breach of duty of care by any director or officer owed to BioCancell or any other person;

•
breach of fiduciary duty by any director or officer owed to BioCancell, provided that such director or officer acted in good faith and had a reasonable basis to assume that the action would not harm the best interests of BioCancell; or

•	a monetary liability imposed on the director or officer in favor of a third party due to activities carried out in his capacity as a director or officer of BioCancell.

Subject to the provisions of the Companies Law, BioCancell may undertake retroactively to indemnify a director or company officer in respect of a liability or expense imposed on him or incurred by him as a result of an act carried out in his capacity as a director or officer of BioCancell. Such indemnity may be issued in respect of a liability or expense as follows:

•	a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings in an offense not requiring proof of mens rea;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer charged to him by the court, in a proceeding filed against him by or on behalf of BioCancell or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of mens rea; or

•
any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of a director or officer of BioCancell, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

Subject to the provisions of the Companies Law, BioCancell may undertake in advance to indemnify a director or officer in respect of a liability or expense imposed on him as a result of an act carried out in his capacity as a director or officer, provided that the undertaking will be limited as follows:

•
a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court. However, such undertaking will be limited to the kinds of events that in the board of director’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount determined by the board of directors as reasonable under the circumstances, and that the kinds of events and the amounts will be mentioned in such undertaking in writing;

•
reasonable litigation expenses, including attorney’s fees incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings, in an offense not requiring proof of mens rea;

•
reasonable litigation expenses, including attorney’s fees, incurred by the director or officer or charged to him by the court, in a proceeding filed against him by or on behalf of BioCancell or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of mens rea; and

•
any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Office Holder in BioCancell, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law

Subject to the provisions of the Companies Law, under BioCancell Articles of Association, the maximum indemnification amount payable by BioCancell to its directors and office holders who are entitled to receive indemnity as set out above, shall not exceed in the aggregate, the following amounts:

•
NIS 2 million, if BioCancell’s Equity Capital (as defined hereinafter) is lower than NIS 32 million (including to the extent BioCancell’s equity capital is negative) and BioCancell’s ‘working capital’ (as hereinafter defined) is negative;

•
NIS 8 million, if BioCancell’s Equity Capital is lower than NIS 32 million (including to the extent BioCancell’s equity capital is negative) and BioCancell’s Working Capital (as defined hereinafter) is positive; or

•	25% of BioCancell’s Equity Capital and in no case more than NIS 40 million, if BioCancell’s Equity Capital is NIS 32 million or more.

Equity Capital means the consolidated equity capital of BioCancell according to BioCancell’s last consolidated financial statements, as existing as of the date of the actual payment under the indemnification letter.

Working Capital means the surplus of BioCancell’s assets over its liabilities, as of BioCancell’s last consolidated financial statements, as existing as of the date of the actual payment under the indemnification letter.

The indemnification letters of the officer and directors of BTI will still be in effect following the consummation of the reincorporation merger as for the time of such directors and officers served in BTI.

II-2

Item 21.	Exhibits and Financial Statement Schedules

See Exhibit Index.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, to arrange or provide for a facility in the U.S. for the purpose of responding to such requests, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in amount and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; or

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, Israel, on the 29th day of May , 2012.

BIOCANCELL LTD. By: /s/ Uri Danon Uri Danon, Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Uri Danon Uri Danon	Chief Executive Officer (principal executive officer)	29 May , 2012

/s/ Jonathan Burgin Jonathan Burgin	Chief Financial Officer (principal financial officer and principal accounting officer)	29 May , 2012

* Aharon Schwartz	Chairman of the Board of Directors	29 May , 2012

* Ruben Krupik	Director	29 May , 2012

* Ofer Goldberg	Director	29 May , 2012

* Abraham Hochberg	Director	29 May, 2012

* Aviv Boim	Director	29 May, 2012

* Hanoch Rappaport	Director	29 May, 2012

* /s/ Jonathan Burgin
    Jonathan Burgin
   Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BioCancell Ltd. has signed this registration statement on 29th May , 2012.

BIOCANCELL THERAPEUTICS INC.

By:	/s/ Uri Danon	By:	/s/ Jonathan Burgin
	Uri Danon		Jonathan Burgin
	Chief Executive Officer		Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger (included as Annex A to the proxy statement/prospectus)*
3.1
Amended and Restated Certificate of Incorporation of BioCancell Therapeutics Inc., incorporated by reference to the annual report of BioCancell Therapeutics Inc. on Form  10-K , filed by  BioCancell Therapeutics Inc. with the Securities Exchange Commission on March 30, 2012

3.2	Amended and Restated Bylaws of BioCancell Therapeutics Inc. #
3.3	English translation of the Articles of Incorporation of BioCancell Ltd. (included as Annex C to the proxy statement/prospectus) #
5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. *
10.1	Share Purchase Agreement, dated May 13, 2012, by and among BioCancell Ltd., BioCancell Therapeutics Inc. and Clal Biotechnology Industries Ltd.
21.1	List of Subsidiaries of the Registrant #
23.1	Consents of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1) *
24.1	Power of Attorney #
99.1	Form of Proxy Card (Common Stock) #
99.2	Form of Proxy Card (Series 3 Warrants) #
99.3	Form of Proxy Card (Series 4 Warrants) #
99.4	Consents of Director Nominees #

*	To be filed by amendment
#	Previously filed